    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1997



                                                      REGISTRATION NO. 333-37045

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                           CITY NATIONAL CORPORATION

             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          6712                  95-2568550
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of Incorporation or         Classification Code Number)     Identification
        Organization)                                               Number)

                            400 NORTH ROXBURY DRIVE
                        BEVERLY HILLS, CALIFORNIA 90210
                                 (310) 888-6000

              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                            ------------------------

                         RICHARD H. SHEEHAN, JR., ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                           CITY NATIONAL CORPORATION
                            400 NORTH ROXBURY DRIVE
                        BEVERLY HILLS, CALIFORNIA 90210
                                 (310) 888-6000

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                            ------------------------

                                   COPIES TO:


     WILLIAM L. CATHEY, JR., ESQ.                 THOMAS D. PHELPS, ESQ.
      Munger, Tolles & Olson LLP              Manatt, Phelps & Phillips, LLP
        355 South Grand Avenue                 11355 West Olympic Boulevard
  Los Angeles, California 90071-1560        Los Angeles, California 90064-1614
            (213) 683-9100                            (310) 312-4141


                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------


    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 HARBOR BANCORP
                                11 GOLDEN SHORE
                          LONG BEACH, CALIFORNIA 90802

                            ------------------------

                                OCTOBER 16, 1997

                            ------------------------

Dear Shareholder:

    You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of Harbor Bancorp ("Harbor") on Tuesday, November 18, 1997, at 2:00 p.m., which will be held in the Catalina Room, Long Beach Hilton, 2 World Trade Center, Long Beach, California.

    At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Harbor would be merged into City National Corporation ("City National"), and, subject to the terms and conditions of the Merger Agreement, shareholders of Harbor would receive cash, City National common stock, or a combination of the two, at their election (subject to a fixed maximum and minimum amount of City National shares to be issued in the aggregate), in exchange for their shares of Harbor common stock. Thereafter, Harbor's subsidiary Harbor Bank shall be merged into City National's subsidiary City National Bank. The enclosed Proxy Statement/Prospectus more fully describes the proposed merger and related transactions, including information about Harbor and City National.

    The Board of Directors of Harbor has carefully considered the terms and conditions of the Merger Agreement and the proposed merger with City National. THE BOARD OF DIRECTORS BELIEVES THE PROPOSED MERGER IS IN THE BEST INTERESTS OF HARBOR AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ITS APPROVAL.

    We urge you to read carefully the enclosed Notice of Special Meeting and Proxy Statement/Prospectus which more fully describe the terms of the Merger Agreement and the proposed merger.

    It is important that your shares be represented at the Special Meeting, whether or not you plan to attend in person. Therefore, you should complete, sign and date the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope so that your shares will be represented at the Special Meeting. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned a proxy card.

    We look forward to seeing you at this important Special Meeting.

                                          James H. Gray
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                 HARBOR BANCORP
                                11 GOLDEN SHORE
                          LONG BEACH, CALIFORNIA 90802

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 18, 1997

                            ------------------------

TO THE SHAREHOLDERS OF HARBOR BANCORP:

    NOTICE IS HEREBY GIVEN that, pursuant to its Bylaws and the call of its Board of Directors, a Special Meeting of Shareholders (the "Special Meeting") of Harbor Bancorp ("Harbor") will be held on Tuesday, November 18, 1997 at 2:00 p.m. Pacific Standard Time in the Catalina Room, Long Beach Hilton, 2 World Trade Center, Long Beach, California, for the following purposes, as set forth in the attached Proxy Statement/Prospectus:

        1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of August 28, 1997 (the "Merger Agreement") between City National Corporation ("City National") and Harbor, pursuant to which Harbor would be merged into City National (the "Merger"). A copy of the Merger Agreement is included in the Proxy Statement/Prospectus as Appendix
    A. Under the terms of the Merger Agreement, and subject to certain allocation procedures designed to ensure that at least 48%, and no more than 55%, of the total consideration paid to holders of the common stock, no par value, of Harbor (the "Harbor Stock") is paid in the form of common stock, $1.00 par value, of City National ("City National Stock"), each outstanding share of Harbor Stock would be converted in the Merger into, at the election of the holder, cash, City National Stock, or a combination of the two. Holders receiving cash will receive $24.10 for each share of Harbor Stock held by them. Holders receiving City National Stock will receive for each share of Harbor Stock held by them, that fraction of a share of City National Stock (the "Exchange Ratio") determined by dividing $24.10 by the average closing price per share of City National Stock for the 20 consecutive trading days ending on the third trading day immediately prior to the consummation of the Merger (the "Final City National Stock Price"); provided, in the event (a) the Final City National Stock Price is more than $31.9125 but less than or equal to $34.6875, the Exchange Ratio will be 0.7552, (b) the Final City National Stock Price is less than $23.5875, the Exchange Ratio shall be 1.0217, or (c) the Final City National Stock Price is greater than $34.6875, the Exchange Ratio shall be 26.20 divided by the Final City National Stock Price.

        2. To transact any other business which may properly come before the Special Meeting or any adjournments or postponements thereof.

    Only those shareholders of record at the close of business on October 15, 1997 are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. The affirmative vote of a majority of the outstanding shares of Harbor is required to approve the principal terms of the Merger Agreement and the Merger.

    If the Merger is consummated, holders of Harbor Stock who comply with the requirements of Chapter 13 ("Chapter 13") of the California General Corporation Law may have the right to receive from City National a cash payment of the fair market value of their Harbor Stock determined in accordance with Chapter 13. See "DISSENTERS' RIGHTS" in the attached Proxy Statement/Prospectus for a discussion of the availability of dissenters' rights and a description of the procedures which must be followed to enforce such rights under Chapter 13, pertinent provisions of which are included as Appendix B to the Proxy Statement/Prospectus and incorporated herein by this reference.

    More detailed information about the proposed Merger and other matters regarding the Special Meeting is included in the attached Proxy
Statement/Prospectus.

    THE BOARD OF DIRECTORS OF HARBOR HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER, AND THE RELATED MATTERS AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT AND THE MERGER AT THE SPECIAL MEETING.

                                          By order of the Board of Directors

                                          Dorothy K. Matteson
                                          SECRETARY

Long Beach, California
October 16, 1997

IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. IF YOU DO ATTEND THE SPECIAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON AT THAT TIME. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

PLEASE INDICATE ON THE PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING SO WE CAN PROVIDE ADEQUATE ACCOMMODATIONS.

                 SUBJECT TO COMPLETION, DATED OCTOBER 15, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                PROXY STATEMENT
                                 HARBOR BANCORP
                         SPECIAL MEETING TO BE HELD ON
                               NOVEMBER 18, 1997

                             ---------------------

                                   PROSPECTUS
                           CITY NATIONAL CORPORATION
                                  COMMON STOCK
                          (PAR VALUE $1.00 PER SHARE)

                             ---------------------


    This Proxy Statement/Prospectus is being furnished to the holders of common stock, no par value ("Harbor Stock"), of Harbor Bancorp, a California corporation ("Harbor"), in connection with the solicitation of proxies by the Board of Directors of Harbor for use at the special meeting of Harbor's shareholders to be held on Tuesday, November 18, 1997, at 2:00 p.m., Pacific Standard Time, in the Catalina Room, Long Beach Hilton, 2 World Trade Center, Long Beach, California, and at any adjournments or postponements thereof (the "Special Meeting").


    At the Special Meeting, the shareholders of record of Harbor Stock as of the close of business on October 15, 1997 will consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 28, 1997 (the "Merger Agreement"), by and between City National Corporation, a Delaware corporation ("City National"), and Harbor pursuant to which Harbor will merge with and into City National (the "Merger"). See "THE SPECIAL MEETING." Upon consummation of the Merger, each outstanding share of Harbor Stock (except for shares held by Harbor shareholders properly exercising dissenters' rights and shares held by City National or Harbor) will be converted into the right to receive either (1) $24.10 in cash; (2) shares of common stock of City National, par value $1.00 per share ("City National Stock") calculated as described in this Proxy Statement/Prospectus; or (3) a combination of cash and City National Stock calculated as described in this Proxy Statement/Prospectus, and holders of Harbor Stock will be given the opportunity to indicate the form of consideration they prefer. See "THE MERGER--Consideration Payable Upon Consummation of the Merger." Pursuant to the Merger Agreement, at least 48%, but no more than 55%, of the total consideration paid to holders of Harbor Stock will be paid in the form of shares of City National Stock. In the event that holders of Harbor Stock elect, in the aggregate, to convert shares representing less than 48% of the total consideration into shares of City National Stock, certain holders of Harbor Stock who elected to receive cash will instead receive a prorated number of shares of City National Stock and a prorated amount of cash such that at least 48% of the total consideration is paid in the form of City National Stock. Likewise, if holders of Harbor Stock elect, in the aggregate, to convert shares representing more than 55% of the total consideration into shares of City National Stock, certain holders of Harbor Stock who elected to receive City National Stock will instead receive a prorated number of shares of City National Stock and a prorated amount of cash such that no more than 55% of the total consideration is paid in the form of City National Stock. The fraction of a share of City National Stock into which each share of Harbor Stock for which an effective Stock Election or Combination Election (each as hereinafter defined) is made will be converted in the Merger cannot be determined until the Election Deadline. See "THE MERGER." The Merger Agreement is included as Appendix A to this Proxy Statement/Prospectus. If all conditions to the Merger, including receipt of all regulatory approvals and the shareholder approval being sought at the Special Meeting, are satisfied or waived prior to January 9, 1998, the Merger currently is expected to be consummated on January 9, 1998 and not, in any event, during 1997.


    This Proxy Statement/Prospectus also constitutes a prospectus of City National in respect of up to 805,000 shares of City National Stock to be issued upon consummation of the Merger pursuant to the Merger Agreement.


    The outstanding shares of City National Stock are listed on the New York Stock Exchange ("NYSE"). The last reported sale price of City National Stock on the NYSE Composite Transactions Tape on October 10, 1997 was $31.1875 per share.



    This Proxy Statement/Prospectus, the attached Notice to Shareholders and the accompanying proxy cards are first being mailed to shareholders of Harbor on or about October 16, 1997.


                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION
                   TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

THE SHARES OF CITY NATIONAL STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS,
     DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND
             ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                 CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                            ------------------------


        The date of this Proxy Statement/Prospectus is October 16, 1997.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain matters discussed in this Proxy Statement/Prospectus and the documents incorporated herein by reference may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of City National and/or Harbor to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Specifically, City National and Harbor caution readers that the following important factors could affect City National's and/or Harbor's respective businesses and cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, City National or Harbor in this Proxy Statement/Prospectus:

        1. ECONOMIC CONDITIONS. City National's and Harbor's respective results are strongly influenced by general economic conditions in their respective market areas. Accordingly, a deterioration in these conditions could have a material adverse impact on the quality of City National's or Harbor's loan portfolio and the demand for their products and services. In particular, changes in economic conditions in the real estate and, with respect to City National only, entertainment industries may affect their performance.

        2. INTEREST RATES. City National anticipates that interest rate levels will remain generally constant into 1998, but if interest rates vary substantially from present levels, City National's and/or Harbor's results may differ materially from the results currently anticipated.

        3. GOVERNMENT REGULATION AND MONETARY POLICY. All forward-looking statements presume a continuation of the existing regulatory environment and United States' government monetary policies. The banking industry is subject to extensive federal and state regulations, and significant new laws or changes in, or repeals of, existing laws may cause results to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for City National and Harbor, primarily through open market operations in United States government securities, the discount rate for member bank borrowings and bank reserve requirements, and a material change in these conditions would be likely to have a material impact on City National's and/or Harbor's results.

        4. COMPETITION. City National and Harbor compete with numerous other domestic and foreign financial institutions and non-depository financial intermediaries. Results of City National and/or Harbor may differ if circumstances affecting the nature or level of competition change, such as the merger of competing financial institutions or the acquisition of California institutions by out-of-state companies.

        5. CREDIT QUALITY. A significant source of risk arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. City National and Harbor have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that their respective managements believe are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying City National's and Harbor's respective credit portfolios, but such policies and procedures may not prevent unexpected losses that could materially adversely affect City National's and/or Harbor's results.

        6. OTHER RISKS. From time to time, City National and Harbor detail other risks with respect to their respective businesses and/or their financial results in their respective filings with the Securities and Exchange Commission (the "SEC"). Harbor shareholders are urged to review the risks described in such filings. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

    While management of City National and Harbor believe that their respective assumptions regarding these and other factors on which forward-looking statements are based are reasonable, such assumptions are necessarily speculative in nature, and actual outcomes can be expected to differ to some degree. Consequently, there can be no assurance that the results described in such forward-looking statements will, in fact, be achieved.

                             AVAILABLE INFORMATION

    City National and Harbor are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, each files reports, proxy statements and other information with the SEC. Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a website at http://www.sec.gov that also contains such reports, proxy statements and other information concerning City National and Harbor, each of which files information electronically with the SEC. The City National Stock is listed on the NYSE, and such reports, proxy statements and other information concerning City National should be available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    This Proxy Statement/Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") filed by City National with the SEC under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of City National Stock to be issued in the Merger. This Proxy Statement/Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained herein concerning the provisions of any document do not purport to be complete and, in each instance, are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is subject to and qualified in its entirety by such reference. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to City National and the securities offered hereby. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, or inspected at the offices of the SEC and the NYSE as set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE;
                    PROVISION OF CERTAIN OF HARBOR'S REPORTS

    The following documents filed with the SEC by City National are hereby incorporated by reference in this Proxy Statement/Prospectus and made a part hereof: (1) Current Report on Form 8-K, filed March 12, 1997; (2) Annual Report on Form 10-K for the fiscal year ended December 31, 1996; and (3) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

    The following documents filed with the SEC by Harbor are hereby incorporated by reference in this Proxy Statement/Prospectus and made a part hereof: (1) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996; (2) Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997 and June 30, 1997; and (3) Registration Statement on Form 10SB filed on June 20, 1997. This Proxy Statement/Prospectus is accompanied by copies of Harbor's Annual Report on Form 10-KSB for the year ended December 31, 1996 which is attached hereto as Appendix E and Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 which is attached hereto as Appendix F.

    All documents filed by City National or Harbor pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Special Meeting shall be deemed incorporated by reference in this Proxy Statement/Prospectus and a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for purpose of this Proxy Statement/ Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS RELATING TO CITY NATIONAL, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE, WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST, FROM JAMES A. DUNNIGAN, CITY NATIONAL CORPORATION, 400 NORTH ROXBURY DRIVE, BEVERLY HILLS, CALIFORNIA 90210, TELEPHONE (310) 888-6636. COPIES OF SUCH DOCUMENTS RELATING TO HARBOR, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE, WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST, FROM MELISSA LANFRE, HARBOR BANCORP, 11 GOLDEN SHORE, LONG BEACH, CALIFORNIA 90802, TELEPHONE (562) 491-1111. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER 11, 1997.

                            ------------------------

FOR NORTH CAROLINA RESIDENTS:

    THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.

                            ------------------------

    All information contained in this Proxy Statement/Prospectus with respect to City National and City National Bank and its subsidiaries has been supplied by City National, and all information with respect to Harbor and Harbor Bank has been supplied by Harbor.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CITY NATIONAL OR HARBOR SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY OTHER THAN THE CITY NATIONAL STOCK TO WHICH IT RELATES.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.........................     3
AVAILABLE INFORMATION.....................................................     4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE;
  PROVISION OF CERTAIN OF HARBOR'S REPORTS................................     4
TABLE OF CONTENTS.........................................................     6
INDEX OF CERTAIN DEFINED TERMS............................................     9
SUMMARY...................................................................    11
  Parties to the Merger...................................................    11
  Special Meeting of Shareholders.........................................    11
  Vote Required; Record Date..............................................    11
  Effect of the Merger....................................................    11
  Consideration Payable Upon Consummation of the Merger...................    12
  Reasons for the Merger; Recommendation of Board of Directors............    12
  Opinion of Financial Advisor............................................    13
  Effective Time..........................................................    13
  Conditions; Regulatory Approvals........................................    13
  Conduct of Business Pending Merger......................................    14
  Termination of the Merger Agreement.....................................    14
  Bank Merger.............................................................    14
  Interests of Certain Persons in the Merger..............................    14
  Certain Federal Income Tax Considerations...............................    15
  Accounting Treatment....................................................    15
  Shareholders' Agreement.................................................    15
  Stock Option Agreement..................................................    16
  Dissenters' Rights......................................................    16
  Certain Differences in Shareholders' Rights.............................    16
  Markets and Market Prices...............................................    16
SELECTED CONSOLIDATED FINANCIAL DATA......................................    17
  City National...........................................................    17
  Harbor..................................................................    19
SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION.........................    21
COMPARATIVE PER SHARE DATA (UNAUDITED)....................................    22
INTRODUCTION..............................................................    23
  General.................................................................    23
  Parties to the Merger...................................................    23
  Markets and Market Prices...............................................    24
THE SPECIAL MEETING.......................................................    25
  Record Date.............................................................    25
  Proxies.................................................................    25
  Quorum..................................................................    25
  Vote Required...........................................................    25
  Shareholdings of Certain Beneficial Owners and Harbor's Management......    26
THE MERGER................................................................    28
  Background of and Reasons for the Merger................................    28
  Recommendation of the Harbor Board of Directors.........................    29
  Opinion of Financial Advisor to Harbor..................................    29
  Effect of the Merger....................................................    34
  Consideration Payable Upon Consummation of the Merger...................    34

                                                                            PAGE
                                                                            ----
  Effective Time..........................................................    36
  Surrender of Harbor Stock Certificates..................................    36
  Conditions to Consummation of the Merger................................    37
  Regulatory Approvals....................................................    39
  Conduct of Business Pending the Merger..................................    40
  No Solicitation.........................................................    41
  Amendment and Termination...............................................    41
  Bank Merger.............................................................    42
  Interests of Certain Persons in the Merger..............................    42
  Effect on Harbor Employee Benefit Plans.................................    43
  Stock Options...........................................................    45
  Certain Federal Income Tax Considerations...............................    45
  Accounting Treatment....................................................    49
  Expenses................................................................    49
CERTAIN RELATED AGREEMENTS................................................    50
  Shareholders' Agreement.................................................    50
  Stock Option Agreement..................................................    50
  Resale of City National Stock...........................................    52
DESCRIPTION OF CAPITAL STOCK..............................................    53
  Common Stock............................................................    53
  Preferred Stock.........................................................    53
  Rights Agreement........................................................    53
  Section 203 of the Delaware General Corporation Law.....................    54
  Charter and Bylaw Provisions............................................    55
  Limitation on Director's Liability......................................    56
DISSENTERS' RIGHTS........................................................    57
  Rights of Dissenting Shareholders.......................................    57
  Federal Income Tax Treatment of Dissenters..............................    58
COMPARISON OF RIGHTS OF HOLDERS OF CITY NATIONAL STOCK AND
  HARBOR STOCK............................................................    58
  Certain Voting Rights...................................................    58
  Dividends...............................................................    60
  Election of Directors; Board of Directors...............................    60
  Removal of Directors; Filling Vacancies on the Board of Directors.......    60
  Special Meetings of Shareholders; Shareholder Action by Written
    Consent...............................................................    61
  Amendment of Bylaws.....................................................    61
  Amendment of Charter....................................................    62
  Dissenters' Rights......................................................    62
  Certain Business Combinations and Reorganizations.......................    62
VALIDITY OF CITY NATIONAL STOCK...........................................    63
EXPERTS...................................................................    63
OTHER MATTERS.............................................................    63

                                                                            PAGE
                                                                            ----
PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION........................    64

APPENDIX A      MERGER AGREEMENT
APPENDIX B      CALIFORNIA GENERAL CORPORATION LAW
APPENDIX C      STOCK OPTION AGREEMENT
APPENDIX D      FAIRNESS OPINION OF HOEFER & ARNETT, INC.
APPENDIX E      HARBOR BANCORP'S ANNUAL REPORT ON FORM 10-KSB FOR THE
                YEAR ENDED DECEMBER 31, 1996
APPENDIX F      HARBOR BANCORP'S QUARTERLY REPORT ON FORM 10-QSB FOR THE
                QUARTER ENDED JUNE 30, 1997

                         INDEX OF CERTAIN DEFINED TERMS

                                                                            PAGE
                                                                            ----
10% Ownership Date........................................................    51
10% Stockholder...........................................................    51
Allocated Exchange Ratio..................................................    29
Allocated Per Share Cash Consideration....................................    30
Applicable Price..........................................................    49
Bank Merger...............................................................    14
BHCA......................................................................    37
Business Combination......................................................    51
California Code...........................................................    15
Cancelled Shares..........................................................    12
Cash Election.............................................................    33
Chapter 13................................................................    53
City National.............................................................     1
City National By-laws.....................................................    55
City National Certificate.................................................    55
City National Stock.......................................................     1
Code......................................................................    13
Combination Election......................................................    33
Delaware Code.............................................................    34
Distribution Date.........................................................    51
Election..................................................................    33
Election Deadline.........................................................    33
ESOP......................................................................    42
Exchange Act..............................................................     4
Exchange Agent............................................................    33
                                                                             12,
Exchange Ratio............................................................    33
Exercise Event............................................................    48
Fairness Opinion..........................................................    28
Federal Reserve Board.....................................................    37
                                                                             12,
Final City National Stock Price...........................................    33
GAAP......................................................................    38
Harbor....................................................................     1
Harbor Articles...........................................................    16
Harbor Stock..............................................................     1
Hoefer & Arnett...........................................................    12
Holder....................................................................    43
Interested Party..........................................................    59
Interested Party Proposal.................................................    59
Interested Stockholder....................................................    51
Letter of Transmittal.....................................................    33
Mailing Date..............................................................    33
Merger....................................................................     1
Merger Agreement..........................................................     1
Munger Tolles.............................................................    15
NYSE......................................................................     2
OCC.......................................................................    38
Option Plan...............................................................    42
Plan Administrator........................................................    42

                                                                            PAGE
                                                                            ----
Preferential Rates........................................................    44
Purchase Price............................................................    28
RAP.......................................................................    38
                                                                             11,
Record Date...............................................................    25
Registration Statement....................................................     4
Regulatory Approvals......................................................    35
Repurchase Consideration..................................................    49
Repurchase Event..........................................................    49
Restricted Person.........................................................    53
Right Agreement...........................................................    50
Rights....................................................................    51
SEC.......................................................................     3
Section 203...............................................................    51
Securities Act............................................................     4
Shareholders' Agreement...................................................    47
Special Meeting...........................................................     1
Spread Value..............................................................    48
Stock Election............................................................    33
Substitute Option.........................................................    49
Takeover Proposal.........................................................    39
Trust.....................................................................    42
Undesignated Shares.......................................................    33
Universe..................................................................    32

                                    SUMMARY

    THE FOLLOWING SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL MATERIAL FACTS REGARDING CITY NATIONAL, HARBOR AND THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING AND IS QUALIFIED IN ALL RESPECTS BY THE INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS REFERRED TO HEREIN. CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS SUMMARY HAVE THE MEANINGS ASCRIBED TO SUCH TERMS ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. SEE "INDEX OF CERTAIN DEFINED TERMS."

PARTIES TO THE MERGER

    City National is a bank holding company incorporated under the laws of Delaware, which conducts a commercial banking business through its wholly owned subsidiary City National Bank. The address of City National's principal executive offices is 400 North Roxbury Drive, Beverly Hills, California 90210 and its telephone number at that address is (310) 888-6000.


    Harbor is a bank holding company incorporated under the laws of California, which conducts a commercial banking business through its wholly owned subsidiary Harbor Bank. The address of Harbor's principal executive offices is 11 Golden Shore, Long Beach, California 90802 and its telephone number at that address is
(562) 491-1111.


    See "INTRODUCTION--Parties to the Merger."

SPECIAL MEETING OF SHAREHOLDERS


    The Special Meeting will be held in the Catalina Room, Long Beach Hilton, 2 World Trade Center, Long Beach, California, on Tuesday, November 18, 1997 at 2:00 p.m., Pacific Standard Time. The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement. See "THE SPECIAL MEETING."


VOTE REQUIRED; RECORD DATE

    Only Harbor shareholders of record at the close of business on October 15, 1997 (the "Record Date") will be entitled to vote at the Special Meeting. See "THE MERGER--Record Date." The affirmative vote of the holders of a majority of the outstanding shares of Harbor Stock on such date is required to approve the Merger Agreement. See "THE MERGER--Vote Required." As of the Record Date, there were 1,415,214 shares of Harbor Stock outstanding.


    As of October 10, 1997, directors and executive officers of Harbor beneficially owned an aggregate of 402,741 shares of Harbor Stock (not including shares issuable upon exercise of stock options or shares held of record by the ESOP as to which voting rights are passed through to participants) or approximately 28.46% of those outstanding. All of Harbor's directors have agreed to vote their shares in favor of the Merger Agreement and the Merger. See "THE SPECIAL MEETING--Shareholdings of Certain Beneficial Owners and Harbor's Management" and "CERTAIN RELATED AGREEMENTS--Shareholders' Agreement."


EFFECT OF THE MERGER

    Pursuant to the Merger Agreement, at the Effective Time (see "THE MERGER--Effective Time"), Harbor will merge with and into City National, with City National being the surviving corporation. See "THE MERGER--Effect of the Merger." For information on how Harbor shareholders will be able to exchange certificates representing shares of Harbor Stock for new certificates representing shares of City National Stock (and cash in lieu of fractional shares), and/or cash to be issued to them, see "THE MERGER--Surrender of Harbor Stock Certificates."

    After the Merger, City National shall cause Harbor Bank to merge with and into City National Bank, a wholly owned subsidiary of City National. See "THE MERGER--Bank Merger."

CONSIDERATION PAYABLE UPON CONSUMMATION OF THE MERGER.

    Each share of Harbor Stock (other than Dissenting Shares and Cancelled Shares (as defined below)) will, by virtue of the Merger, be converted into the right to receive either: (1) a fraction of a share of City National Stock equal to the quotient (such quotient, the "Exchange Ratio") of (a) $24.10, divided by
(b) the average of the daily closing prices of a share of City National Stock on the NYSE for the twenty consecutive trading days ending on the third trading day immediately prior to the Effective Time (such average, the "Final City National Stock Price"); PROVIDED, HOWEVER, in the event (x) the Final City National Stock Price is more than $31.9125 but less than or equal to $34.6875, the Exchange Ratio will be 0.7552, (y) the Final City National Stock Price is less than $23.5875, the Exchange Ratio shall be 1.0217, or (z) the Final City National Stock Price is greater than $34.6875, the Exchange Ratio shall be 26.20 divided by the Final City National Stock Price; (2) cash in the amount of $24.10; or (3) a combination of City National Stock (at the rate of the Exchange Ratio for a whole share of Harbor Stock) and cash (at the rate of $24.10 for a whole share of Harbor Stock).

    In the aggregate, no less than 48%, and no more than 55%, of the total consideration paid to holders of Harbor Stock will be in the form of City National Stock, with the remainder paid in cash. Holders of Harbor Stock will have the opportunity to indicate their preference for receiving all cash, all City National Stock or a different proportion of cash and City National Stock. Such elections will be honored to the extent possible, provided that the Merger consideration in the aggregate will be at least 48%, and not more than 55%, in the form of City National Stock. In the event that holders of Harbor Stock elect, in the aggregate, to convert less than 48% or more than 55% of the total Merger consideration into shares of City National Stock, certain holders of Harbor Stock will receive a different prorated number of shares of City National Stock and a different prorated amount of cash than they had originally indicated as their preference such that the Merger consideration is at least 48% and no more than 55% in City National Stock. The fraction of a share of City National Stock into which each share of Harbor Stock for which an effective "Stock Election" or "Combination Election" (each as hereinafter defined) is made will be converted in the Merger cannot be determined until the Effective Time. Holders of Harbor Stock will not receive fractional shares of City National Stock. Any such fractional shares will instead be paid in cash.

    As used in this Proxy Statement/Prospectus, (1) "Dissenting Shares" means shares which have not been voted in favor of approval of the Merger Agreement and with respect to which dissenters' rights have been perfected in accordance with California law and (2) "Cancelled Shares" means shares of Harbor Stock that may be owned by Harbor (or any of its wholly owned subsidiaries) as treasury stock or owned by City National (or any of its wholly owned subsidiaries) other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted.

    See "THE MERGER--Consideration Payable Upon Consummation of the Merger."

REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS

    HARBOR. The Harbor Board of Directors has unanimously concluded that the Merger is in the best interests of Harbor and its shareholders and unanimously recommends that shareholders vote to approve the Merger Agreement and the Merger. See "THE MERGER--Background of and Reasons for the Merger" and "--Recommendation of the Harbor Board of Directors." For information on the interests of certain officers and directors of Harbor in the Merger, see "THE MERGER--Interests of Certain Persons in the Merger."

    CITY NATIONAL. The City National Board of Directors has approved the Merger Agreement and determined that the Merger and the issuance of the City National Stock pursuant thereto are in the best interests of City National and its shareholders. The approval of the Merger Agreement by the shareholders of City National is not required.

OPINION OF FINANCIAL ADVISOR


    Hoefer & Arnett, Inc. ("H&A") has served as financial advisor to Harbor in connection with the Merger, and has delivered a written opinion to the Harbor Board of Directors that, as of August 28, 1997, the aggregate consideration to be paid to Harbor's shareholders as a result of the Merger is fair from a financial point of view. H&A also delivered to the Harbor Board of Directors on October 13, 1997 a written confirmation of the August 28, 1997 written opinion. For additional information, see "THE MERGER--Opinion of Financial Advisor." The opinion of H&A dated August 28, 1997, is attached as Appendix D to this Proxy Statement/Prospectus. Shareholders are urged to read such opinion in its entirety for descriptions of the procedures followed, matters considered and limitations on the reviews undertaken, in connection therewith.


EFFECTIVE TIME

    The Merger will become effective when an Agreement of Merger is filed with the Secretary of State of the State of Delaware. Such filings will be made on the first Friday (unless such date is a holiday, in which case it will be the preceding business day) that is both (a) after satisfaction of each of conditions set forth in Article VII of the Merger Agreement (see "THE MERGER--Conditions to Consummation of the Merger") and (b) no less than four business days after the occurrence of the Election Deadline (as hereinafter defined).


    If all conditions to the Merger, including receipt of all regulatory approvals and the shareholder approval being sought at the Special Meeting, are satisfied or waived prior to January 9, 1998, the Merger currently is expected to be consummated on January 9, 1998 and not, in any event, during 1997.


CONDITIONS; REGULATORY APPROVALS

    Consummation of the Merger is subject to various conditions, including (1) receipt of the shareholder approval solicited hereby, (2) receipt of the necessary regulatory approvals, (3) that at the close of business on the last day of the month preceding the Effective Time, the Adjusted Book Value Per Share (as defined in Section 7.2(e) of the Merger Agreement) of Harbor shall be not less than $17,200,000 plus or minus the product of (a) $150,000 times (b) the number of full months in the period subsequent to, or prior to, respectively, December 31, 1997 and the month-end prior to the Effective Time; (4) that at the close of business on the last day of the month preceding the Effective Time, total deposits of Harbor and its subsidiaries shall be not less than 90% of the average of total deposits for Harbor and its subsidiaries for the six month period ending on the last day of the same month in the preceding year; (5) receipt of certain opinions of counsel regarding, among other matters, certain tax aspects of the Merger; and (6) satisfaction of other closing conditions.

    The Merger and the Bank Merger are subject to prior approval by the Federal Reserve Board and the OCC, respectively, and City National has submitted applications seeking such approvals. There can be no assurance that such approvals will be obtained, and, if obtained, that such approvals will not contain a materially burdensome condition or requirement which would cause such approvals to fail to satisfy the conditions set forth in the Merger Agreement.

    See "THE MERGER--Conditions to Consummation of the Merger," "--Regulatory Approvals," and "--Conduct of Business Pending the Merger."

CONDUCT OF BUSINESS PENDING MERGER

    HARBOR. The Merger Agreement contains certain restrictions on the conduct of Harbor's business prior to the Effective Date. Certain purposes of these restrictions are (1) to ensure that Harbor is in substantially the same condition at the Effective Time as it was in on August 28, 1997, the date of the Merger Agreement, (2) to ensure that the Effective Time is not unnecessarily delayed and (3) to preserve the status of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    CITY NATIONAL. The Merger Agreement also contains certain restrictions on the conduct of City National's business prior to the Effective Time. Certain purposes of these restrictions are to ensure (1) that City National does not impair the value of City National Stock and (2) that the Effective Date is not unnecessarily delayed.

    See "THE MERGER--Conduct of Business Pending the Merger."

TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after its approval by the shareholders of Harbor, (1) by the mutual agreement of Harbor and City National, (2) by Harbor if the Final City National Stock Price is less than $17.00, or (3) by either City National or Harbor under certain specified circumstances, including the failure of the Merger to be effective by March 31, 1998, unless such failure is due to the breach of any covenant or obligation contained in the Merger Agreement by the party seeking to terminate. See "THE MERGER--Amendment and Termination."

    Following the Special Meeting, in the event the Final City National Stock Price is less than $17.00, the Harbor Board of Directors will have the discretion, without the necessity of a further vote of the Harbor shareholders, to determine whether or not to proceed with the Merger. In exercising such discretion, the Harbor Board of Directors anticipates that it would review current information and consider a variety of factors including those which it considered in making its initial decision to enter into the Merger Agreement. Based thereon, the Board of Directors may or may not determine to exercise Harbor's right to terminate the Merger Agreement. See "THE MERGER--Background of and Reasons for the Merger."

BANK MERGER

    After the Effective Time, City National shall cause Harbor Bank to merge with and into City National Bank, with City National Bank as the surviving corporation (the "Bank Merger") subject to receipt of necessary regulatory approvals. There can be no assurance that such approvals will be obtained or that the Bank Merger will be consummated. Upon consummation of the Bank Merger, the directors of City National Bank immediately prior to the Bank Merger will be the directors of the surviving corporation. See "THE MERGER--Bank Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER


    As of October 10, 1997, the directors and executive officers of Harbor (including the executive officers of Harbor Bank) beneficially owned 402,741 shares of Harbor Stock (not including shares such persons may acquire through the exercise of vested stock options and shares held of record by the ESOP as to which voting rights have been passed through to participants), which will be converted into the right to receive cash or City National Stock or both at the Effective Time in the same manner as will the shares of Harbor Stock held by all other Harbor shareholders. In addition, directors and executive officers of Harbor (including the executive officers of Harbor Bank) held as of such date options to purchase 67,137 shares of Harbor Stock, which in connection with the Merger will either be exercised or canceled in exchange for certain cash payments or, if the director or executive officer is offered employment with City National or

City National Bank, exchanged at the option of the director or executive officer for similar options for City National Stock. Immediately after the Effective Time, former directors and executive officers of Harbor as a group will own less than 1% of the outstanding shares of City National Stock.

    Messrs. Dallas E. Haun and Phillip J. Bond, executive officers of Harbor Bank, each have employment agreements with Harbor Bank that provide certain benefits upon termination of their employment with Harbor Bank or, in the case of Mr. Bond, a change in control of Harbor Bank. It is a condition to City National's obligations under the Merger Agreement that Mr. James H. Gray and Mr. Haun shall have each agreed to an employment arrangement with City National. City National and each of Messrs. Gray and Haun have agreed to mutually satisfactory terms for each such employment arrangement.

    Harbor and Harbor Bank have also previously entered into indemnification agreements with each of the directors and executive officers of Harbor and Harbor Bank. The Merger Agreement provides that all rights to indemnification in favor of the directors and officers of Harbor and Harbor Bank in effect as of the date of the Merger Agreement will survive the Merger and will continue in full force and effect. City National also agreed that following the consummation of the Merger, to the fullest extent permitted by Delaware law, the City National Certificate of Incorporation and the City National Bylaws, it would indemnify, defend and hold harmless individuals who were directors or officers of Harbor and Harbor Bank for any claim or loss arising out of their actions while a director or officer and shall pay the expenses, including attorneys' fees, of such individual in advance of the final resolution of any claim, provided such individual first executes an undertaking acceptable to City National to return such advances in the event it is finally concluded that such indemnification is not allowed under applicable law.

    See "THE MERGER--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    Harbor has received an opinion from Munger, Tolles & Olson LLP, special counsel to City National ("Munger Tolles"), to the effect that, on the basis of facts, representations, assumptions and agreements set forth or referred to therein, for U.S. federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Consummation of the Merger is conditioned upon receipt by Harbor of an updated opinion from Munger Tolles confirming the opinion already received. See "THE MERGER--Conditions to Consummation of the Merger." If the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, then, in general (i) a shareholder who exchanges shares solely for cash will recognize capital gain or loss equal to the difference between the amount of cash received and the adjusted basis in the shares of Harbor Stock surrendered therefor, (ii) a shareholder who exchanges shares solely for shares of City National Stock will not recognize any gain or loss except with respect to cash received in lieu of a fractional share of City National Stock and (iii) a shareholder who exchanges shares for a combination of City National Stock and cash will recognize gain equal to the lesser of (a) the excess of the sum of the cash and fair market value of City National Stock received over the tax basis in the shares exchanged and (b) the amount of cash received. Certain exceptions and/or other considerations may apply to the above. See "THE MERGER--Certain Federal Income Tax Considerations."

ACCOUNTING TREATMENT

    The Merger will be accounted for by City National under the purchase method of accounting. See "THE MERGER--Accounting Treatment."

SHAREHOLDERS' AGREEMENT

    Each of the directors of Harbor has agreed, pursuant to a Shareholders' Agreement, to vote all shares of Harbor Stock owned or acquired by him or her in favor of the Merger and the Merger Agreement and the other matters contemplated by the Merger Agreement.

    In addition, each of the directors has agreed to vote his or her shares of Harbor Stock against any action that would constitute a breach by Harbor of the Merger Agreement or that could interfere with or delay the contemplated economic benefits to City National of the Merger or the Stock Option Agreement and against extraordinary corporate transactions, changes in the majority of the board of Harbor or other material changes.

STOCK OPTION AGREEMENT

    Concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement thereto, City National and Harbor entered into the Stock Option Agreement, pursuant to which Harbor granted City National an option to purchase up to 282,901 newly issued shares of Harbor Stock at a price per share of $18.00. The consummation of a purchase or a repurchase pursuant to the Stock Option Agreement may be subject to, among other things, obtaining any required regulatory approvals. See "CERTAIN RELATED AGREEMENTS--Stock Option Agreement."

DISSENTERS' RIGHTS

    Holders of Harbor Stock who vote against the Merger and make a written demand upon Harbor for the purchase of dissenting shares in accordance with the provisions of Chapter 13 of the California General Corporation Law ("California Code") will be entitled to receive an amount equal to the fair market value of their shares as of August 27, 1997, the last trading day before the public announcement of the Merger. See "DISSENTER'S RIGHTS--Rights of Dissenting Shareholders."

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

    Harbor shareholders' rights are currently governed by California law, the Harbor Articles of Incorporation (the "Harbor Articles") and the Harbor Bylaws. Upon consummation of the Merger, shareholders of Harbor Stock receiving City National Stock will become stockholders of City National and their rights as such will be governed by Delaware law, the City National Certificate and the City National Bylaws. See "COMPARISON OF RIGHTS OF HOLDERS OF CITY NATIONAL STOCK AND HARBOR STOCK."

MARKETS AND MARKET PRICES


    The City National Stock is listed on the NYSE under the symbol "CYN" and the Harbor Stock is traded on the over-the-counter market. The closing price per share of City National Stock, as reported on the NYSE Composite Tape, and the closing bid price for Harbor Stock, as reported to Harbor by one or more parties involved in certain privately negotiated purchases and sales of the Harbor Stock as of August 27, 1997, the last trading day before the day on which City National and Harbor executed the Merger Agreement, and as of October 10, 1997 were as follows:



                                                                         CITY NATIONAL
                                                                             STOCK         HARBOR STOCK
                                                                       ------------------  ------------
August 27, 1997......................................................     $    27.8125      $   19.625
October 10, 1997.....................................................     $    31.1875      $   23.375


    The shares of City National Stock issued in connection with the Merger will be listed on the NYSE. See "INTRODUCTION--Markets and Market Prices."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following sets forth selected consolidated historical financial and other data for City National and its consolidated subsidiaries and Harbor and its consolidated subsidiaries as of, and for each of the five years ended, December 31, 1996 and as of, and for the six months ended, June 30, 1996 and 1997. Such data should be read in conjunction with, and is qualified in its entirety by, the more detailed information, Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto accompanying this Proxy Statement/Prospectus or in the documents described under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE; PROVISION OF CERTAIN OF HARBOR'S REPORTS."

CITY NATIONAL

    The selected consolidated balance sheet data for the years ended December 31, 1995 and 1996 and the consolidated statement of operations data for the years ended December 31, 1994 through 1996 are derived from the consolidated financial statements of City National incorporated in this Proxy Statement/ Prospectus by reference, which financial statements have been audited by KPMG Peat Marwick LLP, independent auditors. The selected consolidated balance sheet data presented below as of December 31, 1993 and 1994 and the consolidated statement of operations data presented below for the year ended December 31, 1993, are derived from financial statements of City National not included herein which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected consolidated balance sheet data presented below as of December 31, 1992 and the consolidated statement of operations data presented below for the year ended December 31, 1992, are derived from financial statements of City National not included herein which have been audited by other independent certified public accountants. The selected consolidated balance sheet data as of June 30, 1996 and 1997 and the selected consolidated statement of operations data for the six months ended June 30, 1996 and 1997 have been derived from City National's unaudited consolidated financial statements. Operating results for the six months ended June 30, 1997 may not be indicative of the results that may be expected for the year ending December 31, 1997 or any future period.

                         SELECTED FINANCIAL INFORMATION
          NUMBERS IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES

                               SIX MONTHS ENDED
                                   JUNE 30,                                   YEAR ENDED DECEMBER 31,
                           -------------------------   ---------------------------------------------------------------------
                              1997          1996          1996          1995          1994           1993           1992
                           -----------   -----------   -----------   -----------   -----------   ------------   ------------
STATEMENT OF OPERATIONS
  DATA:
  Interest income........  $   172,003   $   136,090   $   282,123   $   217,594   $   181,825   $    169,792   $    233,049
  Interest expense.......       49,439        38,866        82,389        55,331        38,414         41,996         84,433
                           -----------   -----------   -----------   -----------   -----------   ------------   ------------
  Net interest income....      122,564        97,224       199,734       162,263       143,411        127,796        148,616
  Provision for credit
    losses...............      --            --            --            --              7,535         60,163        128,878
  Noninterest income
    (other than gains and
    losses on securities
    transactions)........       26,578        21,050        43,808        35,162        36,180         45,810         45,365
  Gains (losses) on
    securities
    transactions.........         (539)          292           187          (596)       (3,383)       --               1,629
  Noninterest expense
    (other than ORE and
    consolidation
    charge)..............       89,272        70,036       144,795       118,684       121,296        129,226        150,546
  Consolidation charge...      --            --            --            --            --              12,000        --
  ORE expense (income)...          (33)          (41)         (200)         (608)       (5,297)        (4,489)         8,788
                           -----------   -----------   -----------   -----------   -----------   ------------   ------------
  Income (loss) from
    continuing operations
    before taxes.........       59,364        48,571        99,134        78,753        52,674        (23,294)       (92,602)
  Income taxes
    (benefit)............       21,803        16,703        32,571        29,961        15,511         (9,260)       (32,450)
                           -----------   -----------   -----------   -----------   -----------   ------------   ------------
  Income (loss) from
    continuing
    operations...........       37,561        31,868        66,563        48,792        37,163        (14,034)       (60,152)
  Income from
    discontinued
    operations...........      --            --            --            --            --               7,128            804
                           -----------   -----------   -----------   -----------   -----------   ------------   ------------
    Net income (loss)....  $    37,561   $    31,868   $    66,563   $    48,792   $    37,163   $     (6,906)  $    (59,348)
                           -----------   -----------   -----------   -----------   -----------   ------------   ------------
                           -----------   -----------   -----------   -----------   -----------   ------------   ------------
PER SHARE DATA:
  Income (loss) per share
    from continuing
    operations...........  $      0.79   $      0.71   $      1.47   $      1.06   $      0.81   $      (0.35)  $      (1.87)
  Net income (loss) per
    share................         0.79          0.71          1.47          1.06          0.81          (0.17)         (1.84)
  Cash dividends
    declared.............         0.22          0.18          0.36          0.26          0.05        --             --
  Book value per share...        10.25          8.42          9.13          8.19          7.32           6.62           7.07
  Shares used to compute
    income (loss) per
    share................       47,678        44,848        45,146        45,886        45,626         39,580         32,240

BALANCE SHEET DATA--AT
  PERIOD END:
  Assets.................  $ 4,710,444   $ 3,857,884   $ 4,216,496   $ 4,157,551   $ 3,012,775   $  3,100,626   $  3,514,102
  Loans..................    3,446,452     2,547,725     2,839,435     2,346,611     1,643,918      1,628,803      2,167,992
  Securities.............      826,441       849,487       811,092       975,407       749,435        904,481        443,922
  Interest-earning
    assets...............    4,320,596     3,479,719     3,844,834     3,784,245     2,716,524      2,838,698      3,105,978
  Deposits...............    3,657,070     2,850,999     3,386,523     3,248,035     2,417,762      2,526,767      2,911,276
  Shareholders' equity...      472,215       368,058       400,747       366,957       330,721        298,074        227,944

BALANCE SHEET
  DATA--AVERAGE BALANCES:
  Assets.................  $ 4,556,118   $ 3,699,136   $ 3,821,314   $ 2,849,807   $ 2,831,471   $  2,944,461   $  3,918,949
  Loans..................    3,234,589     2,400,400     2,539,323     1,758,671     1,537,997      1,762,663      2,403,657
  Securities.............      836,928       840,571       839,564       705,122       854,823        517,059        548,734
  Interest-earning
    assets...............    4,141,879     3,379,082     3,505,422     2,624,436     2,594,241      2,623,164      3,550,920
  Deposits...............    3,488,849     2,813,861     2,871,870     2,062,412     2,241,175      2,380,106      3,133,109
  Shareholders' equity...      457,322       363,367       373,491       350,551       313,196        260,649        259,629

ASSET QUALITY:
  Nonaccrual loans.......  $    40,782   $    46,852   $    41,543   $    48,124   $    58,801   $     79,303   $    253,089
  ORE....................       10,238        15,691        15,116         7,439         4,726          2,052          8,637
                           -----------   -----------   -----------   -----------   -----------   ------------   ------------
    Total nonaccrual
      loans and ORE......  $    51,020   $    62,543   $    56,659   $    55,563   $    63,527   $     81,355   $    261,726
                           -----------   -----------   -----------   -----------   -----------   ------------   ------------
                           -----------   -----------   -----------   -----------   -----------   ------------   ------------
  Assets held for
    accelerated
    disposition..........  $   --        $   --        $   --        $   --        $   --        $     17,450   $    --
                           -----------   -----------   -----------   -----------   -----------   ------------   ------------
                           -----------   -----------   -----------   -----------   -----------   ------------   ------------

PERFORMANCE RATIOS:
  Return on average
    assets...............         1.66%         1.73%         1.74%         1.71%         1.31%         (0.23)%        (1.51)%
  Return on average
    shareholders'
    equity...............        16.56         17.64         17.82         13.92         11.87          (2.65)        (22.84)
  Net interest spread....         4.71          4.57          4.47          4.84          4.60           4.12           3.44
  Net interest margin....         6.15          5.93          5.87          6.26          5.57           4.92           4.30
  Average shareholders'
    equity to average
    assets...............        10.04          9.82          9.77         12.30         11.06           8.85           6.62
  Dividend payout
    ratio................        27.09         24.87         23.76         24.09          6.08        --             --

ASSET QUALITY RATIOS:
  Nonaccrual loans to
    total loans..........         1.18%         1.84%         1.46%         2.05%         3.58%          4.87%         11.67%
  Nonaccrual loans and
    ORE to total
    assets...............         1.08          1.62          1.34          1.34          2.11           2.62           7.45
  Allowance for credit
    losses to total
    loans................         3.86          5.00          4.58          5.60          6.41           6.78           6.28
  Allowance for credit
    losses to nonaccrual
    loans .                     325.84        271.69        313.14        273.28        179.15         139.34          53.77
  Net charge offs
    (recoveries) to
    average loans........         0.26          0.36          0.06         (0.40)         0.83           4.78           4.93

HARBOR

    The selected consolidated balance sheet data presented below for the years ended December 31, 1995 and 1996 and of the consolidated statement of operations data presented below for the years ended December 31, 1994, 1995 and 1996 are derived from the consolidated financial statements of Harbor included as part of Harbor's Annual Report on Form 10-KSB for the year ended December 31, 1996 provided with this Proxy Statement/Prospectus, which financial statements have been audited by Ernst & Young LLP, independent certified public accountants. The selected consolidated balance sheet data presented below as of December 31, 1992, 1993 and 1994 and the consolidated statement of operations data presented below for the years ended December 31, 1992 and 1993, are derived from financial statements of Harbor not included herein which have been audited by Ernst & Young LLP, independent certified public accountants. The selected consolidated balance sheet data as of June 30, 1996 and 1997 and the consolidated statement of operations data for the six months ended June 30, 1996 and 1997 have been derived from Harbor's unaudited consolidated financial statements. Operating results for the six months ended June 30, 1997 may not be indicative of the results that may be expected for the year ending December 31, 1997 or any future period.

                         SELECTED FINANCIAL INFORMATION
              IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES

                                                 SIX MONTHS ENDED
                                                     JUNE 30,                   AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                               ---------------------   ----------------------------------------------------------
                                                 1997        1996        1996        1995        1994         1993        1992
                                               ---------   ---------   ---------   ---------   ---------   ----------   ---------
STATEMENT OF OPERATIONS DATA:
  Interest income............................  $   7,769   $   7,292   $  15,088   $  14,098   $  11,953   $   12,258   $  12,716
  Interest expense...........................      1,588       1,413       3,059       2,642       2,006        1,917       2,548
                                               ---------   ---------   ---------   ---------   ---------   ----------   ---------
  Net interest income........................      6,181       5,879      12,029      11,456       9,947       10,341      10,168
  Provision for credit losses................        435         444       1,159         313       1,088        2,958         484
  Noninterest income (other than gains and
    losses on securities transactions).......        565         598       1,171       1,092       1,132        1,103         929
  Gains (losses) on securities
    transactions.............................         --          --          19          54          (1)         146          12
  Noninterest expense........................      5,002       5,193      10,006       9,984       9,220        9,579       9,145
  ORE expense (income).......................         65         100         174         387         592          211          69
                                               ---------   ---------   ---------   ---------   ---------   ----------   ---------
  Income (loss) before taxes.................      1,244         740       1,880       1,918         178       (1,158)      1,411
  Income taxes (benefit).....................        467         279         683         679          20         (497)        568
                                               ---------   ---------   ---------   ---------   ---------   ----------   ---------
    Net income (loss)........................  $     777   $     461   $   1,197   $   1,239   $     158   $     (661)  $     843
                                               ---------   ---------   ---------   ---------   ---------   ----------   ---------
                                               ---------   ---------   ---------   ---------   ---------   ----------   ---------
PER SHARE DATA:
  Net income (loss) per share................  $    0.54   $    0.32   $    0.83   $    0.88   $    0.11   $    (0.47)  $    0.60
  Cash dividends declared....................      0.125          --          --          --          --           --       0.250
  Book value per share.......................      11.52       10.54       11.09       10.80        9.74        10.20       11.80
  Shares used to compute income (loss) per
    share....................................      1,449       1,434       1,434       1,415       1,415        1,415       1,415

BALANCE SHEET DATA--AT PERIOD END:
  Assets.....................................  $ 212,853   $ 198,489   $ 200,103   $ 195,092   $ 176,465   $  191,052   $ 168,115
  Loans......................................    148,671     132,858     143,988     130,412     114,850      120,508     110,281
  Securities.................................     11,219      23,347      24,852      34,983      34,819       41,454      18,015
  Interest-earning assets....................    190,885     180,200     177,735     171,090     155,164      165,353     148,890
  Deposits...................................    195,403     182,605     183,432     179,205     162,112      176,002     153,397
  Shareholders' equity.......................     16,299      14,921      15,700      14,556      13,135       13,096      13,751

BALANCE SHEET DATA--AVERAGE BALANCES:
  Assets.....................................  $ 198,075   $ 196,280   $ 195,491   $ 181,370   $ 173,570   $  177,023   $ 165,337
  Loans......................................    146,099     129,936     133,951     118,986     116,535      112,023     108,226
  Securities.................................     11,580      25,669      24,940      28,698      20,761       16,561      16,729
  Interest-earning assets....................    178,969     175,063     175,954     162,875     151,737      154,762     145,804
  Deposits...................................    180,399     178,942     179,399     165,998     157,277      159,631     151,325
  Shareholders' equity.......................     16,220      14,791      15,007      13,776      13,340       13,783      13,239

ASSET QUALITY:
  Nonaccrual loans...........................  $   3,210   $   6,558   $   3,783   $   6,746   $   5,740   $    4,870   $   4,841
  ORE........................................        549       1,613         329         516       2,814        3,585       2,345
                                               ---------   ---------   ---------   ---------   ---------   ----------   ---------
    Total nonaccrual loans and ORE...........  $   3,759   $   8,171   $   4,112   $   7,262   $   8,554   $    8,455   $   7,186
                                               ---------   ---------   ---------   ---------   ---------   ----------   ---------
                                               ---------   ---------   ---------   ---------   ---------   ----------   ---------

PERFORMANCE RATIOS:
  Return on average assets (1)...............       0.78%       0.47%       0.61%       0.68%       0.09%       (0.37)%      0.51%
  Return on average shareholders'
    equity (1)...............................       9.58        6.23        7.98        8.99        1.18        (4.79)       6.37
  Net interest spread (1)....................       5.33        5.26        5.29        5.75        5.47         5.25        5.19
  Net interest margin (1)....................       6.91        6.72        6.84        7.03        6.56         6.68        6.97
  Average shareholders' equity/average
    assets .                                        8.19        7.54        7.68        7.60        7.69         7.79        8.01
  Dividend payout ratio......................      23.15          --          --          --          --           --       41.96

ASSET QUALITY RATIOS:
  Nonaccrual loans to total loans............       2.16%       4.94%       2.63%       5.17%       5.00%        4.04%       4.39%
  Nonaccrual loans and ORE to total assets...       1.77        4.12        2.05        3.72        4.85         4.43        4.27
  Allowance for credit losses to total
    loans....................................       1.90        2.16        1.90        2.30        2.81         3.04        1.23
  Allowance for credit losses to nonaccrual
    loans....................................      88.13       43.76       72.35       44.52       56.17        75.30       27.99
  Net charge offs (recoveries) to average
    loans....................................       0.23        0.44        1.06        0.45        1.31         1.12        0.15

------------------------------

(1) Ratios for the six months ended June 30, 1997 and 1996 have been annualized.

               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following table presents selected pro forma condensed combined financial information as of June 30, 1997 and for the year ended December 31, 1996 and for the six months ended June 30, 1997 as if the Merger had been effective on January 1, 1996 and January 1, 1997, respectively, after giving effect to the purchase accounting and other Merger-related adjustments described in the respective Notes to Pro Forma Condensed Combined Financial Statements. See "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION." The selected pro forma condensed combined financial information reflect the Merger being completed at an assumed Final City National Stock Price equal to $29.975, the average of the City National Stock closing price in the twenty day period ended September 22, 1997. Because the Exchange Ratio floats if the Final City National Stock Price is between $23.5875 and $31.9125, the amount of goodwill and the consequent goodwill amortization will not change as long as the Final City National Stock Price is between $23.5875 and $31.9125. The selected pro forma condensed combined financial information table is intended for illustrative purposes only and is not necessarily indicative of future financial positions or results of operations of City National after the Merger or of the financial position or results of operations that would have occurred had the Merger been in effect as of the dates or the periods presented.

                                                                                                       FOR THE
                                                                                  AT OR FOR THE       YEAR ENDED
                                                                                 SIX MONTHS ENDED    DECEMBER 31,
                                                                                  JUNE 30, 1997          1996
                                                                               --------------------  ------------
                                                                                   (DOLLARS IN
                                                                                THOUSANDS, EXCEPT
                                                                                 PER SHARE DATA)
BALANCE SHEET DATA:
  Total assets...............................................................      $  4,927,617
  Net loans..................................................................         3,459,409
  Securities.................................................................           837,660
  Deposits...................................................................         3,852,473
  Shareholders' equity.......................................................           490,974

STATEMENT OF INCOME DATA:
  Total interest income......................................................      $    181,543       $  333,126
  Total interest expense.....................................................            51,698           97,203
  Provision for credit losses................................................               435            1,234
  Net interest income after provision for loan losses........................           129,410          234,689
  Other income...............................................................            26,944           49,943
  Other expense..............................................................           100,257          188,961
  Income before income taxes.................................................            56,097           95,671
  Income tax expense.........................................................            20,885           31,895
  Net income.................................................................            35,212           63,776
  Cash dividends paid........................................................            10,270           16,402

PRO FORMA PER SHARE DATA:
  Net income per share.......................................................      $       0.73       $     1.33
  Cash dividends declared per share..........................................              0.22             0.35
  Book value per share.......................................................             10.51

PRO FORMA EQUIVALENT PER SHARE:
  Net income per share.......................................................      $       0.58       $     1.07
  Cash dividends per share...................................................              0.18             0.28
  Book value per share.......................................................              8.45

                     COMPARATIVE PER SHARE DATA (UNAUDITED)

    The following unaudited financial information reflects certain comparative per share data relating to net income, cash dividends and book value per common share (1) on a historical basis for City National and Harbor, (2) on a pro forma combined basis per share of City National Stock giving effect to the Merger and
(3) on an equivalent pro forma basis per share of Harbor Stock giving effect to the Merger. The pro forma combined information and the Harbor pro forma equivalent information give effect to the Merger on a purchase accounting basis and reflect the assumed Final City National Stock Price as discussed in the Pro Forma Condensed Combined Financial Information. There can be no assurance as to what the market price of the City National Stock will be if and when the Merger is consummated. See "MARKETS AND MARKET PRICES." For a description of purchase accounting with respect to the Merger, see "THE MERGER--Accounting Treatment" and "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION." The information shown below is for information purposes only and should be read in conjunction with the historical consolidated financial statements of Harbor and City National, including the respective notes thereto, which in the case of Harbor, appear as Appendices E and F to this Proxy Statement/Prospectus, and in the case of City National, are incorporated by reference in this Proxy Statement/Prospectus, and the unaudited pro forma financial statements, including the notes thereto, included in this Proxy Statement/Prospectus. Results of Harbor and City National for the six months ended June 30, 1997 are not necessarily indicative of the results which may be expected for any other interim period or for the year as a whole. The pro forma financial data are not necessarily indicative of results that actually would have occurred had the Merger been consummated on the date indicated or that may be obtained in the future. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                                        SIX MONTHS      YEAR ENDED
                                                                                        ENDED JUNE     DECEMBER 31,
                                                                                         30, 1997          1996
                                                                                       -------------  ---------------
NET INCOME PER COMMON SHARE:
City National historical.............................................................   $    0.79        $    1.47
Harbor historical....................................................................        0.54             0.83
Pro forma combined City National and Harbor(1).......................................        0.73             1.33
Harbor pro forma equivalent(2).......................................................        0.58             1.07
CASH DIVIDENDS PAID PER COMMON SHARE(3):
City National historical.............................................................   $    0.22        $    0.36
Harbor historical....................................................................        0.125          --
Pro forma combined City National and Harbor(4).......................................        0.22             0.35
BOOK VALUE PER COMMON SHARE (END OF PERIOD):
City National historical.............................................................   $   10.25
Harbor historical....................................................................       11.52
Pro forma combined City National and Harbor..........................................       10.51
Harbor pro forma equivalent(5).......................................................        8.45

------------------------

(1) Represents the pro forma combined information of City National and Harbor as if the Merger were consummated on January 1, 1997 and January 1, 1996, respectively, and accounted for as a purchase.

(2) Represents the pro forma combined information of City National and Harbor multiplied by the exchange ratio of a share of City National Stock for 55% of the shares of Harbor Stock for the respective time period at an assumed Final City National Stock Price of $29.975.

(3) See INTRODUCTION--"Markets and Market Prices."

(4) Represents the historical dividends paid by City National divided by the pro forma shares outstanding including the shares of Harbor which would become City National Stock.

(5) Represents the pro forma combined information of City National and Harbor as if the Merger were consummated on June 30, 1997 and accounted for as a purchase.

                                  INTRODUCTION

GENERAL


    This Proxy Statement/Prospectus is being furnished to the holders of Harbor Stock in connection with the solicitation of proxies by the Board of Directors of Harbor for use at the Special Meeting of Harbor shareholders to be held in the Catalina Room, Long Beach Hilton, 2 World Trade Center, Long Beach, California, on Tuesday, November 18, 1997, at 2:00 p.m., Pacific Standard Time, and at any adjournments or postponements thereof.


    At the Special Meeting, the shareholders of record of Harbor Stock as of the close of business on October 15, 1997, will consider and vote upon a proposal to approve the Merger Agreement pursuant to which Harbor will merge with and into City National. Upon consummation of the Merger, each outstanding share of Harbor Stock (other than Dissenting Common Stock and Cancelled Shares will be converted into the right to receive, at the election of the holder thereof either: (1) shares of City National Stock calculated as described herein; (2) $24.10 in cash; or (3) a combination of City National Stock and cash, calculated as described herein. See "THE SPECIAL MEETING" and "THE MERGER--Consideration Payable Upon Consummation of the Merger." The City National Board of Directors has approved the Merger and issuance of the shares of City National Stock to be issued upon consummation of the Merger. Approval of the shareholders of City National is not required for the Merger or issuance of the shares of City National Stock.

    This Proxy Statement/Prospectus also constitutes a prospectus of City National in respect of the shares of City National Stock to be issued in connection with the Merger.

PARTIES TO THE MERGER

    CITY NATIONAL. City National is a bank holding company which conducts a commercial banking business through its wholly owned subsidiary, City National Bank. City National Bank, which was founded in 1953, conducts business in Southern California and operates 33 banking offices in Los Angeles, Orange, Riverside, San Diego and Ventura counties. As of June 30, 1997, City National had total consolidated assets of approximately $4.7 billion, total deposits of approximately $3.7 billion and shareholders' equity of approximately $472.2 million.

    City National Bank primarily serves middle-market companies, professional and business borrowers and associated individuals with commercial banking and fiduciary needs.

    City National's executive offices are located at 400 North Roxbury Drive, Beverly Hills, California 90210, and its telephone number is (310) 888-6000. City National is a Delaware corporation. Additional information about City National and City National Bank is included in documents incorporated by reference into this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE; PROVISION OF CERTAIN OF HARBOR'S REPORTS."

    HARBOR. Harbor is a bank holding company which conducts a commercial banking business through its subsidiary bank, Harbor Bank. As of June 30, 1997, Harbor had total consolidated assets of $212.9 million, total deposits of $195.4 million and total shareholders' equity of $16.3 million.

    Harbor Bank is a California state-chartered bank operating in Southern California. Harbor Bank conducts its banking operations through six branch offices located in the following Southern California communities: Long Beach
(2), Los Alamitos, Irvine, Fountain Valley and Huntington Beach. Harbor Bank provides commercial banking services to small to medium sized businesses, professional firms and individuals in its market areas.

    The principal executive offices of Harbor are located at 11 Golden Shore, Long Beach, California 90802, and its telephone number at that address is (562) 491-1111.

MARKETS AND MARKET PRICES

    The City National Stock is listed on the NYSE under the symbol "CYN" and the Harbor Stock is traded on the over-the-counter market under the symbol "HABN". The following table sets forth the high and low closing price per share of City National Stock, as reported on the NYSE Composite Tape, and high bid and low ask prices for Harbor Stock, as reported to Harbor during the periods indicated by one or more parties involved in certain privately negotiated purchases and sales of the Harbor Stock. The high bid and low ask prices for Harbor Stock represent only transactions reported to Harbor and may not be representative of all trades during the time periods selected. No attempt has been made by Harbor to verify the accuracy of sales information furnished to it by third parties. The Harbor prices listed below have been adjusted for a 5% stock dividend paid by Harbor on April 19, 1996.


                                                                CITY NATIONAL STOCK
                                                                                          HARBOR STOCK
                                                                --------------------  --------------------
QUARTER                                                           HIGH        LOW       HIGH        LOW
--------------------------------------------------------------  ---------  ---------  ---------  ---------
1995
  First.......................................................  $   12.38  $   10.00  $   7.75   $   6.50
  Second......................................................      11.75       9.75      8.50       7.00
  Third.......................................................      15.38      11.25     10.00       7.50
  Fourth......................................................      14.25      12.63     11.00       8.875
1996
  First.......................................................      14.13      12.63     10.797      9.82
  Second......................................................      16.50      13.13     10.375      9.75
  Third.......................................................      19.00      14.63     11.00       9.00
  Fourth......................................................      22.25      17.38     12.75      10.625
1997
  First.......................................................      25.37      20.37     15.00      11.75
  Second......................................................      25.50      20.88     18.00      14.25
  Third.......................................................      32.00      24.69     23.25      17.00
  Fourth (through October 10).................................      32.38      31.00     23.63      23.25



The closing price per share of City National Stock, as reported on the NYSE Composite Tape, and the closing bid price per share of Harbor Stock, as reported to Harbor by one or more parties involved in certain privately negotiated purchases and sales of the Harbor Stock as of August 27, 1997, the last trading day before the day on which City National and Harbor executed the Merger Agreement, and October 10, 1997 were as follows:



                                                                         CITY NATIONAL
                                                                             STOCK         HARBOR STOCK
                                                                       ------------------  ------------
August 27, 1997......................................................     $    27.8125      $   19.625
October 10, 1997.....................................................          31.1875          23.375


    Following the Merger, the Harbor Stock will no longer exist and, as a result, will no longer be traded on the over-the-counter market. The shares of City National Stock issued in connection with the Merger will be listed on the NYSE.

                              THE SPECIAL MEETING

RECORD DATE


    The Harbor Board of Directors has fixed the close of business on October 15, 1997 as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of shares of Harbor Stock on the Record Date will be entitled to vote at the Special Meeting. As of the Record Date, there were 1,415,214 shares of Harbor Stock outstanding held by approximately 400 shareholders of record.


PROXIES

    When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not attend the Special Meeting and if a shareholder does not return the signed proxy card, such holder's shares will not be voted and this will have the effect of a vote "AGAINST" the approval of the Merger Agreement and the Merger. Shareholders are urged to mark the box on the proxy card to indicate how their shares are to be voted. If a shareholder returns a signed proxy card but does not indicate how the shares represented by the proxy card are to be voted, such shares will be voted "FOR" approval of the Merger Agreement and the Merger. The proxy card also confers discretionary authority on the proxy holder to vote the shares represented thereby on any other matter that is properly presented for action at the Special Meeting. A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by delivering an instrument of revocation to the Secretary of Harbor, by duly executing and submitting a proxy card bearing a later date, or by appearing at the Special Meeting and voting in person. However, the mere presence at the Special Meeting of the shareholder who has given a proxy will not revoke such proxy. In addition, brokers who hold shares of Harbor Stock as nominees will not have discretionary authority to vote such shares in connection with the proposal to approve the principal terms of the Merger Agreement in the absence of instructions from the beneficial owners.

    Proxies will be solicited through the use of the mails. In addition, certain directors, officers and employees of Harbor may solicit proxies (for no additional compensation) by personal interview, telephone, telegram or similar means of communication.

QUORUM

    The presence, either in person or by properly executed proxies, of the holders of a majority of the outstanding shares of Harbor Stock is necessary to constitute a quorum at the Special Meeting. Abstentions will be counted for purposes of establishing a quorum and broker non-votes will not be counted for purposes of establishing a quorum.

VOTE REQUIRED

    Harbor shareholders are entitled to one vote at the Special Meeting for each share of Harbor Stock held of record by them on the Record Date. The proposal concerning the approval of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Harbor Stock. Abstentions and broker non-votes will have the same effect as a vote "AGAINST" the proposal, except for purposes of entitlement to dissenters' rights. See "DISSENTERS' RIGHTS".


    As of October 10, 1997, directors and executive officers of Harbor beneficially owned an aggregate of 402,741 shares of Harbor Stock (not including shares issuable upon exercise of stock options and shares held of record by the ESOP as to which voting rights have been passed through to participants) or approximately 28.46% of the shares outstanding as of that date. All of Harbor's directors have agreed to vote their shares in favor of the Merger Agreement and the Merger. See "CERTAIN RELATED AGREEMENTS--Shareholders' Agreement."



    As of October 10, 1997, City National beneficially owned 48,145 shares of Harbor Stock.

SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND HARBOR'S MANAGEMENT


    Management of Harbor knows of no person, other than Mr. James H. Gray, the Harbor Bank Employee Stock Ownership Plan, and Mr. James A. Willingham, who owns, beneficially or of record, either individually or as a group, five percent or more of the outstanding shares of Harbor Stock. The following table sets forth, as of October 10, 1997, the number and percentage of shares of outstanding Harbor Stock beneficially owned, directly or indirectly, by each of Harbor's directors and executive officers, principal shareholders, and by the directors and officers of Harbor as a group. "Beneficial owner" of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (a) voting power, which includes the power to vote, or to direct the voting of such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition of such security. "Beneficial owner" also includes any person who has the right to acquire beneficial ownership of such security as defined above within 60 days of October 10, 1997.



                                                                                 AMOUNT AND NATURE OF
                                                                                      BENEFICIAL       PERCENT OF
BENEFICIAL OWNER                                                                     OWNERSHIP(1)       CLASS(2)
-------------------------------------------------------------------------------  --------------------  -----------
James H. Gray(3)...............................................................          134,251(4)          9.37
John W. Hancock................................................................            4,377            *
Dallas E. Haun.................................................................           53,282(5)          3.66
Kermit Q. Jones................................................................           55,590(6)          3.93
Robert E. Leslie...............................................................              837            *
Dorothy K. Matteson............................................................           38,741(7)          2.74
Malcolm C. Todd................................................................           48,145             3.40
James A. Willingham(8).........................................................           81,524             5.76
Margaret E. Wilson.............................................................           41,804(9)          2.95
Harbor Bank Employee Stock Ownership Plan,
  Melissa Lanfre, Trustee(3)...................................................          120,649(10)         8.53
Total for Directors and Executive Officers (numbering 11)......................          568,538(11)        37.99


------------------------

  * Less than 1%.

 (1) Unless noted below, and subject to applicable community property laws, each person has sole voting and investment powers with respect to such shares.

 (2) Shares subject to options are treated as issued and outstanding for the purpose of computing the percent of the class owned by such person (or group), but not for the purpose of computing the percent of the class owned by any other person (or group).

 (3) The address for these shareholders is c/o Harbor Bancorp, 11 Golden Shore, Long Beach, CA 90802.

 (4) Includes 40 shares held by Mr. Gray's spouse, 16,577 shares subject to stock options that will be vested at the Effective Time and 13,332 shares allocated to Mr. Gray's account in the Harbor Bank Employee Stock Ownership Plan (the "ESOP").


 (5) Includes 39,233 shares subject to stock options that will be vested at the Effective Time and 8,656 shares allocated to Mr. Haun's ESOP account.


 (6) Represents shares held by the Jones Family Trust dated 10/6/94, of which Mr. Jones is a Trustee.

 (7) Represents shares held by the D.K. Matteson Trust of which Ms. Matteson is a Trustee.

 (8) Mr. Willingham's address is c/o Boulevard Buick, 2850 Cherry Avenue, Long Beach, CA 90806.

 (9) Represents shares held by the Wilson Family Trust dated 1/15/93 of which Ms. Wilson is a co-trustee.

(10) Represents shares held of record by the ESOP of which Melissa Lanfre, Vice President and Chief Financial Officer of Harbor, serves as Trustee and over which Ms. Lanfre has sole investment power. Voting power with respect to such shares, all of which have been allocated to the accounts of participants, has been passed through to participants.

(11) Includes 67,137 shares subject to stock options that will be vested as of the Effective Time and 120,649 shares held by the ESOP as to which members of the group have voting and/or investment rights.

    Each of Harbor's directors has agreed to vote in favor of adoption of the Merger Agreement. See "CERTAIN RELATED AGREEMENTS--Shareholders' Agreement."

                                   THE MERGER

    The following information, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and attached hereto as Appendix A. Harbor shareholders are urged to read the Merger Agreement carefully.

BACKGROUND OF AND REASONS FOR THE MERGER

    From the inception of Harbor, the Board of Directors maintained the philosophy that it was in the best interests of Harbor and its shareholders to remain independent. The philosophy was tempered, however, by an understanding that if an offer to purchase Harbor was received that would result in a perceptibly greater return to shareholders than that expected within a reasonable period of time through continued independence, that offer should be given appropriate consideration. In particular, the Board of Directors believed that, due to the type and sophistication of its customer base, in order to remain competitive and profitable in the future, Harbor would need to make extensive technological investments in order to offer its customers certain services, such as trust and investment services and asset management tools, that it does not currently offer.

    During 1996, Harbor received unsolicited indications of interest from two separate purchasers which proceeded to the due diligence stage. However, Harbor was unable to negotiate a price and terms with such buyers which the Board believed was in the range of acceptable values, and Harbor withdrew from such discussions.

    On January 31, 1997, the Vice Chairman and Chief Executive Officer of City National, Russell Goldsmith, met with Harbor's Chairman of the Board, James Gray, and discussed the possibility of a business combination between the two companies. On January 22 and February 25, 1997, Mr. Gray reported to the Board of Directors regarding his discussions and the Board of Directors authorized further discussions with City National. However, no further discussions were held until June 13, 1997, when George H. Benter, Jr., President of City National, met with Mr. Gray, Harbor's director, John W. Hancock, and Harbor's President, Dallas E. Haun, regarding a possible business combination. At City National's request, Harbor provided City National with publicly available information about Harbor. Mr. Benter informed City National's senior management of the results of this meeting and on July 2, 1997, City National's senior management authorized further discussions with Harbor.

    On June 30, 1997, Harbor executed a confidentiality agreement with City National and due diligence commenced. On July 21, 1997, Messrs. Gray and Haun met with Mr. Benter, Frank P. Pekny, City National's Chief Financial Officer and Heng W. Chen, City National's Senior Vice President-Finance/ Controller, to further discuss a possible transaction, including preliminary negotiations as to price and terms. Between July 21, 1997 and August 28, 1997, discussions continued and City National and Harbor conducted due diligence reviews of each other.

    On August 7, 1997 further discussions were held and a preliminary agreement was reached on a number of issues. From August 14 to August 25, 1997, representatives of Harbor and City National met and had numerous telephone conversations to negotiate the final terms of the Merger Agreement, the Stock Option Agreement and the Shareholder's Agreement. See "CERTAIN AGREEMENTS--Shareholders' Agreement" and "--Stock Option Agreement" below.

    The Harbor Board of Directors met on August 26, 1997 to receive presentations made by management, financial advisers and legal counsel on the City National offer. After such presentations, the meeting was recessed for further consideration of the proposal and further negotiations with City National as to price. On August 28, 1997, the Board of Directors reconvened. The Board then unanimously approved the terms of City National's proposal and the Merger pursuant to the Merger Agreement. The Merger Agreement and the Option Agreement were executed on August 28, 1997, and the Shareholders' Agreements were executed shortly thereafter.

    In evaluating the proposed Merger with City National, the Board of Directors of Harbor considered a variety of factors, reviewed information relating to City National and Harbor and received reports and presentations from its officers, financial advisers and legal counsel. Among the factors considered by the Board of Directors were the fact that the value of the consideration to be paid in the Merger represents a premium over the current market price of the Harbor Stock; the value and form of the consideration to be paid in the Merger compared with prices paid in acquisitions of other banks and bank holding companies; the book value and earnings per share of Harbor; the results of operations and prospects of Harbor and City National, and particularly, the compatibility of the two institutions' customer bases and the additional services and higher lending limits that City National could offer Harbor's customers; alternatives to an acquisition of Harbor, including the advisability of continuing to operate Harbor as an independent entity; the opinion of Hoefer & Arnett, Inc. confirmed in a letter to the Board of Directors, that the consideration to be received in the Merger is fair from a financial point of view to the shareholders of Harbor (see "Opinion of Financial Advisor to Harbor" below); the tax consequences of the transaction to the shareholders of Harbor, and the value of City National Stock as an investment, including the fact that it offers Harbor shareholders the opportunity to participate as shareholders in the future performance of a larger, more widely traded financial institution than Harbor. The Harbor Board concluded, in light of these factors and other factors it considered appropriate, that the Merger is in the best interests of Harbor and its shareholders.

RECOMMENDATION OF THE HARBOR BOARD OF DIRECTORS

    THE HARBOR BOARD OF DIRECTORS HAS UNANIMOUSLY CONCLUDED THAT THE MERGER IS IN THE BEST INTERESTS OF HARBOR AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF HARBOR HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT AND THE MERGER.

OPINION OF FINANCIAL ADVISOR TO HARBOR

    Harbor has retained Hoefer & Arnett, Inc. ("H&A") to render a written opinion (the "Fairness Opinion") to the Harbor Board of Directors to the effect that the Exchange Ratio and the Per Share Cash Consideration (together the "Purchase Price"), is fair to the holders of Harbor Common Stock from a financial point of view. No limitations were imposed by the Harbor Board of Directors upon H&A with respect to the investigations made or procedures followed in rendering the Fairness Opinion.


    THE TEXT OF THE FAIRNESS OPINION OF H&A, DATED AS OF AUGUST 28, 1997 WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY H&A, IS ATTACHED HERETO AS APPENDIX D. HARBOR SHAREHOLDERS ARE URGED TO READ THE FAIRNESS OPINION IN ITS ENTIRETY. IN FURNISHING SUCH FAIRNESS OPINION, H&A DOES NOT ADMIT THAT IT IS AN EXPERT WITH RESPECT TO THE REGISTRATION STATEMENT OF WHICH THIS PROXY STATEMENT/PROSPECTUS IS PART WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT (AS DEFINED BELOW) AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER NOR DOES IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT. THE SUMMARY OF THE PROCEDURES AND ANALYSIS PERFORMED, AND ASSUMPTIONS USED BY H&A SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF SUCH FAIRNESS OPINION. H&A'S FAIRNESS OPINION IS DIRECTED TO THE HARBOR BOARD OF DIRECTORS AND IS DIRECTED ONLY TO THE CONSIDERATION TO BE PAID IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HARBOR SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE HARBOR SPECIAL MEETING. IN ADDITION, ON OCTOBER 13, 1997, H & A DELIVERED TO THE HARBOR BOARD OF DIRECTORS A WRITTEN CONFIRMATION OF THE FAIRNESS OPINION.


    In arriving at its opinion, H&A has reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available financial and other data with respect to City National and Harbor, including consolidated financial statements for recent years and interim periods to June 30, 1997;

(iv) certain other publicly available financial and other information concerning Harbor and City National and the trading markets for the publicly traded securities of Harbor and City National; (v) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions H&A believed relevant to its inquiry; and (vi) evaluations and analyses prepared and presented to the Board of Directors of Harbor or a committee thereof in connection with the Merger. H&A has held discussions with senior management of Harbor and of City National concerning their past and current operations, financial condition and prospects.

    H&A reviewed with the senior management of Harbor earnings projections for 1997 for Harbor as a stand-alone entity, assuming the Merger does not occur. H&A reviewed City National's 1997 Budget and Strategic Plan, as well as consensus earnings estimates for 1998 provided by First Call and Standard & Poor's for City National as a stand-alone entity. Certain financial projections for the combined companies and for Harbor and City National as stand-alone entities were derived by H&A based partially upon the projections and information described above, as well as H&A's own assessment of general economic, market and financial conditions.

    H&A took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. H&A considered such financial and other factors as it deemed appropriate under the circumstances. H&A's Fairness Opinion was necessarily based upon conditions as they existed and could only be evaluated on the date thereof and the information made available to H&A through the date thereof.

    In conducting its review and in arriving at the Fairness Opinion, H&A relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt independently to verify the same. H&A relied upon the management of Harbor and City National as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings. H&A also assumed, without independent verification, that the aggregate allowances for loan losses for Harbor and City National were adequate to cover such losses. H&A did not make or obtain any evaluations or appraisals of the property of Harbor or City National, nor did H&A examine any individual loan credit files. H&A's Fairness Opinion is limited to the fairness, from a financial point of view, to the shareholders of Harbor of the consideration to be paid in the Merger which was determined by arms-length negotiations and does not address Harbor's underlying decision to proceed with the Merger.

    In connection with rendering its Fairness Opinion to the Harbor Board of Directors, H&A performed certain financial analyses, which are summarized below. The summary set forth below does not purport to be a complete description of the presentation by H&A to Harbor's Board or of the analyses performed by H&A. H&A believes that its analysis must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analysis and the processes underlying H&A's Fairness Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analysis, H&A made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Harbor and City National. Any estimates contained in H&A's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the financial analyses performed by H&A was assigned a greater significance by H&A than any other.

    Neither Harbor nor City National publicly discloses internal management financial forecasts and projections of the type provided to H&A in connection with its review of the proposed Merger. Such forecasts and projections were not prepared with a view towards public disclosure. The forecasts, projections, and projected operating cost savings prepared by H&A were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections.

    Set forth below is a brief summary of the analysis performed by H&A in reaching the Fairness Opinion. H&A assumed for purposes of its opinion that the Merger will be accounted for as a purchase transaction under generally accepted accounting principles. Unless otherwise noted in this analysis, H&A assumed an allocation of 55% stock and 45% cash combined with an Exchange Ratio of 0.8339 and a Per Share Cash Consideration of $24.10. This resulted in an exchange ratio adjusted to reflect the allocation between cash and stock (the "Allocated Exchange Ratio") of 0.4587 City National common shares and a per share cash consideration adjusted to reflect the allocation between cash and stock (the "Allocated Per Share Cash Consideration") of $10.85 at time of closing, assuming a Final City National Stock Price equal to $28.90, the average of the City National Stock closing price in the twenty day period ended September 12, 1997. The Exchange Ratio and possible adjustments to the Exchange Ratio were developed pursuant to extensive negotiations between Harbor and City National. H&A analyzed certain effects of the Merger assuming Allocated Exchange Ratios, among others, of 0.4003 and 0.3625. The 0.3625 does not necessarily reflect the lowest possible Allocated Exchange Ratio under the terms of the Agreement, and there can be no assurance that the Allocated Exchange Ratio as finally determined in accordance with the Agreement will not be lower than 0.3625. The analysis also focuses on core financial and operating projections and statistics which are not specifically adjusted for nonrecurring charges, unless otherwise stated.

    PRO FORMA MERGER AND CONTRIBUTION ANALYSIS. H&A analyzed the changes in the amount of earnings, book value and indicated dividends attributable to one share of Harbor Common Stock before the Merger to those attributable to a combination of cash and City National Stock as a result of the proposed Merger. The following assumptions regarding earnings and dividends underlie the pro forma results. The analysis further assumes, unless otherwise stated, Merger-related operating cost savings to be fully realized during 1998 and assumes the Merger is completed soon after the fourth quarter of 1997. These projected operating cost savings represent approximately 30% of Harbor's projected noninterest expense on a pretax basis. This level of projected operating cost savings, expressed as a percent of the target institution's projected noninterest expense, is within a range of the level of operating cost savings, expressed as a percent of the target institutions' noninterest expense, achieved in previous transactions reviewed by H&A. H&A performed pro forma merger analyses assuming the stated earnings projections and the Merger-related projected operating cost savings. In addition, H&A analyzed certain pro forma merger scenarios in order to assess the impact on Harbor of some levels of volatility in City National's and Harbor's projected earnings as well as volatility of the levels of Merger-related projected operating cost savings. The impact on Harbor of volatility in City National's earnings was shown by calculating pro forma results assuming City National's earnings as projected, as well as 75% and 125% of City National's projected earnings growth rate. In order to measure the impact on Harbor of volatility of Harbor's earnings to the pro forma results, H&A also examined the earnings impact on Harbor resulting at those levels of City National earnings if Harbor achieved 75% and 125% of its projected earnings growth rate. The impact on Harbor of volatility in the level of Merger-related projected operating cost savings was shown by calculating pro forma results assuming cost savings as projected, as well as 50% of the projected cost savings. H&A analyzed the changes in earnings, book value and cash value for the years 1998, 1999, and 2000 resulting from various combinations of the stand-alone and pro forma projected earnings and cost savings volatility assumptions described above. The analyses showed that for the year 1998 the change in cash earnings plus pro forma earnings per share ranged from 11.84% to 28.91% and the change in book value plus cash value per share ranged from 25.85% to 40.15%. For the year 1999 the increase in cash earnings plus pro forma earnings per share ranged from 6.20% to 32.30% and the change in book value plus cash value per share ranged from 23.50% to 38.97%. For the year 2000 the change in cash earnings plus pro forma earnings per share ranged from 1.07% to 36.71% and the change in book value plus cash value per share ranged from 20.36% to 38.01%.

    ANALYSIS OF OTHER MERGER TRANSACTIONS. H&A analyzed other California bank merger and acquisition transactions where the purchase price was over $7.5 million and less than $100 million for the periods January 1, 1996 to September 12, 1997. The transactions analyzed were: Bank of Los Angeles and Culver National Bank, Santa Barbara Bancorp and Citizens State Bank, Greater Bay Bancorp and Peninsula Bank of Commerce, BanPonce and Combancorp, Glendale Federal Bank and One Central Bank, ValliCorp Holdings and Auburn Bancorp, FirstBanks, Inc. and the Sunrise Bancorp, Dartmouth Capital and Commerce Security Bancorp, Santa Barbara Bancorp and First Valley Bank, Pacific Capital Bancorp and South Valley Bancorp, Mid-Peninsula Bancorp and Cupertino National Bancorp, City National and Riverside National Bank, Home Interstate Bancorp and CU Bancorp, City National and Ventura County National Bancorp, Monarch Bancorp and California Commercial Bancorp, Monarch Bancorp and Western Bank, Glendale Federal Bank and Transworld Bancorp, and Dartmouth Capital and Eldorado Bancorp. The analysis showed that the Purchase Price represented a multiple of: (i) 2.11x Harbor's tangible book value compared to a high multiple of 2.35x, a median multiple of 1.78x and a low multiple of 1.03x for the comparable transactions; and (ii) 23.0x Harbor's latest twelve months' earnings per share, compared to a high multiple of 56.16x, a median multiple of 16.55x, and a low multiple of 11.30x for the comparable transactions. H&A noted that no transaction reviewed was identical to the Merger and that, accordingly any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

    DISCOUNTED CASH FLOW ANALYSIS. H&A examined the results of a discounted cash flow analysis designed to compare the present value, under certain assumptions, that would be attained if Harbor remained independent through 2001 or was acquired in 2001 by a larger financial institution, with the present value of the combined institutions at the Purchase Price as described in the Agreement. The results produced in the analysis did not purport to be indicative of actual values or expected values of Harbor or the shares of Harbor Common Stock. All cases were analyzed assuming realization of the operating cost savings, in the amounts and time periods previously indicated, unless otherwise stated (see Pro Forma Merger and Contribution Analysis).

    In calculating the present values through the discounted cash flow analysis, H&A analyzed the effect of possible earnings volatility and potential Merger-related operating cost savings volatility, among other items, by assuming varying levels of projected earnings for Harbor and City National. The three cases examined were: Harbor earnings as projected and City National earnings as projected; Harbor earnings using 75% of the Harbor projected earnings growth rate and City National earnings using 125% of the City National projected earnings growth rate; and Harbor earnings using 125% of the Harbor projected earnings growth rate and City National earnings using 75% of the City National projected earnings growth rate. Pro forma combined cash flows were calculated assuming the combinations of the cash flows in each of these cases, and were compared to the cash flows of Harbor on a stand-alone basis as well as to the cash flows of Harbor acquired in 2001 by a larger financial institution.

    The discount rates used ranged from 10.0% to 14.0%. For the Harbor stand-alone analyses, the terminal price multiples applied to 2001 estimated earnings per share ranged from 10.00x to 18.00x. The lower levels of the price-to-earnings per share multiples range reflected an estimated future trading range of Harbor, while the higher levels of the price-to-earnings per share multiples were more indicative of a future sale of Harbor's stock to a larger financial institution. For the pro forma combined analyses, the terminal price-to-earnings per share multiples also ranged from 10.00x to 18.00x.

    For the Harbor stand-alone analyses, the cash flows were comprised of the projected stand alone dividends per share in years 1997 through 2001 plus the terminal value of Harbor's Common Stock at year-end 2001 (calculated by applying each one of the assumed terminal price-to-earnings per share multiples as stated above to 2001 projected Harbor earnings per share). For the pro forma combined analyses, the cash flows were comprised of the (i) Per Share Cash Consideration,
(ii) projected pro forma combined dividends per share in years 1997 through 2001
(iii) projected return on the Per Share Cash Consideration in the years 1997 through 2001, and (iv) the terminal value of the pro forma combined entity's stock at year-end 2001 (calculated by applying each one of the assumed terminal price-to-earnings per share multiples as stated above to 2001 projected pro forma combined earnings per share). The rate of return assumed earned on the Per Share Cash Consideration was 6.50%. H&A also calculated the present values that would be attained in each case if 50% of projected operating cost savings were realized.

    These analyses showed a range of stand-alone present values per share for Harbor from $14.46 to $17.56, as compared to a range of pro forma combined present values per share of $22.27 to $26.14. These analyses do not purport to be indicative of actual values or expected values of the shares of Harbor Stock. Discounted present value analysis is a widely used valuation methodology which relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis showed that use of a higher (lower) level of projected City National earnings raised (lowered) the resulting present value for a given level of Harbor earnings, on a pro forma combined basis. The analysis also showed that use of a lower (higher) discount rate or a higher (lower) terminal price-to-earnings per share multiple raised (lowered) the calculated present values.

    COMPARABLE COMPANY ANALYSIS. H&A examined recent historical data on Harbor and City National based upon information from City National's 1996 Annual Report to Shareholders, subsequent quarterly and other information. H&A analyzed certain credit and operating statistics for Harbor and City National, comparing these statistics to data for a peer group of California banks using the publicly available Hoefer & Arnett Banking Universe, First quarter Statistics (the "Universe"). The Universe includes 73 independent California banking institutions. Neither City National nor Harbor is included in the Universe. The index median statistics are as of or for the quarter ending June 30, 1997, unless otherwise noted. In this analysis, for comparison purposes, H&A used the closing stock prices of City National and Harbor for September 12, 1997, prices which coincide with stock prices and comparative pricing data which appear in the Universe. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies.

                                                                           CITY
                                                                         NATIONAL      HARBOR    INDEX MEDIAN
                                                                       ------------  ----------  -------------
Total Assets (000's).................................................   $4,710,444   $  212,853   $   211,869
Market Capitalization (000's)(1).....................................   $1,331,510   $   32,550   $    35,497
Price to Tangible equity per share(1)................................        3.25x        2.00x         1.88x
Price to Latest Twelve Months Earnings...............................       18.65x       22.03x        14.18x
Tangible equity to tangible assets...................................         8.82%        7.66%         8.73%
Nonperforming assets to total assets(2)..............................         1.08%        1.77%         0.85%
Loan loss reserve to nonperforming loans.............................        325.8%       88.13%       142.47%
Return on average assets (annualized)................................         1.67%        0.77%         1.28%
Return on average equity (annualized)................................        16.87%        9.91%        13.99%
Efficiency Ratio(3)..................................................        57.66%       73.10%        66.33%

------------------------

(1) Statistics calculated based on bid prices at September 12, 1997, the latest available prices prior to publishing the second quarter 1997 Universe.

(2) Nonperforming assets include loans which are 90 days past due and still accruing in addition to nonaccrual and restructured loans and other real estate owned.

(3) Efficiency ratio represents noninterest expense as a percent of total revenues.

    H&A is an investment banking firm continually engaged in the valuation of business and securities, including financial institutions and their securities, in connection with mergers and acquisitions, negotiated underwritings, competitive, private offerings of securities, secondary distributions of listed and unlisted securities and valuations for estate, corporate and other purposes. H&A is a market maker in the common shares of Harbor. H&A has not previously provided investment banking services to Harbor or City National.

    FINANCIAL ADVISORY FEES. In consideration for the preparation and rendering of the Fairness Opinion, Harbor shall pay H&A a fee to be paid at closing equal to $100,000. Harbor will also reimburse H&A for all reasonable out-of-pocket expenses which may be incurred in connection with the rendering of the Fairness Opinion. No portion of the fee is contingent upon the conclusions reached in the Fairness Opinion.

EFFECT OF THE MERGER

    THE MERGER. At the Effective Time, Harbor will merge with and into City National. City National will be the surviving corporation. At the Effective Time, the City National Certificate and the City National By-laws as in effect immediately prior thereto will be the Certificate of Incorporation and By-laws of the surviving corporation. In addition, the directors of City National immediately prior to the Effective Time will continue as the directors of the surviving corporation.

    THE BANK MERGER. After the Effective Time, City National shall cause Harbor Bank to merge with and into City National Bank (the "Bank Merger").

CONSIDERATION PAYABLE UPON CONSUMMATION OF THE MERGER

    CONVERSION OF HARBOR STOCK. The shares of Harbor Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Cancelled Shares) will be converted into the right to receive City National Stock based on the Exchange Ratio (defined below), the right to receive cash in the amount of $24.10 per share of Harbor Stock, or a combination of City National Stock and cash. In the aggregate, no less than 48%, and no more than 55%, of the total consideration paid to holders of Harbor Stock may be in the form of City National Stock. Holders of Harbor Stock will have the opportunity to indicate their preference for receiving all cash, all City National Stock or a different proportion of cash and City National Stock. Such elections will be honored to the extent possible so long as in the aggregate no less than 48%, and no more than 55%, of Harbor shares will be exchanged for City National Stock. The maximum number of shares of City National Stock issuable under the 55% limit will be reduced by the number of substitute options for City National Stock granted to employees of Harbor in exchange for their Harbor stock options. See "--Stock Options."

    Each such share of Harbor Stock will, by virtue of the Merger, be converted into the right to receive either:

        (1) a fraction of a share of City National Stock equal to the quotient (such quotient, the "Exchange Ratio") of (A) $24.10, divided by (B) the average of the daily closing prices of a share of City National Stock on the NYSE for the twenty consecutive trading days ending on the third trading day immediately prior to the Effective Time (such average, the "Final City National Stock Price"); provided, however, in the event (a) the Final City National Stock Price is more than $31.9125 but less than or equal to $34.6875, the Exchange Ratio will be 0.7552, (b) the Final City National Stock Price is less than $23.5875, the Exchange Ratio shall be 1.0217, or
    (c) the Final City National Stock Price is greater than $34.6875, the Exchange Ratio shall be 26.20 divided by the Final City National Stock Price;

        (2) cash in the amount of $24.10; or

        (3) a combination of City National Stock (at the rate of the Exchange Ratio for a whole share of Harbor Stock) and cash (at the rate of $24.10 for a whole share of Harbor Stock).

    At the Effective Time, shares of Harbor Stock ("Cancelled Shares") that may be owned by Harbor (or any of its wholly owned subsidiaries) as treasury stock or owned by City National (or any of its wholly owned subsidiaries) other than, in each case, shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be cancelled, retired and shall cease to exist, and no exchange or payment shall be made with respect to such Cancelled Shares.

    ELECTION AND PRORATION PROCEDURE. A form of transmittal letter ("Letter of Transmittal") will be mailed at least thirty-five days prior to the anticipated Effective Time or on such other date as Harbor and City National mutually agree ("Mailing Date") to each holder of record of Harbor Stock as of five business days prior to the Mailing Date. Each Letter of Transmittal will permit the holder to elect (an "Election") to receive either (1) City National Stock with respect to all of such holder's Harbor Stock (a "Stock Election"), or (2) cash with respect to all of such holder's Harbor Stock (a "Cash Election"), or (3) a combination of shares of City National Stock and cash in the proportions specified on the Letter of Transmittal (a "Combination Election").

    Any Harbor Stock (other than Dissenting Shares) with respect to which the exchange agent designated by City National and acceptable to Harbor (the "Exchange Agent") does not receive an effective, properly completed Letter of Transmittal prior to the Election Deadline (as hereinafter defined) will be deemed to be "Undesignated Shares."

    An Election will be properly made and effective only if the Exchange Agent actually receives a properly completed Letter of Transmittal by 5:00 P.M. on or before the later of the thirtieth day after the Letter of Transmittal is first mailed and the thirty-first day after any required notice under Chapter 13 of the California Code is mailed (the "Election Deadline"). A Letter of Transmittal will be deemed properly completed only if an Election is indicated for each share of Harbor Stock covered by such Letter of Transmittal and if accompanied by one or more certificates (or customary affidavits and indemnity regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates, each as set forth in the Letter of Transmittal) representing all shares of Harbor Stock covered by such Letter of Transmittal, together with duly executed transmittal materials included in or required by the Letter of Transmittal.

    An Election may be revoked or changed at any time prior to the Election Deadline. In the event an Election is revoked prior to the Election Deadline, the related shares of Harbor Stock will automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline.

    In the event that the aggregate number of shares of Harbor Stock as to which Stock Elections and Combination Elections for Harbor Stock have effectively been made is less than 48% of the aggregate Merger consideration, then the Exchange Agent will select by lot such number of holders of Undesignated Shares to receive City National Stock as will be necessary so that the number of shares for which a Stock Election and Combination Election for City National Stock has been made or is deemed to have been made with respect to such Undesignated Shares will have an aggregate value equal to 48% of the total Merger consideration. In the event that all Undesignated Shares plus all shares as to which Stock Elections and Combination Elections for Harbor Stock have been made have an aggregate value less than 48% of the total Merger consideration, then each holder of Harbor Stock who made an effective Cash Election or Combination Election for cash will be subject to an additional proration process which will result in the holder receiving a different proration than originally requested, one which will result in a final prorated amount of cash and a prorated number of shares of City National Stock with a value equal to at least 48% of the total Merger consideration.

    Correspondingly, in the event that the aggregate number of shares of Harbor Stock as to which Stock Elections and Combination Elections for Harbor Stock have been effectively made exceeds 55% of the aggregate Merger consideration, then (1) all Undesignated Shares and Dissenting Shares will be deemed to have made Cash Elections and (2) each holder of Harbor Stock who made an effective Stock Election or Combination Election for City National Stock will be entitled to a prorated number of shares of City National Stock and a prorated amount of cash such that approximately 55% of the total Merger consideration is paid in the form of shares of City National Stock.

    HOLDERS OF HARBOR STOCK ARE UNLIKELY TO RECEIVE THE PRECISE PROPORTION OF CITY NATIONAL STOCK AND/OR CASH INDICATED BY SUCH HOLDER'S ELECTION.

    For a more complete discussion of the foregoing proration procedure see
Section 2.3 of the Merger Agreement attached to this Prospectus/Proxy Statement as Appendix A.

    For a discussion of the rights of dissenting shareholders of Harbor, see "DISSENTERS' RIGHTS."

    NO FRACTIONAL SHARES. Notwithstanding the foregoing, each holder of shares of Harbor Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of City National Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of City National Stock multiplied by the Final City National Stock Price. No holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional share of City National Stock.

EFFECTIVE TIME

    The Effective Time of the Merger will be the date the certificate of merger is filed in accordance with Sections 251 and 252 of the Delaware General Corporation Law (the "Delaware Code"). On or about the Effective Time, (1) an executed counterpart of such certificate of merger or (2) a copy of the Merger Agreement, with an officer's certificate conforming to Section 1103 of the California Code of each of City National and Harbor, and in either case, a tax clearance certificate from the California Franchise Tax Board with respect to Harbor, will be filed with the Secretary of State of the State of California.


    If all conditions to the Merger, including receipt of all regulatory approvals and the shareholder approval being sought at the Special Meeting, are satisfied or waived prior to January 9, 1998, the Effective Time is currently expected to occur on January 9, 1998, and not, in any event, during 1997.


SURRENDER OF HARBOR STOCK CERTIFICATES

    As soon as practicable following the Effective Time, and after the proration procedures described above are completed, each holder of Harbor Stock who submits (or submitted) a properly completed Letter of Transmittal will be issued a certificate or certificates representing the number of shares of City National Stock to which such holder is entitled, if any (and, if applicable, a check for the amount to be paid in lieu of fractional shares of City National Stock), and/or an amount of cash to which such holder is entitled, if any. Holders of Harbor Stock who did not submit a Letter of Transmittal prior to the Election Deadline must nevertheless submit a properly completed Letter of Transmittal (other than the section pertaining to the Election) and the certificate or certificates representing Harbor Stock to the Exchange Agent in order to receive the Merger consideration payable in respect of such shares.

    After the Effective Time, there will be no transfers on Harbor's stock transfer books of shares of Harbor Stock issued and outstanding immediately prior to the Effective Time. If certificates representing shares of Harbor Stock are presented for transfer after the Effective Time, together with documents sufficient to evidence and effect such transfer, they will be cancelled and exchanged for the shares of City National Stock and/or cash deliverable in respect thereof.

    No dividend or other distribution declared or made with respect to City National Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate of Harbor Stock until the holder duly surrenders such certificate. Following the surrender of any such certificate, there will be paid to the holder, without interest, (1) the amount of any cash payable with respect to a fractional share of City National Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of City National Stock and (2) at the appropriate payment date, the amount of dividends or other distributions with (A) a record date after the Effective Time but prior to surrender and (B) a payment date subsequent to surrender payable with respect to such shares of City National Stock.

    None of City National, Harbor, the Exchange Agent or any other person will be liable to any former holder of Harbor Stock for any shares of City National Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to applicable unclaimed property, abandoned property, escheat or similar laws.

    If a certificate for Harbor Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

    Any shares as to which dissenters' rights have been perfected will be purchased in accordance with the procedures described under "DISSENTERS' RIGHTS" and in Appendix B to this Proxy Statement/ Prospectus.

CONDITIONS TO CONSUMMATION OF THE MERGER

    CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of City National and Harbor to effect the Merger are subject to the satisfaction or waiver by both parties prior to the Effective Time of certain conditions, including the following:

    (1) Receipt of the approval of the shareholders of Harbor solicited hereby;

    (2) Receipt of the required approvals, consents or waivers of governmental authorities (all such approvals and the expiration of all applicable waiting periods being the "Regulatory Approvals") and no such approval, consent or waiver shall include any condition or requirement that would, in the good faith determination of City National, be materially burdensome on City National in the context of the transactions contemplated by the Merger Agreement;

    (3) The absence of any order, injunction or decree that enjoins or prohibits the consummation of the Merger, the Bank Merger or any other transaction contemplated by the Merger Agreement;

    (4) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced which prohibits, materially restricts or makes illegal consummation of the Merger, the Bank Merger or any other transactions contemplated by the Merger Agreement;

    (5) No stop order suspending the effectiveness under the Securities Act of the Registration Statement of which this Proxy Statement/Prospectus is a part shall have been issued and no proceedings for that purpose shall have been initiated; and

    (6) The shares of City National Stock to be issued in the Merger shall be approved for listing on the NYSE, subject to notice of issuance.

    For a discussion of the regulatory approvals required for consummation of the Merger, see "THE MERGER--Regulatory Approvals."

    CITY NATIONAL CONDITIONS. The obligation of City National to effect the Merger is subject to the satisfaction or waiver by City National prior to the Effective Time of certain additional conditions, including the following:

    (1) The truth of each of the representations and warranties of Harbor contained in the Merger Agreement, in all material respects, at the Effective Time as if made on such date; the receipt by City National of an updated and current disclosure schedule; the performance by Harbor, in all material respects, of its covenants and agreements contained in the Merger Agreement; and the receipt by City National of an officers' certificate of Harbor to the foregoing effect;

    (2) The absence of any litigation or proceeding brought against Harbor by any governmental agency seeking to prevent the transactions under the Merger Agreement;

    (3) Receipt by City National of the opinion of Manatt, Phelps & Phillips, LLP, special counsel to Harbor, as to certain legal matters;

    (4) Receipt by City National of the final calculation of Harbor's fees and expenses incurred in connection with the Merger, the payment by Harbor of such fees and expenses, and the release of City National from liability for such fees or expenses;

    (5) At the close of business on the last day of the month preceding the Effective Time, the "Adjusted Book Value" (as defined in Section 7.2(e) of the Merger Agreement) of Harbor shall have been not less than $17,200,000, plus or minus the product of (a) $150,000 times (b) the number of full months in the period subsequent or prior to, respectively, December 31, 1997 and the month-end prior to the Effective Time;

    (6) At the close of business on the last day of the month preceding the Effective Time, total deposits of Harbor Bank shall have been not less than 90% of the average of total deposits for Harbor Bank for the six month period ending on the last day of the same month in the preceding year;

    (7) Between August 28, 1997 and the Effective Time, there shall not have occurred any event related to the business condition (financial or otherwise), prospects, operations or properties of Harbor and its subsidiaries which would have a material adverse effect on the business, financial condition, or results of operations of Harbor;

    (8) Receipt by City National and its directors and officers who sign the Registration Statement of letters of Harbor's independent certified public accountants relating to the Registration Statement, dated as of (a) the date of the mailing of this Proxy Statement/Prospectus to Harbor's shareholders, and (b) shortly prior to the Effective Time, with respect to certain financial information regarding Harbor in the form customarily issued by such accountants at such time in transactions of this type;

    (9) Receipt by City National of Shareholders Agreements executed by each director of Harbor; and

   (10) Each of James H. Gray and Dallas E. Haun shall have agreed to employment arrangements with City National.

    As of the date of this Proxy Statement, the condition in paragraph (8) above has been waived by City National and the conditions in paragraphs (9) and (10) have been satisfied.

    HARBOR CONDITIONS. The obligation of Harbor to effect the Merger is subject to the satisfaction or waiver by Harbor prior to the Effective Time of certain additional conditions, including the following:

    (1) The truth of each of the representations and warranties of City National contained in the Merger Agreement, in all material respects, at the Effective Time as if made on such date; the performance by City National, in all material respects, of its covenants and agreements contained in the Merger Agreement; and the receipt by Harbor of an officer's certificate of City National to the foregoing effect;

    (2) The absence of any litigation or proceeding brought by any governmental agency against City National seeking to prevent the consummation of the transactions contemplated by the Merger Agreement;

    (3) Receipt by Harbor of an opinion from Richard H. Sheehan, Jr., General Counsel of City National, as to certain legal matters;

    (4) Receipt by Harbor of a confirmation of the opinion received from Munger Tolles as to the qualification of the Merger as a tax-deferred reorganization within the meaning of Section 368(a) of the Code; and

    (5) There shall not have occurred any event related to the business condition (financial or otherwise), prospects, operations or properties of City National and its subsidiaries that has a material adverse effect on City National.

REGULATORY APPROVALS

    THE MERGER. Receipt of the Regulatory Approvals is a condition to each party's obligations to effect the Merger. See "Conditions to Consummation of the Merger" above, and "Amendment and Termination" below. There can be no assurance that such Regulatory Approvals will be obtained, and, if obtained, that the Regulatory Approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement. The Regulatory Approvals are described below.

    The Merger is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHCA"), which requires that the Federal Reserve Board take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The BHCA prohibits the Federal Reserve Board from approving the Merger (1) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize the business of banking in any part of the United States, or (2) if its effect in any section of the country may be substantially to lessen competition or tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the Merger are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve Board has the authority to deny any application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act. Under the BHCA, the Merger may not be consummated until the 15th day following the date of the Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. If, however, the Department of Justice does not commence a legal action during such 15-day period, it may not thereafter challenge the transaction except in an action commenced under the antimonopoly provisions of Section 2 of the Sherman Antitrust Act. The commencement of the antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise.

    An application has been submitted seeking the foregoing approval of the Federal Reserve Board. The BHCA provides for the publication of notice and the opportunity for administrative hearings relating to an application for approval under the BHCA and authorizes the Federal Reserve Board to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could substantially delay the regulatory approval required for consummation of the Merger.

    City National and Harbor are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.

    THE BANK MERGER. The Bank Merger is subject to the prior approval of the Office of the Comptroller of the Currency (the "OCC"). The Bank Merger Act prohibits the OCC from approving the Bank Merger (1) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (2) if its effect in any section of the country may be substantially to lessen competition or tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the OCC finds that the anticompetitive effects of the Bank Merger are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank Merger Act and applicable regulations, a Bank Merger may not be consummated until the 15th day following the date of receipt of OCC approval, during which time the United States Department of Justice may challenge a Bank Merger on antitrust grounds. In addition, the Bank Merger Act requires that the OCC take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The OCC has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the requirements of the Community Reinvestment Act are not satisfied.

    An application for the requisite approval of the Bank Merger by the OCC has been submitted. No assurances can be given, however, that such approval will be received or that the Bank Merger will be consummated.

CONDUCT OF BUSINESS PENDING THE MERGER

    HARBOR. The Merger Agreement contains certain restrictions on the conduct of Harbor's business pending consummation of the Merger.

    In particular, prior to the Effective Time, the Merger Agreement requires each of Harbor and Harbor Bank to (1) conduct business in the usual, regular and ordinary course, consistent with past practice; (2) use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and to continue to develop such customer relationships and to retain the services of its key employees; (3) maintain properties; (4) use commercially reasonable efforts to maintain insurance coverage; (5) perform, in all material respects, its obligations under material contracts, leases and documents relating to or affecting its assets, properties and business except as it may in good faith reasonably dispute; (6) charge off all loans, receivables and other assets, or portions thereof, deemed uncollectible in accordance with GAAP, regulatory accounting principles ("RAP"), applicable law or regulations, or classified as "loss" or as directed by its regulators; (7) substantially comply with all federal and state laws and rules, regulations or orders; and (8) take no action which would reasonably be expected to affect adversely or delay the parties' ability to obtain any Regulatory Approvals, or other approvals required for the Merger or to perform its covenants or agreements under the Merger Agreement on a timely basis.

    Without the prior written consent of City National, Harbor and Harbor Bank may not take certain specified actions, including, but not limited to, the following: (1) borrow money or guaranty the obligations of any other person (except for ordinary course banking transactions or certain short-term borrowings); (2) enter into transactions or make adjustments involving its stock (other than upon the exercise of options outstanding under the Option Plan or the payment to the option holder of the spread between $24.10 and the exercise price of any such option); or declare or pay dividends; (3) transfer or encumber assets with a book value of $250,000 or more; (4) sell OREO or similarly held properties for less than 80% of book value; (5) make material investments or acquisitions; (6) enter into, renew, amend or terminate any material contract (other than deposit and loan agreements or in the ordinary course of business with respect to certain specified contracts); (7) alter its method of establishing interest rates for deposits; (8) increase compensation or benefits of directors, employees, former employees or retirees; agree to or amend any pension, retirement, retention, "golden parachute" or other severance (other than in accordance with the Merger Agreement), deferred compensation, profit sharing or welfare benefit plan or agreement or employment agreement, other than annual salary and bonus increases made in the ordinary course of business not exceeding 2% in the aggregate or 6% for any employee; or voluntarily accelerate the vesting of any employee benefits, except for the acceleration of the vesting of options granted pursuant to the Option Plan; (9) settle claims involving material monetary damages (except to the extent fully reserved against on its books and records) or under terms containing material obligations; (10) sell securities and certain SBA loans or purchase securities other than U. S. treasury or agency securities maturing within three years; (11)vamend its charter documents; (12) change or introduce new services, products, or campaigns or open or close any branch or facility; (13) renew, extend or materially alter any loan or forbearance agreement for a period of greater than six months, or make any loan or forbearance agreement, which would result in total obligations outstanding exceeding specified levels; and (14) reallocate or reduce any material accrual or reserve.

    CITY NATIONAL. City National has agreed not to (1) take any action which would reasonably be expected to delay or adversely affect the ability of City National, Harbor or Harbor Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated by the Merger Agreement or to perform its covenants or agreements on a timely basis under the Merger Agreement; (2) amend the City National Certificate in any respect that materially and adversely affects the rights and privileges attendant to the City National Stock; or (3) agree to, or make any commitment to, do any of the foregoing.

NO SOLICITATION

    Harbor has agreed in the Merger Agreement that it will not authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes a "Takeover Proposal" (as defined below), or recommend or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal, except if Harbor's Board of Directors, after having consulted with and considered the advice of counsel, has reasonably determined in good faith that the failure to do so would cause the members of its Board of Directors to breach their fiduciary duties under applicable laws. Harbor has agreed to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of the Merger Agreement with any parties other than City National with respect to any of the foregoing. Harbor has also agreed to advise immediately City National following the receipt by it of any Takeover Proposal and the details thereof, and advise City National of any developments with respect to such Takeover Proposal immediately upon the occurrence thereof.

    "Takeover Proposal" means, with respect to any person, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Harbor or any of its subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Harbor or any of its subsidiaries other than the transactions contemplated or permitted by the Merger Agreement.

AMENDMENT AND TERMINATION

    AMENDMENT. Subject to compliance with applicable law, prior to the Effective Time, the Merger Agreement may be amended or modified by the parties thereto, except that, after the vote by the shareholders of Harbor, any amendment which reduces the amount or changes the form of the consideration to be delivered to the Harbor shareholders in the Merger will not be valid without approval of the shareholders of Harbor.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after its approval by the shareholders of Harbor,

    (1) By mutual agreement;

    (2) By either party in the event of an uncured material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement;

    (3) By either party if any Regulatory Approval has been denied or any governmental authority or court shall have issued a final, non-appealable order enjoining or otherwise prohibiting consummation of the Merger;

    (4) By either party in the event that the Merger is not consummated by March 31, 1998;

    (5) By either party if the required vote of the shareholders of Harbor approving the Merger Agreement is not obtained at a duly held meeting of shareholders or any adjournment thereof;

    (6) By City National if the Board of Directors of Harbor shall have withdrawn, modified or changed in a manner adverse to City National its approval or recommendation of the Merger Agreement and the Merger;

    (7) By either party if, at the intended Closing of the Merger, any of the conditions to such party's obligations shall not have been met or waived by such party;

    (8) By City National, if (A) Harbor shall have provided information to or participated in discussions with a third party relating to a Takeover Proposal, or facilitated or recommended a Takeover Proposal and shall have continued discussions with any third party concerning such Takeover Proposal for more than 15 business days after the date of receipt of such Takeover Proposal; or (B) a Takeover Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to Harbor which contains a proposal as to price (without regard to the specificity of such price proposal) and Harbor shall not have rejected such proposal within 15 business days of its receipt or the date its existence first becomes publicly disclosed, if earlier;

    (9) By Harbor if a Takeover Proposal exists and the Board of Directors of Harbor, after having consulted with and considered the advice of outside legal counsel, reasonably determine in good faith that such action is necessary in the exercise of its fiduciary duties under applicable law; or

    (10) By Harbor, if the Final City National Stock Price is less than $17.00.


    As discussed above, if the Final City National Stock Price is less than $17.00, the Harbor Board of Directors may, in its discretion, terminate the Merger Agreement. On October 10, 1997, the closing price for the City National Stock was $31.1875. In making any such determination, the Harbor Board of Directors anticipates that it would review current information relating to City National and Harbor, receive presentations from its officers, financial advisor and legal counsel and consider a variety of factors including those which it considered in making its initial decision to enter into the Merger Agreement. See "THE MERGER--Background of and Reasons for the Merger." If the Merger Agreement is approved by a majority of the outstanding shares of Harbor Stock, the Board of Directors of Harbor will have the power and authority, without the necessity of a further vote of the Harbor shareholders, to determine whether or not to proceed with the Merger as provided in the Merger Agreement. Therefore, the Board of Directors may determine not to exercise its right to terminate the Merger Agreement if the Final City National Stock Price is less than $17.00.


BANK MERGER

    Following the Bank Merger, the articles of association and by-laws of City National Bank as in effect immediately prior thereto will be the articles of association and by-laws of the surviving corporation. In addition, the directors of City National Bank immediately prior to the Bank Merger will be the directors of the surviving corporation. The Bank Merger is subject to certain regulatory approvals. See "Regulatory Approvals," above.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


    As of October 10, 1997, the directors and executive officers of Harbor (including the executive officers of Harbor Bank) beneficially owned 402,741 shares of Harbor Stock (not including shares such persons may acquire through the exercise of vested stock options and shares held of record by the ESOP and as to which voting rights have been passed through to participants) which will be converted into the right to receive cash or City National Stock or both at the Effective Time in the same manner as will the shares of Harbor Stock held by all other Harbor shareholders. In addition, directors and executive officers of Harbor (including the executive officers of Harbor Bank) held as of such date options to purchase 67,137 shares of Harbor Stock, which will be canceled in exchange for certain cash payments or substitute options for City National Stock. See "Stock Options." Immediately after the Effective Time, former directors and executive officers of Harbor as a group will own less than 1% of the outstanding shares of City National Stock.

    Harbor Bank's Board of Directors in 1995 approved an Employment Agreement for Mr. Haun, President and Chief Operating Officer of Harbor Bank, that has been extended through February 28, 2000. Under his Agreement, Mr. Haun's term of employment shall be extended until three years after the sale of a majority interest in Harbor Bank.

    In addition, Harbor Bank's Board of Directors in 1995 approved the terms of an Employment Agreement with Mr. Phillip J. Bond, Executive Vice President and Chief Credit Officer of Harbor Bank, which provides, among other things, that upon a change in the majority ownership of Harbor within 24 months of employment, Mr. Bond would be entitled to $50,000 in extra compensation.

    It is a condition to City National's obligation to close that each of Messrs. Gray and Haun shall have agreed to an employment arrangement with City National. City National and Messrs. Gray and Haun have agreed to mutually satisfactory terms for each such employment arrangement.

    Harbor and Harbor Bank have entered into indemnification agreements with each of the directors and executive officers of Harbor and Harbor Bank. The agreements provide that Harbor and Harbor Bank will indemnify the indemnitee against expenses, judgments, fines, settlements and other pending amounts actually and reasonably incurred by the indemnitee in connection with any threatened or pending proceeding including any proceeding brought by or in the right of Harbor or Harbor Bank, by reason of the fact that the indemnitee is or was a director or officer of such company. The agreements further provide that expenses incurred by the indemnitee will be paid by Harbor or Harbor Bank in advance, subject to the indemnitee's obligation to reimburse the company in the event it is ultimately determined that the indemnitee is not entitled to indemnification under the provisions of the agreement. The Merger Agreement provides that all rights to indemnification now existing in favor of the directors and officers of Harbor and Harbor Bank as provided in their respective articles of incorporation, bylaws and indemnification agreements in effect as of the date of the Merger Agreement will survive the Merger and shall continue in full force and effect. City National further agreed that following the consummation of the Merger, to the greatest extent permitted by Delaware law and the organizational documents or Bylaws of City National it would indemnify, defend and hold harmless individuals who were directors and officers of Harbor or Harbor Bank for any claim or loss arising out of their actions while a director or officer, and shall pay the expenses, including attorneys fees, of such individual in advance of the final resolution of any claim, provided such individual shall first execute an undertaking acceptable to City National to return such advances in the event it is finally concluded such indemnification is not allowed under applicable law.

EFFECT ON HARBOR EMPLOYEE BENEFIT PLANS

    All employees of Harbor or its subsidiaries who become employees of City National shall be entitled to participate in stock plans, bonus plans and all other benefit plans of City National on the same basis as other similarly situated City National employees. Each such Harbor employee will be credited for eligibility, participation, vesting and accrual purposes with such employee's respective years of service with Harbor or a subsidiary (or other prior service credited by Harbor) as though they had been City National employees, provided, however, that no more than 1,080 hours of sick leave may be carried over into City National's sick leave program. See also "Interests of Certain Persons in the Transaction."

    EMPLOYEE STOCK OWNERSHIP PLAN. Harbor Bank adopted the Harbor Bank Employee Stock Ownership Plan (the "ESOP") originally effective as of January 1, 1980 and amended and restated the plan effective January 1, 1987. The ESOP was amended effective January 1, 1989 to comply with the requirements of the Tax Reform Act of 1986 and later regulations and subsequently amended to incorporate the annual compensation limit.

    The purpose of the ESOP is to provide employees with supplemental income upon retirement. All full-time employees of Harbor Bank and its subsidiaries, upon the later to occur of the completion of one year of service or the attainment of age 21, are eligible to participate in the ESOP. Directors of Harbor Bank and its subsidiary, union employees and employees who are non-resident aliens earning no U.S.

source income are not eligible to participate. The ESOP is funded in its entirety by contributions from Harbor Bank and its subsidiaries. It is intended that the trust created by the ESOP (the "Trust") will invest the ESOP contributions primarily in shares of Harbor Stock. All Trust assets are held for the exclusive benefit of participants in the ESOP. Contributions by Harbor Bank and its subsidiaries are at the discretion of their respective Boards of Directors. Melissa Lanfre, Harbor's Senior Vice President and Chief Financial Officer, acts as Trustee of the Trust.

    Employer contributions to the ESOP are allocated among participating employees in proportion to their compensation for the plan year. Participating employees become vested in contributions made by Harbor and its subsidiaries under the ESOP 20% after two years of service, 20% for each additional year of service, with 100% vesting after six years of service. The Internal Revenue Service most recently determined that the ESOP is a "qualified plan" and that the Trust is exempt from income taxation under the Code on March 21, 1997.


    As of October 10, 1997, the ESOP held 120,649 shares of Harbor Stock, all of which had been allocated to participating employees.


    Each participant in the ESOP may instruct Harbor Bank, as Plan Administrator (the "Plan Administrator"), as to the manner in which the shares of Harbor Stock allocated to his or her account will be voted at the Meeting. The Plan Administrator will be bound by any such instructions. Unallocated shares held by the Trustee shall be voted by the Trustee in accordance with instructions from the Plan Administrator. All allocated shares for which no voting instructions are received by the Plan Administrator will not be voted by the Trustee.

    If the Merger is approved, the participants will be given the opportunity to indicate their preference to receive in the Merger cash, City National Stock, or a combination of the two in exchange for the shares held by the ESOP which have been allocated to their accounts. See "Election Procedure," below.

    If the Merger is approved, it is anticipated that Harbor will terminate the ESOP effective as of the Effective Time. If the ESOP is terminated, all participants will become 100% vested in their benefits under the ESOP, regardless of their length of employment with Harbor Bank or its subsidiaries, and will receive a distribution upon approval of the qualified status of the terminated ESOP by the Internal Revenue Service.

    401(K) PLAN. Harbor Bank adopted the 401(k) Profit Sharing Plan (the "401(k) Plan") on November 15, 1986. The 401(k) Plan was established to provide participants with retirement benefits. All employees of Harbor Bank who have completed six months of service and attained the age of 18 years are eligible to participate in the 401(k) Plan. Nonemployee directors of Harbor Bank and its subsidiary, union employees and employees who are nonresident aliens earning no U.S. source income are not eligible to participate.

    Participants in the 401(k) Plan may elect to defer a percentage of their pre-tax compensation (subject to certain legal limitations), which may be matched by discretionary contributions from Harbor Bank and its subsidiaries.

    Employer contributions to the 401(k) Plan are allocated among participating employees in proportion to their compensation for the plan year. Participating employees are always 100% vested in all contributions made on their behalf under the 401(k) Plan. Upon a participant's retirement at age 65, death, disability or other termination of employment, the participant will receive his or her benefits in the form of a single life annuity (for an unmarried participant) or a qualified joint and survivor annuity (if the participant is married) at the time of the distribution triggering event. A participant may also make an in service withdrawal of his or her total account balance upon the attainment of age 59 1/2. The Internal Revenue Service has determined that the 401(k) Plan is a "qualified plan" and that the 401(k) Plan Trust is exempt from income taxation under the Code.

    If the Merger is approved, it is anticipated that Harbor will terminate the 401(k) Plan effective as of a date prior to the consummation of the Merger. If the 401(k) Plan is terminated, all participants will receive a distribution upon approval of the qualified status of the terminated 401(k) Plan by the Internal Revenue Service.

STOCK OPTIONS


    Harbor currently maintains the Harbor Bancorp 1990 Stock Option Plan (the "Option Plan"). As of October 10, 1997, options were outstanding under the Option Plan to acquire 68,353 shares of Harbor Stock at an average exercise price of $7.59 per share, and of such amount, directors and executive officers as a group hold options to acquire in the aggregate 67,137 shares of Harbor Stock, at an average exercise price of $7.60 per share.


    At least 30 days prior to the anticipated Effective Time, City National will notify each employee of Harbor who owns options pursuant to the Option Plan whether such employee will be offered employment with City National or City National Bank following the Effective Time. Upon the Effective Time, the Option Plan and all outstanding options shall automatically terminate, unless exchanged for options to acquire City National Stock as described below. Prior to the Effective Time, Harbor will offer to cancel each option held by an employee who will not be offered employment in exchange for an amount in cash (subject to applicable withholding tax) equal to the difference between $24.10 and the optionee's exercise price per share, multiplied by the number of shares subject to the option, including options which would not, but for the Merger, have then been vested. Employees who are offered employment with City National or City National Bank may choose to either (a) have their options cancelled and receive cash as described in the prior sentence or (b) exchange their options for Harbor stock under the Option Plan for a similar option for City National Stock under City National's stock option plan.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes certain of the material U.S. federal income tax consequences of the Merger to a shareholder of Harbor who holds Harbor shares as a capital asset (a "Holder"). The discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretation. This discussion is for general information only, and does not address all aspects of federal income taxation that may be applicable to a Holder subject to special treatment under the Code (including, but not limited to, banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currency and holders who are not U.S. persons (as defined in Section 7701(a)(30) of the Code) or who acquired shares of Harbor Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation). In addition, the discussion does not address the state, local or foreign tax consequences of the Merger.

    Neither Harbor nor City National has requested a ruling from the Service with respect to any of the matters discussed in this summary. Due to the Service's so-called "comfort rulings" policy concerning corporate reorganizations, it is unlikely that the Service would be willing to issue a ruling regarding the Merger.

    It is a condition to the obligations of Harbor to consummate the Merger that Harbor receive an opinion from Munger, Tolles & Olson LLP ("Munger Tolles") concluding that the Merger will qualify as a tax-deferred reorganization within the meaning of Section 368(a) of the Code. Harbor has received such an opinion from Munger Tolles, subject to confirmation at the Effective Time. The discussion herein is based on the assumption that the Merger does in fact qualify as a tax-deferred reorganization within the meaning of Section 368(a) of the Code.

    The opinion of Munger Tolles is based on certain assumptions regarding the factual circumstances that will exist at the Effective Time of the Merger and on certain representations made by Harbor, 5% shareholders of Harbor, and City National with respect to the Merger, including representations regarding actions of City National and certain Harbor shareholders following the Merger. If any of these factual assumptions or representations is inaccurate, the Merger may not qualify as a tax-deferred reorganization within the meaning of Section 368(a) of the Code and, as a result, the tax consequences of the Merger could differ from those discussed in this summary.

    The treatment of the Merger as a tax-deferred reorganization will depend upon, among other things, whether the shareholders of Harbor maintain a sufficient continuity of stock ownership interest in City National after the Merger. The Service took the position for purposes of issuing advance rulings under Section 368(a)(1)(A) of the Code that the shareholders of the acquired corporation (i.e., Harbor) must maintain a continuing equity ownership interest in the acquiring corporation (i.e., City National) equal to at least 50% of the value of their equity ownership interest in the acquired corporation. The case law standard is less stringent than the Service's announced advance rulings standard. The Service's advance rulings standard is not a legal test. Munger Tolles's opinion relies on the continuity standard under the decided cases rather than the Service's advance rulings standard. Although the Merger may not satisfy the advance rulings standard, it is anticipated that the Merger will satisfy the case law continuity requirement. Nonetheless, it is possible that sales, exchanges or other dispositions of City National Stock undertaken by the Harbor shareholders could disqualify the Merger as a tax-deferred reorganization within the meaning of Section 368(a) of the Code. In that case, the Merger would constitute a fully taxable transaction for Harbor and its shareholders. As a result of the Merger, City National would inherit Harbor's tax liability (if any) resulting from the Merger.

    If, in accordance with the opinion of Munger Tolles, the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the following is a summary of the general federal income tax consequences of the Merger to a Holder.

    The federal income tax consequences of the Merger to a Holder generally will depend on whether the Holder exchanges Harbor Stock for cash, City National Stock, or a combination thereof, and may further depend on whether (i) the Holder is deemed to own constructively shares of Harbor Stock and (ii) the Holder actually or constructively owns any shares of City National Stock. For this purpose, shares are constructively owned under rules set forth in Section 318 of the Code which generally deem a person to own stock owned by certain family members or related entities or that is the subject of an option or options owned or deemed owned by such person.

    EXCHANGE SOLELY FOR CASH. If pursuant to the Merger a Holder exchanges all of the shares of Harbor Stock actually owned by the Holder solely for cash (including pursuant to the exercise of its right to dissent and seek an appraisal), such Holder will recognize gain or loss equal to the difference between the amount of cash received and the Holder's adjusted tax basis in the shares of Harbor Stock surrendered therefor, which gain or loss generally will be long-term capital gain or loss if the Holder's holding period with respect to the stock is more than one year, and otherwise will be short-term capital gain or loss. The 1997 Taxpayer Relief Act establishes preferential long-term capital gains rates ("Preferential Rates") that will apply to Holders whose holding period with respect to the stock is more than 18 months. If, however, any such Holder constructively owns shares of Harbor Stock that are exchanged for shares of City National Stock in the merger or owns shares of City National Stock actually or constructively after the Merger, the consequences to such Holder may be similar to the consequences described below under the heading "Exchange for City National Stock and Cash," except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of such Holder's gain. Because the tax treatment applicable to a Holder described in the immediately preceding sentence is not free from doubt, a Holder in that situation is urged to consult his or her own tax advisor regarding the tax consequences to such Holder.

    EXCHANGE SOLELY FOR CITY NATIONAL STOCK. If pursuant to the Merger a Holder exchanges all of the shares of Harbor Stock actually owned by the Holder solely for shares of City National Stock, such Holder will not recognize any gain or loss except in respect of cash received in lieu of a fractional share of City National Stock (as discussed below). The aggregate adjusted tax basis of the shares of City National Stock received (including fractional shares) in that exchange will be equal to the aggregate adjusted basis of the shares of Harbor Stock surrendered therefor, and the holding period of such City National Stock will include the period during which such shares of Harbor Stock were held. If the Holder has differing bases or holding periods in respect of its shares of Harbor, the Holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of City National Stock that it receives in the exchange.

    EXCHANGE FOR CITY NATIONAL STOCK AND CASH. If pursuant to the Merger a Holder exchanges all of the shares of Harbor Stock actually owned by the Holder for a combination of City National Stock and cash, such Holder will realize gain or loss equal to the difference between (i) the sum of cash and the fair market value of City National Stock received and (ii) the Holder's adjusted tax basis in the shares of Harbor Stock surrendered therefor. However, any such loss will not be recognized, and any such gain will only be recognized to the extent of the cash received. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares of Harbor Stock cannot be used to offset a gain recognized on another block of shares of Harbor Stock. Any such recognized gain will generally be long-term capital gain if the Holder's holding period with respect to the stock is more than one year, and otherwise will be short-term capital gain. The Preferential Rates will apply to any such recognized gain if the Holder's holding period with respect to the stock is more than 18 months. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the Holder's ratable share of Harbor's accumulated earnings and profits (and, possibly, City National's accumulated earnings and profits). The term "accumulated earnings and profits" in the preceding sentence may include current earnings and profits.

    The aggregate tax basis of City National Stock received by a Holder that exchanges the Holder's shares of Harbor Stock for a combination of City National Stock and cash pursuant to the Merger will be equal to the aggregate adjusted tax basis of the shares of Harbor Stock surrendered therefor, decreased by the cash received and increased by any recognized gain (whether capital gain or ordinary income). The holding period of such City National Stock will include the holding period of the shares of Harbor Stock surrendered therefor. If a Holder has differing bases or holding periods in respect of the Holder's shares of Harbor Stock, the Holder should consult his or her tax advisor prior to the exchange to identify the particular shares of Harbor Stock to be surrendered in the exchange and the particular bases or holding periods of the particular shares of City National Stock that it receives in the exchange.

    POSSIBLE TREATMENT OF CASH AS A DIVIDEND. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or dividend income depends upon whether and to what extent the exchange reduces the Holder's deemed percentage stock ownership interest in City National Stock. For purpose of this determination, the Holder is treated as if he or she first exchanged all of the Holder's shares of Harbor Stock solely for City National Stock and then City National immediately redeemed (the "deemed redemption") a portion of such City National Stock in exchange for the cash that the Holder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if the deemed redemption is (i) "substantially disproportionate" with respect to the Holder, (ii) "not essentially equivalent to a dividend," or (iii) a "complete termination" of the Holder's interest in all shares of City National Stock actually and constructively owned by that Holder.

    The deemed redemption, generally, will be "substantially disproportionate" with respect to a Holder if the percentage described in (ii) below is less than 80 percent of the percentage described in (i) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a Holder will depend upon the Holder's particular circumstances. At a minimum, however, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the Holder's deemed percentage ownership of City National Stock. In general, that determination requires a comparison of (i) the percentage of outstanding City National Stock that the Holder is deemed actually and constructively to have owned immediately before the deemed redemption and (ii) the percentage of outstanding City National Stock that is actually and constructively owned by the

Holder immediately after the deemed redemption. In applying the foregoing tests, a shareholder is deemed to own stock owned and, in some cases, constructively owned by certain family members, certain estates and trusts of which the Holder is a beneficiary, certain affiliated entities, and stock subject to an option actually or constructively owned by the shareholder or such other persons. As these rules are complex, each Holder that may be subject to these rules should consult its tax advisor. The Internal Revenue Service has ruled that a relatively minor reduction in the percentage stock ownership of a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a "meaningful reduction." Accordingly, in most circumstances, gain recognized by a Holder that exchanges the Holder's shares of Harbor Stock for a combination of City National Stock and cash generally will be long-term capital gain if the Holder's holding period with respect to the stock is more than one year, will be subject to the Preferential Rates if the Holder's holding period with respect to the stock is more than 18 months, and otherwise will be short-term capital gain. It is not clear what constitutes a "minimal" stock interest for this purpose, nor how much reduction in relative equity interest is required. Because of the uncertainty in this area, shareholders are strongly urged to consult their own tax advisors as to whether their receipt of cash qualifies for capital gain treatment under this test.

    The receipt of cash by a shareholder of Harbor will be a "complete termination of interest" only if the shareholder receives cash for all of the shares of Harbor Stock actually and constructively owned by that shareholder at the time of the Merger. For these purposes, the constructive ownership rules will apply as described above. However, Section 302(c)(2) of the Code provides that, for the purpose of determining whether there is a "complete termination of interest," the family member constructive ownership rules will not apply if certain conditions are met. If those conditions are met, a Harbor shareholder will not be deemed to own shares of City National Stock owned or deemed to be owned by family members for the purpose of determining whether there is a complete termination of that shareholder's interest.

    The Agreement and Plan of Merger permits Harbor shareholders to make certain elections regarding their preferred mix of cash and City National Stock to be received in the Merger. In planning which election to make, shareholders of Harbor should take into account the rules described above. The factors determining whether a particular shareholder will obtain sale or exchange treatment (as opposed to dividend treatment) with respect to any cash received must be analyzed on a shareholder-by-shareholder basis. In addition, the relative benefits of receiving sale or exchange treatment (as opposed to dividend treatment) with respect to any cash received must be determined and weighed on a shareholder-by-shareholder basis. In planning for such an election, each shareholder should consult with his or her own tax advisor.

    CASH RECEIVED IN LIEU OF A FRACTIONAL SHARE. Cash received in lieu of a fractional share of City National Stock will be treated as received in redemption of such fractional share and gain or loss will be recognized by a Holder, equal to the difference between the amount of cash received and the portion of the basis of the share of Harbor Stock allocable to such fractional interest. Such gain or loss generally will be capital gain or loss, will be long-term capital gain or loss if the holding period for such share of Harbor Stock was greater than one year as of the date of the exchange and will be subject to the Preferred Rates if the holding period for such share of Harbor Stock was greater than 18 months as of the date of the exchange.

    OTHER CONSIDERATIONS APPLICABLE TO SHAREHOLDERS OF HARBOR. Shareholders of Harbor will be required to provide their social security numbers or their taxpayer identification numbers or, in some circumstances, certain other information to the Exchange Agent and to certify that such information is correct in order to avoid the "backup withholding" requirements that might otherwise apply under the Code. If a shareholder of Harbor does not provide his or her social security number, taxpayer identification number or other required information and certify that such information is correct, City National will be required to withhold 31 percent of any cash payments to which such shareholder is entitled pursuant to the Merger Agreement unless an exemption applies under the applicable law and regulations. Any amount paid as

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
backup withholding will be credited against the Holder's federal income tax liability. Shareholders of Harbor who receive City National Stock must also comply with the information reporting requirements of the Treasury regulations under Section 368 of the Code.

    SHARES ISSUED IN CONNECTION WITH STOCK OPTIONS OR THE PERFORMANCE OF SERVICES. The preceding discussion of federal income tax consequences may not be applicable to a shareholder of Harbor who acquires shares of Harbor Stock:
(1) pursuant to the exercise of any incentive stock option that was granted less than two years prior to the date of the Merger; (2) pursuant to the exercise of an incentive stock option that was exercised less than one year prior to the date of Merger; or (3) in connection with the performance of services where the shares of Harbor Stock continue to be subject to a "substantial risk of forfeiture" (or are substantially non-vested), as of the date of the Merger. Such a shareholder of Harbor may be treated as having received compensation (taxable as ordinary income) as a result of the Merger. Accordingly, any such shareholder should consult his or her own tax advisor with respect to the federal income tax consequences of the Merger.

    The foregoing discussion of the expected federal income tax consequences of the Merger is based on current authorities. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly change these expected consequences. Any such changes may or may not be retroactive with respect to transactions prior to the date of those changes.

    THE SUMMARY FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT CONSTITUTE TAX ADVICE OR AN OPINION OF MUNGER TOLLES. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER APPLICABLE TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

    The Merger will be accounted for by City National under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values prior to the Effective Time of the Merger. Income of the combined company will not include income (or loss) of Harbor prior to the Closing.

EXPENSES

    The Merger Agreement provides that each party will pay its own expenses in connection with the Merger Agreement, except that the costs and expenses of printing and mailing the Proxy Statement/ Prospectus will be borne by City National, unless the Merger does not occur, in which event such costs and expenses will be borne equally by City National and Harbor. All filing and other fees paid to the SEC in connection with the Merger will be borne by City National. None of Harbor's expenses in connection with the Merger Agreement will be deducted from the consideration payable to Harbor shareholders upon consummation of the Merger, nor will Harbor's reasonable expenses for attorneys, accountants, investment bankers, and other advisors and agents for services rendered solely in connection with the transactions contemplated by the Merger Agreement be considered in computing Harbor's Adjusted Book Value, as defined in
Section 7.2(e) of the Merger Agreement.

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                           CERTAIN RELATED AGREEMENTS

SHAREHOLDERS' AGREEMENT


    In connection with the Merger Agreement, certain officers and the directors of Harbor, together holding an aggregate of 402,741 shares of Harbor Stock (or approximately 28.46% of the shares of Harbor Stock outstanding on October 10,
1997), have each entered into a Shareholders' Agreement with City National dated as of August 28, 1997 (the "Shareholders' Agreement"). Pursuant to the Shareholders' Agreement, each such person has agreed to vote or cause to be voted all shares of Harbor Stock owned or acquired by him or her, in favor of the Merger and the Merger Agreement and the other matters contemplated by the Merger Agreement. In addition, each such person has agreed to vote or cause to be voted all of the shares of Harbor Stock against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving Harbor or its subsidiaries; (B) any sale, lease or transfer of a material amount of the assets of Harbor or its subsidiaries; (C) any change in the majority of the board of Harbor; (D) any material change in the present capitalization of Harbor; (E) any amendment of the Harbor Articles; (F) any other material change in Harbor's corporate structure or business; or (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the contemplated economic benefits to City National of the Merger or the transactions contemplated by the Merger Agreement or the Stock Option Agreement. Each such person has also agreed not to enter into any agreement or understanding with any person or entity to vote or give instructions after the date that the Shareholders Agreement terminates in any manner inconsistent with such person's obligation to vote in accordance with the above-referenced guidelines.


    Each such person also has agreed not to (1) sell, transfer, assign or otherwise dispose of any of his or her shares of Harbor Stock without the prior written consent of City National, other than shares of Harbor Stock sold or surrendered to pay the exercise price of any stock options or to pay taxes or satisfy Harbor's withholding obligations with respect to any taxes resulting from such exercise or (2) pledge, mortgage or encumber such shares of Harbor Stock.

    In addition, each such person also has agreed (1) that he or she will not directly or indirectly solicit any inquiries or proposals from any person relating to any proposal or transaction for the disposition of the business or assets of Harbor or any of its subsidiaries, or the acquisition of voting securities of Harbor or any subsidiary of Harbor or any business combination between Harbor and any person other than City National and (2) to use his or her best efforts to maintain such person's (including his or her affiliates') banking relationship with Harbor Bank after the Merger and after the occurrence of the Bank Merger, with City National Bank, for a period of at least three years in a manner consistent with past practice.

STOCK OPTION AGREEMENT

    GENERAL. Concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement thereto, City National and Harbor entered into the Stock Option Agreement, pursuant to which Harbor granted City National an option to purchase up to 282,901 shares of Harbor Stock (or such other number of shares of Harbor Stock as would, when issued, represent 19.9% of the then outstanding Harbor Stock) at a price per share of $18.00. The consummation of a purchase or a repurchase (as described below) pursuant to the Stock Option Agreement may be subject to, among other things, obtaining any required regulatory approvals.

    The following is a summary of certain provisions of the Stock Option Agreement which is attached hereto as Appendix C to this Proxy
Statement/Prospectus and is incorporated herein by reference. The following summary is qualified in its entirety by reference to the Stock Option Agreement.

    EXERCISE OF THE OPTION. The option is exercisable only upon the occurrence of certain specified events (each an "Exercise Event") inconsistent with the consummation of the Merger pursuant to the Merger Agreement. These include, but are not limited to:

        (1) a merger or consolidation of Harbor or its subsidiaries or a disposition of 50% or more of their consolidated assets;

        (2) the issuance, sale or disposition of securities representing 20% or more of the voting power of Harbor or its subsidiaries;

        (3) the acquisition by any person or group other than City National of beneficial ownership of, or the right to acquire beneficial ownership of, 20% or more of the outstanding shares of Harbor Stock;

        (4) the public announcement by Harbor of its intent to authorize, recommend or endorse, or the entering into by Harbor of an agreement to effect, any of the above-listed transactions; or

        (5) the termination by Harbor of the Merger Agreement if an alternative Takeover Proposal (as defined in the Merger Agreement) exists and the Harbor Board has reasonably determined in good faith in the exercise of their fiduciary duties, and upon consultation with and advice of independent legal counsel, that such termination is necessary.

If the Merger Agreement is terminated in a manner that does not immediately render the option exercisable, the option may thereafter become exercisable upon the occurrence of an Exercise Event, provided the option has not expired.

    EXPIRATION. The right to exercise the option expires under various circumstances, including, but not limited to (1) consummation of the Merger, (2) termination of the Merger Agreement by mutual consent, (3) termination of the Merger Agreement by Harbor if the Final City National Stock Price is less than $17.00, or (4) provided an Exercise Event or certain preliminary acquisition events have not occurred, termination of the Merger Agreement due to a material breach thereof, the failure to obtain Regulatory Approval or shareholder approval or the failure to consummate the Merger by March 31, 1998, or termination by City National due to a withdrawal of the endorsement of the Merger Agreement by the Harbor Board. The option also expires eighteen months following the date it first becomes exercisable or following any termination of the Merger Agreement other than pursuant to the provisions summarized in the previous sentence.

    LIMITATION ON SPREAD VALUE. City National may not realize Spread Value (as described below) in excess of $1,980,000 upon the exercise of the option. In the event the Spread Value exceeds $1,980,000 the number of shares of Harbor Stock which City National is entitled to purchase will be reduced to the extent required such that the Spread Value following such reduction is equal to or less than $1,980,000.

    "Spread Value" is precisely defined in the Stock Option Agreement, but is intended to approximate the excess of the market value of Harbor Stock (based on trading prices of Harbor Stock just prior to the date of exercise) over the option exercise price of $18.00 per share of Harbor Stock.

    ADJUSTMENT OF NUMBER OF SHARES. The number and type of securities subject to the options and the purchase price of the shares of Harbor Stock are subject to adjustment upon any change in the Harbor Stock by reason of dividend, stock split, recapitalization, combination, exchange of shares or other similar transactions or events such that City National will receive (upon exercise of the option) the same number and class of securities as if the option had been exercised immediately prior to the occurrence of such transaction or event. The number of shares of Harbor Stock subject to the option will also be adjusted in the event Harbor issues additional shares of Harbor Stock, such that the number of shares of Harbor Stock subject to the option represents 19.9% of Harbor's Stock then outstanding.

    SUBSTITUTE OPTION. In the event of certain mergers or consolidations involving Harbor or its subsidiaries or the sale or transfer of substantially all of Harbor's assets, City National has the right to cause the option to convert into or be exchanged for a substitute option. This substitute option would be subject to exercise by City National and repurchase by the issuer at the request of City National, at prices, and subject to conditions, specified in the Stock Option Agreement.

    REPURCHASE AT THE OPTION OF CITY NATIONAL. During the 12 month period following specified "Repurchase Events," City National has the right to require Harbor to repurchase the option and, to the extent permitted by the California Code, all shares of Harbor Stock purchased by City National pursuant to a previous exercise of the option. A "Repurchase Event" under the Stock Option Agreement includes: (i) the acquisition by any person or group of beneficial ownership, or the right to acquire beneficial ownership, of 50% or more of the then-outstanding shares of Harbor Stock, (ii) the consummation of a transaction causing a substitute option to be issued, or (iii) following an Exercise Event, the receipt by City National of notice that regulatory approval required for the exercise of the option and purchase of the option shares will not be issued or granted.

    Any repurchase will be at a price specified in the Stock Option Agreement as the "Repurchase Consideration." Generally, the Repurchase Consideration equals the sum of (1) the option price paid by City National upon exercises of the option and (2) the excess of the Applicable Price over $18.00, multiplied by the number of shares of Harbor Stock with respect to which the option has not been exercised or with respect to which the option has been exercised but City National still has beneficial ownership of the shares of Harbor Stock, multiplied by the number of all of such shares. The portion of the Repurchase Consideration in excess of the exercise price paid by City National is limited to $1,980,000.

    Under the Stock Option Agreement, the "Applicable Price" generally refers to the highest price per share of Harbor Stock (1) paid by another party in certain Repurchase Events, (2) received by Harbor shareholders in any transaction which caused a substitute option to be issued, or (3) in the market during a specified period prior to City National's exercise of its repurchase right. In the event of a sale of less than all of Harbor's assets, "Applicable Price" is defined with respect to market value of Harbor's remaining assets.

    REGISTRATION RIGHTS. City National has certain rights to require registration of any shares of Harbor Stock purchased pursuant to the Stock Option Agreement under the securities laws if necessary to enable City National to sell such shares.

    EFFECT OF STOCK OPTION AGREEMENT. The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated on the terms set forth in the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in Harbor from considering or proposing such an acquisition, even if such persons were prepared to offer higher consideration per share for Harbor Stock than the consideration set forth in the Merger Agreement.

RESALE OF CITY NATIONAL STOCK

    The shares of City National Stock issued pursuant to the Merger Agreement will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed to be an "affiliate" of Harbor for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Affiliates may not sell their shares of City National Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Harbor generally include individuals or entities that control, are controlled by or are under common control with Harbor and may include certain officers and directors of Harbor as well as principal shareholders of Harbor.

    Certain persons who Harbor believes to be affiliates of Harbor have entered into an agreement providing that such persons will not sell, assign, transfer or otherwise dispose of, or offer to sell, transfer or otherwise dispose of the City National Stock to be received by such persons in the Merger except (1) in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder or (2) in a transaction that, in the opinion of independent counsel reasonably satisfactory to City National, is exempt from registration under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware Code and the City National Certificate of Incorporation. For a fuller discussion of certain rights associated with the City National Stock, see "Comparison of Rights of Holders of City National Stock and Harbor Stock."

COMMON STOCK

    City National has 75,000,000 authorized shares of Common Stock, of which approximately 45,969,139 were issued and outstanding as of September 30, 1997 and an additional 7,424,435 shares were subject to stock options. City National Stock is traded on the NYSE under the symbol "CYN."

    The holders of City National Stock are entitled to one vote per share on all matters requiring stockholder action. The City National Certificate does not permit cumulative voting for directors. The holders of City National Stock have no preemptive or other subscription rights and there are no redemption, sinking fund or conversion privileges applicable thereto. The holders of City National Stock are entitled to receive dividends as and when declared by the board of directors out of funds legally available therefor, subject to any restrictions by its regulators. Upon liquidation, dissolution or winding up of City National, holders of City National Stock are entitled to share ratably in all assets remaining after payment of liabilities. All outstanding share of City National Stock are fully paid and nonassessable.

    The registrar and transfer agent for City National Stock is Continental Stock Transfer & Trust Company.

PREFERRED STOCK

    City National has 5,000,000 authorized shares of preferred stock, of which none were issued and outstanding as of September 30, 1997. City National's Certificate of Incorporation provides that the terms, rights and preferences of any preferred stock issued in the future, including dividend rates, conversion prices, voting rights, redemption prices, maturity dates, liquidation preference and similar matters, are to be determined by City National's Board of Directors at the time such issuance is approved. Management does not presently know whether any shares of preferred stock will actually be issued or, if issued, what the terms, rights and preferences thereof will be. Under Delaware law, however, the holders of such preferred stock will not have any preemptive rights with respect to the future issuance of shares of common or preferred stock, unless City National's Certificate of Incorporation is amended to provide for such rights. Depending on the terms, rights and preferences thereof, the issuance of any shares of preferred stock may have the effect of diluting the percentage of stock ownership and voting rights of other shareholders of City National.

RIGHTS AGREEMENT

    On February 26, 1997, the Board of Directors of City National adopted a Rights Agreement (the "Rights Agreement"), under which preferred stock purchase rights (the "Rights") were distributed as a Rights dividend on March 13, 1997 at the rate of one Right for each share of City National Stock held as of the close of business on that date. Until the Distribution Date (as defined below), (1) the Rights are not exercisable, (2) the Rights are attached to and trade only together with the City National Stock and (3) the stock certificates representing City National Stock also represent the Rights attached to the City National

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
Stock. Each share of City National Stock issued after March 13, 1997 and prior to the Distribution Date shall incorporate the terms of the Rights Agreement and include one Right.

    The "Distribution Date" is the earliest of (1) the tenth business day following the date of the first public announcement that any person (with certain exceptions) has become the beneficial owner of 10% or more of the then outstanding shares of City National Stock (such person is a "10% Stockholder" and the date of such public announcement is the "10% Ownership Date"), (2) the tenth business day (or such later day designated by the City National Board of Directors) following the date of commencement of, or the announcement of an intention to make, a tender offer or exchange offer, the consummation of which would cause any person to become a 10% Stockholder or (3) the first date, on or after the 10% Ownership Date, upon which City National is acquired by merger or other business combination in which City National is not the surviving entity.

    Upon the close of business on the Distribution Date, the Rights shall separate from the City National Stock, Rights certificates shall be issued, and the Rights shall become exercisable as described below.

    Unless the Rights have expired or been redeemed or exchanged, each Right may be exercised, at the option of the holders, to purchase one of the following:
(1) one-hundredth of one share of Series A Junior Participating Cumulative Preferred Stock of City National, at an exercise price of $90.00 per share, which will have rights similar to one share of City National Stock, (2) from and after the close of business on the tenth business day following the 10% Ownership Date, shares of City National Stock with a market value equal to twice the exercise price (initially $90), or (3) if, on or after the 10% Ownership Date, (a) City National is sold to or merged with another person or entity and is not the surviving corporation or all or part of the City National Stock is exchanged for the stock or assets of another person or entity or (b) 50% or more of City National's assets or earning power are sold, shares of common stock of the surviving corporation or purchaser with an aggregate market value equal to twice the exercise price (initially $90). From and after the first event of the type described in clauses (2) and (3) of this paragraph, each Right that is beneficially owned by a 10% Stockholder shall be void.

    The Rights shall expire on March 13, 2007, unless earlier redeemed or exchanged, unless the Distribution Date has previously occurred and the Rights have separated from the City National Stock, in which case the Rights will remain outstanding for ten years.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    Section 203 ("Section 203") of the Delaware Code prevents a Delaware corporation from engaging in a "Business Combination" (defined to include a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (generally defined as a person with 15% or more of a corporation's outstanding voting stock) for three years following the date such person became an Interested Stockholder unless: (1) before such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction in which the Interested Stockholder became an Interested Stockholder; (2) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers and employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) following the date on which such person became an Interested Stockholder, the Business Combination is (x) approved by the board of directors of the corporation and (y) authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interest Stockholder.

    Under Section 203, the restrictions described above apply to City National unless, among other things, (1) by the affirmative vote of a majority of shares entitled to vote, it adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 (such an amendment would not be effective until 12 months after its adoption and would not apply to any Business Combination between City National and any person who became an Interested Stockholder on or prior to such adoption); or (2) no class of City National's voting stock is (x) listed on a national securities exchange, (y) authorized for quotation on an inter-dealer quotation system of a registered national securities association or (z) held of record by more than 2,000 stockholders (unless any of the foregoing results from action taken, directly or indirectly, by an Interested Stockholder or from a transaction in which a person becomes an Interested Stockholder).

    A Business Combination is defined in Section 203 as (1) a merger or consolidation; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of the aggregate market value of either all assets of the corporation determined on a consolidated basis or all the outstanding stock of a corporation; (3) any transaction which results in the issuance or transfer by the corporation, or by certain subsidiaries thereof, of any of its stock to the Interested Stockholder, except pursuant to (x) the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the corporation of any subsidiary which were outstanding prior to the time the stockholder became an Interested Stockholder or (y) a transaction which effects a pro rata distribution to all stockholders of the corporation; (4) any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustment); or (5) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

CHARTER AND BYLAW PROVISIONS

    Nominations for the election of directors of City National may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors. Stockholders intending to nominate a director candidate for election must deliver written notice thereof to the Secretary of City National not later than 60 days in advance of such meeting. Such notice must set forth certain information concerning such stockholder and the stockholder's nominee(s).

    The City National Certificate provides that the City National Board of Directors consists of three classes. The directors in each class serve on the City National Board of Directors for approximately three years each. Notwithstanding the foregoing, the directors who currently serve in class one will serve through the 1998 City National shareholders' meeting, the directors who currently serve in class two will serve through the 1999 City National shareholders' meeting and the directors who currently serve in class three will serve through the 2000 City National shareholders' meeting.

    The annual meeting of stockholders is required to be held each year on the third Tuesday in April or at such other date designated by the Board of Directors. Under City National's Bylaws, a special meeting of stockholders may be called only by the President of City National or by a majority of the Board of Directors.

    The City National Certificate requires the approval of the holders of at least 70% of the outstanding Common Stock of City National for certain "Business Combinations" between City National or any subsidiary and a "Restricted Person" or its affiliates. Such business combinations include the sale or other disposition of all, substantially all, or any substantial part of the assets or business of City National or its subsidiaries; the purchase or other acquisition of all, substantially all, or any substantial part of the assets or business of another person; a merger or consolidation; any reclassification of securities or recapitalization designed to decrease the holders of any class of City National's voting securities if, immediately thereafter, a Restricted Person will be the owner of more than 35% of any such class; and the issuance of voting securities, or rights, warrants or options to acquire any such securities of City National or a subsidiary, to a Restricted Person. The foregoing stockholder approval is not required for any business combination approved by the Board of Directors (1) at a time when such other party was not a restricted Person or (2) in advance by the affirmative votes of at least the number of directors that is one less than the entire authorized number of directors of City National, at a meeting called for such purpose. A "Restricted Person" is any entity or group which, during any period of 12 consecutive months, directly or indirectly acquired more than 5% of the shares of any class of voting security of City National, except if the transaction in which such securities were acquired was approved in advance by 66 2/3% of the Board of Directors. A party ceases to be a Restricted Person at the end of 24 months following the most recent month in which such securities were acquired which, together with all other securities acquired in the immediately preceding 11 months, aggregated more than 5% of the outstanding voting securities.

    Under Delaware law, a certificate of incorporation can be amended by a majority of shares entitled to vote thereon, except as the certificate of incorporation otherwise provides or if the amendment relates to a provision requiring a greater vote. The foregoing provision contained in the Certificate of Incorporation of City National with respect to the requirements for a 70% stockholder vote in certain business combinations can be repealed or amended only with the approval of the holders of 70% of the outstanding City National Stock at a meeting called for such purpose, excluding City National Stock owned or controlled by a "Restricted Person" or its affiliates.

    The foregoing provisions of the City National Certificate, the Bylaws, the Rights Agreement and Section 203 of the Delaware Code have certain anti-takeover effects. The provisions help ensure that the Board of Directors, if confronted by a surprise proposal from a third party, will have sufficient time to review the proposal and alternatives to the proposal. In addition, the provisions help to insure that the holders of City National's stock are fairly treated in a multi-step acquisition.

    The provisions are intended to encourage persons seeking to acquire control of City National to initiate such an acquisition through arms-length negotiations with City National's Board of Directors. The provisions may have the effect of discouraging a third party from making a tender offer or otherwise attempting to attain control of City National, even through such an attempt might be beneficial to City National and its stockholders.

LIMITATION ON DIRECTOR'S LIABILITY

    City National has entered into indemnification agreements with certain officers and directors of City National which provide that City National agrees to indemnify and hold harmless such officer of director to the fullest extent permissible under its Certificate of Incorporation, Bylaws and applicable law. The indemnification agreements provide that rights granted thereunder cannot be eliminated or lessened by amendment to City National's Certificate of Incorporation or Bylaws.

    In addition, City National's Certificate and City National Bank's Articles of Association provide that, to the fullest extent permitted by the Delaware Code and, in the case of City National Bank, except as prohibited by rules of the OCC, a director of City National or City National Bank shall not be liable to City National or City National Bank or their respective stockholders for monetary damages for breach of fiduciary duty as a director. The Delaware Code currently provides that a director may be relieved of liability for a breach of fiduciary duty (including acts constituting gross negligence), except under certain circumstances, including breach of the director's duty of loyalty to a corporation or its stockholders, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, unlawful payment of a dividend or unlawful stock purchase or redemption or any transaction from which the director derived an improper personal benefit.

                               DISSENTERS' RIGHTS

RIGHTS OF DISSENTING SHAREHOLDERS

    Shareholders of Harbor who dissent from the Merger by complying with the procedures set forth in Chapter 13 of the California General Corporation Law ("Chapter 13") would be entitled to receive an amount equal to the fair market value of their shares as of August 27, 1997, the last trading day before the public announcement of the Merger. The closing bid price of Harbor Stock on August 27, 1997 was $19.625. A copy of Chapter 13 is attached hereto as Appendix B and should be read for more complete information concerning dissenters' rights, THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. The information set forth below is a general summary of dissenters' rights as they apply to Harbor shareholders and is qualified in its entirety by reference to Appendix B.

    In order to be entitled to exercise dissenters' rights, a shareholder of Harbor must vote "AGAINST" the Merger. Thus, any shareholder who wishes to dissent and executes and returns a proxy in the accompanying form must specify that his or her shares are to be voted "AGAINST" the Merger. If the shareholder returns a proxy without voting instructions or with instructions to vote "FOR" the Merger, his or her shares will automatically be voted in favor of the Merger and the shareholder will lose any dissenters' rights. In addition, if the shareholder abstains from voting his or her shares, the shareholder will lose his or her dissenters' rights.

    Furthermore, in order to preserve his or her dissenters' rights, a shareholder must make a written demand upon Harbor for the purchase of dissenting shares and payment to such shareholder of their fair market value, specifying the number of shares held of record by such shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of August 27, 1997. Such demand must be addressed to Harbor Bancorp, 11 Golden Shore, Long Beach, California 90802; Attention: Melissa Lanfre, and must be received by Harbor not later than the date of the Meeting. A vote "Against" the Merger does not constitute such written demand.

    If the Merger is approved by the shareholders, Harbor will have ten days after such approval to send to those shareholders who have voted against the approval of the Merger written notice of such approval accompanied by a copy of Chapter 13, a statement of the price determined by Harbor to represent the fair market value of the dissenting shares as of August 27, 1997, and a brief description of the procedure to be followed if a shareholder desires to exercise dissenters' rights. Within 30 days after the date on which the notice of the approval of the Merger is mailed, the dissenting shareholder must surrender to Harbor at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Harbor Stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

    If Harbor and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Payment of the fair market value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the Merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

    If Harbor denies that the shares surrendered are dissenting shares, or Harbor and the dissenting shareholder fail to agree upon a fair market value of such shares of Harbor Stock, then the dissenting shareholder of Harbor must, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters' rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

    A dissenting shareholder may not withdraw his or her dissent or demand for payment unless Harbor consents to such withdrawal.

    In the event a person who makes a timely written demand for purchase and votes against the Merger subsequently files an Effective Election Statement before the Election Deadline, he or she will be deemed to have waived his or her dissenters' rights, and his or her shares will be converted into City National Stock or cash or both in accordance with the instructions given in the Effective Election Statement.

FEDERAL INCOME TAX TREATMENT OF DISSENTERS

    Any shareholder of Harbor who effectively dissents from the Merger (see "Rights of Dissenting Shareholders," above) and who receives cash for his or her shares will recognize a gain (or loss) for federal income tax purposes equal to the amount by which the cash received for those shares exceeds (or is less than) the shareholder's tax basis for the shares. The amount of that gain (or loss), if any, will be treated as ordinary income (or loss), long-term capital gain (or loss) subject to the Preferential Rates, long-term capital gain (or loss) not subject to the Preferential Rates, or short-term capital gain (or loss) depending on the length of time the shares are held by the dissenter, whether the shares are held as a capital asset, and whether the dissenter is deemed to own shares of Harbor Stock pursuant to the attribution rules of Section 318 of the Code. In certain circumstances, a dissenter can be deemed for tax purposes to own shares that are actually owned by a non-dissenter that is related to the dissenter, with the possible result that the cash received in the exercise of the dissenter's rights could be treated as a dividend received pursuant to a corporate distribution rather than an amount received pursuant to a sale or exchange of Harbor Stock. See "THE MERGER--Certain Federal Income Tax Consequences--Possible Treatment of Cash as a Dividend." Because the tax treatment of dissenting shareholders depends upon their individual circumstances, such shareholders are urged to consult their own tax advisors.

    COMPARISON OF RIGHTS OF HOLDERS OF CITY NATIONAL STOCK AND HARBOR STOCK

    City National is incorporated under the laws of the State of Delaware and Harbor is incorporated under the laws of the State of California. Shareholders whose rights as shareholders are currently governed by California law and the Harbor Articles and Harbor Bylaws, will, in the event that such shareholders receive City National Stock as full or partial consideration in the Merger, become shareholders of City National, and their rights as such will be governed by Delaware law and the City National Certificate and City National By-laws. Certain differences between the rights of holders of shares of City National Stock and shares of Harbor Stock are summarized below.

    The following summary does not purport to be a complete statement of the rights of shareholders under the applicable California laws and the Harbor Articles and Harbor Bylaws as compared with the rights of City National shareholders under the applicable Delaware laws, the City National Certificate and City National By-laws or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. The summary is qualified in its entirety by reference to the Delaware Code and the California Code and the governing corporate instruments of City National and Harbor, to which such shareholders are referred.

CERTAIN VOTING RIGHTS

    California law generally requires approval of any reorganization (which includes a merger, certain exchange reorganizations and certain sale-of-asset reorganizations) or sale of all or substantially all of the assets of a corporation by the affirmative vote of the holders of a majority (unless the articles of incorporation require a higher percentage) of the outstanding shares of each class of capital stock of the corporation entitled to vote thereon. The Harbor Articles do not require a higher percentage.

    Under Delaware law, any merger, consolidation or sale of all or substantially all of the assets of a corporation requires the approval of the holders of a majority (unless the certificate of incorporation requires a higher percentage) of the outstanding shares of such corporation entitled to vote thereon. The City National Certificate does not require a higher percentage except with respect to certain "business combinations" with restricted persons as more particularly described below.

    In general, under California law, no approval of a reorganization is required by the holders of the outstanding shares in the case of any corporation if such corporation, or its shareholders immediately before such reorganization, or both, own, immediately after such reorganization, equity securities (other than warrants or rights) of the surviving or acquiring corporation, or the parent of either of the constituent corporations, possessing more than five-sixths of the voting power of such surviving or acquiring corporation or such parent.

    Delaware law provides that (unless required by the certificate of incorporation) no authorization by stockholders of a surviving or acquiring corporation is necessary for a merger if (1) the merger does not amend the certificate of incorporation of the corporation, (2) each share of stock of the corporation outstanding prior to the merger remains identical after the merger, and (3) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such shares are to be issued or delivered under the plan of merger or the authorized unissued shares or the treasury shares of common stock of the corporation to be issued or delivered under the merger plus shares issuable upon conversion of any other shares, securities or obligations to be issued or delivered under the merger do not exceed 20% of the shares of common stock of the corporation outstanding prior to the merger. The City National Certificate does not require stockholder authorization for mergers of the type described in the preceding sentence.

    Notwithstanding the foregoing, the City National Certificate requires the approval of the holders of at least 70% of the outstanding shares of City National Stock for certain "business combinations" between City National or any subsidiary and a "Restricted Person" (as hereinafter defined) or its affiliates. Such business combinations include the sale or other disposition of all, substantially all, or any substantial part of the assets or business of City National or its subsidiaries; the purchase or other acquisition of all, substantially all, or any substantial part of the assets or business of another person; a merger or consolidation; any reclassification of securities or recapitalization designed to decrease the holders of any class of City National's voting securities if, immediately thereafter, a Restricted Person will be the owner of more than 35% of any such class; and the issuance of voting securities or rights, warrants or options to acquire any such securities of City National or a subsidiary to a Restricted Person. The foregoing stockholder approval is not required for any business combination approved by the Board of Directors (1) at a time when such other party was not a Restricted Person or (2) in advance by the affirmative votes of at least the number of directors that is one less than the entire authorized number of directors of City National, at a meeting called for such purpose. A "Restricted Person" is any entity or group which, during any period of 12 consecutive months, directly or indirectly acquired more than 5% of the shares of any class of voting security of City National, except if the transaction in which such securities were acquired was approved in advance by 66 2/3% of the board of directors. A party ceases to be a Restricted Person at the end of 24 months following the most recent month in which such securities were acquired which, together with all other securities acquired in the immediately preceding 11 months, aggregated more than 5% of the outstanding voting securities.

    Under California law, a parent corporation may, without shareholder approval, merge into itself a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

    Similarly, Delaware law permits a merger of a 90% owned subsidiary corporation into its parent without shareholder approval so long as the resolution of the Board of Directors of the parent providing for the merger states the terms and conditions of the merger, including the consideration to be given by the parent in exchange for the subsidiary shares not owned by the parent.

DIVIDENDS

    Generally, a California corporation may pay dividends out of retained earnings or if, after giving effect thereto, (1) the sum of the assets (excluding goodwill and certain other assets) of the corporation is at least equal to 1 1/4 times its liabilities (excluding certain deferred credits) and
(2) the current assets of such corporation are at least equal to (A) its current liabilities or (B) if the average of the earnings of such corporation before taxes and interest expense for the two preceding fiscal years was less than the average of the interest expense of such corporation for such fiscal years, 1 1/4 times its current liabilities. In addition, the ability of a California corporation to pay dividends is restricted by certain limitations for the benefit of certain preference shares.

    Under Delaware law, a corporation may pay dividends out of surplus or, in the event that no surplus exists, out of its net profits for the fiscal year in which the dividend is declared or its net profits for the preceding fiscal year, subject to certain limitations for the benefit of certain preference shares. The City National Bylaws provide that the Board of Directors may, in accordance with applicable law, declare dividends.

ELECTION OF DIRECTORS; BOARD OF DIRECTORS

    Under California law (unless a listed corporation's articles of incorporation or bylaws provide otherwise), any shareholder of a corporation is entitled to cumulate his or her votes for the election of directors provided that at least one shareholder has given notice at the meeting prior to the voting of such shareholder's intention to cumulate his or her votes. Cumulative votes may only be cast for candidates who have been nominated before the voting. Harbor is not a listed corporation and therefore cannot eliminate cumulative voting.

    Delaware law permits cumulative voting in the election of directors of a corporation if the certificate of incorporation of such corporation provides for cumulative voting. The City National Certificate does not provide for cumulative voting.

    Under California law, a company which is not a listed corporation (such as Harbor) is not permitted to classify its board of directors into different classes.

    Under Delaware law, City National is permitted to provide in its articles of incorporation or in an initial bylaw for classification of its Board of Directors into up to three classes. The City National Certificate provides that the City National Board of Directors consists of three classes. The directors in each class serve on the City National Board of Directors for approximately three years each. Notwithstanding the foregoing, the directors who currently serve in class one will serve through the 1998 City National shareholders' meeting, the directors who currently serve in class two will serve through the 1999 City National shareholders' meeting and the directors who currently serve in class three will serve through the 2000 City National shareholders' meeting.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Under California law the holders of at least 10% of the number of outstanding shares of any class of stock may initiate a court action to remove any director for cause. In addition, any or all of the directors of a California corporation may be removed without cause by the affirmative vote of a majority of the outstanding shares entitled to vote. However, no director may be removed (unless the entire board is removed) when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of the directors authorized at the time of the director's most recent election were then being elected.

    Under Delaware law, any or all directors of a corporation may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. However, in the case of a corporation whose board is classified, shareholders may remove directors only for cause, and in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.

    Under California law (unless otherwise provided in the articles of incorporation or bylaws and except for a vacancy created by the removal of a director), vacancies on the board of directors, including any vacancy resulting from an increase in the authorized number of directors, may be filled by approval of the board. In addition, any vacancy not filled by the directors may be filled by the vote of the majority of shares entitled to vote at an annual or special meeting. Neither the Harbor Articles nor the Harbor Bylaws provide otherwise. Under Delaware law (unless otherwise provided in the articles of incorporation or bylaws), vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors in office. Neither the City National Certificate nor the City National Bylaws provides otherwise.

SPECIAL MEETINGS OF SHAREHOLDERS; SHAREHOLDER ACTION BY WRITTEN CONSENT

    Under California law, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than 10% of the votes at the meeting or such additional persons as may be provided in the articles of incorporation or bylaws. Neither the Harbor Articles nor the Harbor Bylaws permit any other person to call a special meeting.

    Under Delaware law, a special meeting of shareholders may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or by-laws. The City National Bylaws provide that a special meeting may be called by the president and shall be called by the president or secretary at the written request of a majority of the board of directors.

    Under California law (unless otherwise provided in the articles) and the Harbor Bylaws, any action which may be taken at a meeting of shareholders may also be taken by the written consent of the holders of at least the same proportion of outstanding shares as would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted, except that California law provides that the election of directors by written consent generally requires the unanimous consent of all shares entitled to vote for the election of directors. The Harbor Articles do not provide otherwise.

    Under Delaware law (unless otherwise provided in the certificate of incorporation), any action which is required to be taken or may be taken at a meeting of stockholders, may be taken by a written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. The City National Certificate provides that such action may be taken by the written consent of the holders of not less than a majority of the stock entitled to vote upon such action if a meeting were held.

AMENDMENT OF BYLAWS

    Under California law, bylaws may be adopted, amended or repealed either by the vote of a majority of the outstanding shares entitled to vote thereon or (subject to any restrictions in the articles of incorporation or bylaws) by the approval of the board of directors, except that amendments to the bylaws specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa may only be adopted by approval of the affirmative vote of a majority of the outstanding shares entitled to vote. There are no such further restrictions in the Harbor Articles or Harbor Bylaws.

    Under Delaware law, the power to adopt, amend or repeal by-laws is vested in the stockholders entitled to vote unless the certificate of incorporation confers the power to adopt, amend or repeal by-laws upon the directors as well. The City National Certificate provides that the City National Bylaws may be made, altered, amended or repealed by the board of directors.

AMENDMENT OF CHARTER

    Under both California and Delaware law, amendments to the articles or certificate of incorporation of a corporation generally require approval by vote of the board of directors and the holders of a majority of outstanding shares entitled to vote thereon and, where their rights are affected, by the holders of a majority of the outstanding shares of a class, whether or not such class is entitled to vote thereon by the provision of the charter.

DISSENTERS' RIGHTS

    Under California law, in connection with the merger of a corporation for which the approval of outstanding shares is required, dissenting shareholders of such corporation who follow prescribed statutory procedures are entitled to receive payment of the fair market value of their shares. For a more complete description of such rights, see "DISSENTERS' RIGHTS."

    Under Delaware law, appraisal rights are generally available for the shares of any class or series of stock of a corporation in a merger or consolidation; provided that no appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (1) listed on a national securities exchange or (2) held of record by more than 2,000 stockholders; and further provided that no appraisal rights are available to stockholders of the surviving corporation if the merger did not require their approval. Notwithstanding the foregoing, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (1) shares of stock of the corporation surviving or resulting from such merger or consolidation; (2) shares of stock of any other corporation which at the effective date of the merger or consolidation is either listed on a national securities exchange or held of record by more than 2,000 stockholders; (3) cash in lieu of fractional shares; or (4) any combination of the foregoing.

CERTAIN BUSINESS COMBINATIONS AND REORGANIZATIONS

    Generally, Delaware law would prevent an "Interested Stockholder" (defined as a person beneficially owning 15% or more of a corporation's outstanding voting stock) from engaging in a Business Combination (as defined in Section 203 of the Delaware Code) with a corporation for three years following the date such person became an Interested Stockholder unless: (1) before such person became an Interested Stockholder, the board of directors of such corporation approved either the business combination or the transaction in which the Interested Stockholder became an Interested Stockholder; (2) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of such corporation outstanding at the time the transaction commenced (excluding stock held by (A) directors who are also officers and (B) employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (3) at or subsequent to such time, the Business Combination is (x) approved by the board of directors of such corporation and (y) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of such corporation not owned by the Interested Stockholder.

    Under California law, if a tender offer or written proposal to acquire a corporation by a reorganization or certain sales of assets is made to a corporation's shareholders by an Interested Party (as hereinafter defined) (each an "Interested Party Proposal"), (1) an affirmative opinion in writing as to the fairness of the consideration to the shareholders of such corporation must be delivered to shareholders of such corporation (or, in the event that no shareholder approval is required for the consummation of the transaction, to the corporation's board of directors) and (2) such shareholders must be (A) informed of certain later tender offers or written proposals for a reorganization or sale of assets made by other persons and (B) afforded a reasonable opportunity to withdraw any vote, consent or proxy previously given or shares previously tendered in connection with the Interested Party Proposal. For the purposes of this paragraph, "Interested Party" shall mean a person who is a party to the transaction and (x) directly or indirectly controls the corporation that is the subject of the tender offer or proposal; (y) is, or is directly or indirectly controlled by, an officer or director of the subject corporation; or (z) is an entity in which a material financial interest (as defined in Section 310 of the California Code) is held by any director or executive officer of the subject corporation.

    In addition, in connection with any merger transaction, California law generally requires that, unless all shareholders of a class or series consent (and except with respect to fractional shares), each share of such class or series must be treated equally with respect to any distribution of cash, property, rights or securities. California law also provides generally that if a corporation that is party to a merger, or its parent, owns more than 50% but less than 90% of the voting power of the other corporation that is party to such merger, the nonredeemable shares of common stock of the controlled corporation may be converted only into nonredeemable shares of the surviving corporation or a parent party unless all of the shareholders of the class consent.

                        VALIDITY OF CITY NATIONAL STOCK

    Certain legal matters concerning the City National Stock will be passed upon for City National by Richard H. Sheehan, Jr. Senior Vice President and General Counsel of City National. As of September 30, 1997, Mr. Sheehan owned beneficially, directly or indirectly, 2,000 shares of City National Stock and owned options exercisable for 10,250 shares of such stock.

                                    EXPERTS

    The consolidated financial statements of Harbor incorporated by reference in this Proxy Statement/ Prospectus have been audited by Ernst & Young LLP, independent auditors, for the periods indicated in their report thereon which is included in Harbor's Annual Report on Form 10-KSB for the year ended December 31, 1996. The consolidated financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their report given on the authority of said firm as experts in accounting and auditing.

    Representatives of Ernst & Young LLP are expected to be present at the Special Meeting and are expected to be available to respond to appropriate questions.

    The consolidated financial statements of City National incorporated by reference in this Proxy Statement/Prospectus have been audited by KPMG Peat Marwick LLP, independent auditors, for the periods indicated in their report thereon which is included in the Annual Report on Form 10-K for the year ended December 31, 1996. The consolidated financial statements audited by KPMG Peat Marwick LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

                                 OTHER MATTERS

    The Board of Directors of Harbor does not know of any matter to be presented at the Special Meeting other than that set forth above. However, if other matters come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote the shares represented by the Proxy in their discretion, taking into account any recommendations of the Board of Directors of Harbor on such matters, and discretionary authority to do so is included in the Proxy.

               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The following unaudited Pro Forma Condensed Combined Balance Sheets as of June 30, 1997 combine the historical consolidated balance sheets of City National and Harbor as if the Merger had been effective on June 30, 1997, after giving effect to the purchase accounting and other merger-related adjustments described in the Notes to Pro Forma Condensed Combined Financial Statements. The unaudited Pro Forma Combined Statements of Operations present the combined consolidated results of operations of City National and Harbor for the six months ended June 30, 1997 and the year ended December 31, 1996 as if the Merger, the Riverside Merger and the Ventura Merger had been effective on January 1, 1997 and January 1, 1996, respectively, after giving effect to the purchase accounting and other merger-related adjustments described in the respective accompanying notes.

    Under the Merger Agreement, Harbor shareholders receiving City National Stock will receive for each share of Harbor Stock held by them that fraction of a share (or number of shares) of City National Stock equal to the Exchange Ratio. The Exchange Ratio is determined by dividing $24.10 by the Final City National Stock Price for Harbor, provided in the event the Final City National Stock Price is between $31.9125 and $34.6875, the Exchange Ratio will be based upon a Final City National Stock Price of $31.9125 and, accordingly, will be fixed at 0.7552. In the event the Final City National Stock Price is above $34.6875, the Exchange Ratio is determined by dividing 26.20 by the Final City National Stock Price. In the event the Final City National Stock Price is less than $23.5875, the Exchange Ratio will be based upon a Final City National Stock Price of $23.5875 and, accordingly, will be fixed at 1.0217. Harbor has the right to terminate the Merger if the Final City National Stock Price is less than $17.00. Because the Exchange Ratio floats if the Final City National Stock Price is between $23.5875 and $31.9125, the amount of goodwill and goodwill amortization will not change if the Final City National Stock Price is between $23.5875 and $31.9125. The Exchange Ratio based on the average of the closing City National Stock prices on the twenty business days ended September 22, 1997 of 0.8040 was used in the unaudited Pro Forma Condensed Combined Financial Statements. Pursuant to the Merger Agreement, not less than 48% of the aggregate number of issued and outstanding shares of Harbor Stock as of the Effective Time will be converted into shares of City National Stock.

    The unaudited pro forma combined financial statements and accompanying notes reflect the application of the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the closing. As described in the accompanying notes, estimates of the fair values of Harbor's assets and liabilities have been combined with recorded values of the assets and liabilities of City National. However, changes to the adjustments included in the unaudited pro forma combined financial statements are expected as evaluations of assets and liabilities are completed and as additional information becomes available. See "THE MERGER--Accounting Treatment." In addition, the results of operations of Harbor subsequent to June 30, 1997 will affect the allocation of the purchase price. Accordingly, the final pro forma combined amounts will differ from those set forth in the unaudited pro forma combined financial statements.

    The unaudited pro forma combined financial statements are intended for informational purposes only and are not necessarily indicative of the future financial position or future results of operations of the combined company, or of the financial position or results of operations of the combined company that would have actually occurred had the Merger been in effect as of the date or for the periods presented. The unaudited pro forma condensed financial statements of City National and Harbor should be read in conjunction with the historical and other pro forma information, including the respective notes thereto, which in the case of City National, are incorporated by reference in this Proxy Statement/Prospectus, and in the case of Harbor, are attached to this Proxy Statement/Prospectus.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                AT JUNE 30, 1997
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                 CITY                                PRO FORMA
                                                               NATIONAL      HARBOR     PRO FORMA     COMBINED
                                                              HISTORICAL   HISTORICAL  ADJUSTMENTS  WITH HARBOR
                                                             ------------  ----------  -----------  ------------
ASSETS

Cash and due from banks....................................   $  295,281   $   20,083   $  (2,400)  $    312,964
Interest-bearing deposits in other banks...................          444          495                        939
Federal funds sold and securities purchased under resale
  agreements...............................................                    30,500     (15,348)        15,152
Securities.................................................      826,441       11,219                    837,660
Trading account securities.................................       47,259                                  47,259
Loans......................................................    3,446,452      148,671                  3,595,123
Less allowance for credit losses...........................      132,885        2,829                    135,714
                                                             ------------  ----------  -----------  ------------
  Net loans................................................    3,313,567      145,842                  3,459,409
Premises and equipment, net................................       36,719        1,783        (500)        38,002
Customers' acceptance liability............................        4,810           --                      4,810
Other real estate..........................................       10,238          549                     10,787
Deferred tax asset.........................................       51,463           --       1,260         48,103
                                                                                           (4,620)
Goodwill...................................................       26,350           --      14,928         41,278
Other intangible assets....................................       35,991           --      11,000         46,991
Other assets...............................................       61,881        2,382                     64,263
                                                             ------------  ----------  -----------  ------------
  Total assets.............................................   $4,710,444   $  212,853   $   4,320   $  4,927,617
                                                             ------------  ----------  -----------  ------------
                                                             ------------  ----------  -----------  ------------

LIABILITIES

Demand deposits............................................   $1,589,349   $   90,585               $  1,679,934
Interest bearing deposits..................................    2,067,721      104,818                  2,172,539
                                                             ------------  ----------  -----------  ------------
  Total deposits...........................................    3,657,070      195,403                  3,852,473
Federal funds purchased and securities sold under
  repurchase agreements....................................      248,384           --                    248,384
Other short-term borrowings................................      267,931           --                    267,931
Long-term debt.............................................        9,800           --                      9,800
Other liabilities..........................................       50,234        1,151       3,000         53,245
                                                                                           (1,140)
Acceptances outstanding....................................        4,810           --                      4,810
                                                             ------------  ----------  -----------  ------------
  Total liabilities........................................    4,238,229      196,554       1,860      4,436,643
                                                             ------------  ----------  -----------  ------------

SHAREHOLDERS' EQUITY

Common stock...............................................      486,145       16,299     (16,299)       491,032
                                                                                            4,887
Treasury shares, at cost...................................      (13,930)          --      13,872            (58)
                                                             ------------  ----------  -----------  ------------
  Total shareholders' equity...............................      472,215       16,299       2,460        490,974
                                                             ------------  ----------  -----------  ------------
  Total liabilities and shareholders' equity...............   $4,710,444   $  212,853   $   4,320   $  4,927,617
                                                             ------------  ----------  -----------  ------------
                                                             ------------  ----------  -----------  ------------

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                  (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          CITY                                                                          PRO FORMA
                                        NATIONAL     COMPLETED     PRO FORMA     PRO FORMA     HARBOR      PRO FORMA    COMBINED
                                       HISTORICAL   ACQUISITIONS  ADJUSTMENTS    COMBINED    HISTORICAL   ADJUSTMENTS  WITH HARBOR
                                      ------------  -----------  -------------  -----------  -----------  -----------  -----------
INTEREST INCOME:
  Interest and fees on loans........   $  145,028        1,927                   $ 146,955    $   6,901                 $ 153,856
  Interest on federal funds sold and
    securities purchased under
    resale agreements...............          583          117          (117)          583          502         (409)         676
  Interest on securities............       25,240          253                      25,493          366                    25,859
  Interest on trading account
    securities......................        1,152           --                       1,152           --                     1,152
                                      ------------  -----------        -----    -----------  -----------  -----------  -----------
    Total...........................      172,003        2,297          (117)      174,183        7,769         (409)     181,543
                                      ------------  -----------        -----    -----------  -----------  -----------  -----------
INTEREST EXPENSE:
  Interest on Deposits..............       34,526          664                      35,190        1,588                    36,778
  Interest on federal funds
    purchased and securities sold
    under repurchase agreements.....        6,408           --                       6,408           --                     6,408
  Interest on other short-term
    borrowings......................        6,833            7                       6,840           --                     6,840
  Interest on long-term debt........        1,672           --                       1,672           --                     1,672
                                      ------------  -----------        -----    -----------  -----------  -----------  -----------
    Total...........................       49,439          671                      50,110        1,588                    51,698
                                      ------------  -----------        -----    -----------  -----------  -----------  -----------
  NET INTEREST INCOME...............      122,564        1,626          (117)      124,073        6,181         (409)     129,845
  PROVISION FOR CREDIT LOSSES.......           --           --                          --          435                       435
                                      ------------  -----------        -----    -----------  -----------  -----------  -----------
  Net interest income after
    provision for credit Losses.....      122,564        1,626          (117)      124,073        5,746         (409)     129,410
                                      ------------  -----------        -----    -----------  -----------  -----------  -----------
NONINTEREST INCOME..................       26,039          340                      26,379          565                    26,944
NONINTEREST EXPENSE.................       87,409        1,460           329        89,198        5,067        1,285       95,550
Acquisition related expenses........        1,830        2,877                       4,707           --                     4,707
                                      ------------  -----------        -----    -----------  -----------  -----------  -----------
Income before taxes.................       59,364       (2,371)         (446)       56,547        1,244       (1,694)      56,097
Income taxes........................       21,803         (736)         (146)       20,921          467         (503)      20,885
                                      ------------  -----------        -----    -----------  -----------  -----------  -----------
NET INCOME..........................   $   37,561    $  (1,635)    $    (300)    $  35,626    $     777    $  (1,191)   $  35,212
                                      ------------  -----------        -----    -----------  -----------  -----------  -----------
                                      ------------  -----------        -----    -----------  -----------  -----------  -----------
NET INCOME PER SHARE................   $     0.79                                $    0.74                              $    0.73
                                      ------------                              -----------                            -----------
                                      ------------                              -----------                            -----------
Shares used to compute net income
  per share.........................       47,678                        253        47,931                       626       48,557
                                      ------------                     -----    -----------               -----------  -----------
                                      ------------                     -----    -----------               -----------  -----------

 See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996

                                  (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          CITY                                                                        PRO FORMA
                                        NATIONAL     COMPLETED    PRO FORMA    PRO FORMA     HARBOR      PRO FORMA    COMBINED
                                       HISTORICAL   ACQUISITIONS ADJUSTMENTS   COMBINED    HISTORICAL   ADJUSTMENTS  WITH HARBOR
                                      ------------  -----------  -----------  -----------  -----------  -----------  -----------
INTEREST INCOME:
  Interest and fees on loans........      224,702    $  31,486                 $ 256,188    $  12,750                 $ 268,938
  Interest on federal funds sold and
    securities purchased under
    resale agreements...............        3,562        2,064       (2,250)       3,376          859         (851)       3,384
  Interest on securities............       52,010        5,466                    57,476        1,479                    58,955
  Interest on trading account
    securities......................        1,849           --                     1,849           --                     1,849
                                      ------------  -----------  -----------  -----------  -----------  -----------  -----------
    Total...........................      282,123       39,016       (2,250)     318,889       15,088         (851)     333,126
                                      ------------  -----------  -----------  -----------  -----------  -----------  -----------
INTEREST EXPENSE:
  Interest on deposits..............       54,756       11,639                    66,395        3,055                    69,450
  Interest on federal funds
    purchased and securities sold
    under repurchase agreements.....       12,835           --                    12,835            3                    12,838
  Interest on other short-term
    borrowings......................       12,835          117                    12,952           --                    12,952
  Interest on long-term debt........        1,963           --                     1,963           --                     1,963
                                      ------------  -----------  -----------  -----------  -----------  -----------  -----------
    Total...........................       82,389       11,756                    94,145        3,058                    97,203
                                      ------------  -----------  -----------  -----------  -----------  -----------  -----------
  NET INTEREST INCOME...............      199,734       27,260       (2,250)     224,744       12,030         (851)     235,923
  PROVISION FOR CREDIT LOSSES.......           --           75                        75        1,159                     1,234
                                      ------------  -----------  -----------  -----------  -----------  -----------  -----------
  Net interest income after
    provision for credit losses.....      199,734       27,185       (2,250)     224,669       10,871         (851)     234,689
                                      ------------  -----------  -----------  -----------  -----------  -----------  -----------
NONINTEREST INCOME..................       43,995        4,759                    48,754        1,189                    49,943
NONINTEREST EXPENSE.................      143,895       25,014        5,954      174,863       10,180        2,570      187,613
Acquisition related expenses........          700          648                     1,348           --                     1,348
                                      ------------  -----------  -----------  -----------  -----------  -----------  -----------
Income before taxes.................       99,134        6,282       (8,204)      97,212        1,880       (3,421)      95,671
Income taxes........................       32,571        2,366       (2,706)      32,231          683       (1,019)      31,895
                                      ------------  -----------  -----------  -----------  -----------  -----------  -----------
NET INCOME..........................   $   66,563    $   3,916    $  (5,498)   $  64,981    $   1,197    $  (2,402)   $  63,776
                                      ------------  -----------  -----------  -----------  -----------  -----------  -----------
                                      ------------  -----------  -----------  -----------  -----------  -----------  -----------
NET INCOME PER SHARE................   $     1.47                              $    1.37                              $    1.33
                                      ------------                            -----------                            -----------
                                      ------------                            -----------                            -----------
Shares used to compute net income
  per share.........................       45,146                     2,307       47,453                       626       48,079
                                      ------------               -----------  -----------               -----------  -----------
                                      ------------               -----------  -----------               -----------  -----------

 See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

    NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

BALANCE SHEET

    Assuming a Final City National Stock Price of between $23.5875 and $31.9125, the total consideration value paid to the existing Harbor shareholders is $34,107,000 with total cash consideration of $15,348,000 and the balance in City National Stock.

    The cash payment of $15,348,000 will be paid from the proceeds from the sale of Federal funds. The number of shares to be tendered will be contingent upon the Final City National Stock Price which is the average of the City National Stock closing price in the twenty day period ending three business days before the Effective Time. For the purpose of the Pro Forma Financial Statements, the stock portion of the total consideration value is comprised of the issuance of 625,822 shares of City National Stock held as treasury stock as of June 30, 1997 with a market value of $29.975, the average of the City National Stock closing in the twenty day period ended September 22, 1997. The issuance of the treasury stock is recorded as a credit to shareholders' equity of $4,887,000 and a credit to treasury stock of $13,872,000.

    The purchase price of $35,607,000 which includes expenses of $400,000 directly attributable to the acquisition and a $1,100,000 payment to cash out existing unexercised stock options is allocated to the assets acquired and the liabilities assumed based on their estimated fair values at June 30, 1997 in accordance with APB No. 16. The table below reflects the adjustment of certain assets and liabilities to estimated fair value and the resultant goodwill. Total goodwill of approximately $14,928,000 is expected to be amortized over fifteen years. Total core deposit intangibles of approximately $11,000,000 is expected to be amortized over seven years.

                                                                          ADJUSTMENTS RELATED
                                                                                  TO
                                                                              ACQUISITION
                                                                         ---------------------
                                                                              (DOLLARS IN
                                                                              THOUSANDS)
Assets/liabilities
  Cash.................................................................        $  (2,400)
  Core deposit intangibles.............................................           11,000
  Fixed Assets.........................................................             (500)
  Deferred taxes created by core deposit intangibles...................           (4,620)
  Deferred taxes created by other acquisition adjustments..............            1,260
  Other liabilities....................................................           (1,140)
  Remaining unallocated purchase price (Goodwill)......................           14,928

    Included in the purchase price is $400,000 in direct costs to be paid immediately prior to the Effective Time and an additional $900,000 liability incurred in connection with existing severance contracts and with the termination of contracts and a $3,000,000 adjustment to record Harbor's existing leases to fair market value. Included in the total adjustment to Other Liabilities is a $1,140,000 reduction in income taxes currently payable to reflect the tax benefit related to the $900,000 liability incurred, the $500,000 fixed asset writeoff, the deductible portion of the $400,000 in direct costs to be paid immediately prior to the Effective Time and the $1,100,000 payment made immediately prior to the Effective Time to cash out certain of the Harbor stock options (approximately 68,000 shares) held by Harbor's officers.

STATEMENT OF INCOME

    (a) Decrease in interest on Federal funds sold is due to the utilization of Federal funds sold to fund the cash portion of the purchase price. The loss in interest income is estimated to be $409,000 and $851,000 for the six-month period and 12-month period beginning January 1, 1997 and January 1, 1996, respectively.

    NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)

    (b) Non-interest expense includes the amortization of core deposit intangibles and goodwill for the six-month period beginning January 1, 1997 of $788,000 and $497,000, respectively and for the 12-month period beginning January 1, 1996 of $1,576,000 and $994,000, respectively.

    (c) Additional income taxes are computed using a 42.0% tax rate. The tax attributes of Harbor will carry over to City National including all assets and liabilities and are recorded at amounts previously reflected, adjusted for purchase price allocations.

    (d) The pro forma combined net income per common share data are based on (i) combined historical income of Harbor and City National assuming the Merger is accounted for as a purchase and (ii) pro forma combined equivalent of the Harbor Stock converted (as adjusted for an exchange ratio of .8040 of a share of City National Stock for each share of Harbor Stock) and City National Stock as of June 30, 1997 and December 31, 1996.

COMPLETED ACQUISITIONS

    On January 17, 1997, City National Corporation competed the acquisition of Ventura County National Bancorp. City National Corporation paid $49.1 million for Ventura County National Bancorp by issuing approximately 1.3 million treasury shares with an aggregate market value of $28.1 million and paid the remainder, $21.0 million, in cash. This transaction was accounted for under the purchase method of accounting and resulted in the creation of core deposit and other intangibles of approximately $16.4 million and goodwill of approximately $13.0 million.

    On January 24, 1997, City National Bank completed its acquisition of Riverside National Bank. City National Bank paid $41.4 million for Riverside National Bank by issuing approximately 1.0 million treasury shares with an aggregate market value of $20.7 million and paid the remainder, $20.7 million, in cash. This transaction was accounted for under the purchase method of accounting and resulted in the creation of core deposit and other intangibles of $13.0 million and goodwill of approximately $14.0 million.

    In the first quarter of 1997, City National Bank recorded $1.8 million in acquisition related costs to cover certain integration expenses for VCNB Bancorp and Riverside National Bank. In addition, VCNB Bancorp and Riverside National Bank recorded charges totaling $2.9 million prior to the closing of the acquisitions to cover payments to cash out certain unexercised stock options, investment banking fees and legal fees related to the acquisitions.

    The pro forma adjustments for these two completed acquisitions are as follows:

        (a) Decrease in interest on Federal funds sold is due to the utilization of Federal funds sold to fund the cash portions of the purchase prices. The loss in interest income is estimated to be $117,000 and $2,250,000 for the six-month period and the 12-month period beginning January 1, 1997 and January 1, 1996, respectively.

        (b) Non-interest expense includes the amortization of core deposit intangibles (over seven years) and goodwill (over fifteen years) for the six-month period beginning January 1, 1997 and completion of the acquisitions later in January 1997 for $231,000 and $98,000, respectively and for the 12-month period beginning January 1, 1996 for $4,193,000 and $1,761,000, respectively.

        (c) Additional income taxes are computed using a 42.0% rate.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                           CITY NATIONAL CORPORATION
                                      AND
                                 HARBOR BANCORP

                                AUGUST 28, 1997

                               TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                           ---------
ARTICLE I          THE MERGER AND RELATED TRANSACTIONS
    1.1            Structure of the Merger...............................................................        A-1
    1.2            Closing...............................................................................        A-1
    1.3            Effective Time........................................................................        A-2
    1.4            Effects of the Merger.................................................................        A-2
    1.5            The Bank Merger.......................................................................        A-2
    1.6            California Requirements...............................................................        A-2

ARTICLE II         EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS
    2.1            Effect on Capital Stock...............................................................        A-2
    2.2            Conversion of Harbor Common Stock.....................................................        A-3
    2.3            Election and Proration Procedures.....................................................        A-3
    2.4            Stock Options.........................................................................        A-6
    2.5            Adjustments for Dilution and Other Matters............................................        A-7
    2.6            Conversion of Dissenting Common Stock.................................................        A-7

ARTICLE III        EXCHANGE OF SHARES
    3.1            Exchange Procedures...................................................................        A-7
    3.2            Voting and Dividends..................................................................        A-8
    3.3            No Liability..........................................................................        A-8
    3.4            Withholding Rights....................................................................        A-9

ARTICLE IV         CONDUCT PENDING THE MERGER
    4.1            Conduct of Harbor's and the Bank's Business Prior to the Effective Time...............        A-9
    4.2            Forbearance by Harbor and its Subsidiaries............................................        A-9
    4.3            Timeliness of CNC's Consent...........................................................       A-12
    4.4            Conduct by CNC Prior to the Effective Time............................................       A-12

ARTICLE V          REPRESENTATIONS AND WARRANTIES
    5.1            Representations and Warranties of Harbor and the Bank.................................       A-12

(a)        Recitals True..................................................       A-12
(b)        Capital Stock..................................................       A-12
(c)        Authority......................................................       A-12
(d)        Subsidiaries...................................................       A-13
(e)        Approvals......................................................       A-13
(f)        No Violations..................................................       A-13
(g)        Community Reinvestment Act.....................................       A-13
(h)        Reports........................................................       A-13
(i)        Financial Statements...........................................       A-14
(j)        Absence of Certain Changes or Events...........................       A-14
(k)        Taxes..........................................................       A-14
(l)        Absence of Claims; Litigation..................................       A-15
(m)        Regulatory Actions.............................................       A-15
(n)        Certain Agreements.............................................       A-15
(o)        Labor Matters..................................................       A-15
(p)        Employee Benefit Plans.........................................       A-15
(q)        Insider Loans; Other Transactions..............................       A-17
(r)        Title to Assets................................................       A-17
(s)        Knowledge as to Conditions.....................................       A-17
(t)        Compliance with Laws...........................................       A-17

                                                                              PAGE
                                                                            ---------
(u)                Fees..................................................................................       A-17
(v)                Environmental.........................................................................       A-17
(w)                Allowance for Possible Loan Losses....................................................       A-19
(x)                Performance of Obligations............................................................       A-19
(y)                Insurance.............................................................................       A-19
(z)                Listing of Loans......................................................................       A-19
(aa)               Derivative Transactions...............................................................       A-20
(bb)               Trust Administration..................................................................       A-20
(cc)               Contingent Liabilities................................................................       A-20
(dd)               Statements True and Correct...........................................................       A-20
(ee)               Accurate Disclosure...................................................................       A-20
(ff)               Tax Representation....................................................................       A-21

    5.2         Representations and Warranties of CNC................................       A-21

(a)        Recitals True..................................................       A-21
(b)        Capital Stock..................................................       A-21
(c)        Authority......................................................       A-21
(d)        Approvals......................................................       A-21
(e)        No Violations..................................................       A-21
(f)        Financial Statements...........................................       A-21
(g)        Absence of Certain Changes or Events...........................       A-21
(h)        Absence of Claims..............................................       A-22
(i)        Regulatory Actions.............................................       A-22
(j)        Knowledge as to Conditions.....................................       A-22
(k)        Compliance with Laws...........................................       A-22
(l)        Fees...........................................................       A-22
(m)        Community Reinvestment Act.....................................       A-23
(n)        Statements True and Correct....................................       A-23
(o)        Accurate Disclosure............................................       A-23
(p)        Tax Representation.............................................       A-23

ARTICLE VI      COVENANTS
    6.1         Regulatory Matters...................................................       A-23
    6.2         Shareholders' Approvals..............................................       A-24
    6.3         Legal Conditions to Merger...........................................       A-24
    6.4         Information..........................................................       A-25
    6.5         Employee Benefits....................................................       A-26
    6.6         Certain Filings, Consents and Arrangements...........................       A-26
    6.7         Additional Agreements................................................       A-26
    6.8         Publicity............................................................       A-27
    6.9         Notification of Certain Matters......................................       A-27
    6.10        Pre-Closing Adjustments..............................................       A-27
    6.11        Director Resignations................................................       A-27
    6.12        Human Resources Issues...............................................       A-27
    6.13        Assistance with Third-Party Agreements...............................       A-28
    6.14        Notices and Communications...........................................       A-29
    6.15        Insurance Policies Assignment........................................       A-29
    6.16        Additional Agreements................................................       A-29
    6.17        Affiliates and Five Percent Shareholders.............................       A-29
    6.18        Cooperation..........................................................       A-29
    6.19        Indemnification and Directors and Officers...........................       A-29
    6.20        Shareholder's Agreement..............................................       A-30

                                                                                         PAGE
                                                                                       ---------
ARTICLE VII        CONDITIONS TO CONSUMMATION
    7.1            Conditions to Each Party's Obligations................................................       A-30
    7.2            Conditions to Obligations of CNC......................................................       A-30
    7.3            Conditions To Obligations of Harbor...................................................       A-32

ARTICLE VIII       TERMINATION
    8.1            Termination...........................................................................       A-33
    8.2            Effect of Termination.................................................................       A-34

ARTICLE IX         OTHER MATTERS
    9.1            Certain Definitions; Interpretations..................................................       A-34
    9.2            Non-Survival of Representations, Warranties and Covenants.............................       A-35
    9.3            Waiver and Modification...............................................................       A-35
    9.4            Counterparts..........................................................................       A-35
    9.5            Governing Law, Jurisdiction and Venue.................................................       A-35
    9.6            Notices...............................................................................       A-36
    9.7            Entire Agreement......................................................................       A-36
    9.8            Binding Effect; Assignment............................................................       A-36
    9.9            Severability..........................................................................       A-36
    9.10           No Third Party Beneficiaries..........................................................       A-37
    9.11           Specific Performance..................................................................       A-37
    9.12           Expenses..............................................................................       A-37

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER, dated as of the 28th day of August, 1997 (the "AGREEMENT"), by and between City National Corporation ("CNC"), a Delaware corporation, and Harbor Bancorp, a California corporation ("HARBOR"), is entered into with reference to the following:

        A. CNC and Harbor are bank holding companies registered under the Bank Holding Company Act of 1956, as amended (the "BHCA") and subject to regulation and supervision by the Board of Governors of the Federal Reserve System (the "BOARD OF GOVERNORS");

        B. The Boards of Directors of CNC and Harbor have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for in this Agreement;

        C. The parties hereto desire to effect a business combination through a merger (the "MERGER"), which will be structured so that Harbor will be merged into CNC and that CNC will be the surviving corporation in the Merger;

        D. As a condition and inducement to CNC's willingness to enter into this Agreement, Harbor and CNC are entering into, immediately after the execution and delivery hereof, a Stock Option Agreement (the "STOCK OPTION AGREEMENT") dated as of the date hereof, pursuant to which Harbor shall grant to CNC an option to purchase shares of the common stock, no par value, of Harbor (the "HARBOR COMMON STOCK");

        E. The Merger requires certain shareholder and regulatory approvals and may be effected only after the necessary approvals have been obtained;

        F. For federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE");

        G. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

        H. Subject to any specific provisions of this Agreement, it is the intent of the parties that CNC by reason of this Agreement shall not (until consummation of the Merger) control, and shall not be deemed to control Harbor or any of its subsidiaries, directly or indirectly, and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Harbor or any of its subsidiaries;

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                      THE MERGER AND RELATED TRANSACTIONS

    SECTION 1.1 STRUCTURE OF THE MERGER. At the effective time of the Merger, Harbor will merge with and into CNC, with CNC being the surviving corporation (hereinafter sometimes called the "SURVIVING CORPORATION"), pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law ("DGCL") and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be "City National Corporation." Upon consummation of the Merger, the separate corporate existence of Harbor shall cease.

    SECTION 1.2 CLOSING. The closing of the Merger (the "CLOSING") will take place at 6:00 P.M. Pacific time, on the first Friday (unless such date is a holiday, in which case it will be the preceding Business Day (as defined in Section 9.1)) that is both (a) after satisfaction of each of the conditions set forth in Article VII; and (b) no less than four Business Days after the occurrence of the Election Deadline (as defined in Section 2.3), or at such other time as shall be determined in good faith by CNC in order to ensure an orderly transition process; PROVIDED, that so long as all conditions set forth in Article VII have been met by January 9, 1998, the Closing shall occur on January 9, 1998; or at such other time as shall be mutually agreed upon by CNC and Harbor.

    SECTION 1.3 EFFECTIVE TIME. The Merger shall become effective as set forth in the certificate of merger (the "CERTIFICATE OF MERGER") which shall be filed with the Secretary of State of the State of Delaware on or before the date of Closing. The term "EFFECTIVE TIME" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

    SECTION 1.4  EFFECTS OF THE MERGER.

    (a) At the Effective Time, (i) Harbor shall be merged with and into CNC and the separate existence of Harbor shall cease, (ii) the Certificate of Incorporation of CNC as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of Surviving Corporation, and (iii) the Bylaws of CNC as in effect immediately prior to the Effective Time shall remain the Bylaws of Surviving Corporation.

    (b) At and after the Effective Time, the Merger will have the effects set forth in the DGCL.

    SECTION 1.5 THE BANK MERGER. After the Merger, Harbor Bank (the "BANK") shall be merged with or into City National Bank ("CNB"), a wholly owned subsidiary of CNC, pursuant to the Bank Merger Act and other applicable federal and state laws and regulations (the "BANK MERGER").

    SECTION 1.6 CALIFORNIA REQUIREMENTS. CNC and Harbor shall each execute, deliver and/or certify each and every document, certificate or other instrument required under the California General Corporation Law (the "CGCL") to be filed with the Secretary of State of the State of California in order for the effectiveness of the Merger to be recognized in California. CNC shall file such items no later than three Business Days following the Effective Time.

                                   ARTICLE II
                      EFFECT OF THE MERGER ON THE CAPITAL
                     STOCK OF THE CONSTITUENT CORPORATIONS

    SECTION 2.1 EFFECT ON CAPITAL STOCK. Subject to the other provisions of this Article II, at the Effective Time, by virtue of the Merger and without any additional action on the part of the holders of shares of stock of Harbor and
CNC:

    (a) COMMON STOCK OF CNC. Each share of common stock; $1.00 par value per share of CNC (the "CNC COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation, and shall not be affected by the Merger;

    (b) COMMON STOCK OF HARBOR. Each share of common stock, no par value per share of Harbor ("Harbor Common Stock") issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive CNC Common Stock or cash as provided in Section 2.2(a);

    (c) DISSENTING COMMON STOCK. Each share of Harbor Common Stock that is a "dissenting share" within the meaning of Chapter 13 of the CGCL ("DISSENTING COMMON STOCK") shall not be converted into or represent a right to receive CNC Common Stock or cash hereunder unless and until such shares have lost their status as dissenting shares under Chapter 13 of the CGCL, at which time such shares shall either be converted into cash or CNC Common Stock pursuant to
Section 2.6.

    (d) CANCELLATION OF CERTAIN SHARES. Any shares of Harbor Common Stock held by CNC (or any of its wholly owned Subsidiaries) or Harbor (or any of its wholly owned Subsidiaries), other than those held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

    SECTION 2.2  CONVERSION OF HARBOR COMMON STOCK.

    (a) Subject to the other provisions of this Article II, each share of Harbor Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Common Stock and Common Stock described in Section 2.1(d)) shall, by virtue of the Merger, be converted into the right to receive, at the election of the holder thereof as provided in Section 2.3, either:

        (i) a fraction of a share of CNC Common Stock equal to the quotient (such quotient, the "EXCHANGE RATIO") of (i) $24.10, divided by (ii) the average of the daily closing prices of a share of CNC Common Stock on the New York Stock Exchange for the twenty consecutive trading days ending on the third trading day immediately prior to the Effective Time (such average, the "FINAL CNC STOCK PRICE"); provided, in the event that the Final CNC Stock Price shall be more than $31.9125 but less than or equal to $34.6875 (the "INTERIM CEILING PRICE"), the Exchange Ratio shall be .7552, and in the event that the Final CNC Stock Price shall be less than $23.5875 (the "FLOOR PRICE"), the Exchange Ratio shall be 1.0217; and provided further, that in the event that the Final CNC Stock Price shall be more than $34.6875, the Exchange Ratio shall be $26.20 divided by the Final CNC Stock Price; or

        (ii) cash in the amount of $24.10 (such amount, the "PER SHARE CASH CONSIDERATION"); or

       (iii) a combination of CNC Common Stock and cash in the amounts as set forth in Subsections 2.2(a)(i) and (a)(ii) above.

    (b) At the Effective Time, the stock transfer books of Harbor shall be closed as to holders of Harbor Common Stock immediately prior to the Effective Time and no transfer of Harbor Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with Article III of this Agreement to the Exchange Agent (as defined in Section 2.3), such certificates shall be canceled and exchanged for certificates representing the number of whole shares of CNC Common Stock, if any, and/or a check representing the amount of cash, if any, into which the Harbor Common Stock represented thereby was converted in the Merger, plus any payment for a fractional share of CNC Common Stock.

    SECTION 2.3  ELECTION AND PRORATION PROCEDURES.

    (a) ELECTION FORMS AND TYPES OF ELECTIONS. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Common Stock shall pass, only upon proper delivery of such certificates to an exchange agent selected by CNC and reasonably acceptable to Harbor (the "EXCHANGE AGENT")) in such form as CNC and Harbor shall mutually agree ("ELECTION FORM") shall be mailed no less than thirty-five days prior to the Effective Time or on such other date as Harbor and CNC shall mutually agree ("MAILING DATE") to each holder of record of Harbor Common Stock as of five Business Days prior to the Mailing Date ("ELECTION FORM RECORD DATE"). CNC shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Harbor Common Stock after the Election Form Record Date and prior to the Election Deadline (as defined herein), and Harbor shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the Beneficial Owner through appropriate and customary documentation and instructions) to elect (an "ELECTION") to receive either (i) CNC Common Stock (a "STOCK ELECTION") with respect to all of such holder's Harbor Common Stock, or (ii) cash (a "CASH ELECTION") with respect to all of such holder's Harbor Common Stock, or (iii) a specified number of shares of Harbor Common Stock to receive CNC Common Stock (a "COMBINATION STOCK ELECTION") and a specified number of shares of Harbor Common Stock to receive cash (a "COMBINATION CASH ELECTION"). Any Harbor Common Stock (other than Dissenting Common Stock) with respect to which the holder (or the Beneficial Owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be "UNDESIGNATED SHARES" hereunder.

    (b) PROPER AND TIMELY ELECTION. Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. on the later of the 30th day following the Mailing Date or the 31st day following the mailing of any notice required by
Section 1301 of the CGCL (or such other time and date as CNC and Harbor may mutually agree) (the "ELECTION DEADLINE"). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Harbor Common Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Harbor Common Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Harbor Common Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and CNC shall cause the certificates representing such shares of Harbor Common Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of CNC and Harbor required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither CNC nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

    (c) PAYMENT AND PRORATION. As promptly as practicable but not later than ten calendar days after the Effective Time, CNC shall cause the Exchange Agent to effect the allocation among the holders of Harbor Common Stock of rights to receive CNC Common Stock or cash in the Merger in accordance with the Election Forms as follows:

        (i) if the aggregate number of shares of Harbor Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made results in the issuance of CNC Common Stock pursuant to the Merger that would be at least 48% of the aggregate value of the total consideration paid (valued at the average of the high and low trading prices on the date on which the Effective Time occurs) in exchange for shares of Harbor Common Stock (the "MINIMUM STOCK AMOUNT"), but does not result in the issuance of CNC Common Stock exceeding (A) 55% of the consideration paid in exchange for shares of Harbor Common Stock, less (B) the number of Substitute Options granted (the "MAXIMUM STOCK AMOUNT"), then:

           (A) Each holder of Harbor Common Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of CNC Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Harbor Common Stock covered by such Stock Election or Combination Stock Election; and

           (B) Each holder of Harbor Common Stock who made an effective Cash Election or Combination Cash Election, and each holder of Undesignated Shares and Dissenting Common Stock shall receive the Per Share Cash Consideration.

        (ii) if the aggregate number of shares of Harbor Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made exceeds, and is not approximately equal to, the Maximum Stock Amount, then:

           (A) Each holder of Harbor Common Stock who made an effective Cash Election or Combination Cash Election shall receive the Per Share Cash Consideration;

           (B) All Undesignated Shares and Dissenting Common Stock shall be deemed to have made Cash Elections; and

           (C) A stock proration factor (the "STOCK PRORATION FACTOR") shall be determined by dividing the Maximum Stock Amount by the total number of shares of Harbor Common Stock with respect to which effective Stock Elections and Combination Stock Elections were made. Each holder of Harbor Common Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:

               (I) the number of shares of CNC Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Harbor Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor; and

               (II) cash in an amount equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of Harbor Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

        (iii) if the aggregate number of shares of Harbor Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made shall be less than the Minimum Stock Amount, then:

           (A) Each holder of Harbor Common Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of CNC Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Harbor Common Stock covered by such Stock Election or Combination Stock Election;

           (B) the Exchange Agent shall select by lot such number of holders of Undesignated Shares to receive CNC Common Stock as shall be necessary so that the shares of CNC Common Stock to be received by those holders, when combined with the number of shares for which a Stock Election or Combination Stock Election has been made shall be equal to at least the Minimum Stock Amount. If all the Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together are less than, and not approximately equal to, the Minimum Stock Amount, then:

           (C) a cash proration factor (the "CASH PRORATION FACTOR") shall be determined by dividing the Minimum Stock Amount (less the shares for which an effective Stock Election and Combination Stock Election has been made, plus all the Undesignated Shares) by the sum of the total number of shares of Harbor Common Stock with respect to which effective Cash Elections and Combination Cash Elections were made. Each holder of Harbor Common Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:

               (I) cash equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of Harbor Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor; and

               (II) the number of shares of CNC Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Harbor Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor.

        (iv) Notwithstanding any other provision of this Agreement, if, after applying the allocation rules set forth in the preceding subsections of this
    Section 2.3(c), the aggregate value of the CNC Common Stock that would be issued pursuant to the Merger (valued at the average of the high and low trading prices on the date on which the Effective Time occurs) is less than 48% of the aggregate value of the total consideration to be paid in exchange for Harbor Common Stock, CNC and Harbor shall be authorized to reallocate, in good faith and in such a manner as they reasonably determine to be fair and equitable, shares of CNC Common Stock and cash among the holders of Harbor Common Stock, or to vary the number of shares of CNC Common Stock to be issued in the Merger, in a manner such that the number of shares of CNC Common Stock to be issued in the Merger shall not be less than the Minimum Stock Amount.

    (d) CALCULATIONS. The calculations required by Section 2.2(a)(i) shall be prepared by CNC prior to the Effective Time and shall be set forth in a certificate executed by the Chief Financial Officer of CNC and furnished to Harbor at least two Business Days prior to the Effective Time showing the manner of calculation in reasonable detail. Any calculation of a portion of a share of CNC Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent. For purposes of this
Section 2.3, the shares of Harbor Common Stock for which CNC Common Stock is to be issued as consideration in the Merger shall be deemed to be "approximately equal" to the Maximum Stock Amount or the Minimum Stock Amount if such number is within 10,000 shares of Harbor Common Stock of such amount.

    (e) NO FRACTIONAL SHARES. Notwithstanding any other provisions of this Agreement, each holder of shares of Harbor Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of CNC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of CNC Common Stock multiplied by the Final CNC Stock Price (as defined in Section 2.2). No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share of CNC Common Stock.

    SECTION 2.4 STOCK OPTIONS. At least 30 days prior to the anticipated Effective Time, CNC shall notify each employee of Harbor who owns options pursuant to the Harbor Bancorp 1990 Stock Option Plan (the "OPTION PLAN") whether such employee is or is not being offered employment with CNC or CNB following the Effective Time. Options held pursuant to the Option Plan shall be treated as follows:

    (a) For each option held by a Harbor employee who is not offered a position with CNC or CNB following the Merger, Harbor shall take appropriate action as permitted by the Option Plan to cancel such option in consideration of the payment by Harbor to each holder of such options of an aggregate amount in cash equal to the positive difference, if any, between (i) the Per Share Cash Consideration times the number of shares of Harbor Common Stock as to which such holder has options, and (ii) the aggregate exercise price of such options. At the Effective Time, each option to purchase a share of Common Stock pursuant to the Option Plan shall terminate and be of no further force or effect, and any rights thereunder to purchase shares of Harbor Common Stock or CNC Common Stock shall also terminate and be of no further force or effect.

    (b) For each option held by a Harbor employee who is offered employment with CNC or CNB following the Merger, such employee may elect, not later than 15 days prior to the anticipated Effective Time, either (i) to receive cash under the same terms as described in Subsection (a) above, or (ii) in exchange for terminating such option, receive an option (a "SUBSTITUTE OPTION") to purchase CNC Common Stock. The number of shares of CNC Common Stock subject to each Substitute Option shall be equal to the number of shares of Harbor Common Stock subject to the related Harbor option immediately prior to the Effective Time, multiplied by the Exchange Ratio, and the per share exercise price under each such Substitute Option shall be determined by dividing the per share exercise price under the related Harbor option by the Exchange Ratio and rounding down to the nearest cent; PROVIDED, however, that the number of shares or other securities, property or case for which each such Substitute Option is exercisable and/or the exercise price of each such Substitute Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time. Substitute Options shall contain terms and conditions at least as favorable to the employee (not including any accelerated vesting that would occur as a result of the Merger), as the terms of the existing Harbor options, subject to any requirements of the CNC option plan, and shall otherwise contain terms and conditions substantially identical to options issued to CNC or CNB employees pursuant to CNC's option plan.

    SECTION 2.5 ADJUSTMENTS FOR DILUTION AND OTHER MATTERS. If prior to the Effective Time, (a) Harbor shall declare a stock dividend or distribution on the Harbor Common Stock, or subdivide, split up, reclassify or combine the Harbor Common Stock, or declare a dividend, or make a distribution, on the Harbor Common Stock, in any security convertible into Common Stock (provided that no such action may be taken by Harbor without CNC's prior written consent as provided in Section 4.2 (b)), or (b) the outstanding shares of CNC Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in CNC's capitalization, then an appropriate adjustment or adjustments will be made to the Exchange Ratio (including the Final CNC Stock Price and the Final CNC Stock Prices below and above which the Exchange Ratio is a specified amount pursuant to Section 2.2).

    SECTION 2.6  CONVERSION OF DISSENTING COMMON STOCK.

    (a) Harbor shall give CNC prompt notice upon receipt by Harbor of any written demands for appraisal rights, withdrawal of such demands, and any other documents received or instruments served pursuant to Chapter 13 of the CGCL and shall give CNC the opportunity to direct all negotiations and proceedings with respect to such demands. Harbor shall not voluntarily make any payment with respect to any demands for appraisal rights and shall not, except with the prior written consent of CNC, settle or offer to settle such demands. Each holder of Common Stock who becomes entitled, pursuant to provisions of said Chapter 13 of the CGCL, to payment for his or her shares of Dissenting Common Stock under the provisions of said Chapter shall receive payment therefor from CNC and such shares of Common Stock shall be canceled.

    (b) If prior to the Election Deadline any shareholder of Harbor shall fail to perfect, or shall effectively withdraw or lose, his or her rights under Chapter 13 of the CGCL, the Dissenting Common Stock of such holder shall be treated for purposes of this Article II as any other shares of outstanding Common Stock. If, after the Election Deadline, any holder of Common Stock shall fail to perfect, or shall effectively withdraw or lose, his or her right to appraisal of and payment for his or her Dissenting Common Stock under Chapter 13 of the CGCL, each share of Dissenting Common Stock of such holder shall be deemed to be an Undesignated Share and shall be converted into the right to receive the consideration payable to holders of Undesignated Shares pursuant to this Article II.

                                  ARTICLE III
                               EXCHANGE OF SHARES

    SECTION 3.1  EXCHANGE PROCEDURES.

    (a) EXCHANGE AGENT. No later than the Effective Time, CNC shall deposit with the Exchange Agent the number of shares of CNC Common Stock issuable in the Merger and the amount of cash payable in the Merger. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to CNC Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

    (b) EXCHANGE OF CERTIFICATES AND CASH. After completion of the allocation procedure set forth in Section 2.3, each holder of a certificate formerly representing Harbor Common Stock (other than Dissenting Common Stock) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials included in or required by the Election Form, to the Exchange Agent shall, upon acceptance thereof, be entitled to a certificate representing CNC Common Stock and/or cash into which the shares of Common Stock shall have been converted pursuant hereto, as well as cash in lieu of any fractional shares of CNC Common Stock to which such holder would otherwise be entitled. The Exchange Agent shall accept such Harbor certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.1, each certificate representing Harbor Common Stock shall be deemed from and after the Effective Time to evidence only the right to receive cash and/or CNC Common Stock, as the case may be, upon such surrender. CNC shall not be obligated to deliver the consideration to which any former holder of Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Harbor Common Stock for exchange as provided in this Article III. If any certificate for shares of CNC Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

    (c) AFFILIATES. Certificates surrendered for exchange by any person constituting an "affiliate" of Harbor for purposes of Rule 144(a) under the Securities Act of 1933, as amended (the "SECURITIES ACT"), shall not be exchanged for certificates representing whole shares of CNC Common Stock until CNC has received a written agreement from such person as provided in Section 6.17.

    SECTION 3.2 VOTING AND DIVIDENDS. Former shareholders of record of Harbor shall be entitled to vote after the Effective Time at any meeting of CNC shareholders the number of whole shares of CNC Common Stock into which their respective shares of Harbor Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Common Stock for certificates representing CNC Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of Section 3.1 of this Agreement, each certificate theretofore representing shares of Common Stock (other than shares to be canceled pursuant to Section 2.1(d)of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive shares of CNC Common Stock, cash in lieu of fractional shares and/or cash, as set forth in this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to CNC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate of Common Stock with respect to the shares of CNC Common Stock represented thereby, until the holder of such certificate of Common Stock shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificates of Common Stock for which shares of CNC Common Stock are to be issued, there shall be paid to the holder of the certificates, without interest, (i) the amount of any cash payable with respect to a fractional share of CNC Common Stock to which such holder is entitled pursuant to Section 2.1(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CNC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of CNC Common Stock.

    SECTION 3.3 NO LIABILITY. Neither CNC, Harbor nor the Exchange Agent shall be liable to any holder of shares of Common Stock for any shares of CNC Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    SECTION 3.4 WITHHOLDING RIGHTS. CNC or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Harbor Common Stock such amounts as CNC or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by CNC or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Harbor Common Stock in respect of which such deduction and withholding was made by CNC or the Exchange Agent.

                                   ARTICLE IV
                           CONDUCT PENDING THE MERGER

    SECTION 4.1  CONDUCT OF HARBOR'S BUSINESS PRIOR TO THE EFFECTIVE
TIME. Except as expressly provided in this Agreement, or with the prior written consent of CNC, during the period from the date of this Agreement to the Effective Time, Harbor shall, and shall cause the Bank to, (a) conduct its business in the usual, regular and ordinary course, consistent with past practices and consistent with prudent banking practices; (b) use its commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its key officers and key employees; (c) maintain and keep its properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear; (d) use its commercially reasonable efforts to maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it; (e) perform in all material respects all of its obligations under material contracts, leases and documents relating to and affecting its assets, properties and businesses except such obligations as it may in good faith reasonably dispute; (f) charge off all loans receivable and other assets, or portions thereof, deemed uncollectible in accordance with GAAP, RAP or applicable law or regulation, classified as "loss", or as directed by its regulators; (g) maintain the ALLL in accordance with past practices, GAAP and RAP; (h) substantially comply with and perform all material obligations and duties imposed upon it by all federal and state laws, and rules, regulations and orders imposed by federal, state and local Governmental Authorities; and (i) take no action which would reasonably be expected to adversely affect or delay the ability of CNC, Harbor or the Bank to obtain any necessary approvals, consents or waivers of any Governmental Authority or other parties required for the Merger or to perform its covenants or agreements under this Agreement on a timely basis.

    SECTION 4.2 FORBEARANCE BY HARBOR AND ITS SUBSIDIARIES. Except as expressly provided in this Agreement or as set forth on the Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, Harbor shall not, and shall cause Bank and each of its and Bank's Subsidiaries not to, without the prior written consent of CNC, which consent shall not be unreasonably withheld:

    (a) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except (i) in connection with banking transactions with banking customers in the ordinary course of business, or (ii) short-term borrowings (A) not in excess of the longer of thirty days or until December 31, 1997, (B) in amounts not greater than $5,000,000 in the aggregate for Harbor and its Subsidiaries and (C) made at prevailing market rates and terms;

    (b) issue any capital stock; adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on any capital stock; directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; grant any stock appreciation rights; grant any person any right to acquire any shares of its capital stock (whether pursuant to an option, warrant, right or otherwise); or issue any additional shares of capital stock; provided, however, that Harbor may make a cash payment equal to the difference between the Per Share Cash Consideration and the exercise price of any option granted pursuant to the Option Plan, issue Harbor Common Stock pursuant to exercise of an option granted pursuant to the Option Plan, and receive or redeem shares of Harbor Common Stock pursuant to the exercise of such an option;

    (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets with a book value of $250,000 or more, or cancel, release or assign any indebtedness of any person or any claim held by any person, except pursuant to contracts or agreements in full force and effect at the date of this Agreement or the sale of OREO or similarly held properties other than at a cash price of at least 80% of book value of such property at June 30, 1997;

    (d) except as permitted under Subsection (k) of this Section 4.2, make any material investment either by purchase of stock or securities, contributions to capital, or purchase of any properties or assets of any other person, other than contributions by Harbor to the capital of the Bank;

    (e) enter into or renew any material contract or agreement to a date past December 31, 1997, terminate any material contract or agreement, or make any material change in any of its material leases or contracts, other than (i) entering into deposit agreements or loan agreements or (ii) in the ordinary course of business consistent with past practice with respect to contracts, agreements or leases terminable on not more than 90 days notice and involving payment or payments of not more than $50,000 per annum;

    (f) alter its method of establishing interest rates for deposits;

    (g) except as required by applicable law or any existing contracts, increase in any manner the compensation (including, without limitation, bonuses) or fringe benefits of any of its directors, employees, former employees or retirees, or pay any pension or retirement allowance, not required by any existing plan or agreement to any such directors, employees, former employees or retirees; become a party to, amend or commit to any pension, retirement, retention, "golden parachute" or other severance (other than in accordance with Section 6.5(c)), deferred compensation, profit sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, former employee or retiree other than annual salary and bonus increases made in the ordinary course of business not exceeding 2% in the aggregate (based upon June 30, 1997 aggregate salary figures) or 6% for any employee; or voluntarily accelerate the vesting of any employee benefits, except for the acceleration of the vesting of options granted pursuant to the Option Plan;

    (h) settle any claim, action or proceeding involving any liability for material monetary damages (except to the extent fully reserved against on its books and records) or enter into any settlement agreement containing material obligations;

    (i) hire additional officers or employees (except that non-officer employees may be hired to fill vacancies in existing positions), or enter into new employment arrangements or relationships with new or existing employees which have the legal effect of any relationship other than at-will employment;

    (j) sell any securities, other than securities held as foreclosed collateral;

    (k) purchase any securities other than United States Treasury securities or United States government agency securities, which in either case have maturities of three years or less;

    (l) engage in speculative trading activities with respect to any securities;

    (m) amend its Articles of Incorporation or Bylaws, or change in any material way its material policies and procedures or make any material changes to its tax or financial accounting policies (except as to changes to its tax or financial accounting policies as may be required by GAAP or RAP);

    (n) introduce any new service or products, institute any new advertising campaign, open, or apply to open or close any branch or facility, or, in general, change in any material respects its products and services from those in effect at the date of this Agreement;

    (o) (i) renew, extend the maturity of, or materially alter any of the material terms of, any loan or forbearance agreement for a period of greater than six months, or (ii) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan or forbearance agreement, without regard to the term thereof, which, in the case of (i) or (ii), when aggregated with all other loans or extensions of credit to, or forbearance agreements with, such borrower and its related interests, result in total obligations that may be outstanding following such renewal, extension or reacquisition or for which a material term may be altered in excess of: (A) if any such loans are rated "substandard" or below, $125,000, or (B) if all such loans are rated "pass," $750,000 for unsecured obligations or $1,000,000 for secured obligations except for an increase of 10% over the previously existing commitment for such borrower and related interests;

    (p) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect on June 30, 1997, as modified, if necessary, to become or remain in accordance with GAAP or RAP or in conformity with the recommendations of the Bank's regulators; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

    (q) reallocate or reduce any material accrual or reserve, except for the reserve reversals listed on the Disclosure Schedule, including, without limitation, any contingency reserve, litigation reserve, tax reserve, or the ALLL, by reversal or booking a negative provision, or generally change the methodology by which such accounts have been handled in past periods, unless required to do so by GAAP or RAP;

    (r) file a 1996 (if not already filed), 1997 or 1998 (short year) income tax return on Form 1120 with the Internal Revenue Service ("IRS") or any state taxing agency or authority;

    (s) take any action that would reasonably be expected to adversely affect Harbor's ability to perform its covenants or agreements made herein on a timely basis;

    (t) consummate a foreclosure proceeding with respect to non-residential land or properties, unless (i) a Phase I environmental report has been obtained and
(ii) CNC consents in writing, which consent shall not be unreasonably withheld;

    (u) sell any charged-off loan with a contractual balance of $125,000 or more or settle any such loan for less than 50% of the amount of the total obligation;

    (v) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes a Takeover Proposal (as defined below), or recommend or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal, PROVIDED, HOWEVER, that Harbor may, and may authorize and permit its officers, directors, employees or agents to, provide third parties with nonpublic information, otherwise facilitate any effort or attempt by any third party to make or implement a Takeover Proposal, recommend or endorse any Takeover Proposal with or by any third party, and participate in discussions and negotiations with any third party relating to any Takeover Proposal, if its Board of Directors, after having consulted with and considered the advice of counsel, has reasonably determined in good faith that the failure to do so would cause the members of its Board of Directors to breach their fiduciary duties under applicable laws. Harbor will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than CNC with respect to any of the foregoing. Harbor shall immediately advise CNC following the receipt by it of any Takeover Proposal and the details thereof, and advise CNC of any developments with respect to such Takeover Proposal immediately upon the occurrence thereof. As used in this Agreement, "TAKEOVER PROPOSAL" shall mean, with respect to any person, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Harbor or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Harbor or any of its Subsidiaries other than the transactions contemplated or permitted by this Agreement;

    (w) take any action that would prevent or impede the Merger from qualifying as a reorganization with the meaning of Section 368(a) of the Code; and

    (x) agree to, or make any commitment to, take any of the actions prohibited by this Section 4.2.

    SECTION 4.3 TIMELINESS OF CNC'S CONSENT. For purposes of Section 4.2, any consent required from CNC, unless earlier given or denied, shall be deemed to have been given three Business Days after the time Harbor or the Bank shall have requested such consent in writing, unless during such three-day period CNC shall have promptly requested further information in writing reasonably necessary to allow the decision to be made, in which case such consent, unless earlier given or denied, shall be deemed to have been given two Business Days after the time such reasonably requested information has been furnished; provided, however, with respect to any consent requested pursuant to Section 4.2(o), CNC shall give or deny such request by the end of the business day following the business day on which such request was made by Harbor.

    SECTION 4.4 CONDUCT BY CNC PRIOR TO THE EFFECTIVE TIME. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, CNC shall (a) not take any action which would reasonably be expected to adversely affect or delay the ability of CNC, Harbor or the Bank to obtain any necessary approvals, consents or waivers of any Governmental Authority required for the transactions contemplated by this Agreement or to perform its covenants or agreements on a timely basis under this Agreement, (b) amend its Certificate of Incorporation in any respect that materially and adversely affects the rights and privileges attendant to the CNC Common Stock, or (c) agree to, or make any commitment to, take any of the actions prohibited by this Section 4.4.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

    SECTION 5.1 REPRESENTATIONS AND WARRANTIES OF HARBOR AND THE BANK. Harbor represents and warrants to CNC that, except as set forth in the Disclosure Schedule;

    (a) RECITALS TRUE. The information set forth in the recitals of this Agreement with respect to Harbor and the Bank is true and correct.

    (b) CAPITAL STOCK. Harbor is authorized to issue 5,000,000 shares of Common Stock, no par value, and is not authorized to issue any other class or series of capital stock, or any other securities giving the holder thereof the right to vote on any matters on which shareholders of the Harbor can vote. As of the date hereof, 1,415,214 shares of Common Stock are issued (of which none were held as treasury stock and treated as issued but not outstanding), and 113,146 shares are reserved for issuance under the Option Plan. No shares are reserved for issuance pursuant to any other stock options, restricted stock, stock appreciation rights, dividend reinvestment or similar plan or plans. All outstanding shares of capital stock of Harbor are duly authorized, validly issued and outstanding, fully paid and, nonassessable, and are subject to no preemptive rights.

    (c) AUTHORITY. Each of Harbor and the Bank have the power and authority, and is duly qualified in all jurisdictions where such qualification is required (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on Harbor or the Bank), to carry on its business as it is now being conducted and to own all of its material properties and assets. Each of Harbor and the Bank has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect on Harbor or the Bank.

    (d) SUBSIDIARIES. Harbor has no Subsidiaries, other than the Bank and Harbor Bank Properties, a California corporation, each of which is a wholly-owned subsidiary of Harbor. The Bank has one subsidiary, H.B. Fundings, a California corporation. Harbor does not own, directly or indirectly, any equity portion or voting interest in any corporation, partnership or other entity, except as received in satisfaction of a debt previously contracted in good faith.

    (e) APPROVALS. The execution by Harbor of this Agreement has been authorized by all necessary corporate action, including, but not limited to, a vote by its board of directors (which approval includes a resolution recommending that this Agreement and the Merger be approved by the shareholders of Harbor) subject to adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Harbor as required under the CGCL. Subject to shareholder approval and to receipt of required approvals, consents or waivers of Governmental Authorities referred to in Section 7.1 (b), this Agreement is a valid and binding agreement of Harbor, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, general equitable principles, and the rights of the Federal Deposit Insurance Corporation ("FDIC").

    (f) NO VIOLATIONS. The execution, delivery and performance of this Agreement by Harbor does not, and the consummation of the Merger will not, constitute (i) a breach or violation of, or a default under any applicable law, rule or regulation or any material judgment, decree, order, governmental permit or license, or material indenture, agreement or instrument of Harbor, or to which it (or any of its respective properties) is subject, which breach, violation or default would have a Material Adverse Effect on Harbor or would materially hinder or delay the Merger, or (ii) a breach or violation of, or a default under, its Articles of Incorporation or Bylaws; and the consummation of the Merger will not require any approval, consent or waiver under any such law, any rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (A) the shareholder approval referred to in
Section 7.1(a), (B) the required approvals, consents and waivers of Governmental Authorities referred to in Section 7.1(b), (C) the approvals, consents or waivers as are required under the federal and state securities or Blue Sky laws,
(D) any other material approvals or consents or waivers of third parties as set forth in the Disclosure Schedule, and (E) any other approvals, consents or waivers the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on Harbor or would not materially hinder or delay the Merger.

    (g) COMMUNITY REINVESTMENT ACT. The Bank received a rating of "outstanding" in its most recent examination or interim review with respect to the Community Reinvestment Act. Harbor has not been advised of any supervisory or compliance concerns regarding the Bank's compliance with the Community Reinvestment Act.

    (h) REPORTS. Harbor and the Bank have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 1992 with
(i) the Board of Governors, (ii) the California Department of Banking or Department of Financial Institutions (iii) the Securities and Exchange Commission (the "SEC"), and (iv) the FDIC (collectively "GOVERNMENTAL AUTHORITIES") and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Harbor and the Bank, or as set forth in the Disclosure Schedule, (x) no Governmental Authority has initiated any proceeding or, to the best knowledge of Harbor, investigation, into the business or operations of Harbor or either of the Bank since January 1, 1992 and (y) neither Harbor nor the Bank is a party to any cease and desist order, written agreement, memorandum of understanding or any similar regulatory action or order with any Federal or state governmental authorities, nor a recipient of any extraordinary supervisory letter from, nor has it adopted any board resolution at the request of, any of its regulators, nor been advised that any such issuance or request is contemplated. Except as set forth in the Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Harbor by any Governmental Authority with respect to any report or statement relating to any examinations of Harbor or the Bank. The deposits of the Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, up to applicable limits.

    (i) FINANCIAL STATEMENTS. As of their respective dates, none of Harbor's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 (the "1996 10-KSB") or Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997 (the "10-QSB"), or Registration Statement on Form 10-SB filed as of June 30, 1997 (the "FORM 10-SB"), nor any other document filed subsequent to December 31, 1996 under Section 13(a), 13(d), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), each in the form (including exhibits) filed with the SEC (collectively, the "HARBOR REPORTS"), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets or statements of condition contained or incorporated by reference in the Harbor Reports (including any related notes and schedules) fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows or equivalent statements contained or incorporated by reference in the Harbor Reports (including any related notes and schedules) fairly present the results of operations, retained earnings and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with the published rules and regulations of the SEC and GAAP, except as may be noted therein. The books and records of Harbor and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and RAP and other applicable legal and accounting requirements and reflect only actual transactions.

    (j) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the 10-QSB or the Form 10-SB, since December 31, 1996, there have not been (i) any changes in the business, assets, financial condition or results of operations of Harbor and its Subsidiaries that, individually or in the aggregate, have had a Material Adverse Effect on Harbor and its Subsidiaries; (ii) any amendments to the Articles of Incorporation or Bylaws of Harbor; (iii) any declarations, setting aside or payment of any dividend or any other distribution in respect of the capital stock of Harbor; or (iv) any changes by Harbor in accounting principles or methods or tax methods, except as required or permitted by, the Financial Accounting Standards Board or by any Governmental Authorities having jurisdiction over the Bank.

    (k) TAXES. Except as prohibited by Section 4.2(R), Harbor and each of its Subsidiaries has, or will have, timely filed all Tax Returns required to have been filed prior to the Effective Time (taking into account valid extensions), and all such returns and reports are correct and complete in all material respects. Harbor has delivered or made available to CNC true and complete copies of all such Tax Returns for 1993, 1994 and 1995, when available, will deliver to CNC true and complete copies of such Tax Returns for 1996. The Disclosure Schedule sets forth those California Tax Returns and Federal Tax Returns that have been audited, those Tax Returns that currently are the subject of audit, and those Tax Returns for which the statute of limitations for the assessment of Taxes has not run. All Taxes (including, but not limited to, any interest, penalty or addition thereto) due, or required to be withheld and paid over as of the date hereof as shown on such returns have been paid. To Harbor's knowledge, neither Harbor nor any of its Subsidiaries has requested any extension of time within which to file a return or report that has not since been timely filed. No deficiency in any Taxes, assessments or governmental charges have been proposed, asserted or assessed against Harbor or any of its Subsidiaries that has not been settled and paid. Except as set forth in the Disclosure Schedule, no waiver of time to assess any Taxes is in effect and no request for such waiver is pending. Harbor has not undergone an ownership change within the meaning of Section 382 of the Code. To Harbor's knowledge, neither Harbor nor any of its Subsidiaries has any liability for Taxes, including employment taxes, of any person under Treasury Regulation Section 1.1502-6, as a transferee or successor, or otherwise. Except as set forth in the Disclosure Schedule, neither Harbor nor any of its Subsidiaries has made, or is obligated to make, or is a party to any agreement that could reasonably be expected to obligate it to make, any payments that are not deductible pursuant to Code
Section 280G. Neither Harbor nor any of its Subsidiaries is a dealer within the meaning of Code Section 475 and the applicable Treasury Regulations.

    (l) ABSENCE OF CLAIMS; LITIGATION. No legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature are pending or to its knowledge, threatened against Harbor or the Bank which are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Harbor or to materially hinder or delay consummation of the Merger. Neither Harbor nor the Bank is in default with respect to any material judgment, order, writ, injunction, decree, regulatory restriction or award of any court, arbitrator or governmental agency, authority or instrumentality. The Disclosure Schedule contains a complete listing of litigation pending or, to Harbor's knowledge, threatened against Harbor or the Bank as of July 31, 1997, to which Harbor is a party and which names Harbor as a defendant or cross-defendant and the amount reserved for litigation matters in the aggregate.

    (m) REGULATORY ACTIONS. As of the date hereof and to Harbor's actual knowledge, neither Harbor nor the Bank is the subject of a referral to either the United States Department of Justice or the Department of Housing and Urban Development for alleged violations of the Fair Lending Acts. Except as set forth in the Disclosure Schedule, to the knowledge of Harbor, each material violation, criticism, or exception by any governmental authority with respect to any examinations of Harbor or the Bank has been resolved or is in the process of resolution.

    (n) CERTAIN AGREEMENTS. Neither Harbor nor the Bank is a party to an oral or written (i) consultant agreement, not terminable on 60 days' or less notice or involving the payment of more than $50,000 per annum, (ii) agreement with any executive officer or other key employee, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving it of the nature contemplated by this Agreement, (iii) agreement with or with respect to any executive officer providing any term of employment or compensation guarantee extending for a period longer than six months, or (iv) agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Merger or the value of any of the benefits of which will be calculated on the basis of the Merger. CNC has been provided with a complete and accurate listing of the names and current annual salary rates of all persons employed by Harbor and each of its Subsidiaries, showing for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended December 31, 1996, the current pay rate as of June 30, 1997, the names of all of the directors and officers of Harbor and each of its Subsidiaries, and the names of all persons, if any, holding tax or other powers of attorney for the Harbor and each of its Subsidiaries.

    (o) LABOR MATTERS. Neither Harbor nor any of its Subsidiaries, is party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor organization, nor is any of them the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or labor dispute involving Harbor or any of its Subsidiaries. Harbor considers its employee relations and those of each of its Subsidiaries to be satisfactory.

    (p) EMPLOYEE BENEFIT PLANS. A list of all Employee Plans (as hereinafter defined) is set forth in the Disclosure Schedule. Harbor has delivered or made available to CNC true and complete copies of the following documents, as they may have been amended to the date hereof, embodying or relating to Employee
Plans: Each of the Employee Plans, including all amendments thereto, any related trust agreements, insurance policies or any funding agreements; the most recent determination letter from the IRS with respect to each of the Employee Plans; the actuarial evaluation, if any, for the most recent plan year prepared for each of the Employee Plans; the current summary plan description of each of the Employee Plans; and the most recent annual return/report on IRS Forms 5500, 5500-C or 5500-R for each of the Employee Plans for which such report was prepared.

    Except as set forth in the Disclosure Schedule:

        (i) the written terms of each of the Employee Plans and, if controlled by Harbor or any of its Subsidiaries, any related trust agreement, group annuity contract, insurance policy or other agreement, have been administered in substantial compliance with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code;

        (ii) each of the Employee Plans for which Harbor has claimed a deduction under Code Section 404, as if such Employee Plan were qualified under Code
    Section 401(a), has received a favorable determination letter from the IRS as to the tax qualification of such Employee Plan, and to the knowledge of Harbor such favorable determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment to, or failure to amend, such Employee Plan;

       (iii) to Harbor's knowledge, neither Harbor nor any of its Subsidiaries, nor any other "disqualified person" or "party in interest" (as defined in Code Section 4975 and Section 3(14) of ERISA, respectively) with respect to an Employee Plan has engaged in any "prohibited transaction" (as defined in Code Section 4975 or Sections 406 or 407 of ERISA) that could reasonably be expected to subject Harbor or any of its Subsidiaries to any material tax, penalty or liability under Code Section 4975 or Title I of ERISA;

        (iv) no Employee Plan is a Multiple Employer Plan within the meaning of Code Section 413 or a Multiemployer Plan within the meaning of Section 3(37) of ERISA;

        (v) neither Harbor nor any of its Subsidiaries has incurred, or has any knowledge of, any pending material tax, penalty or liability under Code
    Section 4972 with respect to any Employee Plan;

        (vi) continuation health care coverage requirements and notice requirements under Code Section 4980B and Sections 601 through 608 of ERISA have been satisfied in all material respects with respect to all current or prior employees of Harbor and any Subsidiaries and any "qualified beneficiary" of any such employees (within the meaning of Code Section 4980B(g)); and

       (vii) no Employee Plan provides for retiree medical benefits.

    For purposes hereof, the term "Employee Plan" means any "employee benefit plan" (as defined in Section 3(3) of ERISA) as well as any other material written or formal plan or contract involving direct or indirect compensation under which Harbor or any Subsidiary has any present or future obligations or liability on behalf of its employees or former employees or their dependents or beneficiaries, including, but not limited to, each retirement, employee stock ownership, cash or deferred, each other deferred or incentive compensation, bonus, stock option, employee stock purchase, "phantom" stock or stock appreciation right plan, each other program providing payment or reimbursement for or of medical, dental or visual care, counselling, or vacation, sick, disability or severance pay and each other "fringe benefit" plan or arrangement.

    (q) INSIDER LOANS; OTHER TRANSACTIONS. Harbor has previously provided CNC with a listing, current as of June 30, 1997, of all extensions of credit made to Harbor and each of its Subsidiaries and each of its and their executive officers and directors and their related interests (all as defined under Federal Reserve Board Regulation "O"), all of which have been made in compliance with Regulation O, which listing is true, correct and complete in all material respects. Neither Harbor nor any Subsidiary owes any amount to, or has any contract or lease with or commitment to, any of the present executive officers or directors of Harbor or any Subsidiary (other than for compensation for current services not yet due and payable, and reimbursement of expenses arising in the ordinary course of business).

    (r) TITLE TO ASSETS. Harbor and each of its Subsidiaries has good and marketable title to all of its material properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted), including, without limitation, all personal and intangible properties reflected in the audited financial statements included in the 1996 10-KSB, the 10-QSB, or the Form 10-SB, or acquired subsequently thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (1) as noted in the audited financial statements included in the 1996 10-KSB, the 10-QSB or the Form 10-SB, or as set forth in the Disclosure Schedule, (2) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for Taxes not yet due, (3) pledges of assets in the ordinary course of business to secure public deposits, (4) for those assets and properties disposed of for fair value in the ordinary course of business since the date of the 1996 10-KSB, the 10-QSB or the Form 10-SB, (5) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (6) any other liens, mortgages, security interests, encumbrances or charges of any kind, which individually do not exceed $50,000 in amount. Without limiting the above, Harbor and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to itself use without payment all material patents, copyrights, trade secrets, trade names, service marks, logos and trademarks used in its business, and none of them has received any notice of conflicts with respect thereto that asserts the rights of others.

    (s) KNOWLEDGE AS TO CONDITIONS. Harbor and each of its Subsidiaries knows of no reason why the approvals, consents and waivers of Governmental Authorities referred to in Section 7.1 (b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

    (t) COMPLIANCE WITH LAWS. Neither Harbor nor any of its Subsidiaries is in material violation in respect of any federal, state or local laws, rules, regulations or orders applicable to it or by which its properties may be bound, except such violations as would not have a Material Adverse Effect on Harbor. Without limiting the scope of the previous sentence, Harbor and each of its Subsidiaries is not in material violation of Regulations B, D, E, Z or DD adopted by the Board of Governors; the Equal Credit Act (15 U.S.C. Section 1691, ET SEQ.), the Fair Housing Act (420 U.S.C. Section 3601, ET SEQ.), the Bank Secrecy Act (31 U.S.C. Section 5322, ET SEQ.), the Home Mortgage Disclosure Act (12 U.S.C. 2801, ET SEQ.) (collectively, the "FAIR LENDING ACTS"), or those provisions of the United States Code providing penalties for the laundering of monetary instruments (18 U.S.C. Section 1956) or engaging in monetary transactions in property derived from specified unlawful activity (18 U.S.C.
Section 1957).

    (u) FEES. Other than financial advisory services performed for Harbor by Hoefer & Arnett, Inc., neither Harbor nor any of its Subsidiaries nor any of its or their officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.

    (v)  ENVIRONMENTAL.

        (i) To Harbor's knowledge, all of the properties and operations of Harbor and each of its Subsidiaries are in compliance in all material respects with all material Environmental Laws (as defined below) applicable to such properties and operations.

        (ii) To Harbor's knowledge, Harbor and each of its Subsidiaries has obtained all material permits, licenses, and authorizations which are required for Harbor's operations under Environmental Laws.

       (iii) Except as set forth in the Disclosure Schedule, to Harbor's knowledge, no Hazardous Substances (as defined below) exist on, about, or within or have been used, generated, stored, transported, disposed of on, or released from, any of the properties of Harbor or any of its Subsidiaries except in accordance in all material respects with Environmental Laws. Neither Harbor nor any of its Subsidiaries has any actual knowledge that any prior owners, occupants or operators of any such property or any other property in which it has a security interest, ever deposited, disposed of, or allowed to be deposited or disposed of, in, on, or under or handled or processed on, or released, emitted or discharged from, such properties any Hazardous Materials except in accordance in all material respects with Environmental Laws, or that any prior or present owners, occupants or operators of any properties in which it holds a security interest, mortgage or other lien or interest, deposited or disposed of, in, on or under or handled and/or processed on, or released, emitted or discharged from, such properties any Hazardous Material except in accordance in all material respects with Environmental Laws. The use which Harbor and each of its Subsidiaries has made, makes and intends to make of its properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Substance on, in, or from any of such properties except in accordance in all material respects with applicable Environmental Laws.

        (iv) There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending, or, to the knowledge of Harbor or any of its Subsidiaries, threatened against Harbor or any of its Subsidiaries relating in any way to any material violation of any applicable Environmental Law. To the knowledge of Harbor, none of Harbor or its Subsidiaries has any material liability for remedial action with respect to a violation of an Environmental Law, nor has it received any written requests for information relating to any material violations of any Environmental Law from any governmental authority with respect to the condition, use, or operation of any of its properties nor has any of them received any notice from any governmental authority or any written notice from any other person with respect to any material violation of or material liability for any remedial action under any Environmental Law.

        (v) As used in this Section, the term "Environmental Law" means any and all Federal, state and local laws, regulations, and requirements pertaining to health, safety and the environment, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, ET SEQ. ("CERCLA"), the Resource Conservation and Recovery Act of 1975, 42 U.S.C. Section 6901, ET SEQ. ("RCRA"), the Occupational Safety and Health Act, 29 U.S.C. Section 651, ET SEQ. (as it relates to the use of, or exposure to, Hazardous Substances), the Clean Air Act, 42 U.S.C. Section 7401, ET SEQ., the Clean Water Act, 33 U.S.C. Section 1251, ET SEQ., the Toxic Substance Control Act, 15 U.S.C. Section 2601, ET SEQ., the Carpenter-Presley-Tanner Hazardous Substance Account Act, as amended, Chapter 6.8 of the California Health and Safety Code, Section 25300, ET SEQ., and the Hazardous Waste Control Law, Chapter 6.5 of the California Health and Safety Code, Section 25100, ET SEQ. (the latter two statutes being referred to herein as the State Acts), and any and all regulations promulgated thereunder, and all similar laws, regulations, and requirements of any governmental authority, agency having jurisdiction over the environmental activities of Harbor or any of its Subsidiaries, or of its or their properties, as such laws, regulations, and requirements may be in effect on the date hereof.

        (vi) As used in this Section, the term "properties" shall include: all real estate property now or previously owned or leased by Harbor and each of its Subsidiaries, property as to which Harbor or any of its Subsidiaries holds any security interest, deed of trust, mortgage or other lien, and any property to which Harbor or any of its Subsidiaries could be deemed an "owner" or "operator" under any applicable Environmental Law.

       (vii) As used in this Section, the term "Hazardous Substance" shall mean
    (1) any "hazardous waste" as defined by CERCLA and the State Acts, as such acts are in effect on the date hereof, and any and all regulations promulgated thereunder; (2) any "hazardous substance" as such term is defined by CERCLA; (3) any "regulated substance" as defined by the State Acts; (4) asbestos requiring abatement, removal or encapsulation pursuant to the requirements of governmental authorities; (5) polychlorinated biphenyls;
    (6) petroleum products; (7) "hazardous chemicals" or "extremely hazardous substances" in quantities sufficient to require reporting, registration, notification and/or optional treatment or handling under the Emergency Planning and Community Right to Know Act of 1986; (8) any "hazardous chemical" in levels that would result in exposure greater than is allowed by permissible exposure limits established pursuant to the Occupational Safety and Health Act of 1970; (9) any substance that requires reporting, registration, notification, removal, abatement and/or special treatment, storage, handling or disposal, under Section Section 6, 7 and 8 of the Toxic Substance Control Act (15 U.S.C. Section 2601); (10) any toxic or hazardous chemical described in 29 C.F.R. 1910.1000-1047 in levels that would result in exposure greater than those allowed by the permissible exposure limits pursuant to such regulations; and (11) any (A) "hazardous waste", (B) "solid waste" capable of causing a "release or threatened release" that present an "imminent and substantial endangerment" to the public health and safety of the environment, (C) "solid waste" that is capable of causing a "hazardous substance incident" (D) "solid waste" with respect to which special requirements are imposed by applicable governmental authorities upon the generation, transportation thereof as such terms are defined and used within the meaning of the State Acts or (E) any "pollutant" or "toxic pollutant" as such term is defined in the Federal Clean Water Act, 33 U.S.C. Section
    Section 1251-1376, as amended, by Public Law 100-4, February 4, 1987, and the regulations promulgated thereunder, including 40 C.F.R. Section Section
    122.1 and 122.26.

    (w) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The ALLL for the Bank is adequate in accordance with GAAP and RAP.

    (x) PERFORMANCE OF OBLIGATIONS. Harbor and each of its Subsidiaries has performed in all material respects all of the obligations required to be performed by it to date, and is not in default under, or in breach of, any term or provision of any material contract, lease, indenture or any other material agreement to which it is a party, is subject or is otherwise bound and no event has occurred that, with the giving of notice or the passage of time, or both, would constitute such default or breach. The Disclosure Schedule contains a list of all contracts to which Harbor and each of its Subsidiaries is a party, except for contracts terminable without penalty on not more than 60 days' notice and involving the payment of not more than $25,000 per annum, deposit agreements and loan agreements. The Disclosure Schedule indicates the termination date for each such contract and the termination payment required, if any.

    (y) INSURANCE. Harbor and each of its Subsidiaries has in effect policies of insurance with respect to its assets and business against such casualties and contingencies and in such types and forms as in the judgment of its management are appropriate for its business, operations, properties and assets. Harbor has made available to CNC, copies of all policies of insurance and bonds carried and owned by Harbor or any of its Subsidiaries as of the date hereof, which copies are complete and accurate in all material respects, and which are listed in the Disclosure Schedule. Neither Harbor nor any of its Subsidiaries is in default under any such policy of insurance or bond such that it is reasonably likely to be cancelled. No notice of cancellation or material amendments has been received with respect to existing material policies and no coverage thereunder with respect to any material claims is being disputed.

    (z) LISTING OF LOANS. Copies, in writing, have been made available to CNC of the detailed listing of all loans and notes receivable of Harbor and each of its Subsidiaries as of June 30, 1997, including participations, with the outstanding principal balance of each such loan and note receivable, and the past due status of any loan or note receivable, and such copies reflect correctly the detail of trial balance totals in all material respects as of the date of such reports.

    (aa) DERIVATIVE TRANSACTIONS. Neither Harbor nor any of its Subsidiaries is a party to a transaction in or involving forwards, futures, options on futures, swaps or other derivative instruments.

    (bb) TRUST ADMINISTRATION. Neither Harbor nor any Subsidiary presently exercises trust powers, including, but not limited to, trust administration, and has not exercised such trust powers for a period of at least 3 years prior to the date hereof. The term "trusts" as used in this Subsection 5.1(bb) includes
(i) any and all common law or other trusts between an individual, corporation or other entities and Harbor or any of its Subsidiaries, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, INTER VIVOS, and charitable trust indentures; (ii) any and all decedents' estates where Harbor or any of its Subsidiaries is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator DE BONIS NON, administrator DE BONIS NON with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where Harbor or any of its Subsidiaries is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity, and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Harbor or any of its Subsidiaries is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

    (cc) CONTINGENT LIABILITIES. Harbor has no knowledge of any contingent liabilities of Harbor or any of its subsidiaries, which could be material to Harbor, other than those reflected in the financial statements included in the Harbor Reports or the contracts, litigation and other matters listed in the Disclosure Schedule, whether or not disclosure or accrual is required pursuant to GAAP.

    (dd) STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Harbor for inclusion in the S-4 (as defined in Section 6.1(a)) or the Proxy Statement/Prospectus (as defined in Section 6.1(a)), or incorporated by reference therein, or any other document to be filed with any governmental agency or regulatory authority in connection with the transactions contemplated hereby will, in the case of the Proxy Statement/Prospectus, when it is first mailed to the shareholders of Harbor, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the S-4, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of Harbor, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy of the Harbor shareholders' meeting.

    (ee) ACCURATE DISCLOSURE. Harbor agrees that through the Effective Time of the Merger, each of its reports, and other filings required to be filed with any applicable Governmental Authority will comply in all material respects with all of the applicable statutes, rules and regulations enforced or promulgated by the Governmental Authority with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of Harbor and/or any of its Subsidiaries will fairly present the financial position of such entities or entity and will be prepared in accordance with generally accepted accounting principles or applicable banking regulations consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section 5.1(ee), Harbor makes no representation or warranty with respect to any information supplied by CNC or CNB or any of CNC's Reports.

    (ff) TAX REPRESENTATION. Each of Harbor and the Bank operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

    SECTION 5.2 REPRESENTATIONS AND WARRANTIES OF CNC. CNC represents and warrants to Harbor that:

    (a) RECITALS TRUE. The information set forth in the recitals of this Agreement with respect to CNC are true and correct.

    (b) CAPITAL STOCK. CNC is authorized to issue 75,000,000 shares of Common Stock, $1.00 par value, and is not authorized to issue any other class or series of capital stock, or any other securities giving the holder thereof the right to vote on any matters on which shareholders of CNC can vote. As of July 31, 1997, 46,700,891 shares of CNC Common Stock were issued and outstanding, and 572,608 shares are held as treasury stock. All outstanding shares of CNC Common Stock outstanding are and all shares to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable, and are not, or will not be, subject to no preemptive rights. CNC has provided Harbor with true and correct copies of its Certificate of Incorporation and Bylaws.

    (c) AUTHORITY. CNC has the power and authority, and is duly qualified in all jurisdictions where such qualification is required (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on CNC), to carry on its business as it is now being conducted and to own all of its material properties and assets. CNC has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect on CNC.

    (d) APPROVALS. The execution by CNC of this Agreement has been authorized by all necessary corporate actions of CNC, including, but not limited to, a vote by its board of directors. No vote, consent or approval of the shareholder of CNC or the shareholders of CNC is required to authorize this Agreement or the consummation of the Merger. Subject to receipt of the required approvals, consents or waivers of Governmental Authorities referred to in Section 7.1(b), this Agreement is a valid and binding agreement of CNC enforceable against CNC in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights, general equity principles, and the rights of the FDIC.

    (e) NO VIOLATIONS. The execution, delivery and performance of this Agreement by CNC does not, and consummation of the Merger will not, constitute
(i) a breach or violation of, or a default under, any applicable law, rule or regulation or any material judgment, decree, order, governmental permit or license, or material indenture, agreement or instrument of CNC, or to which CNC (or its property) is subject, which breach, violation or default would have a Material Adverse Effect on CNC or would materially hinder or delay the Merger or
(ii) a breach or violation of, or a default under, the Certificate of Incorporation or Bylaws of CNC; and the consummation of the Merger will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (1) the required approvals, consents and waivers of Governmental Authorities referred to in Section 7.1 (b); and (2) any other approvals, consents or waivers, the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on CNC or would not materially hinder or delay the Merger.

    (f) FINANCIAL STATEMENTS. As of their respective dates, none of CNC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 or Quarterly Report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, nor any other document filed subsequent to December 31, 1994 under Section 13(a), 13(d), 14 or 15(d) of the Exchange Act, each in the form (including exhibits) filed with the

SEC (collectively, the "CNC REPORTS"), contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets or statements of condition contained or incorporated by reference in the CNC Reports (including any related notes and schedules) fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows or equivalent statements contained or incorporated by reference in the CNC Reports (including any related notes and schedules) fairly present the results of operations, retained earnings and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not Material in amount or effect), in each case in accordance with the published rules and regulations of the SEC and GAAP consistently applied and applicable to bank holding companies during the periods involved, except as may be noted therein. The books and records of CNC have been, and are being maintained in all material respects in accordance with GAAP and RAP and other applicable legal and accounting requirements and reflect only actual transactions.

    (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in CNC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, since December 31, 1996, there have not been any changes in the business, assets, financial condition or results of operations of CNC and its Subsidiaries that, individually or in the aggregate, have had a Material Adverse Effect on CNC.

    (h) ABSENCE OF CLAIMS. No litigation, proceeding or controversy before any court or governmental agency or authority is pending against CNC or its Subsidiaries which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on CNC or to materially hinder or delay consummation of the Merger, and, to its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

    (i) REGULATORY ACTIONS. Neither CNC nor CNB is a party to any cease and desist order, written agreement, memorandum of understanding or any similar regulatory action or order with any Federal or state governmental authorities, nor a recipient of any extraordinary supervisory letter from, nor has it adopted any board resolution at the request of any of its regulators, nor been advised that any such issuance or request is contemplated. As of the date hereof, and to CNC's actual knowledge, CNC is not the subject of a referral to either the United States Department of Justice or the Department of Housing and Urban Development for alleged violations of the Fair Lending Acts. Each material violation, criticism, or exception by any governmental authority with respect to any examinations of CNC has been resolved or is in the process of resolution.

    (j) KNOWLEDGE AS TO CONDITIONS. CNC knows of no reason why the approvals, consents and waivers of Governmental Authorities referred to in Section 7.1(b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

    (k) COMPLIANCE WITH LAWS. CNC and its Subsidiaries are not in material violation in any respect of any material Federal, state or local laws, rules, regulations or orders applicable to them or by which their properties may be bound, except such violations as would not have a Material Adverse Effect on CNC. Without limiting the scope of the previous sentence, neither CNC nor CNB is in material violation of Regulations B, D, E, Z or DD adopted by the FRB, the Fair Lending Acts, or those provisions of the United States Code providing penalties for the laundering of monetary instruments (18 U.S.C. Section 1956) or engaging in monetary transactions in property derived from specified unlawful activity (18 U.S.C. Section 1957).

    (l) FEES. Neither CNC, nor any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.

    (m) COMMUNITY REINVESTMENT ACT. CNB received a rating of "satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act. CNC has not been advised of any supervisory concerns regarding CNB's compliance with the Community Reinvestment Act.

    (n) STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by CNC for inclusion in the S-4 (as defined in Section 6.1(a)) or the Proxy Statement/Prospectus, or incorporated by reference therein, or any other document to be filed with any governmental agency or regulatory authority in connection with the transactions contemplated hereby will, in the case of the Proxy Statement/ Prospectus (or incorporated by reference therein), when it is first mailed to the shareholders of Harbor, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the S-4, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of Harbor, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy of the Harbor shareholders' meeting.

    (o) ACCURATE DISCLOSURE. CNC agrees that through the Effective Time of the Merger, each of its reports, and other filings required to be filed with any applicable Governmental Authority will comply in all material respects with all of the applicable statutes, rules and regulations enforced or promulgated by the Governmental Authority with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of CNC and its Subsidiaries will fairly present the financial position of CNC and its Subsidiaries, will be prepared in accordance with generally accepted accounting principles or applicable banking regulations consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section 5.2(o), CNC makes no representation or warranty with respect to any information supplied by Harbor or Harbor's Subsidiaries (or any of the Harbor Reports).

    (p) TAX REPRESENTATION. It is the present intention of CNC to continue at least one significant historic business line of each of Harbor and the Bank or to use at least a significant portion of each of Harbor's and the Bank's historic business assets in a business, in each case within the remaining of Treasury Regulation Section 1.368-1(d).

                                   ARTICLE VI

                                   COVENANTS

    SECTION 6.1  REGULATORY MATTERS.

    (a) CNC and Harbor shall promptly prepare and file with the SEC a registration statement on Form S-4, including the definitive proxy statement and prospectus (the "PROXY STATEMENT/PROSPECTUS") to be mailed to the Harbor Shareholders in connection with the Harbor shareholders' meeting to vote upon the Merger (the "S-4"). CNC shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Harbor shall thereafter mail the Proxy Statement/Prospectus to its shareholders. CNC shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and obtain the approval for listing on the New York Stock Exchange of the shares of CNC Common Stock to be issued to holders of Common Stock in the Merger. Harbor shall furnish all information concerning Harbor and the holders of Harbor Common Stock as may be reasonably requested in connection with any such action.

    (b) The parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger and Bank Merger), and to comply with the terms and conditions of all such permits, consents, approval and authorizations to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Harbor or CNC, as the case may be, and any of their respective Subsidiaries which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

    (c) CNC and Harbor shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus the S-4 or any other statement, filing, notice or application made by or on behalf of CNC, Harbor or any of their respective Subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement.

    (d) CNC and Harbor shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that the approval of any Governmental Authority required pursuant to Section 7.1(b) will not be obtained or that the receipt of any such approval will be materially delayed beyond March 31, 1998.

    SECTION 6.2 SHAREHOLDERS' APPROVALS. Harbor shall duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as practicable following the date hereof for the purpose of obtaining the requisite shareholder approvals required in connection with this Agreement and the Merger. Subject to the provisions of the next sentence, Harbor shall, through its Board of Directors, recommend to its shareholders approval of such matters. Harbor's Board of Directors may fail to make such recommendation, or withdraw, modify or change any such recommendation in a manner adverse to CNC if such Board of Directors, after having consulted with and considered the advice of counsel, has reasonably determined in good faith that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of the members of such Board of Directors under applicable law.

    SECTION 6.3  LEGAL CONDITIONS TO MERGER.

    (a) Each of CNC and Harbor shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party which is required to be obtained by Harbor or CNC or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

    (b) Each of CNC and Harbor agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

    SECTION 6.4  INFORMATION.

    (a) CNC'S RIGHT TO ACCESS AND INFORMATION. Upon reasonable notice, Harbor shall, and shall cause each of its Subsidiaries to, afford to CNC and its representatives (including, without limitation, directors, officers, and employees, and their affiliates, and counsel, accountants and other professionals retained) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, policies, files, personnel and to such other information as such persons may reasonably request, permit such persons to inspect and make copies of all stock records, minute books, books of account, contracts, commitments and other records, furnish to CNC such counterpart originals or certified or other copies of such documents or such information with respect to its businesses and affairs as CNC may reasonably request and that Harbor and its Subsidiaries may provide without violation of applicable law or regulation or jeopardy to any attorney-client or similar privilege to which the Harbor or its subsidiaries may be entitled as against third parties other than CNC. Without limiting the foregoing, Harbor shall promptly provide CNC (i) monthly unaudited balance sheets and operating statements, loan delinquency reports, investment reports and such other reports and materials as are normally prepared and provided to the Board of Directors or senior management of the Harbor and (ii) each month and on the date that is five days prior to the Effective Time, a list of loans for which a Notice of Default has been filed or for which discussions have commenced that have a reasonable possibility of leading to a deed in lieu of foreclosure by the obligor thereunder. Harbor shall provide CNC with as much information concerning any exit interview or similar meetings held in connection with any regulatory examinations of Harbor and its Subsidiaries and, with respect to the examination findings and results, as Harbor can provide without violation of law. Without limiting the generality of the foregoing, CNC shall have the right to (i) conduct a full due diligence review of the operations and assets of Harbor and its Subsidiaries, (ii) conduct a full credit review of Harbor and its Subsidiaries and (iii) conduct a specific credit review of Harbor and its Subsidiaries during the thirty days prior to the Effective Time.

    (b) HARBOR'S RIGHT TO ACCESS AND INFORMATION. Upon reasonable request by Harbor, CNC shall (i) make its Chief Financial Officer and Controller available to discuss with Harbor and its representatives CNC's ongoing diligence and review of Harbor's operations and (ii) shall provide Harbor with written information which is (a) similar to the written information that Harbor reviewed in connection with this Agreement, and (b) related to CNC's and its Subsidiaries' business condition, operations and prospects.

    (c) CUSTOMER CALLS. Prior to the Effective Time, representatives of CNC will be permitted to conduct joint calls upon customers of the Bank, if accompanied by representatives of the Bank, on a schedule to be agreed upon between the parties; provided, however, that in the event that either party terminates this Agreement in accordance with the terms hereof, CNC shall not, for a period of one (1) year from the date of the termination of this Agreement contact any customer of the Bank contacted pursuant to this Section 6.4(c).

    (d) CONFIDENTIALITY. Neither party shall, and each shall cause its representatives not to, use any information obtained pursuant to this Section
6.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information, documents and trade secrets obtained pursuant to this Section 6.4 unless such information (i) becomes or has become available to such party from other sources not known by such party to be bound by a confidentiality obligation, (ii) is disclosed with the prior written approval of the party to which such information pertains or (iii) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the Merger shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party that furnished the same.

    SECTION 6.5  EMPLOYEE BENEFITS.

    (a) All employees of Harbor continuing in the employ of CNC shall be entitled to participate in stock plans, bonus plans and all other benefit plans of CNC on the same basis as other similarly situated employees of CNC. Each of these employees will be credited for eligibility, participation, vesting and accrual purposes (provided that no more than 1,080 hours of sick leave may be carried over into CNC's sick leave program), with such employee's respective years of past service with Harbor (or other prior service so credited by Harbor) as though they had been employees of CNC.

    (b) Harbor and each of its Subsidiaries has furnished to CNC its severance policies, if any, applicable to its employees (other than as set forth in the Disclosure Schedule) and a schedule indicating the amount that would be due as a severance payment to each such employee if he or she is not offered continued employment in an equivalent or substantially similar position by CNC following the Effective Time.

    (c) Provided such agreement is listed on the Disclosure Schedule and a complete copy of such agreement has been provided to CNC prior to the date hereof, CNC hereby agrees to honor, in accordance with their terms, any existing individual employment, severance, deferred compensation and similar agreements between Harbor or any of its Subsidiaries and any current or former officer, director, employee or consultant of Harbor or such Subsidiary. Notwithstanding any other provision of this Agreement, no employee shall receive duplicative benefits by reason of this Section.

    (d) Between the date hereof and the Effective Time, Harbor and CNC shall cooperate to determine the appropriate treatment of the Employee Plans, such as termination, merger into a CNC plan, etc., and shall take such actions as shall be reasonably requested by CNC with respect to the Employee Plans, provided that Harbor shall not be required to take any action that would be materially disadvantageous to Harbor employees or that would be in breach of the fiduciary duties of the Plan trustees or administrators.

    SECTION 6.6 CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. CNC, Harbor and each of their respective Subsidiaries shall (a) promptly make any filings and applications required to be filed in order to obtain all approvals, consents and waivers of the Board of Governors, the OCC, the FDIC, the Department of Financial Institutions, and any other Governmental Authorities or government entities necessary or appropriate for the consummation of the transactions contemplated hereby, (b) cooperate with one another (i) in promptly determining what filings are required to be made or approvals, consents or waivers are required to be obtained under any relevant Federal, state or foreign law or regulation, (ii) in providing the other a reasonable opportunity to review and comment upon the publicly available portions of such filings, and (iii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers and (c) deliver to the other copies of publicly available portions of all such filings and applications promptly after they are filed.

    SECTION 6.7 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using commercially reasonable efforts to obtain all necessary actions or nonactions, extensions, waivers, consents and approvals from all applicable Governmental Authorities, affecting all necessary registrations, applications and filings and obtaining any required contractual consents (including consent to assignment of leases where required) and regulatory approvals.

    SECTION 6.8 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter CNC and Harbor shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any governmental authority or with any national securities exchange with respect thereto. If any party hereto, on the advice of counsel, determines that a disclosure is required by law, it may make such disclosure without the consent of the other parties, but only after affording the other parties a reasonable opportunity to review and comment upon the disclosure.

    SECTION 6.9 NOTIFICATION OF CERTAIN MATTERS. Harbor shall give CNC, and CNC shall give Harbor, prompt notice of: (a) any material change in its business, operations, or prospects, (b) any complaints, investigations or hearings (or communications indicating that same may be contemplated) of any governmental agency or Governmental Authority, (c) the institution or the threat of material litigation, or (d) any event or condition that constitutes a breach of this Agreement, or that might be reasonably expected to cause its representations or warranties set forth herein not to be true and correct in all material respects as of the Effective Time.

    SECTION 6.10 PRE-CLOSING ADJUSTMENTS. At or before the Closing, Harbor shall make, and shall cause its Subsidiaries to make, and the Subsidiaries shall make, such accounting entries or adjustments, including charge-offs of loans, as CNC shall direct in order to implement its plans for the Subsidiaries following the Closing or to reflect expenses and costs related to the Bank Merger; PROVIDED, HOWEVER, that (a) Harbor and its Subsidiaries shall not be required to take such actions more than one day prior to the Effective Time or prior to the time CNC agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.2 have been satisfied or waived, and (b) based upon consultation with counsel and accountants for Harbor and its Subsidiaries, no such adjustment shall (i) require any filing with any governmental agency or authority, (ii) violate any law, rule or regulation applicable to Harbor or its Subsidiaries, or (iii) otherwise materially disadvantage Harbor or its Subsidiaries if the Acquisition were not consummated; PROVIDED that in any event, no accrual or reserve made by Harbor or its Subsidiaries pursuant to this
Section 6.10, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information, shall not be construed as concurrence of Harbor's or its Subsidiaries' management with any such adjustments, and shall not affect the Exchange Ratio or the Per Share Cash Consideration.

    SECTION 6.11 DIRECTOR RESIGNATIONS. Harbor and its Subsidiaries shall use reasonable efforts to cause to be delivered to CNC at the Closing, the resignations of the members of the Board of Directors of Harbor and its Subsidiaries.

    SECTION 6.12 HUMAN RESOURCES ISSUES. Harbor and each of its Subsidiaries agree to cooperate with CNC with respect to any formal meetings or interviews with one or more employees called or arranged by it and held for the purpose of discussing the transactions contemplated by this Agreement or their effect on such employees, with CNC given the opportunity to participate in such meetings or interviews. This section is not intended to apply to casual conversations about the transaction or informal meetings initiated by employees, or to prohibit discussion in general, but rather to allow CNC a role in the formal presentation of the transaction to employees, and an opportunity to participate in the significant, formal meetings at which the transaction is explained and discussed.

    SECTION 6.13  ASSISTANCE WITH THIRD-PARTY AGREEMENTS.

    (a) Harbor and its Subsidiaries shall cooperate with and use all reasonable efforts to assist CNC in (a) gaining access to all of their third-party vendors, landlords of all of their leased properties and other parties to material agreements, promptly after the date of this Agreement, (b) obtaining the cooperation of such third parties in a smooth transition in accordance with CNC's timetable at or after the Effective Time. Harbor shall cooperate with CNC in minimizing the extent to which any contracts will continue in effect following the Effective Time, in addition to complying with the prohibitions of
Section 4.2(e) hereof.

    (b) Without limiting Section 6.13(a), Harbor and its Subsidiaries shall use all reasonable efforts to provide data processing and other processing support, including support from outside contractors, to assist CNC in performing all tasks reasonably required to result in a successful conversion of their data and other files and records to CNC's production environment, when requested by CNC and sufficient to ensure that a successful conversion can occur at such time as CNC requests at or after the Effective Time. Among other things, Harbor and its Subsidiaries shall:

        (i) cooperate with CNC to establish a mutually agreeable project plan to effectuate the conversion;

        (ii) use their commercially reasonable efforts to have Harbor's and its Subsidiaries' outside contractors continue to support both the conversion effort and its needs until the conversion can be established;

        (iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by CNC for use in planning the conversion, as soon as possible;

        (iv) provide reasonable access to personnel at corporate headquarters, data and other processing centers, all branches and, with the consent of outside contractors, at outside contractors, to enable the conversion effort to be completed on schedule; and

        (v) to the extent reasonably practicable, give notice of termination, conditioned upon the completion of the transactions contemplated hereby, of the contracts of outside data and other processing contractors or other third-party vendors when directed to do so by CNC.

    Notwithstanding the foregoing, neither Harbor nor the Bank shall be required to give any notice of termination required by this Section 6.13 (x) more than thirty days prior to the Effective Time and (y) unless CNC states in writing that, to the best of its knowledge, all conditions to Closing set forth in
Article VII have been or will be satisfied or waived; provided, however, that Harbor and the Bank shall take action as directed by CNC at any time (1) to terminate any contract other than that described in clause (2) hereof, if CNC indemnifies Harbor and the Bank for the incremental costs of obtaining a replacement contract in the event that the Merger is not consummated other than due to breaches of this Agreement by Harbor; and (2) to terminate any of the Bank's outside data processing contracts (the "DP CONTRACTS") if (A) CNC provides an undertaking to Harbor and the Bank in form and substance reasonably satisfactory to Harbor and the Bank to the effect that CNC shall, in the event that the Merger is not consummated, indemnify Harbor and the Bank against all losses, claims, damages or liabilities resulting from such action, and (B) CNC agrees to compensate Harbor or the Bank for arrangements through a third-party provider reasonably acceptable to Harbor providing service levels reasonably comparable to those provided under the DP Contracts under terms no more burdensome and at a price no higher to Harbor and the Bank than is provided in the DP Contracts for their respective needs in the event such contracts are terminated and the Merger is not consummated, other than as a result of a failure to consummate the Merger due to breaches of this Agreement by Harbor and further provided, that CNC's obligations under the foregoing proviso are limited to payments for one year in an aggregate amount not greater than 150% of that paid by Harbor or the Bank pursuant to the DP Contracts for the last twelve months for which such DP Contracts were in effect.

    (c) CNC agrees that all actions taken pursuant to this Section 6.13 shall be taken in a manner intended to minimize disruption to the customary business activities of Harbor and its Subsidiaries.

    SECTION 6.14 NOTICES AND COMMUNICATIONS. Harbor and its Subsidiaries shall, if requested to do so by CNC (a) cooperate with CNC by sending necessary or appropriate customer notifications and communications as drafted by CNC to advise such customers of the impending transaction and of CNC's plans following the Effective Time, and (b) take or cause to be taken at the direction of and as agent for CNC, following the receipt of all approvals of Governmental Authorities pursuant to Section 7.1(b) all actions necessary to comply with the provisions of the Worker Adjustment and Retraining Notification Act, as amended (12 U.S.C Section 2101, ET SEQ.), with respect to all employees of Harbor and its Subsidiaries covered by such act who are to be terminated by CNC within sixty days following the effective time, including the issuance of notices to such employees.

    SECTION 6.15 INSURANCE POLICIES ASSIGNMENT. Harbor and its Subsidiaries agree to make commercially reasonable efforts to obtain consent to partial or complete assignments of any of their insurance policies if requested to do so by CNC, to the extent necessary to maintain the benefits to CNC of such policies as they apply to Harbor and its Subsidiaries. Harbor and its Subsidiaries shall also inform CNC no later than the Effective Time of any material unfiled insurance claims of which they have knowledge and for which they believe coverage exists.

    SECTION 6.16 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest CNB with full title to all properties, assets, rights, approvals, immunities and franchises of either CNC or Harbor, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

    SECTION 6.17  AFFILIATES AND FIVE PERCENT SHAREHOLDERS.

    (a) At least 40 days prior to the Effective Time, Harbor shall deliver to CNC a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of Harbor, "affiliates" of Harbor for purposes of Rule 145 under the Securities Act. Harbor shall use commercially reasonable efforts to cause each such affiliate to deliver to CNC prior to the Effective Time a written "Affiliates" agreement, in customary form, providing that such person shall dispose of the CNC Common Stock to be received by such person in the Merger only in accordance with applicable law.

    (b) Prior to the Effective Time, Harbor shall use commercially reasonable efforts to cause each person or group of persons who holds more than five percent (5%) of Harbor's Common Stock (regardless of whether such person is an "affiliate") to deliver to the law firm delivering the opinion pursuant to
Section 7.3(d) a letter stating that such shareholder(s) have no present intention to dispose of the CNC Common Stock he or she or they will receive in the Merger, and committing that he, she or they will not dispose of such CNC Common Stock in such a manner as to cause a violation of the "continuity of shareholder interest" requirements of Treasury Regulation 1.368-1.

    SECTION 6.18 COOPERATION. Harbor shall and shall cause the Bank to cooperate with CNC and CNB in all reasonable respects in accomplishing the Bank Merger.

    SECTION 6.19 INDEMNIFICATION AND DIRECTORS AND OFFICERS. CNC agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Harbor and its Subsidiaries as provided in their respective articles of incorporation, bylaws, indemnification agreements or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time, shall survive the Merger and Bank Mergers and shall continue in full force and effect. CNC further agrees that, following consummation of the Merger and Bank Merger, to the greatest extent permitted by Delaware law, and the organizational documents or bylaws of CNC as in effect of the date hereof, it shall indemnify, defend and hold harmless individuals who were officers and directors of Harbor and its Subsidiaries as of the date hereof or immediately prior to the Effective Time for any claim or loss arising out of their actions while a director or officer, including any acts relating to this Agreement, and shall pay the expenses, including attorneys' fees, of such individual in advance of the final resolution of any claim, provided such individuals shall first execute an undertaking acceptable to the Bank to return such advances in the event it has finally concluded such indemnification is not allowed under applicable law.

    SECTION 6.20 SHAREHOLDERS' AGREEMENT. Harbor will use all reasonable efforts to cause the directors of Harbor, and certain officers and shareholders (including the Harbor Bancorp Employee Stock Option Plan) of Harbor, to execute and deliver to CNC one or more shareholders' agreements substantially in the form of Exhibit 6.20 hereto, committing such persons, among other things, to vote their shares of Harbor Common Stock in favor of the Merger at the shareholders' meeting held for that purpose, granting a proxy for such shares to CNC, and to certain representations concerning the ownership of Harbor Common Stock and the CNC Common Stock to be received in the Merger, within five (5) days after the date of this Agreement.

                                  ARTICLE VII
                           CONDITIONS TO CONSUMMATION

    SECTION 7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of CNC on the one hand, and of Harbor on the other hand, to close the Merger shall be subject to the satisfaction or waiver by both parties prior to the Effective Time of the following conditions:

    (a) The Agreement and the Merger shall have been approved by Harbor and CNC in accordance with applicable law, including the approval and adoption by the requisite affirmative votes of the holders of Harbor Common Stock entitled to vote thereon.

    (b) CNC shall have procured, as necessary, the required approval, consent or waiver with respect to the Agreement and the Merger by the Board of Governors, the OCC, the FDIC and the Department of Financial Institutions, and, in all such cases, all applicable statutory waiting periods shall have expired; the parties shall have procured all other regulatory approvals, consents or waivers of Governmental Authorities that are necessary or appropriate to the consummation of the Merger; and no approval, consent or waiver referred to in this Section 7.1(b) shall be deemed to have been received if it shall include any condition or requirement that would, in the good faith determination of CNC, be a Burdensome Condition on CNC.

    (c) No party hereto shall be subject to any order, decree or injunction or a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger, the Bank Mergers or any other transactions contemplated by this Agreement.

    (d) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal consummation of the Merger, the Bank Merger or any other transactions contemplated by this Agreement.

    (e) The Form S-4 covering all of the shares of CNC Common Stock to be issued in the Merger shall have become effective under the Securities Act, no stop order suspending the effectiveness of such Form S-4 shall have been issued, no proceedings for that purpose shall have been initiated, and all necessary "Blue Sky" permits shall have been obtained.

    (f) The shares of CNC Common Stock to be issued in the Merger shall be approved for listing on the New York Stock Exchange, subject to notice of issuance.

    SECTION 7.2 CONDITIONS TO OBLIGATIONS OF CNC. The obligations of CNC to close the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

    (a) Each of the representations and warranties of Harbor contained in this Agreement shall, in all material respects, be true at the Effective Time as if made on such date (or on the date when made in the case of any representation or warranty which relates to an earlier date). The Disclosure Schedule shall be updated and made current to such date as close to the Effective Time as is reasonable for each type of disclosure and as are agreed upon by the parties hereto no later than thirty (30) days prior to the Effective Time; such update of the Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.1. Harbor shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement and CNC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Harbor, at the Effective Time, to the foregoing effect.

    (b) No litigation or proceeding shall be pending against Harbor or any of its Subsidiaries, brought by any Governmental Authority seeking to prevent consummation of the transactions contemplated hereby.

    (c) CNC shall have received the opinion of Manatt, Phelps & Phillips, LLP, special counsel to Harbor, in form and substance reasonably satisfactory to CNC, to the effect that this Agreement has been duly authorized, executed and delivered by Harbor, and constitutes the valid and legally binding obligation of Harbor enforceable in accordance with its terms, subject to customary exceptions.

    (d) Harbor shall exercise its best efforts to ensure that at least two days prior to the Effective Time, all attorneys, accountants, investment bankers and other advisors and agents for Harbor and its Subsidiaries shall have submitted to Harbor (with a copy to CNC) estimates of their fees and expenses for all services rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, Harbor shall have prepared and submitted to CNC a summary of such fees and expenses for the transaction. At the Effective Time (i) such advisors shall have submitted their final bills for all material fees and expenses to Harbor and its Subsidiaries for services rendered, with a copy to be delivered to CNC, and based on such summary, Harbor shall have prepared and submitted to CNC a final calculation of such fees and expenses (ii) Harbor shall have accrued and paid, and have caused its Subsidiaries to have accrued and paid, the amount of such fees and expenses as calculated above, after CNC has been given an opportunity to review all such bills and calculation of such fees and expenses, and (iii) such advisors shall have released CNC from liability for any fees and expenses. CNC shall not be liable for any such fees and expenses.

    (e) At least two Business Days prior to the Effective Time, Harbor shall provide CNC with Harbor's financial statements as of the close of business on the last day of the month prior to the Effective Time (the "CLOSING FINANCIAL STATEMENTS." Such financial statements shall have been prepared in all material respects in accordance with GAAP and RAP and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. At the close of business on the last day of the month preceding the Effective Time, the Adjusted Book Value of Harbor shall be not less than $17,200,000, PLUS or MINUS the product of (i) $150,000 times (ii) the number of full months in the period subsequent to or prior to, respectively, December 31, 1997 and the month end prior to the Effective Time. "ADJUSTED BOOK VALUE" for purposes of this Section 7.2(e) shall mean the shareholders' equity of Harbor as reflected on the Closing Financial Statements,

        (A) PLUS the sum of (1) all severance or retention benefits paid or accrued prior to the date of the Closing Financial Statements and agreed to by CNC, (2) all amounts paid or accrued in connection with the cancellation of options granted pursuant to the Option Plan as permitted by Sections 2.4 and 4.2(b), (3) all amounts paid or accrued in connection with taking any actions pursuant to Section 6.13, and (4) reasonable expenses of all attorneys, accountants, investment bankers and other advisors and agents for Harbor for services rendered solely in connection with the transactions contemplated by this Agreement,

        (B) MINUS the exercise price of all options to purchase shares of Harbor Common Stock exercised between July 31, 1997 and the date of the Closing Financial Statements, and

        (C) PLUS the amount of any decreases, and MINUS the amount of any increases, in the market value of securities held by Harbor during the period from July 31, 1997 to the date of the Closing Financial Statements that are marked to market in accordance with GAAP or RAP, in each case, net of applicable taxes.

    (f) At the close of business on the last day of the month preceding the Effective Time, total deposits of Harbor Bank, calculated pursuant to RAP and GAAP, shall be not less than ninety percent (90%) of the average of total deposits for Harbor Bank for the six month period ending on the last day of the same month in the preceding year.

    (g) Between the date of this Agreement and the Effective Time, there shall not have occurred any event related to the business condition (financial or otherwise), prospects, operations or properties of Harbor and its Subsidiaries that has had a Material Adverse Effect on Harbor (PROVIDED that no change related to the matter identified in Item (a) of Section 5.1(l) of the Disclosure Schedule shall constitute a Material Adverse Effect).

    (h) CNC and its directors and officers who sign the S-4 shall have received from Harbor's independent certified public accountants "cold comfort" letters, dated (i) the date of the mailing of the Proxy Statement/Prospectus to Harbor's shareholders, and (ii) shortly prior to the Effective Time, with respect to certain material financial information regarding Harbor in the form customarily issued by such accountants at such times in transactions of this type.

    (i) CNC shall have received shareholders' agreements executed and delivered by each of the directors as contemplated by Section 6.20.

    (j) Each of James H. Gray and Dallas E. Haun shall have agreed to an employment arrangement with CNC.

    SECTION 7.3 CONDITIONS TO OBLIGATIONS OF HARBOR. The obligations of Harbor hereunder shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

    (a) Each of the representations, warranties and covenants of CNC contained in this Agreement shall, in all material respects, be true at the Effective Time as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); CNC shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement; and Harbor shall have received certificates signed by the Chief Financial Officer or other authorized senior officers of CNC at the Effective Time, to the foregoing effect.

    (b) No litigation or proceeding shall be pending against CNC or any of its Subsidiaries brought by any Governmental Authority seeking to prevent consummation of the transactions contemplated thereby.

    (c) Harbor shall have received the opinion of Richard H. Sheehan, Jr., General Counsel to CNC, in form and substance reasonably satisfactory to Harbor, to the effect that (i) this Agreement has been duly authorized, executed and delivered by CNC and constitutes the valid and legally binding obligation of CNC enforceable in accordance with its terms, subject to customary exceptions and
(ii) the shares of CNC Common Stock issued as consideration in the Merger have been duly authorized, validly issued, fully paid and non-assessable.

    (d) Harbor shall have received the opinion of Munger, Tolles & Olson LLP, no later than thirty (30) days from the date hereof, in form and substance reasonably satisfactory to Harbor and its counsel, and confirmed immediately prior to the Effective Time by such counsel (or, if such counsel cannot give such opinion or confirmation, by other tax counsel of a prominent law firm designated by CNC and acceptable to Harbor), substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, that the Merger will qualify as a reorganization under Section 368 of the Code.

    (e) Harbor shall have received an updated fairness opinion of Hoefer & Arnett, Inc. dated within five (5) days prior to the mailing of the Proxy Statement/Prospectus to the shareholders of Harbor confirming that the consideration to be paid to the Harbor shareholders in the Merger is fair from a financial point of view to such shareholders.

    (f) Between the date of this Agreement and the Effective Time there shall not have occurred any event related to the business condition (financial or otherwise), prospects, operations or properties of CNC and its Subsidiaries that has had a Material Adverse Effect on CNC.

                                  ARTICLE VIII
                                  TERMINATION

    SECTION 8.1 TERMINATION. This Agreement may be terminated, and the Merger abandoned, prior to the Effective Time:

    (a) by the mutual agreement of Harbor and CNC, if the board of the directors, or duly authorized committee thereof, or duly authorized officers, of each so determines;

    (b) by CNC or Harbor in the event of a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein, which is not cured within 30 days after written notice of such breach is given to the party committing such breach by the other party;

    (c) by CNC or Harbor by written notice to the other party if either (i) any approval, consent or waiver of a Governmental Authority required to permit consummation of the Merger shall have been denied or (ii) any Governmental Authority or court shall have issued a final, non-appealable order enjoining or otherwise prohibiting consummation of the Merger;

    (d) by CNC or Harbor in the event that the Merger is not consummated by March 31, 1998, unless the failure to so consummate by such time is due to the breach of any covenant or obligation contained in this Agreement by the party seeking to terminate;

    (e) by CNC or Harbor if any approval of the shareholders of Harbor contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or any adjournments or postponement thereof;

    (f) by CNC if the Board of Directors of Harbor shall have withdrawn, modified or changed in a manner adverse to CNC its approval or recommendation of this Agreement and the Merger;

    (g) by CNC or Harbor if, at the intended Closing of the Merger, any of the conditions to such party's obligations provided for in Article VII of this Agreement shall not have been met or waived by such party;

    (h) by CNC, if (i) Harbor shall have exercised a right specified in the proviso set forth in Section 4.2(v) with respect to any Takeover Proposal and shall, directly or through agents or representatives, continue discussions with any third party concerning such Takeover Proposal for more than 15 Business Days after the date of receipt of such Takeover Proposal; or (ii) a Takeover Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to Harbor which contains a proposal as to price (without regard to the specificity of such price proposal) and Harbor shall not have rejected such proposal within 15 Business Days of its receipt or the date its existence first becomes publicly disclosed, if earlier; or

    (i) by Harbor if a Takeover Proposal exists and the Board of Directors of Harbor, after having consulted with and considered the advice of outside legal counsel, reasonably determine in good faith that such action is necessary in the exercise of its fiduciary duties under applicable law.

    (j) by Harbor if the Final CNC Stock Price is less than $17.00.

    SECTION 8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement by either CNC or Harbor, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall (i) be without prejudice to the rights of any party hereto arising out of the willful breach by any party of any covenant or willful misrepresentation contained in this Agreement (PROVIDED, that CNC shall have no right of action based upon the exercise by the Board of Directors of Harbor of its fiduciary duties under applicable law as provided in this Agreement), (ii) not affect Sections 6.4(d), 6.13 and 9.12 hereof which shall survive such termination and (iii) not affect any provision of this Agreement which expressly survives the termination of this Agreement. The Stock Option Agreement shall be governed by its own terms as to termination.

                                   ARTICLE IX
                                 OTHER MATTERS

    SECTION 9.1 CERTAIN DEFINITIONS; INTERPRETATIONS. As used in this Agreement, the following terms shall have the meanings indicated:

    "ACTUAL KNOWLEDGE" shall mean facts and other information which as of the date of this Agreement any executive vice president, chief financial officer, controller (and, after the date of this Agreement, shall also include any Senior Vice President), and any officer senior to any of the foregoing of a party actually knows.

    "ALLL" shall mean the allowance for loan and lease losses, as determined in accordance with GAAP and RAP.

    "BURDENSOME CONDITION" shall mean any condition or requirement included in any required regulatory approval, consent or waivers of Government Authorities which imposes any condition or restriction on CNC or CNB, including without limitation, requirements relating to the raising of additional capital or the disposition of assets, which in the good faith judgment of CNC would be materially burdensome in the context of the transactions contemplated by this Agreement.

    "BUSINESS DAY" shall mean any day other than a Saturday, Sunday, national holiday or any other day on which national banks operating in California are permitted or required to close.

    "CONTROL" shall have the meaning ascribed thereto in Section 2(a) of the Bank Holding Company Act of 1956, as amended.

    "DISSENTING COMMON STOCK," as described in Section 2.1(c) and Section 2.6, shall have the meaning set forth in Chapter 13 of the CGCL.

    "GAAP" shall mean generally accepted accounting principles, consistently applied from period to period, applicable to bank holding companies for the period in question.

    "KNOWLEDGE" or "BEST KNOWLEDGE" shall mean facts and other information which as of the date of this Agreement any executive vice president, chief financial officer, superior officer, controller (and, after the date of this Agreement, shall also include any Senior Vice President), and any officer superior to any of the foregoing of a party knows as a result of the performance of his or her duties, or that a senior executive officer of a bank or bank holding company similar to such party with similar duties reasonably should know in the normal course of his or her duties, and includes such diligent inquiry as is reasonable under the circumstances.

    "MATERIAL" means material to CNC or Harbor (as the case may be) and its respective Subsidiaries, taken as a whole.

    "MATERIAL ADVERSE EFFECT", with respect to a person, means a material adverse effect upon (A) business, financial condition, operations, or prospects of such person and its Subsidiaries, taken as a whole, or

(B) the ability of such person to timely perform its obligations under, and to timely consummate the Merger provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP or RAP applicable to banks or their holding companies generally, (iii) any action or omission of CNC or Harbor or any subsidiary of either of them taken with the prior written consent of CNC or Harbor, as applicable or permitted by this Agreement, and (iv) any changes in general economic conditions affecting banks or their holding companies generally.

    "PERSON" includes an individual, corporation, partnership, association, trust, limited liability company or partnership or unincorporated organization.

    "RAP" shall mean regulatory accounting principles, if any, applicable to a particular person.

    "SUBSIDIARY", with respect to a person, means any other person the stock or equity of which is more than 50% owned by such person.

    "TAXES" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes, or assessments in the nature of taxes, of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

    "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    The table of contents and headings contained in this Agreement offer ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation". Any singular term in this Agreement shall be deemed to include the plural, and any plural term, the singular.

    SECTION 9.2  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
COVENANTS. Except for Articles II and III and Sections 6.4(d), 6.5, 6.18, and 6.19, none of the respective representations, warranties, obligations, covenants, and agreements of the parties shall survive the Effective Time.

    SECTION 9.3 WAIVER AND MODIFICATION. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or by both parties or (b) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto, approved by their respective boards of directors, PROVIDED HOWEVER, that any amendment which reduces the amount or changes the form of the consideration to be delivered to the Harbor Shareholders in the Merger shall not be valid after the Agreement is approved by the shareholders of Harbor without any subsequent approval by the shareholders of Harbor.

    SECTION 9.4 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

    SECTION 9.5 GOVERNING LAW, JURISDICTION AND VENUE. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware (however, not to the exclusion of any applicable Federal law), without regard to Delaware statutes or judicial decisions regarding choice of law questions. The prevailing party shall be entitled to recover all reasonable costs and expenses, including attorneys' fees, or charges and disbursements incurred in connection with such suit.

    SECTION 9.6 NOTICES. All notices, requests, acknowledgements and other communications hereunder (collectively, "NOTICES") to a party shall be in writing and delivered by hand, federal express (or other reputable overnight delivery service), telecopy, registered mail or certified mail to such party at its address set forth below or to such other address as such party may specify by notice to the other party hereto. All Notices given by telecopy shall be deemed to have been given upon receipt of confirmation by the sender of such Notice; all other Notices shall be deemed to have been given when received.

    If to Harbor to:

    Harbor Bancorp
    11 Golden Shore, Suite 600
    Long Beach, California 90802
    Telecopy: (562) 590-0264
    Attention: James H. Gray

    with a copy to:

    Manatt, Phelps & Phillips
    11355 West Olympic Boulevard
    Los Angeles, California 90064
    Telecopy: (310) 312-4224

    Attention: Thomas D. Phelps

    If to CNC, to:

    City National Corporation
    400 North Roxbury Drive
    Beverly Hills, California 90210-5021
    Telecopy: (310) 888-6704

    Attention: Mr. Frank P. Pekny

    with a copy to:

    City National Corporation
    400 North Roxbury Drive
    Beverly Hills, California 90210-5021
    Telecopy: (310) 888-6232

    Attention: Richard H. Sheehan

    SECTION 9.7 ENTIRE AGREEMENT. Except for the agreements entered into as of this date or contemplated by this Agreement, the Stock Option Agreement, the Shareholders' Agreement and the Confidentiality Agreement between CNC and Harbor dated June 30, 1997, this Agreement (including the Disclosure Schedule attached hereto and incorporated herein) represents the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made;

    SECTION 9.8 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, however, this Agreement may not be assigned by either party hereto without the written consent of the other party.

    SECTION 9.9 SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

    SECTION 9.10  NO THIRD PARTY BENEFICIARIES.  Except with respect to Sections
6.5 and 6.19 which is intended to benefit the officers and employees of Harbor and its Subsidiaries, this Agreement is made solely for the benefit of the parties to this Agreement and their respective successors and permitted assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement.

    SECTION 9.11 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the U.S. or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    SECTION 9.12 EXPENSES. Subject to Section 7.2(d) hereof, each party hereto shall pay its own costs and expenses incurred in connection with the Merger, including, without limitation, attorneys' fees, charges and disbursements and filing or other fees payable in connection with all applications, notifications and report forms and notices to be filed with any Governmental Authority pursuant to the terms of this Agreement; provided, however, that the costs and expenses of printing and mailing the S-4 and the Proxy Statement/Prospectus shall be borne by CNC, unless the Merger does not occur, in which event such costs and expenses shall be borne equally by the parties hereto. All filing and other fees paid to the SEC in connection with the Merger shall be borne by CNC.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

HARBOR BANCORP                                        CITY NATIONAL CORPORATION

By:                    /s/ JAMES H. GRAY              By:                  /s/ RUSSELL GOLDSMITH
           ----------------------------------------              ----------------------------------------
                         James H. Gray                                       Russell Goldsmith
             PRESIDENT AND CHIEF EXECUTIVE OFFICER               VICE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                   APPENDIX B
                       CALIFORNIA GENERAL CORPORATION LAW
                         DISSENTERS' RIGHTS--CHAPTER 13

SECTION 1300. RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING
              SHAREHOLDER" DEFINED.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted the endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301. DEMAND FOR PURCHASE

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's rights under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subsection (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. ENDORSEMENT OF SHARES

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. AGREED PRICE--TIME FOR PAYMENT

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with he secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. DISSENTERS' ACTION TO ENFORCE PAYMENT

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determined, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. APPRAISERS' REPORT--PAYMENT--COSTS

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against he total amount to be paid by the corporation therefor.

SECTION 1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision
    (i) of Section 1110 was mailed to the shareholder.

        (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT OF PENDING LITIGATION.

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under
Section 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311. EXEMPT SHARES.

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                      APPENDIX C

                             STOCK OPTION AGREEMENT

    THIS STOCK OPTION AGREEMENT, dated as of August 28, 1997 (the "AGREEMENT"), is made and entered into by and between City National Corporation, a Delaware corporation ("CNC"), and Harbor Bancorp, a California corporation ("HARBOR").

    WHEREAS, CNC, City National Bank ("CNB") and Harbor are concurrently herewith entering into an Agreement and Plan of Merger with respect to a business combination of CNB and Harbor (the "MERGER AGREEMENT"); and

    WHEREAS, as a condition to its willingness to enter into the Merger Agreement, CNC has requested that Harbor agree, and in order to induce CNC to enter into the Merger Agreement, Harbor has agreed, to grant an option to CNC to purchase certain shares of common stock, no par value, of Harbor (the "HARBOR COMMON STOCK");

    NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound, the parties hereto agree as follows:

    1. GRANT OF OPTION. Harbor hereby grants to CNC an irrevocable option (the "OPTION") to purchase, subject to the terms hereof, up to 282,901 fully paid and nonassessable shares (the "OPTION SHARES") of Harbor Common Stock, exercisable as set forth herein by payment of the Option Price, as defined in Section 4 hereof. The number of shares of Harbor Common Stock that may be received upon the exercise of the Option and the Option Price is subject to adjustment as set forth herein.

    2.  EXERCISE OF OPTION.  (a)  CNC may, subject to the provisions of this
Section 2 and subject to the conditions of exercise contained in Section 3 hereof, exercise the Option, in whole or in part, at any time following the occurrence of an Exercise Event, but prior to the Expiration Date (as defined in Section 3 hereof).

    (b) Notwithstanding any other provision of this Agreement to the contrary, in no event shall CNC have a right to purchase under the terms of this Agreement more than the number of Option Shares that has a Spread Value of $1,980,500. In the event that the Spread Value exceeds $1,980,500 at the time CNC wishes to exercise the Option, the number of Option Shares that CNC is entitled to purchase on the date of the Closing (as defined herein) shall be reduced to the extent necessary to reduce the Spread Value following such reduction to an amount equal to or less than $1,980,500.

    3.  CONDITIONS OF EXERCISE; EXPIRATION.

    (a) It shall be a condition to CNC's exercise of the Option that, at the time of such exercise (i) CNC is not in breach in any material respect of any covenant or obligation set forth herein or in the Merger Agreement and (ii) there is not in effect any preliminary or permanent injunction or other order by any court of competent jurisdiction which prevents or restrains the issuance and delivery of the Option Shares.

    (b) The right to exercise any part of the Option not previously exercised shall expire, terminate and be of no further force and effect upon the earliest to occur (such earliest date, the "EXPIRATION DATE") of (i) the Effective Time of the Merger, (ii) the date the Merger Agreement is terminated pursuant to
Section 8.1(a) or (j); (iii) the date the Merger Agreement is terminated by Harbor or CNC pursuant to Sections 8.1(b), (c), (d), (e), (f) or (g) if such date is prior to the occurrence of an Exercise Event or Preliminary Acquisition Transaction; or (iv) 18 months following the earliest to occur of (A) the date of any termination of the Merger Agreement other than as described in clauses
(ii) and (iii) of this sentence or (B) the date of the first occurrence of an Exercise Event.

    4.  MANNER OF EXERCISE.

    (a) In the event that CNC wishes to exercise the Option, in whole or in part, CNC shall send a written notice (the date of which being herein referred to as the "NOTICE DATE") to Harbor, specifying the number of Option Shares to be purchased and a place and date not earlier than three nor later than ten business days following any such Notice Date for the closing of such purchase (the "CLOSING"); provided that, if prior notification to or approval of the Federal Reserve Board, the Office of the Comptroller of the Currency (the "OCC"), the California Commissioner of Financial Institutions (the "COMMISSIONER"), or any other regulatory agency is required in connection with such purchase, each party shall cooperate with the other in the filing of the required notice or application for approval and shall expeditiously process the same and use its reasonable best efforts, in good faith, to obtain any required approval; and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed.

    (b) At any Closing, CNC will make payment to Harbor for the Option Shares so purchased at such date by delivery of immediately available funds to Harbor of $18.00 per Option Share (the "OPTION PRICE"). If the Option is exercised in part only, CNC shall also deliver all originally executed copies of this Agreement to Harbor at the Closing in exchange for a new agreement duly authorized and executed by Harbor identical to this Agreement evidencing the right to purchase the remaining balance of the Option Shares.

    (c) Upon payment of the Option Price, Harbor will immediately deliver to CNC a certificate or certificates representing such Option Shares registered in the name of CNC or its assignee or designee.

    (d) Certificates for Option Shares delivered at a Closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

       "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and the issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of the issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

    It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "SECURITIES ACT"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if CNC shall have delivered to Harbor a copy of a letter from the staff of the Securities and Exchange Commission ("SEC"), or an opinion of counsel, in form and substance reasonably satisfactory to Harbor, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    5.  REGISTRATION OF SHARES.

    (a) In the event that the Option has become exercisable in accordance with
Section 2 hereof, then, as promptly as practicable upon CNC's request, but, in any event, within six months from the date of CNC's request, Harbor agrees to prepare and file a registration statement ("REGISTRATION EVENT") under the Securities Act, and any applicable state securities laws, with respect to any proposed disposition by CNC of any or all of the Option Shares and to use its best efforts to cause such registration statement to become effective as expeditiously as possible and to keep such registration effective for a period of not less than ninety days, unless, in the written opinion of counsel to Harbor, addressed to CNC and which shall be reasonably satisfactory in form and substance to CNC and its counsel, registration is not required for such proposed disposition of the Option Shares. Notwithstanding the foregoing, Harbor shall have the right to delay (the "DELAY RIGHT") a Registration Event for a period of up to sixty (60) days in the event it receives a request from CNC to effect a Registration Event if Harbor (i) is involved in a material transaction, (ii) determines, in the good faith exercise of its reasonable business judgment, that such registration and offering could adversely effect or interfere with bona fide material financing plans of Harbor or would require disclosure of information, the premature disclosure of which could materially adversely affect Harbor or any transaction under active consideration by Harbor, or (iii) reasonably requires such delay in order to prepare audited financial statements required to be included in such registration statement. For purposes of this Agreement, the term "material transaction" shall mean a transaction which would require Harbor to file a current report on Form 8-K with the SEC. Harbor shall have the right to exercise two (2) Delay Rights in any twelve (12) month period. All fees, expenses and charges of any kind or nature whatsoever incurred by Harbor in connection with the registration of the Option Shares pursuant to this Section 5 shall be borne and paid by Harbor. Harbor shall indemnify and hold harmless CNC, its affiliates and its officers, directors, attorneys and agents from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgment and fees, charges and disbursements of counsel and accountants) arising out of or based upon any statements contained in, or omissions or alleged omissions from, each registration statement (and related prospectus) required to be filed pursuant to this Section 5, other than any losses, claims, damages, liabilities and expenses arising out of or based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or prospectus in reliance upon information furnished to Harbor by CNC.

    (b) CNC shall be limited to the benefit of two effective demand registrations as described in Section 5(a) to be requested during the three (3) years following the date of the first Exercise Event, but shall have an unlimited number of so-called "piggyback" registration rights. Harbor agrees to enter into a Registration Rights agreement with CNC containing customary terms, including appropriate indemnities, which shall only allow underwriters the ability to cut back the number of shares CNC seeks to have registered on pro rata basis.

    6. REPRESENTATIONS AND WARRANTIES OF HARBOR. Harbor hereby represents and warrants to, and agrees with, CNC as follows:

    (a) AUTHORITY RELATIVE TO THIS AGREEMENT. Harbor has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Harbor and no other corporate proceedings on the part of Harbor are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Harbor and, assuming that this Agreement has been duly and validly authorized, executed and delivered by CNC, this Agreement constitutes a valid and binding agreement of Harbor, enforceable against Harbor in accordance with its terms.

    (b) OPTION SHARES. Harbor has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the Expiration Date will have reserved for issuance upon exercise of the Option, 282,901 shares of Harbor Common Stock, each of which, upon delivery pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests and not be subject to any preemptive rights. Harbor will take all necessary corporate action to authorize and reserve for issuance upon exercise of the Option such additional shares as may be required pursuant to Section 9 hereof. Harbor will not take, and will refrain from taking, any action which could reasonably have the effect of preventing or disabling Harbor from (i) delivery of the Option Shares to CNC upon exercise of the Option or (ii) from otherwise performing its obligations under this Agreement.

    (c) CONFLICTING INSTRUMENTS; CONSENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the Articles of Incorporation or Bylaws of Harbor, or of any material agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to Harbor. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities and banking laws, and regulations of the Federal Reserve Board and the Commissioner, is required of Harbor in connection with the execution and delivery by Harbor of this Agreement or the consummation by Harbor of the transactions contemplated hereby.

    (d) NOTICE. Harbor shall give notice to CNC promptly, but in any event within two business days, of Harbor's first obtaining knowledge of any Exercise Event or Repurchase Event.

    7. REPRESENTATIONS AND WARRANTIES OF CNC. CNC hereby represents and warrants to Harbor as follows:

    (a) AUTHORITY RELATIVE TO THIS AGREEMENT. CNC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of CNC and no other corporate proceedings on the part of CNC are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by CNC and, assuming this Agreement has been duly and validly authorized, executed and delivered by Harbor, this Agreement constitutes a valid and binding agreement of CNC, enforceable against CNC in accordance with its terms.

    (b) NO DISTRIBUTION. CNC will acquire the Option Shares issued upon exercise of the Option for its own account, without a view toward the distribution thereof, and will not sell such Option Shares unless such sale is registered under the Securities Act or unless an exemption from such registration is available.

    8. NOTIFICATION OF RECORD DATE; POSTPONEMENT OF MEETING. At any time during the period that this Option may become exercisable by CNC, Harbor shall give CNC thirty business days' (or such shorter time as is possible under the circumstances) prior written notice of any record date, for determining the holders of record of Harbor Common Stock entitled to vote on any matter, to receive any dividend or distribution, or to receive any other benefit or right, or for any other purpose that a record date is taken or declared with respect to the Harbor Common Stock. In the event that CNC, in accordance with this Agreement, elects to exercise the Option granted hereunder by delivery of the notice required pursuant to Section 4 after the record date set by Harbor for any shareholders' meeting, then Harbor shall, upon request by CNC, cancel the scheduled meeting and its related record date and reschedule it for a later date; provided, however, that the record date for such rescheduled meeting shall be a date that is not fewer than ten nor more than thirty business days after the cancellation of the originally scheduled shareholders' meeting.

    9.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

    (a) In the event of any dividend, stock split, split-up, recapitalization, reclassification, combination, exchange of shares or similar transaction or event with respect to the Harbor Common Stock, the type and number of shares or securities subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that CNC shall receive, upon exercise of the Option, the number and class of shares or other securities or property that CNC would have received in respect of Harbor Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any shares of Harbor Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 9(a)), the number of shares of Harbor Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Harbor Common Stock previously issued to CNC pursuant hereto, equals 19.9% of the number of shares of Harbor

Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to this Option.

    (b) In the event that Harbor shall, prior to the Expiration Date, enter in an agreement: (i) to consolidate with or merge into any person, other than CNC or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than CNC or one of its Subsidiaries, to merge into Harbor and Harbor shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Harbor Common Stock shall be changed into or exchanged for stock or other securities of Harbor or any other person or cash or any other property or the outstanding shares of Harbor Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than CNC or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "SUBSTITUTE OPTION"), at the election of CNC, of either (x) the Acquiring Corporation (as defined below), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), Harbor (in each case, such person being referred to as the "SUBSTITUTE OPTION ISSUER").

    (c) The Substitute Option shall have the same terms as the Option, provided that, if the terms of the Substitute Option cannot, for legal or regulatory reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to CNC. The Substitute Option Issuer shall also enter into an agreement with the then-holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of the Harbor Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "SUBSTITUTE OPTION PRICE") shall then be equal to the Option Price multiplied by a fraction in which the numerator is the number of shares of the Harbor Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

    (e) The following terms have the meanings indicated:

        (i) "ACQUIRING CORPORATION" shall mean (x) the continuing or surviving corporation of a consolidation or merger with Harbor (if other than Harbor), (y) Harbor in a merger in which Harbor is the continuing or surviving person, and (z) the transferee of all or any substantial part of Harbor's assets (or the assets of its Subsidiaries).

        (ii) "SUBSTITUTE COMMON STOCK" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

       (iii) "ASSIGNED VALUE" shall mean the highest of (x) the price per share of the Harbor Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any person (other than CNC or its Subsidiaries or affiliates), (y) the price per share of the Harbor Common Stock to be paid by any person (other than CNC or its Subsidiaries or affiliates) pursuant to an agreement with Harbor, and (z) the highest closing sale price per share of Harbor Common Stock quoted on the Nasdaq National Market (or if Harbor Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by CNC) within the six-month period immediately preceding the agreement; provided, that in the event of a sale of less than all of Harbor's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Harbor as determined in good faith by a nationally recognized investment banking firm selected by CNC and reasonably acceptable to Harbor, divided by the number of shares of the Harbor Common Stock outstanding at the time of such sale. In the event that an Exchange Offer is made for the Harbor Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Harbor Common Stock shall be determined in good faith by a nationally recognized investment banking firm mutually selected by CNC and Harbor (or if applicable, Acquiring Corporation), provided that if a mutual selection cannot be made as to such investment banking firm, it shall be selected by CNC.

        (iv) "AVERAGE PRICE" shall mean the average closing price of a share of the Substitute Common Stock for the one-year period immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale, provided that if Harbor is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Harbor, the person merging into Harbor or by any company which controls or is controlled by such merging person, as CNC may elect.

    (f) In no event pursuant to any of the foregoing paragraphs shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to CNC equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by CNC.

    (g) Harbor shall not enter into any transaction described in subsection (b) of this Section 9 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Harbor hereunder and take all other actions that may be necessary so that the provisions of this Section 9 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer).

    10.  REPURCHASE AT THE OPTION OF CNC.

    (a) At the written request of CNC at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 10(d)), Harbor shall repurchase from CNC the Option and, to the extent permitted by applicable law, all shares of Harbor Common Stock purchased by CNC pursuant hereto with respect to which CNC then has Beneficial Ownership. The date on which CNC exercises its rights under this Section 10 is referred to as the "REQUEST DATE", and the Request Date must be no later than 12 months after the first occurrence of a Repurchase Event. Such repurchase shall be at an aggregate price (the "REPURCHASE CONSIDERATION") equal to the sum of:

        (i) the aggregate Option Price paid by CNC for any shares of Harbor Common Stock acquired pursuant to the Option with respect to which CNC then has Beneficial Ownership;

        (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Harbor Common Stock over (y) the Option Price (subject to adjustment pursuant to Section 9), multiplied by the number of shares of Harbor Common Stock with respect to which the Option has not been exercised; and

       (iii) the excess, if any, of the Applicable Price over the Option Price (subject to adjustment pursuant to Section 9) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing has not occurred, payable) by CNC for each share of Harbor Common Stock with respect to which the Option has been exercised and with respect to which CNC then has Beneficial Ownership, multiplied by the number of such shares; provided, that the amount calculated pursuant to clause (ii) and
             (iii) of this Section 10(a) shall not exceed $1,980,500.

    (b) If CNC exercises its rights under this Section 10, Harbor shall, within ten business days after the Request Date, pay the Repurchase Consideration to CNC in immediately available funds, and contemporaneously with such payment CNC shall surrender to Harbor the Option and the certificates evidencing the shares of Harbor Common Stock purchased thereunder with respect to which CNC then has Beneficial Ownership, and CNC shall represent and warrant that it has sole record and Beneficial Ownership of such shares, that it has not granted any rights to purchase or otherwise acquire such shares to any person, and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Federal Reserve Board, the OCC, the Commissioner or other regulatory authority is required in connection with the payment of all or any portion of the Repurchase Consideration, CNC shall have the ongoing option to revoke its request for repurchase pursuant to this Section 10, in whole or in part, or to require that Harbor deliver from time to time that portion of the Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If the Federal Reserve Board, the OCC, the Commissioner or any other regulatory authority disapproves of any part of Harbor's proposed repurchase pursuant to this Section 10, Harbor shall promptly give notice of such fact to CNC. If the Federal Reserve Board, the OCC, the Commissioner or other regulatory agency prohibits the repurchase in part but not in whole, then CNC shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by the Federal Reserve Board, the OCC, the Commissioner or other regulatory agency, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and CNC shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 10(a)(ii) and the number of shares covered by the portion of the Option (if any) that has previously been repurchased. CNC shall notify Harbor of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase.

    Notwithstanding anything herein to the contrary, all of CNC's rights with respect to any unexercised Options under this Section 10 shall terminate on the Expiration Date.

    (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Harbor Common Stock paid for any such share by the person or groups described in Section 10(d)(i), (ii) the price per share of Harbor Common Stock received by holders of Harbor Common Stock in connection with any merger or other business combination transaction described in Section 9(b)(i), (ii) or (iii) or (iii) the highest closing sales price per share of Harbor Common Stock quoted on the Nasdaq National Market (or if Harbor Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by CNC) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Harbor's assets, the

Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Harbor as determined in good faith by an independent national recognized investment banking firm selected by CNC and reasonably acceptable to Harbor (which determination shall be conclusive for all purposes of this Agreement), divided by the number of shares of the Harbor Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by CNC and reasonably acceptable to Harbor, which determination shall be conclusive for all purposes of this Agreement.

    (d) As used herein, "REPURCHASE EVENT" shall occur if (i) any person (other than CNC or any Subsidiary or affiliate of CNC) shall have acquired Beneficial Ownership, or the right to acquire Beneficial Ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which Beneficially Owns or has the right to acquire Beneficial Ownership, of 50% or more of the then-outstanding shares of Harbor Common Stock, (ii) any of the transactions described in Section 9(b)(i), 9(b)(ii) or 9(b)(iii) shall be consummated, or (iii) following an Exercise Event, CNC receives official notice that an approval of the Federal Reserve Board or any other regulatory authority required for the exercise of the Option and purchase of the Option Shares will not be issued or granted.

    11.  DEFINITIONAL MATTERS.

    (a) Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

    (b) The following definitions shall have the meanings set forth herein.

    "ACQUISITION TRANSACTION" shall mean:

        (i) a merger, consolidation or similar transaction involving Harbor or any of its Subsidiaries (other than internal transactions solely involving Harbor and any of its wholly owned Subsidiaries);

        (ii) except as expressly permitted by the Merger Agreement, the disposition, by sale, lease, exchange or otherwise, of assets of Harbor or any of its Subsidiaries representing 50% or more of the consolidated assets of Harbor and its Subsidiaries;

       (iii) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of Harbor or any of its Subsidiaries; or

        (iv) the acquisition by any person or group of persons (other than by CNC or any of its Subsidiaries or affiliates) of Beneficial Ownership of, or the right to acquire beneficial ownership of, 20% or more of the then-outstanding shares of Harbor Common Stock.

    "PRELIMINARY ACQUISITION TRANSACTION" shall mean:

        (i) the commencement (as such term is defined in Rule 14d-2 promulgated under the Exchange Act) by any person (other than CNC or any Subsidiary or affiliate of CNC) of, or the filing by any person (other than CNC or any Subsidiary or affiliate of CNC) of a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase shares of Harbor Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the then-outstanding shares of Harbor Common Stock (such an offer being referred to herein as a "TENDER OFFER" or an "EXCHANGE OFFER," respectively); or

        (ii) the shareholders of Harbor shall have voted and failed to approve the Merger and the Merger Agreement at any meeting of such shareholders which has been held for that purpose or any adjournment or postponement thereof, the failure of such a shareholder meeting to occur prior to termination of the Merger Agreement, or the withdrawal or modification of the recommendation of Harbor's Board of Directors of the Merger and/or the Merger Agreement that the shareholders of Harbor approve the Merger and Merger Agreement, in each case, after there shall have been a public announcement that any person (other than CNC or any Subsidiary of or affiliate CNC) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, under the Bank Holding Company Act of 1956, as amended, the Bank Merger Act, the Change in Bank Control Act of 1978, or any other federal or state banking law or regulation, for approval to engage in an Acquisition Transaction.

    "BENEFICIAL OWNERSHIP" or "BENEFICIALLY OWNS" shall be defined by, or have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

    "EXERCISE EVENT" means the (i) occurrence of an Acquisition Transaction;
(ii) the public authorization, recommendation or endorsement by Harbor of an Acquisition Transaction; (iii) a public announcement by Harbor of an intention to authorize, recommend or announce an Acquisition Transaction described in paragraphs (i) (ii) or (iii) of the definition of Acquisition Transaction; (iv) the entering into by Harbor of any agreement with any person or group of persons to effect an Acquisition Transaction; or (v) the termination by Harbor of the Merger Agreement pursuant to Section 8.1(i) thereof.

    "PERSON" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

    "SPREAD VALUE" shall mean the difference between (i) the product of (1) the sum of the total number of Option Shares CNC (x) intends to purchase at a Closing pursuant to the exercise of the Option and (y) previously purchased pursuant to the prior exercise of the Option, and (2) the closing price of Harbor Common Stock as quoted on the "bulletin board" on the last trading day immediately preceding the Closing Date, and (ii) the product of (1) the total number of Option Shares CNC (x) intends to purchase on the day of the Closing pursuant to the exercise of the Option and (y) previously purchased pursuant to the prior exercise of the Option and (2) the applicable Option Price of such Option Shares.

    12. CONSENTS. Each of the parties hereto will use its best efforts to consummate and make effective the transactions contemplated by this Agreement.

    13. FURTHER ASSURANCES. Harbor and CNC will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

    14.  ENTIRE AGREEMENT; ASSIGNMENT.  This Agreement and the Merger Agreement
(a) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto and (c) shall not, without the express written consent of the other party hereto, be assigned by operation of law or otherwise; PROVIDED, HOWEVER, that CNC may assign its rights and obligations to any wholly owned Subsidiary of CNC, but such assignment shall not relieve CNC of its obligations hereunder if such assignee does not perform such obligations.

    15. VALIDITY. The invalidity or unenforceability of any provision of this Agreement or of any provision of the Merger Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

    16. NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

    If to CNC:

           City National Corporation
           400 North Roxbury Drive
           Beverly Hills, California 90210-5021

           Telecopy No. (310) 888-6704
           Attention: Frank P. Pekny

           with a copy to:

           City National Corporation
           400 North Roxbury Drive
           Beverly Hills, California 90210-5021

           Telecopy No. (310) 888-6232
           Attention: Richard H. Sheehan, Esq.

           If to Harbor:

           Harbor Bancorp
           11 Golden Shore, Suite 600
           Long Beach, California 90802

           Telecopy No. (562) 590-0264
           Attention: James H. Gray

           With a copy to:

           Manatt, Phelps & Phillips LLP
           11355 West Olympic Boulevard
           Los Angeles, California 90064-1614

           Telecopy No. (310) 312-4224
           Attention: Thomas D. Phelps, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

    17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    18. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    19. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person or any rights or remedies of any nature whatsoever under or by reason of this Agreement.

    20. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    21. EXPENSES. Except as set forth in Section 5 hereof, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

                                CITY NATIONAL CORPORATION

                                a Delaware corporation

                                By:            /S/ RUSSELL GOLDSMITH
                                     -----------------------------------------
                                                 Russell Goldsmith
                                     VICE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                HARBOR BANCORP

                                a California corporation

                                By:              /S/ JAMES H. GRAY
                                     -----------------------------------------
                                                   James H. Gray
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                   APPENDIX D
                   FAIRNESS OPINION OF HOEFER & ARNETT, INC.

August 28, 1997
Members of the Board of Directors
Harbor Bancorp
11 Golden Shore
Long Beach, CA 90802
Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Harbor Bancorp ("Harbor") of the Exchange Ratio and Per Share Cash Consideration (together the "Purchase Price"), as defined in Section 2.2 of the Agreement and Plan of Merger dated as of August 28, 1997 (the "Agreement"), in the proposed merger (the "Merger") of City National Corporation ("City National") with and into Harbor. Pursuant to the Agreement, Harbor Bank will be merged with and into City National Bank. At the Effective Time (as such term is defined in the Agreement), Harbor shares will be converted into the right to receive the Purchase Price. The Purchase Price will be $24.10, in a combination of City National common shares and cash subject to adjustment as defined in the Agreement.

In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available financial and other data with respect to City National and Harbor, including consolidated financial statements for recent years and interim periods to June 30, 1997; (iv) certain other publicly available financial and other information concerning City National and Harbor and the trading markets for the publicly traded securities of City National and Harbor; (v) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believed relevant to our inquiry; and (vi) evaluations and analyses prepared and presented to the Board of Directors of Harbor or a committee thereof in connection with the Merger. We have held discussions with senior management of City National and of Harbor concerning their past and current operations, financial condition and prospects.

We have reviewed with the senior management of Harbor earnings projections for 1997 for Harbor as a stand-alone entity, assuming the Merger does not occur. We have also reviewed City National's 1997 Budget and Strategic Plan, as well as consensus earnings estimates for 1998 provided by First Call and Standard & Poor's for City National as a stand-alone entity. Certain financial projections for the combined companies and for Harbor and City National as stand-alone entities were derived by us based partially upon the projections and information described above, as well as our own assessment of general economic, market and financial conditions.

In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the managements of Harbor and City National as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings reflect the best currently available estimates and judgments of the applicable managements. We have also assumed, without assuming any responsibility for the independent verification of same, that the aggregate allowances for loan losses for Harbor and City National are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of Harbor or City National, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the Merger will have the tax, accounting and legal effects described in the Merger Agreement and assumed the accuracy of the disclosures set forth in the Form S-4 Registration Statement for the Merger. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the Common Stock of Harbor of the Purchase Price in the Merger and does not address Harbor's underlying business decision to proceed with the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Harbor and City National, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholder's equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Harbor and for City National; (ii) the assets and liabilities of Harbor and City National, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

It is understood that this letter is for the information of the Board of Directors of Harbor and may not be relied upon by any other person or used for any other purpose without our prior written consent. This letter does not constitute a recommendation to the Board of Directors or to any shareholder of Harbor with respect to any approval of the Merger.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Purchase Price in the Merger is fair, from a financial point of view, to the holders of the Common Stock of Harbor.

Very truly yours,
HOEFER & ARNETT INCORPORATED

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   APPENDIX E

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 FORM 10-KSB/A

(Mark one)

/X/        ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
             EXCHANGE ACT OF 1934 (Fee Required)

                           FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996

/ /        TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
             ACT OF 1934 (No Fee Required)

                         Commission file number 2-79912

                            ------------------------

                                 HARBOR BANCORP

                 (Name of small business issuer in its charter)

             CALIFORNIA                  95-3764395
                                      (I.R.S. Employer
  (State or other jurisdiction of      Identification
   incorporation or organization)           No.)

    11 GOLDEN SHORE LONG BEACH,
             CALIFORNIA                     90802
  (Address of Principal Executive
              Offices)                   (Zip Code)

                           Issuer's telephone number:

                                 (310) 491-1111

        Securities registered pursuant to Section 12(b) of the Act: NONE

        Securities registered pursuant to Section 12(g) of the Act: NONE

    Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

    Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. /X/

    State issuer's revenues for its most recent fiscal year: $15,088,089

    As of February 28, 1997, the aggregate market value of the common stock held by non-affiliates of the registrant was: $18,840,036

    Number of shares of common stock of the registrant outstanding of February 28, 1997: 1,415,214

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

ITEM 1.  BUSINESS.

GENERAL

    Harbor Bancorp (the "Company") is a corporation that was organized under the laws of the State of California on July 23, 1982 and commenced business on December 17, 1982 when, pursuant to a reorganization, the Bancorp acquired all of the voting stock of Harbor Bank (the "Bank"). As a bank holding company the Company is subject to the Bank Holding Company Act of 1956, as amended (the "BHC Act"). A general description of the business of each of the Company's subsidiaries is set forth below.

    The Company's principal business is to serve as a holding company for the Bank and its subsidiaries and for other banking or banking-related subsidiaries which the Company may establish or acquire. The Company's principal source of income is dividends from its subsidiaries. Legal limitations are imposed on the amount of dividends that may be paid and loans that may be made by the Bank and its subsidiaries to the Company. As of December 31, 1996, the Company had total consolidated assets of approximately $200 million, total consolidated net loans of approximately $141 million, total consolidated deposits of approximately $183 million and total stockholder's equity of approximately $16 million. The Company does not have any industry segments.

    Harbor Bank Properties was incorporated under the laws of the State of California on September 11, 1975 and is a wholly-owned subsidiary of the Company. This company is presently inactive.

    Harbor Bank was incorporated under the laws of the State of California on December 3, 1973, and was licensed by the California Superintendent of Banks (the "Superintendent") and commenced operations as a California state-chartered bank on May 13, 1974. It currently operates six (6) offices, two offices in Long Beach, one office in Los Alamitos, one office in Irvine, one office in Fountain Valley and one office in Huntington Beach, California. As of December 31, 1996, the Bank had approximately $200 million in assets, approximately $141 million in net loans, and approximately $184 million in deposits.

    H.B. Funding is a California corporation that was incorporated on February 17, 1983 and is wholly-owned by the Bank. H.B. Funding operates as a mortgage company and currently brokers loans to other lending institutions on a fee basis.

    The Bank provides a wide range of commercial banking services primarily for professionals and small and medium-sized businesses. Services include those traditionally offered by commercial banks of similar size and character in California, such as checking, interest-bearing checking ("NOW") and savings accounts, Money Market Deposit Accounts and Super NOW accounts, commercial, real estate, personal, home improvement, automobile, and other installment and term loans, travelers checks, safe deposit boxes, collection services, and telephone transfers; however, the Bank places special emphasis on services tailored to meet the needs of the professional and business market, such as Small Business Administration ("SBA") loans, and payroll and accounting packages and billing programs. As part of the Bank's wholesale orientation, it makes few consumer loans and does not actively solicit personal as opposed to business accounts. The Bank does not have a trust department; however, the Bank makes arrangements with correspondent institutions to provide trust services as well as investment and international banking services.

    On August 3, 1993, the Bank and FDIC executed a Memorandum of Understanding ("FDIC Memorandum"). The FDIC Memorandum required the Bank to take certain actions, including the following: (i) increase Board of Directors participation;
(ii) maintain Tier 1 capital equal to or exceeding six and one-half (6.5%) percent of the Bank's total assets; (iii) chargeoff or collect certain assets classified loss, and reduce certain other assets classified substandard in accordance with a specified reduction schedule; (iv) restrict extensions of credit to borrowers who had loans previously charged-off or classified loss and uncollected, or substandard; (v) revise, adopt, and implement the following: lending and collection policies, profit plan, business/strategic plan, liquidity and funds management policy, and internal routine and control policy; (vi) review adequacy of the reserve for loan losses and establish a comprehensive policy for determining the adequacy of the reserve for loan losses; (vii) eliminate and/or correct any and all violations of law; (viii) file with the FDIC amended Consolidated Reports of Condition and Income as of December 31, 1993; and (ix) furnish written progress reports detailing the compliance with the FDIC Memorandum.

    As a result of an examination conducted by the FDIC as of January 8, 1996, the FDIC determined that the Bank was in compliance with the terms of the FDIC Memorandum, and the FDIC removed the FDIC Memorandum on May 22, 1996.

    On January 3, 1995, the Bank and the Superintendent executed a Memorandum of Understanding ("Superintendent's Memorandum"). The Superintendent's Memorandum required the Bank to take certain actions, including the following: (i) retain management acceptable to the Superintendent; (ii) maintain tangible shareholders equity in an amount which equals or exceeds six and one-half (6.5%) percent of total tangible assets; (iii) charge-off or collect all assets classified loss, and reduce certain other assets classified substandard and doubtful in accordance with a specified reduction schedule; (iv) maintain an adequate allowance for loan losses, and review the adequacy of the allowance prior to the end of each calendar quarter; (v) maintain an adequate valuation allowance for other real estate owned; (vi) correct all violations of law; (vii) revise, adopt and implement the following: lending and collection policies, investment policy, internal loan and operations audit policy, liquidity policy, a profit plan and month-to-month budget for 1995, and an annual schedule to review and adopt all policies; (viii) avoid distributions to its shareholder without the prior written consent of the Superintendent; and (ix) furnish written progress reports to the Superintendent on a quarterly basis.

    As a result of a request made by the Board of Directors of Harbor Bank on May 28, 1996, the Superintendent determined that the Bank was in compliance with the terms of the Superintendent's Memorandum, and the Superintendent removed the Superintendent's Memorandum on June 12, 1996.

    As a result of an examination conducted by the Federal Reserve Bank of San Francisco ("FRB") as of March 31, 1994, the Company and the FRB executed a Memorandum of Understanding (the "FRB Memorandum") dated October 25, 1994. In accordance with the terms of the FRB Memorandum, the Company agreed to take certain actions including the following: (i) declare or pay any dividends without prior written approval; (ii) submit a written plan to maintain an adequate capital position; (iii) submit a written statement concerning steps to be taken to improve the condition of the Bank and the Company; (iv) submit written intercompany tax allocation and payment policies; (v) shall not enter into any transaction which would result in lending or collateral violations;
(vi) increase borrowings or debt without prior written approval; (vii) enter into any agreements to acquire any interest in any entities or portfolios, or engage in any new line of business without prior written approval; and (viii) form a committee of board of directors to monitor compliance with the provisions of the FRB Memorandum.

    Based on the Company's overall improved financial condition and the adoption of certain resolutions by the Company's Board of Directors, the FRB terminated the FRB Memorandum effective December 3, 1996.

SUPERVISION AND REGULATION

    HARBOR BANCORP

    The capital stock of the Company is subject to the registration requirements of the Securities Act of 1933. The common stock of the Bank is exempt from such requirements. The Company is also subject to the periodic reporting requirements of the Securities Exchange Act of 1934, which include, but are not limited to, the filing of annual, quarterly and other reports with the Securities and Exchange Commission.

    The Company, as a bank holding company, is subject to regulation under the BHC Act and is registered with and subject to the supervision of the Federal Reserve Board. Under the BHC Act, a bank holding company is defined as any company which directly or indirectly owns, controls or holds with power to vote, 25% or more of the voting shares of any bank or company that is or becomes a bank holding company under the BHC Act or which controls the election of a majority of the directors of the bank or company. The Company is required to obtain the prior approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank, or ownership or control of voting shares of any bank if, after giving effect to such acquisition, the Company would own or control, directly or indirectly, more than 5% of such bank. The BHC Act prohibits the Company from acquiring any voting shares of, interest in, or all or substantially all of the assets of a bank located outside the State of California unless the laws of such state specifically authorize such acquisition.

    Under the BHC Act, the Company may not engage in any business other than managing or controlling banks or furnishing services to its subsidiaries, except that it may engage in certain activities which, in the opinion of the Federal Reserve Board, are so closely related to banking or to managing or controlling banks as to be a proper incident thereto. The Company is also prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company unless the company is engaged in such activities. The Federal Reserve Board's approval must be obtained before the shares of any such company can be acquired and, in certain cases, before any approved company can open new offices. In making such determinations the Federal Reserve Board considers whether the performance of such activities by a bank holding company would offer advantages to the public, such as greater convenience, increased competition, or gains in efficiency, which outweigh possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. Further, the Federal Reserve Board is empowered to differentiate between activities commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern.

    Although the entire scope of permitted activities is uncertain and cannot be predicted, the major non-banking activities that have been permitted to bank holding companies with certain limitations are: making, acquiring or servicing loans that would be made by a mortgage, finance, credit card or factoring company; operating an industrial loan company leasing real and personal property; acting as an insurance agent, broker, or principal with respect to insurance that is directly related to the extension of credit by the bank holding company or any of its subsidiaries and limited to repayment of the credit in the event of death, disability or involuntary unemployment; issuing and selling money orders, savings bonds and travelers checks; performing certain trust company services; performing appraisals of real estate and personal property; providing investment and financial advice; providing data processing services; providing courier services; providing management consulting advice to nonaffiliated depository institutions; arranging commercial real estate equity financing; providing certain securities brokerage services; underwriting and dealing in government obligations and money market instruments; providing foreign exchange advisory and transactional services; acting as a futures commission merchant; providing investment advice on financial futures and options on futures; providing consumer financial counseling; providing tax planning and preparation services; providing check guaranty services; engaging in collection agency activities; and operating a credit bureau. The Company's primary source of income (other than interest income earned on Company capital) is the receipt of dividends and management fees from its subsidiaries. The Bank's ability to make such payments to the Company is subject to certain statutory and regulatory restrictions. As a bank holding company, the Company is required to file reports with the Federal Reserve Board and to provide such additional information as the Federal Reserve Board may require. The Federal Reserve Board also has the authority to examine the Company and each of its subsidiaries with the cost thereof to be borne by the Company. In addition, banking subsidiaries of bank holding companies are subject to certain restrictions imposed by federal law in dealings with their holding companies and other affiliates. Subject to certain exceptions set forth in the Federal Reserve Act, a bank can loan or extend credit to an affiliate, purchase or invest in the securities of an affiliate, purchase assets from an affiliate, accept securities of an affiliate as collateral security for a loan or extension of credit to any person or company or issue a guarantee, acceptance or letter of credit on behalf of an affiliate only if the aggregate amount of the above transactions of the Bank and its subsidiaries does not exceed 10% of the Bank's capital stock and surplus on a per affiliate basis or 20% of the Bank's capital stock and surplus on an aggregate affiliate basis. In addition, such transaction must be on terms and conditions that are consistent with safe and sound banking practices. A bank and its subsidiaries generally may not purchase a low-quality asset, as that term is defined in the Federal Reserve Act, from an affiliate. Such restrictions also prevent a holding company and its other affiliates from borrowing from a banking subsidiary of the holding company unless the loans are secured by collateral. The BHC Act also prohibits a bank holding company or any of its subsidiaries from acquiring voting shares or substantially all the assets of any bank located in a state other than the state in which the operations of the bank holding company's banking subsidiaries are principally conducted unless such acquisition is expressly authorized by statutes of the state in which the bank to be acquired is located. Legislation recently adopted in California permits out-of-state bank holding companies to acquire California banks. See "Effect of Governmental Policies and Recent Legislation" later in this section.

    The Company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions the Bank may not condition an extension of credit on a customer's obtaining other services provided by it, the Company or any other subsidiary or on a promise by the customer not to obtain other services from a competitor.

    The BHC Act and regulations of the Federal Reserve Board also impose certain constraints on the redemption or purchase by a bank holding company of its own shares of stock.

    The Federal Reserve Board has cease and desist powers to cover parent bank holding companies and nonbanking subsidiaries where action of a parent bank holding company or its non-financial institutions represent an unsafe or unsound practice or violation of law. The Federal Reserve Board has the authority to regulate debt obligations (other than commercial paper) issued by bank holding companies by imposing interest ceilings and reserve requirements on such debt obligations.

    The ability of the Company to pay dividends to its shareholders is subject to the restrictions set forth in the California General Corporation Law (the "Corporation Law"). The Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The Corporation Law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally are as follows: (i) the corporation's assets equal at least 1 1/4 times its liabilities; and (ii) the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years then the corporation's current assets equal at least 1 1/4 times its current liabilities.

HARBOR BANK

    Banks are extensively regulated under both federal and state law. The Bank, as a California state chartered bank, is subject to primary supervision, periodic examination and regulation by the Superintendent and the FDIC.

    The Bank is insured by the FDIC, which currently insures deposits of each member bank to a maximum of $100,000 per depositor. For this protection, the Bank, as is the case with all insured banks, pays a semi-annual statutory assessment and is subject to the rules and regulations of the FDIC. Although the Bank is not a member of the Federal Reserve System, it is nevertheless subject to certain regulations of the Federal Reserve Board.

    Various requirements and restrictions under the laws of the State of California and the United States affect the operations of the Bank. State and federal statutes and regulations relate to many aspects of the Bank's operations, including reserves against deposits, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends and locations of branch offices. Further, the Bank is required to maintain certain levels of capital.

    There are statutory and regulatory limitations on the amount of dividends which may be paid to the stockholders by the Bank. California law restricts the amount available for cash dividends by state-chartered banks to the lesser of retained earnings or the bank's net income for its last three fiscal years (less any distributions to stockholders made during such period). In the event a bank has no retained earnings or net income for its last three fiscal years, cash dividends may be paid in an amount not exceeding the net income for such bank's last preceding fiscal year only after obtaining the prior approval of the Superintendent.

    The FDIC also has authority to prohibit the Bank from engaging in what, in the FDIC's opinion, constitutes an unsafe or unsound practice in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the FDIC could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice.

    Banks are subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of its affiliates, the purchase of or investments in stock or other securities thereof, the taking of such securities as collateral for loans and the purchase of assets of such affiliates. Such restrictions prevent affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the Bank in any other affiliate is limited to 10% of the Bank's capital and surplus (as defined by federal regulations) and such secured loans and investments are limited, in the aggregate, to 20% of the Bank's capital and surplus (as defined by federal regulations). California law also imposes certain restrictions with respect to transactions involving other controlling persons of the Bank. Additional restrictions on transactions with affiliates may be imposed on the Bank under the prompt corrective action provisions of the FDIC Improvement Act.

    POTENTIAL AND EXISTING ENFORCEMENT ACTIONS

    Commercial banking organizations, such as the Bank, may be subject to potential enforcement actions by the FDIC and the Superintendent for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits, the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the imposition of restrictions and sanctions under the prompt corrective action provisions of the FDIC Improvement Act.

    The regulations of these various agencies govern most aspects of the Bank's business, including required reserves on deposits, investments, loans, certain of their check clearing activities, issuance of securities, payment of dividends, opening of branches, and numerous other areas. As a consequence of the extensive regulation of commercial banking activities in the United States, the Bank's business is particularly susceptible to changes in California and the Federal legislation and regulations which may have the effect of increasing the cost of doing business, limiting permissible activities, or increasing competition.

EFFECT OF GOVERNMENTAL POLICIES AND RECENT LEGISLATION

    Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by the Bank on its deposits and its other borrowings and the interest rate received by the

Bank on loans extended to its customers and securities held in the Bank's portfolio comprise the major portion of the Bank's earnings. These rates are highly sensitive to many factors that are beyond the control of the Bank. Accordingly the earnings and growth of the Bank are subject to the influence of local, domestic and foreign economic conditions, including recession, unemployment and inflation.

    The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial intermediaries subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

    From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial intermediaries. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial intermediaries are frequently made in Congress, in the California legislature and before various bank regulatory and other professional agencies. The likelihood of any major changes and the impact such changes might have on the Bank are impossible to predict. Certain of the potentially significant changes which have been enacted and proposals which have been made recently are discussed below.

    FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

    On December 19, 1991, the FDIC Improvement Act was enacted into law. Set forth below is a brief discussion of certain portions of this law and implementing regulations that have been adopted or proposed by the Federal Reserve Board, the Comptroller of the Currency ("Comptroller"), the Office of Thrift Supervision ("OTS") and the FDIC (collectively, the "federal banking agencies").

    STANDARDS FOR SAFETY AND SOUNDNESS

    The FDIC Improvement Act requires the federal banking agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating to internal controls, loan documentation, credit underwriting, interest rate exposure and asset growth. Standards must also be prescribed for classified loans, earnings and the ratio of market value to book value for publicly traded shares. The FDIC Improvement Act also requires the federal banking agencies to issue uniform regulations prescribing standards for real estate lending that are to consider such factors as the risk to the deposit insurance fund, the need for safe and sound operation of insured depository institutions and the availability of credit. Further, the FDIC Improvement Act requires the federal banking agencies to establish standards prohibiting compensation, fees and benefit arrangements that are excessive or could lead to financial loss.

    In July 1992, the federal banking agencies issued a joint advance notice of proposed rule making requesting public comment on the safety and soundness standards required to be prescribed by the FDIC Improvement Act. The purpose of the notice is to assist the federal banking agencies in the development of proposed regulations. In accordance with the FDIC Improvement Act, final regulations must become effective no later than December 1, 1993.

    In December 1992, the federal banking agencies issued final regulations prescribing uniform guidelines for real estate lending. The regulations, which became effective March 19, 1993, require insured depository institutions to adopt written policies establishing standards, consistent with such guidelines, for extensions of credit secured by real estate. The policies must address loan portfolio management, underwriting standards and loan-to-value limits that do not exceed the supervisory limits prescribed by the regulations.

    PROMPT CORRECTIVE REGULATORY ACTION

    The FDIC Improvement Act requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions that fall below one or more prescribed minimum capital ratios. The purpose of this law is to resolve the problems of insured depository institutions at the least possible long-term cost to the appropriate deposit insurance fund.

    The law required each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized (significantly exceeding the required minimum capital requirements), adequately capitalized (meeting the required capital requirements), undercapitalized (failing to meet any one of the capital requirements), significantly undercapitalized (significantly below any one capital requirement) and critically undercapitalized (failing to meet all capital requirements).

    In September 1992, the federal banking agencies issued uniform final regulations implementing the prompt corrective action provisions of the FDIC Improvement Act. Under the regulations, an insured depository institution will be deemed to be:

    - "well capitalized" if it (i) has total risk-based capital of 10% or greater, Tier 1 risk-based capital of 6% or greater and a leverage capital ratio of 5% or greater and (ii) is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure;

    - "adequately capitalized" if it has total risk-based capital of 8% or greater, Tier 1 risk-based capital of 4% or greater and a leverage capital ratio of 4% or greater (or a leverage capital ratio of 3% or greater if the institution is rated composite 1 under the applicable regulatory rating system in its most recent report of examination);

    - "undercapitalized" if it has total risk-based capital that is less than 8%, Tier 1 risk-based capital that is less than 4% or a leverage capital ratio that is less than 4% (or a leverage capital ratio that is less than 3% if the institution is rated composite 1 under the applicable regulatory rating system in its most recent report of examination);

    - "significantly undercapitalized" if it has total risk-based capital that is less than 6%, Tier 1 risk-based capital that is less than 3% or a leverage capital ratio that is less than 3%; and

    - "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%.

    An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized or undercapitalized may be reclassified to the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, (i) determines that the institution is an unsafe or unsound condition or (ii) deems the institution to be engaging in an unsafe or unsound practice and not to have corrected the deficiency. At each successive lower capital category, an insured depository institution is subject to more restrictions and federal banking agencies are given less flexibility in deciding how to deal with it.

    The law prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions if after such transaction the institution would be undercapitalized. If an insured depository institution is undercapitalized, it will be closely monitored by the appropriate federal banking agency, subject to asset growth restrictions and required to obtain prior regulatory approval for acquisitions, branching and engaging in new lines; of business. Any undercapitalized depository institution must submit an acceptable capital restoration plan to the appropriate federal banking agency 45 days after becoming undercapitalized. The appropriate federal banking agency cannot accept a capital plan unless, among other things, it determines that the plan (i) specifies the steps the institution will take to become adequately capitalized, (ii) is based on realistic assumptions and (iii) is likely to succeed in restoring the depository institution's capital. In addition, each company controlling an undercapitalized depository institution must guarantee that the institution will comply with the capital plan until the depository institution has been adequately capitalized on an average basis during each of four consecutive calendar quarters and must otherwise provide adequate assurances of performance. The aggregate liability of such guarantee is limited to the lesser of (a) an amount equal to 5% of the depository institution's total assets at the time the institution became undercapitalized or (b) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution as of the time the institution fails to comply with its capital restoration plan. Finally, the appropriate federal banking agency may impose any of the additional restrictions or sanctions that it may impose on significantly undercapitalized institutions if it determines that such action will further the purpose of the prompt correction action provisions.

    An insured depository institution that is significantly undercapitalized, or is undercapitalized and fails to submit, or in a material respect to implement, an acceptable capital restoration plan, is subject to additional restrictions and sanctions. These include, among other things: (i) a forced sale of voting shares to raise capital or, if grounds exist for appointment of a receiver or conservator, a forced merger; (ii) restrictions on transactions with affiliates;
(iii) further limitations on interest rates paid on deposits; (iv) further restrictions on growth or required shrinkage; (v) modification or termination of specified activities; (vi) replacement of directors or senior executive officers, subject to certain grandfather provisions for those elected prior to enactment of the FDIC Improvement Act; (vii) prohibitions on the receipt of deposits from correspondent institutions; (viii) restrictions on capital distributions by the holding companies of such institutions; (ix) required divestiture of subsidiaries by the institution; or (x) other restrictions as determined by the appropriate federal banking agency. Although the appropriate federal banking agency has discretion to determine which of the foregoing restrictions or sanctions it will seek to impose, it is required to force a sale of voting shares or merger, impose restrictions on affiliate transactions and impose restrictions on rates paid on deposits unless it determines that such actions would not further the purpose of the prompt corrective action provisions. In addition, without the prior written approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to its senior executive officers or provide compensation to any of them at a rate that exceeds such officer's average rate of base compensation during the 12 calendar months preceding the month in which the institution became undercapitalized.

    Further restrictions and sanctions are required to be imposed on insured depository institutions that are critically undercapitalized. For example, a critically undercapitalized institution generally would be prohibited from engaging in any material transaction other than in the ordinary course of business without prior regulatory approval and could not, with certain exceptions, make any payment of principal or interest on its subordinated debt beginning 60 days after becoming critically undercapitalized. Most importantly, however, except under limited circumstances, the appropriate federal banking agency, not later than 90 days after an insured depository institution becomes critically undercapitalized, is required to appoint a conservator or receiver for the institution. The board of directors of an insured depository institution would not be liable to the institution's shareholders or creditors for consenting in good faith to the appointment of a receiver or conservator or to an acquisition or merger as required by the regulator.

    The FDIC has adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

    In addition to the risk-based guidelines, the FDIC requires banks to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a bank rated in the highest of the five categories used by the FDIC to rate banks, the minimum leverage ratio of Tier 1 capital to total assets is 3%. For all banks not rated in the highest category, the minimum leverage ratio must be at least 100 to 200 basis points above the 3% minimum, or 4% to 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the FDIC has the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

    In August 1995, the federal banking agencies adopted final regulations specifying that the agencies will include, in their evaluations of a bank's capital adequacy, an assessment of the exposure to declines in the economic value of the bank's capital due to changes in interest rates. The final regulations, however, do not include a measurement framework for assessing the level of a bank's exposure to interest rate risk, which is the subject of a proposed policy statement issued by the federal banking agencies concurrently with the final regulations. The proposal would measure interest rate risk in relation to the effect of a 200 basis point change in market interest rates on the economic value of a bank. Banks with high levels of measured exposure or weak management systems generally will be required to hold additional capital for interest rate risk. The specific amount of capital that may be needed would be determined on a case-by-case basis by the examiner and the appropriate federal banking agency. Because this proposal has only recently been issued, the Bank currently is unable to predict the impact of the proposal on the Bank if the policy statement is adopted as proposed.

    In January 1995, the federal banking agencies issued a final rule relating to capital standards and the risks arising from the concentration of credit and nontraditional activities. Institutions which have significant amounts of their assets concentrated in high risk loans or nontraditional banking activities and who fail to adequately manage these risks, will be required to set aside capital in excess of the regulatory minimums. The federal banking agencies have not imposed any quantitative assessment for determining when these risks are significant, but have identified these issues as important factors they will review in assessing an individual bank's capital adequacy.

    In December 1993, the federal banking agencies issued an interagency policy statement on the allowance for loan and lease losses which, among other things, establishes certain benchmark ratios of loan loss reserves to classified assets. The benchmark set forth by such policy statement is the sum of (a) assets classified loss; (b) 50 percent of assets classified doubtful; (c) 15 percent of assets classified substandard; and (d) estimated credit losses on other assets over the upcoming 12 months.

    OTHER ITEMS

    The FDIC Improvement Act also, among other things, (i) limits the percentage of interest paid on brokered deposits and limits the unrestricted use of such deposits to only those institutions that are well capitalized; (ii) requires the FDIC to charge insurance premiums based on the risk profile of each institution;
(iii) eliminates "pass through" deposit insurance for certain employee benefit accounts unless the depository institution is well capitalized or, under certain circumstances, adequately capitalized; (iv) prohibits insured state chartered banks from engaging as principal in any type of activity that is not permissible for a national bank unless the FDIC permits such activity and the bank meets all of its regulatory capital requirements; (v) directs the appropriate federal banking agency to determine the amount of readily marketable purchased mortgage servicing rights that may be included in calculating such institution's tangible, core and risk-based capital; and (vi) provides that, subject to certain limitations, any federal savings association may acquire or be acquired by any insured depository institution.

    In addition, the FDIC has issued final and proposed regulations implementing provisions of the FDIC Improvement Act relating to powers of insured state banks. Final regulations issued in October 1992 prohibit insured state banks from making equity investments of a type, or in an amount, that are not permissible for national banks. In general, equity investments include equity securities, partnership interests and equity interests in real estate. Under the final regulations, non-permissible investments must be divested by no later than December 19, 1996. The Bank has no such non-permissible investments.

    Regulations issued in December 1993 prohibit insured state banks from engaging as principal in any activity not permissible for a national bank, without FDIC approval. The proposal also provides that subsidiaries of insured state banks may not engage as principal in any activity that is not permissible for a subsidiary of a national bank, without FDIC approval.

    The impact of the FDIC Improvement Act on the Bank is uncertain, especially since many of the regulations promulgated thereunder have only been recently adopted and certain of the law's provisions still need to be defined through future regulatory action. Certain provisions, such as the recently adopted real estate lending standards and the limitations on investments and powers of state banks and the rules to be adopted governing compensation, fees and other operating policies, may affect the way in which the Bank conducts its business, and other provisions, such as those relating to the establishment of the risk-based premium system, may adversely affect the Bank's results of operations. Furthermore, the actual and potential restrictions and sanctions that apply to or may be imposed on undercapitalized institutions under the prompt corrective action and other provisions of the FDIC Improvement Act may significantly adversely affect the operations and liquidity of the Bank, the value of its Common Stock and its ability to raise funds in the financial markets.

    CAPITAL ADEQUACY GUIDELINES

    The FDIC has issued guidelines to implement the risk-based capital requirements. The guidelines are intended to establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet items into account in assessing capital adequacy and minimizes disincentives to holding liquid, low-risk assets. Under these guidelines, assets and credit equivalent amounts of off-balance sheet items, such as letters of credit and outstanding loan commitments, are assigned to one of several risk categories, which range from 0% for risk-free assets, such as cash and certain U.S. Government securities, to 100% for relatively high-risk assets, such as loans and investments in fixed assets, premises and other real estate owned. The aggregated dollar amount of each category is then multiplied by the risk-weight associated with that category. The resulting weighted values from each of the risk categories are then added together to determine the total risk-weighted assets.

    A banking organization's qualifying total capital consists of two components: Tier 1 capital (core capital) and Tier 2 capital (supplementary capital). Tier 1 capital consists primarily of common stock, related surplus and retained earnings, qualifying noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries. Intangibles, such as goodwill, are generally deducted from Tier 1 capital; however, purchased mortgage servicing rights and purchase credit card relationships may be included, subject to certain limitations. At least 50% of the banking organization's total regulatory capital must consist of Tier 1 capital.

    Tier 2 capital may consist of (i) the allowance for possible loan and lease losses in an amount up to 1.25% of risk-weighted assets; (ii) perpetual preferred stock, cumulative perpetual preferred stock and long-term preferred stock and related surplus; (iii) hybrid capital instruments (instruments with characteristics of both debt and equity), perpetual debt and mandatory convertible debt securities; and (iv) eligible term subordinated debt and intermediate-term preferred stock with an original maturity of five years or more, including related surplus, in an amount up to 50% of Tier 1 capital. The inclusion of the foregoing elements of Tier 2 capital are subject to certain requirements and limitations of the federal banking agencies.

    The FDIC has also adopted a minimum leverage capital ratio of Tier 1 capital to average total assets of 3% for the highest rated banks. This leverage capital ratio is only a minimum.

    Institutions experiencing or anticipating significant growth or those with other than minimum risk profiles are expected to maintain capital well above the minimum level. Furthermore, higher leverage capital ratios are required to be considered well capitalized or adequately capitalized under the prompt corrective action provisions of the FDIC Improvement Act.

    SAFETY AND SOUNDNESS STANDARDS

    In February 1995, the federal banking agencies adopted final guidelines establishing standards for safety and soundness, as required by FDICIA. The guidelines set forth operational and managerial standards relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. Guidelines for asset quality and earnings standards will be adopted in the future. The guidelines establish the safety and soundness standards that the agencies will use to identify and address problems at insured depository institutions before capital becomes impaired. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

    In December 1992, the federal banking agency issued final regulations prescribing uniform guidelines for real estate lending. The regulations require insured depository institutions to adopt written policies establishing standards, consistent with such guidelines, for extensions of credit secured by real estate. The policies must address loan portfolio management, underwriting standards and loan to value limits that do not exceed the supervisory limits prescribed by the regulations.

    Appraisals for "real estate related financial transactions" must be conducted by either state-certified or state-licensed appraisers for transactions in excess of certain amounts. State-certified appraisers are required for all transactions with a transaction value of $1,000,000 or more; for all nonresidential transactions valued at $250,000 or more; and for "complex" 1-4 family residential properties of $250,000 or more. A state-licensed appraiser is required for all other appraisals. However, appraisals performed in connection with "federally related transactions" must now comply with the agencies' appraisal standards. Federally related transactions include the sale, lease, purchase, investment in, or exchange of, real property or interests in real property, the financing of real property, and the use of real property or interests in real property as security for a loan or investment, including mortgage backed securities.

    PREMIUMS FOR DEPOSIT INSURANCE

    Federal law has established several mechanisms to increase funds to protect deposits insured by the Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC is authorized to borrow up to $30 billion from the United States Treasury; up to 90% of the fair market value of assets of institutions acquired by the FDIC as receiver from the Federal Financing Bank; and from depository institutions that are members of the BIF. Any borrowings not repaid by asset sales are to be repaid through insurance premiums assessed to member institutions. Such premiums must be sufficient to repay any borrowed funds within 15 years and provide insurance fund reserves of $1.25 for each $100 of insured deposits. The FDIC also has authority to impose special assessments against insured deposits.

    The FDIC implemented a final risk-based assessment system, as required by FDICIA, effective January 1, 1994, under which an institution's premium assessment is based on the probability that the deposit insurance fund will incur a loss with respect to the institution, the likely amount of any such loss, and the revenue needs of the deposit insurance fund. As long as BIF's reserve ratio is less than a specified "designated reserve ratio," 1.25%, the total amount raised from BIF members by the risk-based assessment system may not be less than the amount that would be raised if the assessment rate for all BIF members were .023% of deposits. The FDIC, effective September 15, 1995, lowered assessments from their rates of $.23 to $.31 per $100 of insured deposits to rates of $.04 to $.31, depending on the condition of the bank, as a result of the recapitalization of the BIF. On November 15, 1995, the FDIC voted to drop its premiums for well capitalized banks to zero effective January 1, 1996. Other banks will be charged risk-based premiums up to $.27 per $100 of deposits.

    Governor Pete Wilson recently signed Assembly Bill 3351 (the "Banking Consolidation Bill"), authored by Assemblyman Ted Weggeland and sponsored by the California State Banking Department (the"Department"), effective July 1, 1997, which creates the California Department of Financial Institutions ("DFI") to be headed by a Commissioner of Financial Institutions out of the existing Department which regulates state chartered commercial banks and trust companies in California.

    The Banking Consolidation Bill, among other provisions, also (i) transfers regulatory jurisdiction over state chartered savings and loan associations from the Department of Savings and Loans ("DSL") to the newly created DFI and abolishes the DSL; (ii) transfers regulatory jurisdiction over state chartered industrial loan companies and credit unions from the Department of Corporations to the newly- created DFI; and (iii) establishes within the DFI separate divisions for credit unions, commercial banks, industrial loan companies and savings and loans. As the Banking Consolidation Bill has only recently been enacted, it is impossible to predict with any degree of certainty what impact it will have on the banking industry in general and the Bank in particular.

    Congress has recently passed, and the President has signed into law provisions to strengthen the Savings Association Insurance Fund (the "SAIF") and to repay outstanding bonds that were issued to recapitalize the SAIF's successor as result of payments made due to insolvency of savings and loan associations and other federally insured savings institutions in the late 1980's and early 1990's. The new law will require savings and loan associations to bear the cost of recapitalizing the SAIF and, after January 1, 1997, banks will contribute towards paying off the financing bonds, including interest. In 2000, the banking industry will assume the bulk of the payments. The new law also aims to merge the Bank Insurance Fund and SAIF by 1999 but not until the bank and savings and loan charters are combined. The Treasury Department has until March 31, 1997 to deliver to Congress on combining the charters. Additionally, the new law also provides "regulatory relief" for the banking industry by effecting approximately 30 laws and regulations. The costs and benefits of the new law to the Bank can not currently be accurately predicted.

    INTERSTATE BANKING AND BRANCHING

    On September 29, 1994, the President signed in law the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"). Under the Interstate Act, beginning one year after the date of enactment, a bank holding company that is adequately capitalized and managed may obtain regulatory approval to acquire an existing bank located in another state without regard to state law. A bank holding company would not be permitted to make such an acquisition if, upon consummation, it would control (a) more than 10% of the total amount of deposits of insured depository institutions in the United States or (b) 30% or more of the deposits in the state in which the bank is located. A state may limit the percentage of total deposits that may be held in that state by any one bank or bank holding company if application of such limitation does not discriminate against out-of-state banks. An out-of-state bank holding company may not acquire a state bank in existence for less than a minimum length of time that may be prescribed by state law except that a state may not impose more than a five year existence requirement.

    The Interstate Act also permits, beginning June 1, 1997, mergers of insured banks located in different states and conversion of the branches of the acquired bank into branches of the resulting bank. Each state may permit such combinations earlier than June 1, 1997, and may adopt legislation to prohibit interstate mergers after that date in that state or in other states by that state's banks. The same concentration limits discussed in the preceding paragraph apply. The Interstate Act also permits a national or state bank to establish branches in a state other than its home state if permitted by the laws of that state, subject to the same requirement and conditions as for a merger transaction. Effective October 2, 1995, California adopted legislation which "opts California into" the Interstate Act. However, the California Legislation restricts out of state banks from purchasing branches or starting a de novo branch to enter the California banking market. Such banks may proceed only by way of purchases of whole banks.

    The Interstate Act is likely to increase competition in the Bank's market areas especially from larger financial institutions and their holding companies. It is difficult to asses the impact such likely increased competition will have on the Bank' operations.

    In 1986, California adopted an interstate banking law. The law allows California banks and bank holding companies to be acquired by banking organizations in other states on a "reciprocal" basis (i.e., provided the other state's law permit California banking organizations to acquire banking organizations in that state on substantially the same terms and conditions applicable to banking organizations solely within that state). The law took effect in two states. The first state allowed acquisitions on a "reciprocal" basis within a region consisting of 11 western states. The second stage, which became effective January 1, 1991, allows interstate acquisitions on a national "reciprocal" basis. California has also adopted similar legislation applicable to savings associations and their holding companies.

    On September 28, 1995, Governor Wilson signed Assembly Bill No. 1482, the Caldera, Weggeland, and Killea California Interstate Banking and Branching Act of 1995 (the "1995 Act"). The 1995 Act, which was filed with the Secretary of State as Chapter 480 of the Statutes of 1995, became operative on October 2, 1995.

    The 1995 Acts opts in early for interstate branching, allowing out-of-state banks to enter California by merging or purchasing a California bank or industrial loan company which is at least five years old. Also, the 1995 Act repeals the California Interstate (National) Banking Act of 1986, which regulated the acquisition of California banks by out-of-state bank holding companies. In addition, the 1995 Act permits California state banks, with the approval of the Superintendent of Banks, to establish agency relationships with FDIC-insured banks and savings associations. Finally, the 1995 Act provides for regulatory relief, including (i) authorization for the Superintendent to exempt banks from the requirement of obtaining approval before establishing or relocating a branch office or place of business, (ii) repeal of the requirement of directors' oaths (Financial Code Section 682), and (iii) repeal of the aggregate limit on real estate loans (Financial Code Section 1230).

    COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS

    The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of financial institutions in meeting the credit needs of their local community, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.

    In May 1995, the federal banking agencies issued final regulations which change the manner in which they measure a bank's compliance with its CRA obligations. The final regulations adopt a performance-based evaluation system which bases CRA ratings on an institutions' actual lending service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. In March 1994, the Federal Interagency Tax Force on Fair lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment and evidence of disparate impact.

    In February 1995, the federal banking agencies adopted final safety and soundness standards for all insured depository institutions. The standards, which were issued in the form of guidelines rather than regulations, relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan may result in enforcement proceedings. Additional standards on earnings and classified assets are expected to be issued in the near future.

    CHANGES IN ACCOUNTING PRINCIPLES

    In March of 1995, the FASB issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The statement does not apply to financial instruments long-term customer relationships of a financial institution (core deposits), mortgage and other servicing rights, and tax deferred assets. SFAS 121 requires the review of long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances include, for example, a significant decrease in market value of an assets, a significant change in use of an asset, or an adverse change in a legal factor that could affect the value of an asset. If such an event occurs and it is determined that the carrying value of the asset may not be recoverable, an impairment loss should be recognized as measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value can be determined by a current transaction, quoted market prices, or present value of estimated expected future cash flows discounted at the appropriate rate. The statement is effective for fiscal years beginning after December 15, 1995. The implementation of SFAS No. 121 did not have a material impact on its results of operations or financial position.

    In May of 1995, the FASB issued SFAS 122, Accounting for Mortgage Servicing Rights. SFAS No. 122 eliminates distinctions between servicing rights that were purchased and those that were retained upon the sale of loans. The statement requires mortgage servicers to recognize as separate assets rights to service loans, no matter how the rights were acquired. Institutions who sell loans and retain the servicing rights will be required to allocate the total cost of the loans to servicing rights and loans based on their relative fair values if the value can be estimated. SFAS No. 122 is effective for fiscal years beginning after December 15, 1995. Further, SFAS No. 122 requires that all capitalized mortgage servicing rights be periodically evaluated for impairment based upon the current fair value of these rights. This Statement which is superseded by SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, did not have a material effect on the Company's or the Bank's financial condition and results of operations.

    In October of 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, establishing financial accounting and reporting standards for stock-based employee compensation plans. This statement encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation pans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net income and, if presented, earnings per share, as if this statement had been adopted. The accounting requirements of this statement are effective for transactions entered into in fiscal years that begin after December 15, 1995; however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 15, 1994. The proforma earnings per share disclosure required by SFAS 123 are not shown in the Company's notes to Consolidated Financial Statements as the pro forma impact of applying SFAS 123 is insignificant in 1996.

    In June of 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and in December, 1996 issued SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125 (an amendment of FASB Statement No. 125) establishing accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of the financial-components approach. This approach requires the recognition of financial assets and servicing assets that are controlled by the reporting entity, the derecognition of financial assets when control is surrendered, and the derecognition of liabilities when they are extinguished. Specific criteria are established for determining when control has been surrendered in the transfer of financial assets. Liabilities and derivatives incurred or obtained by transferors in conjunction with the transfer of financial assets are required to be measured at fair value, if practicable. Servicing assets and other retained interests in transferred assets are required to be measured by allocating the previous carrying amount between the assets sold, if any, and the interest that is retained, if any, based on the relative fair values of the assets on the date of the transfer. Servicing assets retained are subsequently subject to amortization and assessment for impairment. Management believes the implementation of this statement will not have a material effect on the Company's or its subsidiary banks financial condition or results of operations.

    HAZARDOUS WASTE CLEAN-UP COSTS

    Management is aware of recent legislation and cases relating to hazardous waste clean-up costs and potential liability. Based on a general survey of the loan portfolio of the Bank, conversations with local authorities and appraisers, and the type of lending currently and historically done by the Bank (the Bank has generally not made the types of loans generally associated with hazardous waste contamination problems), management is not aware of any potential liability for hazardous waste contamination.

    OTHER REGULATIONS AND POLICIES

    The federal regulatory agencies have adopted regulations that implement
Section 304 of FDICIA which requires federal banking agencies to adopt uniform regulations prescribing standards for real estate lending. Each insured depository institution must adopt and maintain a comprehensive written real estate lending policy, developed in conformance with prescribed guidelines, and each agency has specified loan-to-value limits in guidelines concerning various categories of real estate loans.

    Various requirements and restrictions under the laws of the United States and the State of California affect the operations of the Bank. Federal regulations include requirements to maintain non-interest bearing reserves against deposits, limitations on the nature and amount of loans which may be made, and restrictions on payment of dividends. The California Superintendent of Banks approves the number and locations of the branch offices of a bank. California law exempts banks from the usury laws. Market Area

    The Bank and the Company provide a solution-oriented approach to meeting the banking needs of individuals and businesses through six branches located in Los Angeles and Orange Counties.

    The Company's market areas in the past five years have felt the full impact of the national recession that continued in California through all of 1996. The recession has been most felt through the progressive loss of jobs as defense contractors cut back and restructure; in declines in construction activity; cutbacks in the aerospace industry and in the closing of more than the normal number of small businesses. Real estate values have substantially declined with some properties dropping by 20% to 30% depending on location and price range and the increases in unemployment statistics. On a positive note, most recent economic reports point to decreases in unemployment and some increases in both sales volume and prices of real estate.

BUSINESS CONCENTRATIONS

    As of December 31, 1996, the Bank had approximately $200 million in assets and $184 million in deposits. No individual or single group of related accounts is considered material in relation to the Bank's totals, or in relation to its overall business.

MONETARY POLICY

    Banking is a business which depends on rate differentials. In general, the difference between the interest paid by the Bank on its deposits and its other borrowings and the interest rate received by the Bank on loans extended to its customers and securities held in the Bank investment portfolios will comprise the major portion of the Bank's earnings.

    The earnings and growth of the Bank will be affected not only by general economic conditions, both domestic and international, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board. The Federal Reserve Board can and does implement national monetary policy, such as seeking to curb inflation and combat recession, by its open market operations in U.S. Government securities, limitations upon savings and time deposit interest rates, and adjustments to the discount rates applicable to borrowings by banks which are members of the Federal Reserve System. The actions of the Federal Reserve Board influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact that future changes in fiscal or monetary policies or economic controls may have on the Bank's businesses and earnings cannot be predicted.

COMPETITION

    The banking business in California generally, and in the Bank's primary service areas specifically, is highly competitive with respect to both loans and deposits, and is dominated by a relatively small number of major banks with many offices and operations over a wide geographic area. Among the advantages such major banks have over the Bank are their ability to finance wide-ranging advertising campaigns and to allocate their investment assets to regions of higher yield and demand. Such banks offer certain services such as trust services and international banking which are not offered directly by the Bank (but which can be offered indirectly by the Bank through correspondent institutions). In addition, by virtue of their greater total capitalization, such banks have substantially higher lending limits than the Bank. (Legal lending limits to an individual customer are based upon a percentage of a bank's total capital accounts.) Other entities, both governmental and in private industry, seeking to raise capital through the issuance and sale of debt or equity securities also provide competition for the Bank in the acquisition of deposits. Banks also compete with money market funds and other money market instruments which are not subject to interest rate ceilings.

    In order to compete with other competitors in their primary service areas, the Bank attempts to use to the fullest extent the flexibility which their independent status permits. This includes an emphasis on specialized services, local promotional activity, and personal contacts by their respective officers, directors and employees. In particular, each of the banks offers highly personalized banking services.

EMPLOYEES

    At December 31, 1996, the Company and the Bank employed 96 individuals, all on a full-time basis. The Company believes that its employee relations are excellent.

STATISTICAL DISCLOSURE

    The following tables and data set forth, for the respective periods shown, statistical information relating to the Company and its subsidiaries. This statistical data should be read in conjunction with

Management's Discussion and Analysis of Financial Condition and Results of Operations, and the Financial Statements and Notes thereto incorporated by reference herein from the Company's 1996 Annual Report. See "ITEM 6. SELECTED FINANCIAL DATA, "ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and "ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA." Average balances in all tables are computed using daily average balances for each month divided by the number of months in the period. Unless the context indicates otherwise, all references to the Company in the following tables and data include the Company and its subsidiaries on a consolidated basis.

                                 YEAR ENDED DECEMBER 31, 1996         YEAR ENDED DECEMBER 31, 1995       YEAR ENDED DECEMBER
                                                                                                               31, 1994
                              -----------------------------------  -----------------------------------  ----------------------
                                          INTEREST      AVERAGE                INTEREST      AVERAGE                INTEREST
                               AVERAGE     INCOME       YIELDS      AVERAGE     INCOME       YIELDS      AVERAGE     INCOME
                               BALANCE   OR EXPENSE    OR RATES     BALANCE   OR EXPENSE    OR RATES     BALANCE   OR EXPENSE
                              ---------  -----------  -----------  ---------  -----------  -----------  ---------  -----------
                                                            ASSETS
Interest Earning Deposits...  $     495   $      28         5.56%  $     495   $      31         6.26%  $   1,445   $      85
Taxable Securities..........     24,571       1,436         5.84      28,357       1,739         6.13      20,405         989
Non-taxable Securities......        369          15         4.18         341          21         6.16         356          22
Federal Funds Sold..........     16,568         859         5.19      14,696         805         5.48      12,996         537
Loans(1)....................    133,951      12,750         9.52     118,986      11,502         9.67     116,535      10,320
                              ---------  -----------         ---   ---------  -----------         ---   ---------  -----------
    TOTAL EARNING
      ASSETS/INTEREST
      INCOME................    175,954      15,088         8.58%    162,875      14,098         8.66%    151,737      11,953

Reserve for Loan Losses.....     (2,948)                              (3,044)                              (3,228)
Other Assets................     22,485                               21,539                               25,061
                              ---------                            ---------                            ---------
    TOTAL ASSETS............  $ 195,491                            $ 181,370                            $ 173,570
                              ---------                            ---------                            ---------
                              ---------                            ---------                            ---------

                                              LIABILITIES & STOCKHOLDERS' EQUITY

Savings & Interest-bearing
  Demand Deposits...........  $  60,577   $   1,368         2.26%  $  65,702   $   1,413         2.15%  $  60,854   $   1,207
Time Deposits...............     32,580       1,687         5.18      24,473       1,185         4.84      21,170         727
Borrowed Funds..............         54           4         6.29         767          44         5.74       1,135          72
                              ---------  -----------         ---   ---------  -----------         ---   ---------  -----------
    TOTAL INT-BEARING
      LIABILITIES/ INTEREST
      EXPENSE...............     93,211       3,059         3.28%     90,942       2,642         2.91%     83,159       2,006

Demand Deposits.............     86,242                               75,823                               75,253
Other Liabilities...........      1,031                                  829                                1,818

    TOTAL LIABILITIES.......    180,484                              167,594                              160,230

STOCKHOLDERS' EQUITY........     15,007                               13,776                               13,340
                              ---------                            ---------                            ---------
    TOTAL LIABILITIES &
      STOCKHOLDERS'
      EQUITY................  $ 195,491                            $ 181,370                            $ 173,570
                              ---------                            ---------                            ---------
                              ---------                            ---------                            ---------
    Net Interest Income.....              $  12,029                            $  11,456                            $   9,947
                                         -----------                          -----------                          -----------
    Net Interest Income to
      Earning Assets........                                6.84%                                7.03%
                                                             ---                                  ---


                                AVERAGE
                                YIELDS
                               OR RATES
                              -----------

Interest Earning Deposits...        5.88%
Taxable Securities..........        4.85
Non-taxable Securities......        6.18
Federal Funds Sold..........        4.13
Loans(1)....................        8.86
                                     ---
    TOTAL EARNING
      ASSETS/INTEREST
      INCOME................        7.88%
Reserve for Loan Losses.....
Other Assets................

    TOTAL ASSETS............

Savings & Interest-bearing
  Demand Deposits...........        1.98%
Time Deposits...............        3.43
Borrowed Funds..............        6.34
                                     ---
    TOTAL INT-BEARING
      LIABILITIES/ INTEREST
      EXPENSE...............        2.41%
Demand Deposits.............
Other Liabilities...........
    TOTAL LIABILITIES.......
STOCKHOLDERS' EQUITY........

    TOTAL LIABILITIES &
      STOCKHOLDERS'
      EQUITY................

    Net Interest Income.....

    Net Interest Income to
      Earning Assets........        6.56%
                                     ---

------------------------------

(1) Included in interest income on loans are fees of $173,517 in 1996, $433,019 in 1995 and $464,313 in 1994. Note: Interest income on nonaccrual loans is not included in interest income. Interest income on non-taxable securities is not stated on a tax-equivalent basis. Due to rounding individual amounts may not agree to audited statements by $1-2.

    The following table sets forth changes in interest income and interest expense and the amount of change attributable to variances in volume and variance in interest rates. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

                                                         1996 OVER 1995                        1995 OVER 1994
                                               -----------------------------------  -------------------------------------
                                                 AMOUNT OF CHANGE ATTRIBUTED TO:       AMOUNT OF CHANGE ATTRIBUTED TO:
                                               -----------------------------------  -------------------------------------
                                                   TOTAL                                TOTAL
                                                INCREASE OR                          INCREASE OR
                                                (DECREASE)     VOLUME      RATE      (DECREASE)      VOLUME       RATE
                                               -------------  ---------  ---------  -------------  -----------  ---------
                                                    (IN THOUSANDS)                        (IN THOUSANDS)
Interest Income:
  Interest on taxable securities.............    $    (303)   $    (232) $     (71)   $     750     $     437   $     313
  Interest on nontaxable securities..........           (6)           2         (8)          (1)           (1)     --
  Interest on deposits with banks............           (3)      --             (3)         (54)          (58)          4
  Federal funds sold.........................           54          103        (49)         268            82         186
  Interest & fees on loans(1)................        1,248        1,447       (199)       1,182           227         955
                                                    ------    ---------  ---------       ------         -----   ---------
      TOTAL INTEREST INCOME..................          990        1,320       (330)       2,145           687       1,458

Interest Expense:
  Interest on Deposits:
    Savings & Interest bearing demand........          (43)         (99)        56          206           100         106
    Other time deposits......................          502          393        109          458           137         321
  Interest on short-term borrowing...........          (41)         (41)    --              (28)       --             (28)
                                                    ------    ---------  ---------       ------         -----   ---------
      TOTAL INTEREST EXPENSE.................          418          253        165          636           237         399
                                                    ------    ---------  ---------       ------         -----   ---------
Net Interest Spread..........................    $     572    $   1,067  $    (495)   $   1,509     $     450   $   1,059
                                                    ------    ---------  ---------       ------         -----   ---------
                                                    ------    ---------  ---------       ------         -----   ---------

------------------------

Note: Individual line items may not agree exactly to changes apparent from the audited statements by $1-2 due to rounding.

 (1) Included in interest & fees on loans are fees of $173,517 in 1996 and $433,019 in 1995.

 (2) The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the dollar amounts of the change in each. The following table shows the distribution of assets, liabilities and stockholders' equity; interest rates and interest differential (dollars in thousands).

                              INVESTMENT PORTFOLIO

    The Bank positions its investment portfolio to maintain a level of liquidity considered adequate within the prevailing economic climate. Under this policy, purchases of investment securities as well as the sale of federal funds are made after consideration of liquidity requirements.

    The book value of the investment portfolio by investment category for the last three years ended December 31, 1996 (in thousands):

                                                                 1996       1995       1994
                                                               ---------  ---------  ---------
U.S. gov't & agency obligations..............................  $  23,510  $  33,812  $  33,721
Obligations of state/political subdivisions..................        543        338        341
Mutual funds, net............................................        799        832        757
                                                               ---------  ---------  ---------
                                                               $  24,852  $  34,982  $  34,819
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    Maturities of the investment portfolio by investment categories is as follows at December 31, 1996 (in thousands):

                                                               ONE YEAR
                                        BOOK      LESS THAN      THRU       FIVE THRU      AFTER
                                        VALUE     ONE YEAR    FIVE YEARS    TEN YEARS    TEN YEARS
                                      ---------  -----------  -----------  -----------  -----------
U.S. gov't & agency obligations.....  $  23,510   $  18,818    $   2,802    $   1,619    $     271
Obligations of state/political
  subdivisions......................        543         104           25          414       --
Mutual funds, net...................        799      --           --           --              799
                                      ---------  -----------  -----------  -----------  -----------
                                      $  24,852   $  18,921    $   2,827    $   2,033    $   1,070
                                      ---------  -----------  -----------  -----------  -----------
                                      ---------  -----------  -----------  -----------  -----------
Yield-Weighted Average..............                   4.84%        7.53%        6.16%       10.31%

------------------------

Note: Interest income on non-taxable securities is not stated on a tax-equivalent basis.

                                 LOAN PORTFOLIO
                                 (IN THOUSANDS)

                                                                             DOMESTIC
                                                                   ----------------------------
                                                                                  REAL ESTATE
                                                                                     LOANS
                                                                   COMMERCIAL   (CONSTRUCTION)
                                                                   -----------  ---------------
Maturity Distribution:
Due within one year..............................................   $  31,008      $     523
Due after one but before five years..............................      19,114         --
Due after five years.............................................          37            266
                                                                   -----------         -----
TOTAL AT DECEMBER 31, 1996.......................................   $  50,159      $     789
                                                                   -----------         -----
                                                                   -----------         -----

Interest Sensitivity: Loans Due
  After One Year
    Fixed-rate loans.............................................   $  10,001      $  --
    Prime-tied loans.............................................       9,149            266
                                                                   -----------         -----
TOTAL AT DECEMBER 31, 1996.......................................   $  19,150      $     266
                                                                   -----------         -----
                                                                   -----------         -----

    The composition of the Company's loan portfolio for the last five years ended December 31, 1996 is as follows (in thousands):

                                      1996        1995        1994        1993        1992
                                   ----------  ----------  ----------  ----------  ----------
Commercial.......................  $   50,523  $   51,528  $   46,502  $   46,698  $   66,788
Commercial--real estate
  secured........................      69,295      53,434      45,311      39,222       4,738
Real Estate-secured..............      17,021      16,127      15,101      18,661      22,721
Real Estate-construction.........         789       3,412       4,329      12,089      13,286
Installment......................       6,360       5,911       3,607       3,838       2,748
                                   ----------  ----------  ----------  ----------  ----------
  TOTAL..........................  $  143,988  $  130,412  $  114,850  $  120,508  $  110,281
                                   ----------  ----------  ----------  ----------  ----------
                                   ----------  ----------  ----------  ----------  ----------

                          LOANS CONTRACTUALLY PAST DUE
                                 (ALL DOMESTIC)

                                                                                 PAST DUE 90 DAYS(2)
                                                               TROUBLED DEBT  --------------------------     LOANS ON
                                                               RESTRUCTURING    AMOUNT      % OF TOTAL    NON ACCRUAL(1)
                                                               -------------  -----------  -------------  ---------------
                                                                                     (IN THOUSANDS)
December 31, 1996:
  Commercial.................................................    $      45     $      87           .17%      $   1,262
  Real Estate-secured........................................        1,836        --               .00%          2,521
  Real Estate-construction...................................       --            --            --              --
  Installment................................................       --                83          1.30%         --
                                                                    ------         -----           ---          ------
    TOTAL....................................................    $   1,881     $     170           .12%      $   3,783
                                                                    ------         -----           ---          ------
                                                                    ------         -----           ---          ------
December 31, 1995:
  Commercial.................................................    $     769     $      46           .09%      $   1,190
  Real Estate-secured........................................          335            35           .05%          5,497
  Real Estate-construction...................................           49        --            --              --
  Installment................................................           12            40           .67%             59
                                                                    ------         -----           ---          ------
    TOTAL....................................................    $   1,165     $     121           .09%      $   6,746
                                                                    ------         -----           ---          ------
                                                                    ------         -----           ---          ------
December 31, 1994:
  Commercial.................................................    $  --         $      97           .21%          2,041
  Real Estate-secured........................................                     --               .00%          3,636
  Real Estate-construction...................................                     --               .00%         --
  Installment................................................                     --               .00%             63
                                                                    ------         -----           ---          ------
    TOTAL....................................................    $             $      97           .08%      $   5,740
                                                                    ------         -----           ---          ------
                                                                    ------         -----           ---          ------
December 31, 1993:
  Commercial.................................................    $  --         $     196           .26%            827
  Real Estate-secured........................................                        531          1.84%          3,176
  Real Estate-construction...................................                     --               .00%            833
  Installment................................................                         14           .27%             34
                                                                    ------         -----           ---          ------
    TOTAL....................................................    $  --         $     741           .61%      $   4,870
                                                                    ------         -----           ---          ------
                                                                    ------         -----           ---          ------
December 31, 1992:
  Commercial.................................................    $  --         $     450           .67%      $   1,865
  Real Estate-secured........................................                     --               .00%          2,875
  Real Estate-construction...................................                     --               .00%         --
  Installment................................................                          1           .03%            101
                                                                    ------         -----           ---          ------
    TOTAL....................................................    $  --         $     451           .41%      $   4,841
                                                                    ------         -----           ---          ------
                                                                    ------         -----           ---          ------

------------------------

(1) Interest income which would have been recognized in 1996 and 1995 on nonperforming loans was approximately $172,713 and $260,264 respectively. The amount of interest income on nonperforming loans that was included in net income in 1996 was none.

(2) Loans on Non Accrual have been excluded from the Past Due 90 Day column.

                        SUMMARY OF LOAN LOSS EXPERIENCE

                                                          1996        1995        1994        1993        1992
                                                       ----------  ----------  ----------  ----------  ----------
                                                                             (IN THOUSANDS)
Loans outstanding at year-end, net of
  unearned interest income...........................  $  143,988  $  130,412  $  114,850  $  120,508  $  110,281
                                                       ----------  ----------  ----------  ----------  ----------
Average loans outstanding, net of
  unearned interest income...........................  $  133,951  $  118,986  $  116,535  $  112,023  $  108,226
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
  Reserve balance, beginning of year.................  $    3,003  $    3,224  $    3,667  $    1,355  $    1,029

Recoveries:
  Commercial.........................................          77          17          20          39          19
  Installment........................................           2           2          24           5          12
                                                       ----------  ----------  ----------  ----------  ----------
    TOTAL............................................          79          19          44          44          31

Loans charged off:
  Commercial.........................................        (672)       (393)     (1,401)     (1,143)       (126)
  Real Estate-mortgage...............................        (781)       (137)       (126)    -0-         -0-
  Installment........................................         (51)        (22)        (48)       (153)        (63)
                                                       ----------  ----------  ----------  ----------  ----------
    TOTAL............................................      (1,504)       (552)     (1,575)     (1,296)       (189)
                                                       ----------  ----------  ----------  ----------  ----------
Net loans charged off................................      (1,425)       (533)     (1,531)     (1,252)       (158)
Provision charged to expense.........................       1,159         312       1,088       2,958         484
Acquired from Bank of San Diego......................                                             606
                                                       ----------  ----------  ----------  ----------  ----------
Allowance balance, end of year.......................  $    2,737  $    3,003  $    3,224  $    3,667  $    1,355
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Ratio of net loans charged off to
  average loans outstanding..........................       1.06%       0.45%       1.31%       1.12%        .15%
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Ratio of allowance for loan
  losses to loans at year end........................       1.90%       2.30%       2.81%       3.04%       1.23%
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

    The Company does not anticipate charge-offs in 1997 for any loan categories, however, the Company gives no assurance that charge-offs will not occur in 1997.

                          POLICY FOR NON-ACCRUAL LOANS

    The policy of Harbor Bank is that all loans that are past due for ninety
(90) days must be placed on a non-accrual status. In addition, loans in which it is probable that full collection of principal will not occur are placed on non-accrual status.

                        RISK ELEMENTS IN LOAN PORTFOLIO
                                      AND
                DETERMINATION OF THE ALLOWANCES FOR LOAN LOSSES

    The allowance for loan losses represents management's recognition of the quality of the loan portfolio. The allowance is maintained at a level considered to be adequate for potential loan losses based on management's assessment of various factors affecting the loan portfolio, which includes a review of problem loans, business conditions and the overall quality of the loan portfolio.

    The allowance is increased by the provision for loan losses charged to operations and reduced by loans charged off to the allowance, net of recoveries. During 1996, $1,159,269 was provided for loan losses compared to $312,596 provided during 1995 and $1,088,000 provided in 1994. The substantial provision for loan losses in 1994 was necessitated by high levels of non-performing and classified loans and loan charge-offs. The increase in the provision from 1995 to 1996 was primarily due to problem asset resolution which is reflected in the reduction of non-performing assets.

    The following table shows an allocation of the allowance for loan losses as of the end of 1995 and 1996.

                                                                                   PERCENT OF
                                                                                  LOANS IN EACH
                                                                                   CATEGORY TO
                                                                    AMOUNT         TOTAL LOANS
                                                                  -----------  -------------------
December 31, 1996:
  Commercial....................................................   $   2,006             83.2%
  Real Estate-secured...........................................         704             11.8
  Real Estate-construction......................................           9              0.6
  Installment...................................................          19              4.4
                                                                  -----------           -----
                                                                   $   2,738            100.0%
                                                                  -----------           -----
                                                                  -----------           -----
December 31, 1995:
  Commercial....................................................   $   1,059             39.5%
  Real Estate-secured...........................................       1,795             53.3
  Real Estate-construction......................................         116              2.6
  Installment...................................................          33              4.5
                                                                  -----------           -----
                                                                   $   3,003            100.0%
                                                                  -----------           -----
                                                                  -----------           -----
December 31, 1994:
  Commercial....................................................   $   1,863             59.7%
  Real Estate-secured...........................................       1,151             31.7
  Real Estate-construction......................................         165              4.2
  Installment...................................................          45              4.4
                                                                  -----------           -----
                                                                   $   3,224            100.0%
                                                                  -----------           -----
                                                                  -----------           -----
December 31, 1993:
  Commercial....................................................   $   2,415             62.4%
  Real Estate-secured...........................................         954             23.9
  Real Estate-construction......................................         220              9.4
  Installment...................................................          78              4.3
                                                                  -----------           -----
                                                                   $   3,667            100.0%
                                                                  -----------           -----
                                                                  -----------           -----
December 31, 1992:
  Commercial....................................................   $     995             60.6%
  Real Estate-secured...........................................         207             23.9
  Real Estate-construction......................................         100             12.0
  Installment...................................................          54              3.5
                                                                  -----------           -----
                                                                   $   1,356            100.0%
                                                                  -----------           -----
                                                                  -----------           -----

    Management believes that the allowance for loan and lease losses is adequate for potential loan losses. In addition, the Bank has undertaken a number of actions including restructuring loan administration, developing and adopting new or revised policies, procedures and systems that are designed to improve the credit, review and classification processes, and reduction of classified assets and nonperforming assets.

                          RETURN ON EQUITY AND ASSETS
                                 (IN THOUSANDS)

                                                           YEAR ENDED DECEMBER 31
                                                     ----------------------------------
                                                        1996        1995        1994
                                                     ----------  ----------  ----------
Net Income.........................................  $    1,197  $    1,238  $      158
Average Total Assets...............................     195,491     181,370     173,570

RETURN ON AVERAGE ASSETS...........................        0.61%       0.68%       0.09%
Net Income.........................................  $    1,197  $    1,238  $      158
Average Equity.....................................      15,007      13,776      13,340

RETURN ON AVERAGE EQUITY...........................        7.98%       8.99%       1.18%
Average Total Equity...............................  $   15,077  $   13,776  $   13,340
Average Total Assets...............................     195,491     181,370     173,570

AVERAGE TOTAL EQUITY TO ASSET RATIO................        7.71%       7.60%       7.69%
Dividend Declared Per Share........................  $   --      $   --      $   --
Net Income Per Share...............................  $     0.83  $     0.88  $     0.11

DIVIDEND PAYOUT RATIO..............................      --          --

    The FDIC, based upon their examination dated January 8, 1996 believes that capital levels have been maintained above prescribed regulatory minimums for well capitalized banks.

                                    DEPOSITS

    The following table sets forth by time remaining to maturity, domestic time certificates of deposit in amounts of $100,000 or more at December 31, 1996 (in thousands):

Less than three months.............................................  $  11,556
Three to six months................................................     10,550
Six to twelve months...............................................      1,320
Over twelve months.................................................        402
                                                                     ---------
                                                                     $  23,828
                                                                     ---------
                                                                     ---------

    The following table sets forth the average amount of and average rate paid on each of the following deposit categories for the last three years ended December 31, 1996:

                                          AVERAGE DEPOSITS                    AVERAGE RATES
                                 ----------------------------------  -------------------------------
                                    1996        1995        1994       1996       1995       1994
                                 ----------  ----------  ----------  ---------  ---------  ---------
Non-interest bearing demand
  deposits.....................  $   86,242  $   75,823  $   75,253     --         --         --
Interest bearing demand
  deposits.....................      49,503      53,125      44,883       3.86%      3.65%      3.25%
Savings deposits...............      11,074      12,577      15,971       2.20%      2.18%      2.22%
Time deposits..................      32,580      24,473      21,170       5.18%      4.81%      3.43%
                                 ----------  ----------  ----------
    Total deposits.............  $  179,399  $  165,998  $  157,277

ITEM 2.  PROPERTIES

    The Company's Corporate offices and the Bank's Main office are located at 11 Golden Shore, Long Beach, California, 90802, within a six-story modern free-standing structure. The banking facilities are located on the main floor and contain 7,500 square feet. The premises include three walk-up windows, a vault, safe deposit boxes and a parking lot for approximately 60 cars. The administrative offices are located on the sixth floor and use approximately 12,000 square feet of that floor. The Bank has under lease the remaining 4,000 square feet of the sixth floor, which has been subleased to other tenants. The office building is named and signed Harbor Bank. There are two levels of parking below ground which provide adequately for Bank personnel and other personnel within the building.

    In connection with its Golden Shore office, the Bank entered into a Lease Agreement for a term of ten years, renewable by the Bank for an additional ten year term to expire December 2002. The Lease Agreement (lease) is a triple net lease, and the Bank is responsible for nearly every cost and expense associated with renting its premises. The annual cost of the lease in 1997 is expected to be $805,000. Annual increases in the Bank's rental obligations under the Lease will not exceed 7% or the cost of living index each year, and will be reviewed every three years.

    The Bank's Marina office is located in a one-story, free-standing structure with approximately 7,500 square feet of area located at 6265 E. Second Street, Long Beach, California 90803. The building was converted in part for the Bank's use of approximately 16,000 square feet, of which 6,000 is currently leased to R.B. Williams & Associates and 2,400 square feet is leased to Bancap Investment Group. The facility is located within a retail business complex with all parking as joint use. The premises include a vault, safe deposit boxes, a two-lane drive-up facility and two walk-up windows. The lease term expires in December 2000 and the expected annual cost in 1997 is $295,000. The Bank's Los Alamitos office is located in a one-story, modern free-standing structure with approximately 7,500 square feet of area located at 5252 Katella Avenue, Los Alamitos, California 90720. The Bank leases the land at a monthly cost of $6,360 (for an annual rental of $76,320) and the lease expires in 1999. There is parking for approximately 35 cars. These premises also include a vault, safe deposit boxes, a four-lane drive-up facility and a walk-up window.

    The Bank's Huntington Harbour office is located within a retail shopping and business complex, and has approximately 3,700 square feet of area at 16400 Pacific Coast Highway, Huntington Beach, California 92649. The space is leased with an annual cost of $102,000 and an expiration date of November 1999. There is ample parking which is shared with other tenants. The premises include a vault, safe deposit boxes, a two-lane drive-up facility and two walk-up windows.

    The Bank's Fountain Valley office is located in a free-standing, modern, two-story structure located at 10760 Warner Avenue, Fountain Valley, California 92708. The Bank owns the building and land which has a fair market value of approximately $850,000. The Bank occupies 4,000 square feet of the ground floor and has approximately 3,400 square feet of rental space available. The Bank premises include a vault, safe deposit boxes, three drive-up tellers and a walk-up teller.

    The Bank's South Coast office is located in a free-standing, modern building and is part of a business complex at 9 Executive Circle, Irvine, California 92714. The bank leases the ground floor of the building which is approximately 22,940 square feet and occupies approximately 13,870 square feet which includes a branch office and also a Service Center operation at a monthly cost of $40,000 (for an annual rental of $480,000). The lease expires in March of 2005. The Bank premises include a vault, safe deposit boxes, two drive-up tellers and a walk-up teller window. The remaining 9,073 square feet is subleased to Opera Pacific and the Building Industry Association of Orange County.

ITEM 3.  LEGAL PROCEEDINGS.

    Due to the nature of their business, the Company, the Bank, and their subsidiaries are subject to legal actions threatened or filed which arise from the normal course of their business. Management believes that such litigation is incidental to the business of the Company and the Bank and the eventual outcome of all currently pending legal proceedings against the Bank will not be material to the Company's or the Bank's financial position or results of operations.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    No matter was submitted during the fourth quarter of the fiscal year covered by this report to a vote of security holders.

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The common stock of Harbor Bancorp is not listed on any stock exchange nor with the NASDAQ. Although there is a relatively limited trading market in the common stock of Harbor Bancorp, management is aware that Everen Securities, Inc., Smith Barney, Ryan, Beck & Co., Elmer E. Powell & Company, Burford Capital, Jim Alexander Securities,Inc. and Hoefer and Arnett make a market in the Company's stock. The number of stockholders of record on December 31, 1996 was approximately 418.

    The following table, which summarizes stock activity during the Company's two fiscal years is based upon information provided by Everen Securities and Hoefer & Arnett.

                                                                          SALES PRICE
                                                               ---------------------------------
QUARTER ENDED:                                                   HIGH        LOW      DIVIDEND
-------------------------------------------------------------  ---------  ---------  -----------
March 31, 1995...............................................  $   7.75   $   6.50
June 30, 1995................................................      8.50       7.00
September 30, 1995...........................................     10.00       7.50
December 31, 1995............................................     11.00       8.875

March 31, 1996...............................................  $  10.797  $   9.82
June 30, 1996................................................     10.375      9.75           (1)
September 30, 1996...........................................     11.00       9.00
December 31, 1996............................................     12.75      10.625

------------------------

(1) 5% stock dividend at 4/19/96

ITEM 6.  SELECTED FINANCIAL DATA

                                                     AT OR FOR THE YEAR ENDED DECEMBER 31,
                                 ------------------------------------------------------------------------------
                                      1996            1995            1994            1993            1992
                                 --------------  --------------  --------------  --------------  --------------
Operating results:
Net interest income............  $   12,029,588  $   11,456,120  $    9,946,446  $   10,341,090  $   10,167,942
Provision for loan losses......       1,159,269         312,596       1,088,000       2,958,359         484,000
Net income.....................       1,196,546       1,238,534         157,940        (660,710)        842,828
Earnings per share.............            0.83            0.88            0.11           (0.49)           0.64
Cash dividends.................        --              --              --              --               291,259

Balance sheet total:
Total assets...................  $  200,103,495  $  195,092,129  $  176,465,496  $  191,051,914  $  168,115,137
Net loans......................     141,250,271     127,408,913     111,625,771     116,840,943     108,925,048
Deposits.......................     183,431,500     179,204,795     162,111,914     176,001,561     153,397,098
Total stockholders'equity......      15,699,982      14,556,427      13,134,930      13,095,952      13,750,862

ITEM 7. MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Management's discussion and analysis of financial condition and results of operations is intended to provide a better understanding of the significant changes and trends relating to the financial condition, results of operations, capital resources, liquidity and interest rate sensitivity of the Company during the three-year period ended December 31, 1996. The following discussion will focus on Harbor Bancorp's goals in conjunction with current events and trends. Reference should be made to the accompanying Consolidated Financial Statements of the Company and related notes for an understanding of the following discussion and analysis.

FINANCIAL CONDITION

    ASSETS

    Total assets increased $5,011,366, or 2.6%, from $195,092,129 at December 31, 1995 to $200,103,495 at December 31, 1996. The net increase in total assets results primarily from an increase in loans, offset by a decline in investment securities. Total earning assets also experienced an increase of $6,645,359, or 3.9%, from $171,089,797 at December 31, 1995 to $177,735,156 at December 31,
1996. The increase in total assets and total earning assets from December 31, 1995 to December 31, 1996, is primarily the result of strong growth in loans and a modest increase in core deposits.

    Total loans increased by $13,575,643, or 10.4%, from $130,412,144 at
December 31, 1995 to $143,987,787 at December 31, 1996. In 1996, the Company benefited from a continued consolidation in the banking industry in Southern California due to bank mergers, acquisitions and closures. The increase in the loan portfolio is primarily a result of additional volume generated due to the industry consolidation. Management continues to emphasize funding only the best credits and there has been no change in the Company's philosophy of no growth for growth's sake. Cash and cash equivalents increased $2,378,627, or 9.1%, from $26,164,212 at December 31, 1995 to $28,542,839 at December 31, 1996. The
increase in cash and cash equivalents is primarily due to an increase in federal funds sold and securities purchased under resale agreements which is offset by a decline in investment securities. Investment securities declined $10,130,284, or 28.9%, from $34,982,653 at December 31, 1995 to $24,852,369 at December 31,
1996. The primary reason for the decline in investment securities is reallocation into other earning asset categories, specifically federal funds sold and securities purchased under resale agreements and loans.

    SOURCES OF FUNDS

    The Company had total deposits at December 31, 1996, of $183,431,500 compared to $179,204,795 at December 31, 1995. The principal source of the increase in total deposits was in interest bearing deposits which increased $3,241,011, or 3.7%, from $87,201,532 at December 31, 1995, to $90,442,543 at
December 31, 1996. The primary reason for the overall increase was growth in core deposits. The Company continues to maintain local commercial deposits by providing a secure, stable presence in its market area. Substantially all of the Company's deposits are local, core deposits. The Company does not have any out-of-area brokered deposits included in the deposit base. The Company continues to emphasize core deposits and has elected not to compete for volatile deposits with increased rates.

RESULTS OF OPERATIONS

    NET INTEREST INCOME

    Net interest income, the difference between interest and fees earned on earning assets and interest paid on deposits and other sources of funds, has continued to be challenged by deregulation through increased competition and market conditions. The Company's net interest income is affected by the change in the amount and mix of interest-earning assets and interest-bearing liabilities. It is also affected by changes in yields earned on interest-earning assets and rates paid on deposits and borrowed funds. Net interest income in 1996 was $12,029,588 compared to $11,456,120 in 1995 and $9,946,446 in 1994. The Company is
consistent in its' ability to maintain a strong net interest income position with the increase in 1996 a result of an increase in earning assets. Interest earning assets averaged $175,954,000 in 1996 compared to $162,875,000 in 1995, which represents an increase of $13,079,000, or 8.03%. Loans, the largest component of interest earning assets, averaged $133,951,000 for the year ended December 31, 1996 compared to $118,986,000 for the year ended December 31, 1995. Net interest income, when expressed as a percentage of average total interest earning assets, is referred to as the net interest margin. The Company's net interest margin decreased slightly to 6.84% in 1996 from 7.03% in 1995 and 6.56% in 1994. Net interest spread, the effective rate of interest income on earning assets less the effective rate of interest expense on deposits, decreased to 5.30% in 1996 from 5.75% in 1995 and 5.47% in 1994.

    ALLOWANCE AND PROVISION FOR LOAN LOSSES

    The allowance for loan losses is a general reserve established by management to absorb potential losses inherent in the entire loan portfolio. In evaluating the adequacy of the allowance, management gives consideration to the Company's loan loss experience, the performance of loans in the Company's portfolio, the quality of the loans in the Company's portfolio, evaluation of collateral for such loans, the economic conditions affecting collectibility of loans, the prospects and financial condition of the respective borrowers or guarantors and such other factors which in management's judgment deserve recognition in the estimation of loan losses. During 1996, $1,159,269 was provided for loan losses compared to $312,596 provided during 1995 and $1,088,000 provided during 1994. The substantial provision for loan losses in 1994 compared to 1995 was necessitated by high levels of non-performing and classified loans and loan charge-offs. The increase in the provision from 1995 to 1996 is primarily due to problem asset resolution which is reflected in the reduction of nonperforming assets. Of the $1,159,269 provided for loan losses in the year ended December 31, 1996, approximately $435,000 was provided in the fourth quarter to allow for a $350,000 charge-off. Net charge-offs for 1996, 1995 and 1994 were approximately $1,424,984, $533,833, and $1,530,355, respectively. The allowance for loan losses at December 31, 1996 was approximately $2,738,000, or 1.9% of total loans, as compared to $3,003,000, or 2.30% of total loans at December 31, 1995. Non-performing loans, loans which are no longer accruing interest, decreased $2,963,433, or 43.9%, to $3,782,539 at December 31, 1996 compared to
$6,745,972 at December 31, 1995. Of the $3,782,539 in non-performing loans at December 31, 1996, there were no loans on cash basis nonaccrual. At December 31, 1995, of the $6,745,972 in non-performing loans $2,686,978 were on cash basis nonaccrual with all payments received as agreed. The primary reason for the decrease in non-performing loans was the continued improvement in the overall loan portfolio. As a result of the Federal Deposit Insurance Corporation ("FDIC") examination at December 31, 1993, the Bank and FDIC executed a Memorandum of Understanding ("FDIC Memorandum") dated August 3, 1994.

    Based upon the January 8, 1996, FDIC examination of the Bank as of November 30, 1995, the Bank was formally notified that the FDIC Memorandum dated August 3, 1994, was removed effective May 22, 1996. Subsequent to the removal of the FDIC Memorandum, the Board of Directors of the Bank approved a resolution which required Bank management to maintain certain performance standards. As a result of an examination conducted by the California State Banking Department (the "Department") as of December 31, 1993, the Bank and the Department executed a Memorandum of Understanding which was dated January 31, 1995, which was subsequently terminated June 12, 1996.

    Based upon an examination as of March 31, 1994, by the Federal Reserve Bank of San Francisco ("FRB"), the Company and the FRB executed a Memorandum of Understanding dated October 24, 1994. Following adoption of certain resolutions on November 19, 1996, the FRB terminated the Memorandum of Understanding effective December 3, 1996.

    OTHER OPERATING INCOME

    Other operating income, which includes income derived from service charges on deposit accounts, loan servicing fees and other fees and charges, and gain
(loss) on sale of securities, overall increased slightly to $1,189,483 in 1996, from $1,145,756 in 1995 and $1,131,210 in 1994. Service charges on deposit accounts improved modestly in 1996 over 1995 and 1994. However, the net increase from 1994 to 1995 is primarily a result of gains on sale of securities in 1995 which did not occur in 1994. The Company recorded gain on sale of securities of $18,750 and $54,044 in year ended December 31, 1996 and 1995, respectively, and a loss of $734 in year ended December 31, 1994. Gain (loss) on sale of securities is a result of the sale of securities held in the available for sale category for the purpose of improving liquidity.

    NONINTEREST EXPENSE

    The 1.85% decrease in total noninterest expense in 1996 to $10,180,256 from $10,371,746 at December 31, 1995, is primarily in other real estate expense and other operating expense. Other real estate expense declined in 1996 as a result of the decrease in other real estate which decreased from $516,431 at December 31, 1995 to $328,952 at December 31, 1996. Other operating expense decreased $194,028 to $3,095,603 in 1996 compared to $3,289,631 in 1995 and $3,087,826 in
1994. The Company experienced an increase in other operating expense in 1995 primarily due to a loss of approximately $295,000 which resulted from the settlement of a lawsuit. As a percentage of average total assets, total noninterest expense declined to 5.21% in 1996, compared to 5.72% in 1995 and 5.65% in 1994.

    NET INCOME

    The Company reported net income of $1,196,546 in 1996, or $0.83 per share, compared to $1,238,534, or $0.88 per share, in 1995 and $157,940, or $0.11 per share, in 1994. The share and per share data information has been adjusted for 5% stock dividends issued on April 19, 1996 and October 1, 1994. Supported by an expansion economy, the Company's earnings performance in 1996 was primarily a result of growth in interest earning assets coupled with improved credit quality and decreasing other noninterest expense.

    INCOME TAXES

    In 1996, 1995 and 1994, the Company recorded a tax provision of $683,000, $679,000 and $20,000, respectively.

    ASSET--LIABILITY MANAGEMENT

    The Company relies on asset--liability management to assure adequate liquidity, maintain an appropriate balance between interest sensitive earning assets and interest bearing liabilities, and plan and control asset and liability mixes, volumes, maturities, yields and rates for maximization of interest margins. Liquidity management and interest rate sensitivity management are key factors in asset--liability management. Liquidity management involves the ability to meet expected and potential cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurances that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

    The Company's Asset--Liability Management Committee manages the liquidity position, the parameters of which are approved by the Board of Directors. The liquidity position of the Company is monitored daily and the Company had liquid assets (cash, federal funds sold, securities purchased under agreements to resale, deposits in other financial institutions and investment securities) as a percent of total deposits of 29.4% and 34.4% as of December 31, 1996 and 1995, respectively. The Company's Investment Committee manages the investment portfolio, based upon the Investment Policy which is approved by the Board of Directors.

    The Bank's goal is to maintain federal funds sold at $7 to $10 million dollars on average with minimum daily investments monitored closely. Deposits with other institutions and securities purchased under agreements to resale will be maintained as alternative short-term investment products. Management's intention is to maintain an investment portfolio which contributes an adequate rate of return with minimal market or credit risk.

    Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Harbor Bank intends to maintain interest-earning assets, comprised of both loans and investments, and interest-bearing liabilities, comprised primarily of deposits, maturing or repricing evenly in order to eliminate any impact from interest rate changes. In the event of a change in interest rates, 40.66% of the loan portfolio at December 31, 1996 would immediately reprice, with 14.40% repricing within the next twelve months. 47.7% of the deposit liabilities would reprice immediately or within twelve months, with the remaining 50.7% of deposit liabilities being in noninterest bearing demand accounts.

    CAPITAL RESOURCES

    Management seeks to maintain a level of capital adequate to support anticipated asset growth and credit risks and to ensure that the Company is within established regulatory guidelines and industry standards. The Company's capital plan for 1997 contemplates continued growth in stockholders' equity through the retention of net income. Minimum capital ratios required under the risk-based capital regulations are 4.0% for Tier 1 Capital and 8.0% for Total Capital. As of December 31, 1996, the Company had Tier 1 Capital of 10.33% and Total Capital of 11.58%.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

    Index to Consolidated Financial Statements and Financial Statement Schedules Covered by Report of Independent Public Accountants.

REFERENCE                                                                                 PAGE
--------------------------------------------------------------------------------------  ---------
Report of Ernst & Young, LLP, Auditors................................................         50
Consolidated Balance Sheets at
  December 31, 1996 and 1995..........................................................      51-52
Consolidated Statements of Income for the
  years ended December 31, 1996, 1995 and 1994........................................      53-54
Consolidated Statements of Stockholders'
  Equity for the years ended December 31, 1996,
  1995 and 1994.......................................................................         55
Consolidated Statements of Cash Flows
  for the years ended December 31, 1996
  1995 and 1994.......................................................................      56-57
Notes to Consolidated Financial Statements............................................      58-79

    All schedules are omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule or because the information required is included in the Consolidated Statements or Notes thereto.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Harbor Bancorp

    We have audited the accompanying consolidated balance sheets of Harbor Bancorp and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Harbor Bancorp and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
January 31, 1997

                        HARBOR BANCORP AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                            DECEMBER 31,
                                                                                   ------------------------------
                                                                                        1996            1995
                                                                                   --------------  --------------
                                                     ASSETS
Cash and due from banks..........................................................  $   20,142,839  $   20,964,212
Federal funds sold and securities purchased under resale agreements..............       8,400,000       5,200,000
                                                                                   --------------  --------------
  Cash and cash equivalents......................................................      28,542,839      26,164,212
Time certificates of deposit.....................................................         495,000         495,000
Investment securities:
  Held to maturity (fair value of $6,094,994 in 1996 and $10,190,673 in
    1995)(Notes 1 and 2).........................................................       6,064,736      10,187,147
  Available for sale.............................................................      18,787,633      24,795,506
Loans (Notes 1 and 3)............................................................     143,987,787     130,412,144
  Less allowance for loan losses (Notes 1 and 4).................................       2,737,516       3,003,231
                                                                                   --------------  --------------
    Net loans....................................................................     141,250,271     127,408,913
Bank premises and equipment (Note 1):
  Land...........................................................................         159,000         159,000
  Buildings and improvements.....................................................       4,249,367       4,068,049
  Furniture, fixtures and equipment..............................................       3,571,799       3,427,932
                                                                                   --------------  --------------
                                                                                        7,980,166       7,654,981
  Less accumulated depreciation and amortization.................................       6,131,924       5,726,982
                                                                                   --------------  --------------
                                                                                        1,848,242       1,927,999
Other real estate................................................................         328,952         516,431
Accrued interest receivable......................................................         856,536         997,564
Other assets.....................................................................       1,929,286       2,599,357
                                                                                   --------------  --------------
    Total assets.................................................................  $  200,103,495  $  195,092,129
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Interest bearing (Notes 1 and 5)...............................................  $   90,442,543  $   87,201,532
  Noninterest bearing............................................................      92,988,957      92,003,263
                                                                                   --------------  --------------
    Total deposits...............................................................     183,431,500     179,204,795
Accrued expenses and other liabilities...........................................         972,013       1,330,907
                                                                                   --------------  --------------
    Total liabilities............................................................     184,403,513     180,535,702
Commitments and contingencies (Note 9)...........................................        --              --
Stockholders' equity (Notes 1, 7, and 8):
  Common stock, no par value; 5,000,000 shares authorized; issued and
    out-standing, 1,415,214 shares in 1996 and 1,348,021 shares in 1995                13,963,517      13,257,875
Retained earnings................................................................       1,870,619       1,381,899
  Unrealized losses on securities available for sale, net of tax.................       ( 134,154)        (83,347)
                                                                                   --------------  --------------
    Total stockholders' equity...................................................      15,699,982      14,556,427
                                                                                   --------------  --------------
      Total liabilities and stockholders' equity.................................  $  200,103,495  $  195,092,129
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                See notes to consolidated financial statements.

                        HARBOR BANCORP AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                            YEARS ENDED DECEMBER 31,

                                                                          1996           1995           1994
                                                                      -------------  -------------  -------------
Interest income:
  Interest and fees on loans........................................  $  12,749,764  $  11,502,305  $  10,319,644
  Interest on investment securities.................................      1,397,555      1,760,002      1,010,920
  Other interest....................................................        940,770        835,458        621,999
                                                                      -------------  -------------  -------------
    Total interest income...........................................     15,088,089     14,097,765     11,952,563
Interest expense:
  Interest on deposits..............................................      3,055,081      2,597,912      1,933,993
  Interest on other borrowed funds..................................          3,420         43,733         72,124
                                                                      -------------  -------------  -------------
    Total interest expense..........................................      3,058,501      2,641,645      2,006,117
                                                                      -------------  -------------  -------------
Net interest income.................................................     12,029,588     11,456,120      9,946,446
Provision for loan losses (Notes 1 and 4)...........................      1,159,269        312,596      1,088,000
                                                                      -------------  -------------  -------------
Net interest income after provision for loan losses.................     10,870,319     11,143,524      8,858,446
Other operating income:
  Service charges on deposit accounts...............................        964,664        920,240        905,017
  Loan servicing fees and other fees and charges....................        206,069        171,472        226,927
  Gain (loss) on sale of securities.................................         18,750         54,044           (734)
                                                                      -------------  -------------  -------------
    Total other operating income....................................      1,189,483      1,145,756      1,131,210
Noninterest expense:
  Salaries, wages and employee benefits.............................      3,781,418      3,605,859      3,244,680
  Occupancy expenses................................................      2,177,900      2,152,163      1,969,795
  Equipment expenses................................................        396,256        306,689        331,410
  Data processing expenses..........................................        555,108        630,077        585,606
  Other real estate expenses........................................        173,971        387,327        592,399
  Other operating expenses..........................................      3,095,603      3,289,631      3,087,826
                                                                      -------------  -------------  -------------
    Total noninterest expense.......................................     10,180,256     10,371,746      9,811,716
                                                                      -------------  -------------  -------------
Income before income taxes..........................................      1,879,546      1,917,534        177,940
Income taxes (Notes 1 and 6)........................................        683,000        679,000         20,000
                                                                      -------------  -------------  -------------
  Net income........................................................  $   1,196,546  $   1,238,534  $     157,940
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Weighted average number of common shares and common share
  equivalents.......................................................      1,434,245      1,415,214      1,415,214
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
  Net income per common share (Note 1)..............................  $        0.83  $        0.88  $        0.11
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                See notes to consolidated financial statements.

                        HARBOR BANCORP AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                    UNREALIZED
                                                                                  GAINS (LOSSES)
                                                                                  ON SECURITIES
                                         NUMBER OF                                AVAILABLE FOR
                                          SHARES                      RETAINED     SALE, NET OF
                                        OUTSTANDING  COMMON STOCK     EARNINGS         TAX            TOTAL
                                        -----------  -------------  ------------  --------------  -------------
Balance at January 1, 1994............   1,284,023   $  12,841,888  $    402,733   $   (148,669)  $  13,095,952
Adjustment to beginning balance for
  change in accounting method, net of
  tax.................................      --            --             --              11,175          11,175
5% stock dividend.....................      63,998         415,987      (417,308)       --               (1,321)
Change in unrealized gains (losses) on
  securities available for sale, net
  of tax..............................      --            --             --            (128,816)       (128,816)
Net income............................      --            --             157,940        --              157,940
                                        -----------  -------------  ------------  --------------  -------------
Balance at December 31, 1994..........   1,348,021   $  13,257,875  $    143,365   $   (266,310)  $  13,134,930
Change in unrealized gains (losses) on
  securities available for sale, net
  of tax..............................      --            --             --             182,963         182,963
Net income............................      --            --           1,238,534        --            1,238,534
                                        -----------  -------------  ------------  --------------  -------------
Balance at December 31, 1995..........   1,348,021   $  13,257,875  $  1,381,899   $    (83,347)  $  14,556,427
5% stock dividend.....................      67,193         705,642      (707,826)       --               (2,184)
Change in unrealized gains (losses) on
  securities available for sale, net
  of tax..............................      --            --             --             (50,807)        (50,807)
Net income............................      --            --           1,196,546        --            1,196,546
                                        -----------  -------------  ------------  --------------  -------------
Balance at December 31, 1996..........   1,415,214   $  13,963,517  $  1,870,619   $   (134,154)  $  15,699,982
                                        -----------  -------------  ------------  --------------  -------------
                                        -----------  -------------  ------------  --------------  -------------

                See notes to consolidated financial statements.

                        HARBOR BANCORP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            YEARS ENDED DECEMBER 31,

                                                                        1996            1995            1994
                                                                   --------------  --------------  --------------
Operating activities:
  Net income.....................................................  $    1,196,546  $    1,238,534  $      157,940
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for depreciation and amortization..................         483,609         480,108         539,259
    Provision for loan losses....................................       1,159,269         312,596       1,088,000
    (Gain) loss on sale of investment securities.................         (18,750)        (54,044)            734
    Decrease (increase) in interest receivable...................         141,028         (25,237)          1,542
    (Decrease) increase in interest payable......................          (4,772)         (4,023)         38,649
    Provision for deferred income taxes..........................         210,000           1,000         (10,000)
    Other........................................................         (47,378)       (494,554)       (812,220)
                                                                   --------------  --------------  --------------
      Net cash provided by operating activities..................       3,119,552       1,454,380       1,003,904
Investing activities:
  Investment securities held to maturity:
    Purchases....................................................      (2,212,780)    (16,295,523)     (1,598,633)
    Proceeds from maturities.....................................       6,272,169      15,688,858        --
  Investment securities available for sale:
    Purchases....................................................     (34,905,252)    (34,877,417)    (38,324,772)
    Proceeds from sale...........................................       3,018,750       6,995,550       4,978,000
    Proceeds from maturities.....................................      38,000,000      29,000,000      42,274,008
  Net decrease in short-term securities..........................        --              --               396,000
  Net (increase) decrease in loans...............................     (15,000,627)    (16,095,734)      4,127,171
  Capital expenditures...........................................        (325,185)       (473,184)       (230,240)
  Sales of other real estate.....................................         187,479       2,297,854         770,403
                                                                   --------------  --------------  --------------
    Net cash (used in) provided by investing activities..........      (4,965,446)    (13,759,596)     12,391,937

                        HARBOR BANCORP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            YEARS ENDED DECEMBER 31,

                                                                         1996           1995            1994
                                                                     -------------  -------------  --------------
Financing activities:
  Net increase (decrease) in commercial and other demand deposits,
    savings, money market deposits, and certificates of deposit....      4,226,705     17,092,881     (13,889,647)
Cash dividends and cash paid in lieu of fractional shares..........         (2,184)      --                (1,321)
                                                                     -------------  -------------  --------------
    Net cash provided by (used in) financing activities............      4,224,521     17,092,881     (13,890,968)
    Increase (decrease) in cash and cash equivalents...............      2,378,627      4,787,665        (495,127)
Cash and cash equivalents at beginning of year.....................     26,164,212     21,376,547      21,871,674
                                                                     -------------  -------------  --------------
Cash and cash equivalents at end of year...........................  $  28,542,839  $  26,164,212  $   21,376,547
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------


                                                                         1996           1995            1994
                                                                     -------------  -------------  --------------
Supplemental disclosures of cash flow information:
    Cash paid for:
      Interest.....................................................  $   3,063,273  $   2,645,668  $    1,967,468
      Income taxes.................................................        460,260        700,000         244,211
Supplemental disclosures of noncash transactions:
    Acquisition of real estate acquired through foreclosure........  $   1,597,000  $     725,000  $    1,377,593
    Unrealized (losses) gains on securities available for sale, net
      of tax.......................................................        (50,807)       182,963        (117,641)

                See notes to consolidated financial statements.

                        HARBOR BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include all the accounts of Harbor Bancorp ("Company") and its wholly owned subsidiaries, Harbor Bank ("Bank") and Harbor Bank Properties. All significant intercompany accounts and transactions have been eliminated upon consolidation.

    Certain prior year amounts have been reclassified to conform with the current year's presentation.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Investment securities

    The Company adopted Statement of Financial Accounting Standard No. 115 "Accounting for Certain Investments in Debt and Equity Securities" as of January 1, 1994.

    Investment securities held to maturity are securities which the Company has the positive intent and ability to hold until maturity. Accordingly, these securities are carried at amortized cost. Unrealized holding gains and losses are not recognized in the financial statements until realized or until a decline in fair value below cost is deemed to be other than temporary. Investment securities available for sale include debt securities and mutual funds. These securities are stated at fair value with unrealized holding gains and losses reflected as a separate component of stockholders' equity, net of income taxes. Gains and losses are determined on the specific indentification method. Any decline in the fair value of the investments which is deemed to be other than temporary is charged against current earnings.

LOANS

    Loans receivable that management has the positive intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

    Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

NONACCRUAL LOANS

    Nonaccrual loans are loans on which accrual of interest has been suspended. Interest is suspended on all real estate loans when, in management's judgement, the interest will not be collectible in the normal course of business or when the loan is 90 days or more past due or full collection of principal is not assured. When a loan is placed on nonaccrual, interest accrued is reversed against interest income.

IMPAIRED LOANS

    The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," ("SFAS 114") as amended, effective January 1, 1995. This statement requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective

                        HARBOR BANCORP AND SUBSIDIARIES

                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) interest rates or the fair value of the underlying collateral, and specifies alternative methods for recognizing interest income on loans that are impaired or for which there are credit concerns. For purposes of applying this standard, impaired loans have been defined as all nonaccrual loans. The Company's policy for income recognition was not affected by adoption of the standard. The adoption of SFAS 114 did not have any effect on the total allowance for loan losses or related provision.

ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses represents management's evaluation of the quality of the loan portfolio. The allowance is maintained at a level considered to be adequate for potential loan losses based on management's assessment of various factors affecting the loan portfolio, which includes a review of problem loans and general business conditions. The allowance is increased by the provision for loan losses charged to operations and reduced by loans charged off to the allowance, net of recoveries.

OTHER REAL ESTATE

    Other real estate ("ORE") is stated at the lower of cost or fair market value, net of estimated selling costs.

INCOME TAXES

    Income tax expense is the current and deferred tax consequence, of events that have been recognized in the financial statements, as measured by the provisions of enacted tax law. The Company files consolidated federal and state tax returns with all its subsidiaries.

BANK PREMISES AND EQUIPMENT

    Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets which range from 10 to 30 years for buildings and improvements and 3 to 10 years for furniture, fixtures and equipment.

NET INCOME PER COMMON SHARE

    Net income per common share is based on average shares outstanding during each year plus the net effect of dilutive stock options.

TIME CERTIFICATES OF DEPOSIT

    Time certificates of deposit of $100,000 or more totaled $23,828,595 at December 31, 1996 and $15,278,000 at December 31, 1995.

RESERVE REQUIREMENTS

    The Bank is required to maintain a balance with the Federal Reserve Bank based on a percentage of deposit liabilities. At December 31, 1996, the required balance was $4,653,000.

                        HARBOR BANCORP AND SUBSIDIARIES

                               DECEMBER 31, 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    Cash equivalents include amounts due from banks, federal funds sold and securities purchased under resale agreements. Generally, federal funds are purchased and sold for one-day periods. Securities purchased under resale agreements generally have a contracted term of one day.

FAIR VALUES OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

    Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values. Investment securities: Estimated fair values are based on quoted market prices.

    Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans (e.g., commercial real estate and commercial and industrial loans) are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

    Deposits: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposits approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

2.  INVESTMENT SECURITIES

    The amortized cost and estimated fair values of investment securities held to maturity are as follows:

                                                                   1996
                                           ----------------------------------------------------
                                                            GROSS        GROSS
                                            AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                               COST         GAINS       LOSSES        VALUE
                                           ------------  -----------  -----------  ------------
US Treasury securities and obligations of
  US government corporations and
  agencies...............................  $  5,521,161   $  41,370    $  12,862   $  5,549,669
Obligations of states and political
  subdivisions...........................       543,575       6,533        4,783        545,325
                                           ------------  -----------  -----------  ------------
    Totals...............................  $  6,064,736   $  47,903    $  17,645   $  6,094,994
                                           ------------  -----------  -----------  ------------
                                           ------------  -----------  -----------  ------------

                        HARBOR BANCORP AND SUBSIDIARIES

                               DECEMBER 31, 1996

2.  INVESTMENT SECURITIES (CONTINUED)

                                                                  1995
                                         ------------------------------------------------------
                                                           GROSS        GROSS
                                           AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                             COST          GAINS       LOSSES         VALUE
                                         -------------  -----------  -----------  -------------
US Treasury securities and obligations
  of US government corporations and
  agencies.............................  $   9,848,726   $  46,677    $  43,320   $   9,852,083
Obligations of states and political
  subdivisions.........................        338,421       7,343        7,174         338,590
                                         -------------  -----------  -----------  -------------
    Totals.............................  $  10,187,147   $  54,020    $  50,494   $  10,190,673
                                         -------------  -----------  -----------  -------------
                                         -------------  -----------  -----------  -------------

    The amortized cost and estimated fair value of investment securities held to maturity at December 31, 1996, by contractual maturity, are shown below.

                                                                     AMORTIZED        FAIR
                                                                        COST         VALUE
                                                                    ------------  ------------
Due in one year or less...........................................  $    934,070  $    933,098
Due after one year through five years.............................     2,229,844     2,245,518
Due after five years through ten years............................       414,130       418,319
Due after ten years...............................................     2,486,692     2,498,059
                                                                    ------------  ------------
                                                                    $  6,064,736  $  6,094,994
                                                                    ------------  ------------
                                                                    ------------  ------------

    There were no sales of investment securities held to maturity in 1996, 1995 and 1994.

    The amortized cost and estimated fair values of investment securities available for sale are as follows:

                                                                  1996
                                         ------------------------------------------------------
                                                           GROSS        GROSS
                                           AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                             COST          GAINS       LOSSES         VALUE
                                         -------------  -----------  -----------  -------------
US Treasury securities and obligations
  of US government corporations and
  agencies.............................  $  17,990,897   $  --        $   2,580   $  17,988,317
Mutual funds...........................      1,000,000      --          200,684         799,316
                                         -------------  -----------  -----------  -------------
    Totals.............................  $  18,990,897   $  --        $ 203,264   $  18,787,633
                                         -------------  -----------  -----------  -------------
                                         -------------  -----------  -----------  -------------

                        HARBOR BANCORP AND SUBSIDIARIES

                               DECEMBER 31, 1996

2.  INVESTMENT SECURITIES (CONTINUED)

                                                                  1995
                                         ------------------------------------------------------
                                                           GROSS        GROSS
                                           AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                             COST          GAINS       LOSSES         VALUE
                                         -------------  -----------  -----------  -------------
US Treasury securities and obligations
  of US government corporations and
  agencies.............................  $  23,921,790   $  53,059    $  12,271   $  23,962,578
Mutual funds...........................      1,000,000      --          167,072         832,928
                                         -------------  -----------  -----------  -------------
    Totals.............................  $  24,921,790   $  53,059    $ 179,343   $  24,795,506
                                         -------------  -----------  -----------  -------------
                                         -------------  -----------  -----------  -------------

    The amortized cost and estimated fair value of investment securities available for sale at December 31, 1996, by contractual maturity, are shown below.

                                                                   AMORTIZED        FAIR
                                                                     COST           VALUE
                                                                 -------------  -------------
Due in one year or less........................................  $  17,990,897  $  17,988,317
Due after one year through five years..........................       --             --
Mutual funds...................................................      1,000,000        799,316
                                                                 -------------  -------------
                                                                 $  18,990,897  $  18,787,633
                                                                 -------------  -------------
                                                                 -------------  -------------

    Gross gains of $18,750 were realized on those investment securities available for sale sold in 1996, (taxes related to investment securities available for sale gains in 1996 were $6,948). Gross gains of $54,044 were realized on those investment securities available for sale sold in 1995, (taxes related to investment securities available for sale gains in 1995 were $24,320). Gross losses of $734 were realized on those investment securities available for sale sold in 1994, (taxes related to investment securities available for sale losses in 1994 were $303). Proceeds from the sale of investment securities available for sale were $3,018,750 in 1996, $6,995,550 in 1995 and $4,978,000 in
1994. Maturities of mortgage-backed securities are classified in accordance with the contractual repayment schedules. Expected maturities differ from the contractual maturities reported above because investment security issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

    The Company has pledged certain investment securities with a fair value of $1,459,983 to secure treasury, tax and loan, bankruptcy and public deposits at December 31, 1996.

                        HARBOR BANCORP AND SUBSIDIARIES

                               DECEMBER 31, 1996

3.  LOANS

    The composition of the Company's loan portfolio at December 31, 1996 and 1995 is as follows (rounded to nearest thousand):

                                                                    1996            1995
                                                               --------------  --------------
Commercial...................................................  $   50,523,000  $   51,528,000
Commercial--real estate secured..............................      69,295,000      53,434,000
Real estate--mortgage........................................      17,021,000      16,127,000
Real estate--construction....................................         789,000       3,412,000
Installment..................................................       6,360,000       5,911,000
                                                               --------------  --------------
                                                               $  143,988,000  $  130,412,000
                                                               --------------  --------------
                                                               --------------  --------------

    The majority of loans, excluding installment loans, have variable interest rates related to the prime interest rate. Installment loans have fixed interest rates.

    All of the Company's business is conducted in Southern California, with individuals and small and medium-sized businesses. These relationships are targeted to the geographic area in which management is familiar with real estate and economic trends.

    In the normal course of business, the Company has made loans to directors and employees. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. Loans outstanding to directors and employees at December 31, 1995 totaled approximately $2,519,617. During 1996, new loans of approximately $193,573 were made and principal payments approximating $325,960 were received resulting in a balance outstanding at December 31, 1996 of approximately $2,387,230.

    Loan commitments are made to accommodate the financial needs of the Company's customers. Letters of credit commit the Company to make payments on behalf of customers when certain specified events occur. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company's normal credit policies and review. Collateral is obtained based on management's credit assessment of the borrower. The amount of credit risk is represented by the face amount of the commitments and letters of credit.

    At December 31, 1996, the Company had outstanding commitments to its customers on letters of credit of approximately $1,801,214 and unfunded nonrevolving loan commitments of $1,644,941.

    The recorded investment in loans considered impaired under SFAS 114 was $5,663,729 at December 31, 1996, with a valuation reserve of $895,466 and was $6,745,972 at December 31, 1995 with a valuation reserve of $858,962. For the year ended December 31, 1996, the average recorded investment in impaired loans was approximately $6,923,705 and, for year ended December 31, 1995, the average recorded investment in impaired loans was approximately $4,888,800. Cash basis interest income recognized on those loans during the year was immaterial for 1995 and 1996.

    At December 31, 1996, 1995 and 1994, the Company had $3,782,539, $6,745,972,
and $5,739,511, respectively, of loans which were considered to be nonperforming loans and on which the Company ceased its accrual of interest. Interest income which would have been recognized in 1996, 1995 and 1994 on

                        HARBOR BANCORP AND SUBSIDIARIES

                               DECEMBER 31, 1996

3.  LOANS (CONTINUED)
nonperforming loans was $172,713, $260,264, and $166,308, respectively. At December 31, 1996, approximately 59.19%, or $2,238,829, of nonaccrual loans were part of a single lending relationship. Although income is not being recognized on an accrual or cash basis on the loans within this relationship, the borrower continues to make all payments as agreed on all but 2% of the loans.

4.  ALLOWANCE FOR LOAN LOSSES

    Changes in the allowance for loan losses during each of the three years in the period ended December 31, 1996 are summarized as follows:

                                                        1996           1995          1994
                                                    -------------  ------------  -------------
Balance at beginning of year......................  $   3,003,231  $  3,224,468  $   3,666,823
Provision charged to expense......................      1,159,269       312,596      1,088,000
Recoveries on loans previously charged off........         79,116        18,620         44,031
Loans charged off.................................     (1,504,100)     (552,453)    (1,574,386)
                                                    -------------  ------------  -------------
Balance at end of year............................  $   2,737,516  $  3,003,231  $   3,224,468
                                                    -------------  ------------  -------------
                                                    -------------  ------------  -------------

5.  DEPOSITS

    Deposits consisted of the following at December 31:

                                                                    1996            1995
                                                               --------------  --------------
NOW and money market.........................................  $   42,969,400  $   49,253,838
Savings deposits.............................................      10,696,191      11,514,091
Certificate of deposits......................................      36,776,952      26,433,603
Demand deposit accounts......................................      92,988,957      92,003,263
                                                               --------------  --------------
                                                               $  183,431,500  $  179,204,795
                                                               --------------  --------------
                                                               --------------  --------------

    Accrued interest payable for the following deposit categories at December
31:

                                                                           1996        1995
                                                                        ----------  ----------
NOW and money market..................................................  $    6,161  $   12,849
Savings deposits......................................................      --           1,421
Certificate of deposits...............................................     170,491     167,782
Demand deposit accounts...............................................      --          --
                                                                        ----------  ----------
                                                                        $  176,652  $  182,052
                                                                        ----------  ----------
                                                                        ----------  ----------

                        HARBOR BANCORP AND SUBSIDIARIES

                               DECEMBER 31, 1996

5.  DEPOSITS (CONTINUED)
    At December 31, 1996, the scheduled maturities of certificates of deposits are as follows:

1997..................................    $                           33,763,707
1998..................................                                 2,997,961
1999..................................                                    15,284
2000..................................                      --
2001 and thereafter...................                      --
                                                                    ------------
                                          $                           36,776,952
                                                                    ------------
                                                                    ------------

6.  INCOME TAXES

    The provision (benefit) for income taxes consists of the following:

                                                           FEDERAL       STATE       TOTAL
                                                          ----------  -----------  ----------
1996:
Current.................................................  $  470,000  $     3,000  $  473,000
Deferred................................................     159,000       51,000     210,000
                                                          ----------  -----------  ----------
                                                          $  629,000  $    54,000  $  683,000

1995:
Current.................................................  $  536,000  $   142,000  $  678,000
Deferred................................................     119,000     (118,000)      1,000
                                                          ----------  -----------  ----------
                                                          $  655,000  $    24,000  $  679,000

1994:
Current.................................................  $  105,000  $   (75,000) $   30,000
Deferred................................................     (20,000)      10,000     (10,000)
                                                          ----------  -----------  ----------
                                                          $   85,000  $   (65,000) $   20,000

    The deferred tax expense (benefit) represent the changes in the amounts of temporary differences from January 1 to December 31 of 1996, 1995 and 1994, respectively. The types of temporary differences that give rise to significant portions of the deferred tax at December 31, 1996, 1995 and 1994, include reserves for credit losses, other real estate and fixed assets. The amounts previously reported as the current and deferred portions of income tax expense for 1995 have been revised. Such changes to the components occur because all tax alternatives available to the Company are not known for a number of months subsequent to year end.

                        HARBOR BANCORP AND SUBSIDIARIES

                               DECEMBER 31, 1996

6.  INCOME TAXES (CONTINUED)
    The effective federal income tax rate varies from the statutory rate due to a number of factors including certain interest exclusions for state income tax purposes. A reconciliation of the differences between statutory and effective tax rates follows:

                                                               1996        1995        1994
                                                            ----------  ----------  ----------
Federal income tax based on statutory rate................  $  639,000  $  652,000  $   60,000
State income tax net of federal income tax................      69,000      16,000     (34,000)
Other.....................................................     (25,000)     11,000     ( 6,000)
                                                            ----------  ----------  ----------
                                                            $  683,000  $  679,000  $   20,000
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------

    The tax effects of temporary differences which give rise to significant elements of deferred tax assets and liabilities as of December 31, 1996 and 1995 are detailed below:

                                                                        1996          1995
                                                                    ------------  ------------
Gross deferred assets
  Loan loss reserve...............................................  $    809,000  $    927,000
  Other real estate...............................................        63,000        40,000
  Unrealized securities losses....................................        69,000        43,000
  Fixed assets....................................................        51,000       --
  Other...........................................................        53,000        22,000
                                                                    ------------  ------------
    Total deferred assets.........................................  $  1,045,000  $  1,032,000
Gross deferred liabilities
    Fixed assets..................................................  $    --            (29,000)
                                                                    ------------  ------------
Net deferred tax asset............................................  $  1,045,000  $  1,003,000
                                                                    ------------  ------------
                                                                    ------------  ------------

7.  STOCK OPTIONS

    The Company sponsors a stock option plan covering directors and officers and other key full-time salaried employees. Approximately 90,295 shares have been authorized under the plan, 44,793 of which were available at December 31, 1996 for future grants. Generally, the options become exercisable one year following the date of grant in cumulative equal amounts over five years at which time any options not exercised expire.

    The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of Harbor Bancorp employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                        HARBOR BANCORP AND SUBSIDIARIES

                               DECEMBER 31, 1996

7.  STOCK OPTIONS (CONTINUED)
    The Company's stock option activity and related information for the periods ended December 31, 1996 and December 31, 1995, is summarized below:

                                                                             DECEMBER 31, 1996        DECEMBER 31, 1995
                                                                          ------------------------  ----------------------
                                                                                        WEIGHTED                WEIGHTED
                                                                                         AVERAGE                 AVERAGE
                                                                                        EXERCISE                EXERCISE
                                                                            OPTIONS       PRICE      OPTIONS      PRICE
                                                                          -----------  -----------  ---------  -----------
Outstanding at beginning of period......................................      55,100    $    7.59      41,676   $    7.34
Granted.................................................................      10,000        10.00      25,000        7.90
Exercised...............................................................      --                       --
Forfeited/expired.......................................................      --           --         (11,576)       7.34
5% dividend issued 4/19/96..............................................       3,253       --          --          --
                                                                          -----------               ---------
Outstanding at end of period............................................      68,353    $    7.59      55,100   $    7.59
                                                                          -----------               ---------
                                                                          -----------               ---------
Exercisable at end of period............................................      26,307
                                                                          -----------
                                                                          -----------

    The weighted-average fair value of options granted during 1996 and 1995 were $4.85 and $3.76, respectively.

    Exercise prices for options outstanding as of December 31, 1996, ranged from $6.99 to $9.52. The weighted-average remaining contractual life of these options is 3.08 years.

    The fair value of the options presented above was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, respectively: risk-free interest rates of 6.75% and 6.25%; a volatility factor of the expected market price of Harbor Bancorp stock of .378; and a weighted-average expected option life of 6 years. The pro forma earnings per share disclosure required by SFAS 123 are not shown as the pro forma impact of applying SFAS 123 is insignificant in 1996.

8.  EMPLOYEE STOCK BONUS PLAN

    The Company has an employee stock bonus plan which covers substantially all employees. The Company may make annual contributions, subject to the approval of the Board of Directors. Contributions were $90,000 in 1996, 1995 and 1994.

9.  COMMITMENTS AND CONTINGENCIES

    The Company conducts a portion of its operations in leased facilities under noncancellable operating leases expiring at various dates through 2004, at which time the leases are renewable at the then fair rental value for periods of five to ten years. Total future minimum sublease rentals amount to approximately $445,793 at December 31, 1996.

                        HARBOR BANCORP AND SUBSIDIARIES

                               DECEMBER 31, 1996

9.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The minimum rental commitments for operating leases, excluding sublease income, are approximately as follows:

Year ending December 31:
  1997................................                                 1,764,000
  1998................................                                 1,764,000
  1999................................                                 1,710,000
  2000................................                                 1,580,000
  2001................................                                 1,285,000
Thereafter............................                                 2,365,000
                                                                    ------------
                                          $                           10,468,000
                                                                    ------------
                                                                    ------------

    Rental expense for the three years ended December 31, 1996 consists of the following:

                                                          1996          1995          1994
                                                      ------------  ------------  ------------
Minimum rentals.....................................  $  1,884,000  $  1,791,000  $  1,878,000
Sublease rentals....................................      (298,000)     (259,000)     (333,000)
                                                      ------------  ------------  ------------
                                                      $  1,586,000  $  1,532,000  $  1,545,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    Due to the nature of their business, the Company, the Bank and their subsidiaries are subject to legal actions threatened or filed which arise from the normal course of their business. Management believes that such litigation is incidental to the business of the Company and the Bank and the eventual outcome of all currently pending legal proceedings will not be material to the Company's financial position or results of operations.

10.  REGULATORY CAPITAL

    The Company and its bank subsidiary are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1996, that the Company and the Bank meets all capital adequacy requirements to which it is subject.

                        HARBOR BANCORP AND SUBSIDIARIES

                               DECEMBER 31, 1996

10.  REGULATORY CAPITAL (CONTINUED)

    As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation (the "FDIC") categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain total risk-based, Tier 1 risk-based, Tier 1 Leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

    The Bank's actual capital amounts and ratios are also presented in the table. There was no deduction made from capital for interest-rate risk.

                                                                                                    TO BE WELL
                                                                                                   CAPITALIZED
                                                                                                   UNDER PROMPT
                                                                                                    CORRECTIVE
                                                                             FOR CAPITAL              ACTION
                                                          ACTUAL          ADEQUACY PURPOSES         PROVISIONS
                                                   --------------------  --------------------  --------------------
                                                    AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT      RATIO
                                                   ---------  ---------  ---------  ---------  ---------  ---------
As of December 31, 1996:
Total Capital (to Risk-Weighted Assets):
  Company........................................  $  17,355     11.58%  $  11,986      8.00%  $  14,982     10.00%
  Bank...........................................     17,159     11.35%     12,093      8.00%     15,116     10.00%

Tier 1 Capital (to Risk-Weighted Assets):
  Company........................................  $  15,472     10.33%  $   5,993      4.00%  $   8,989      6.00%
  Bank...........................................     15,270     10.10%      6,046      4.00%      9,070      6.00%

Tier 1 Capital (to Average Assets):
  Company........................................  $  15,472      7.63%  $   8,116      4.00%  $  10,145      5.00%
  Bank...........................................     15,270      7.53%      8,112      4.00%     10,140      5.00%

As of December 31, 1995

Total Capital (to Risk-Weighted Assets):
  Company........................................  $  15,944     11.56%  $  11,029      8.00%  $  13,787     10.00%
  Bank...........................................     15,748     11.55%     10,903      8.00%     13,629     10.00%

Tier 1 Capital (to Risk-Weighted Assets):
  Company........................................  $  14,221     10.31%  $   5,515      4.00%  $   8,272      6.00%
  Bank...........................................     14,044     10.30%      5,452      4.00%      8,357      6.00%

Tier 1 Capital (to Average Assets):
  Company........................................  $  14,221      7.09%  $   8,021      4.00%  $  10,026      5.00%
  Bank...........................................     14,044      7.04%      7,980      4.00%      9,975      5.00%

                        HARBOR BANCORP AND SUBSIDIARIES

                               DECEMBER 31, 1996

11.  CONDENSED FINANCIAL STATEMENTS

    The following are condensed financial statements of Harbor Bancorp (parent only):

                                 BALANCE SHEETS

                                                                         DECEMBER 31,
                                                                 ----------------------------
                                                                     1996           1995
                                                                 -------------  -------------
Assets:
  Cash.........................................................  $      14,392  $      20,437
  Investment in Harbor Bank....................................     15,566,287     14,379,680
  Investment in Harbor Bank Properties.........................         25,227         25,052
  Other assets.................................................         94,076        131,258
                                                                 -------------  -------------
    Total assets...............................................  $  15,699,982  $  14,556,427
                                                                 -------------  -------------
                                                                 -------------  -------------
Stockholders' equity:
  Common stock, no par value...................................  $  13,963,517  $  13,257,875
  Retained earnings............................................      1,736,465      1,298,552
                                                                 -------------  -------------
    Total stockholders' equity.................................  $  15,699,982  $  14,556,427
                                                                 -------------  -------------
                                                                 -------------  -------------

                              INCOME STATEMENTS OF
                            YEARS ENDED DECEMBER 31,

                                                            1996          1995         1994
                                                        ------------  ------------  ----------
Equity in undistributed earnings of subsidiaries......  $  1,237,589  $  1,279,964  $  162,505
  Miscellaneous income................................            61           -0-      14,725
                                                        ------------  ------------  ----------
    Total income......................................  $  1,237,650  $  1,279,964  $  177,230
  Operating expense...................................        41,104        41,430      19,290
                                                        ------------  ------------  ----------
    Net income........................................  $  1,196,546  $  1,238,534  $  157,940
                                                        ------------  ------------  ----------
                                                        ------------  ------------  ----------

                        HARBOR BANCORP AND SUBSIDIARIES

                               DECEMBER 31, 1996

11.  CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                            STATEMENTS OF CASH FLOWS

                                                             YEARS ENDED DECEMBER 31,
                                                     -----------------------------------------
                                                         1996           1995          1994
                                                     -------------  -------------  -----------
Operating activities:
  Net income.......................................  $   1,196,546  $   1,238,534  $   157,940
  Adjustments to reconcile net income to net cash
    used in operating activities:
    Equity in undistributed income of
      subsidiaries.................................     (1,237,589)    (1,279,964)    (162,505)
    Decrease in interest receivable................       --             --                306
    Other assets...................................         37,182         31,140     (109,182)
                                                     -------------  -------------  -----------
      Net cash used in operating activities........         (3,861)       (10,290)    (113,441)
Financing activities:
  Fractional shares................................         (2,184)      --             (1,321)
                                                     -------------  -------------  -----------
      Net cash used in financing activities........         (2,184)      --             (1,321)
Decrease in cash...................................         (6,045)       (10,290)    (114,762)
Cash at beginning of year..........................         20,437         30,727      145,489
                                                     -------------  -------------  -----------
Cash at end of year................................  $      14,392  $      20,437  $    30,727
                                                     -------------  -------------  -----------
                                                     -------------  -------------  -----------

DIVIDEND RESTRICTION

    The Company is dependent to a significant degree on dividends from its subsidiaries. There are statutory and regulatory limitations on the amount of dividends which may be paid to the Company by the Bank. Retained earnings of subsidiaries available for dividends to the Company approximated $2,720,057 at December 31, 1996.

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    Fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value, are reported using quoted market prices. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and in many cases, could not be realized in immediate settlement of the instrument. Fair values for certain financial instruments and all non-financial instruments are not required to be disclosed. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

                        HARBOR BANCORP AND SUBSIDIARIES

                               DECEMBER 31, 1996

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The following is a comparison of the carrying amounts and fair values of financial instruments as of December 31, 1996:

                                                                  CARRYING          FAIR
                                                                   AMOUNT          VALUE
                                                               --------------  --------------
Financial assets:
  Cash and cash equivalents..................................  $   20,142,839  $   20,142,839
  Federal funds sold and securities purchased under resale
    agreements...............................................       8,400,000       8,400,000
  Time certificates of deposit...............................         495,000         495,000
  Investment securities......................................      24,852,369      24,882,627
  Loans, net.................................................     141,250,271     141,198,267

Financial liabilities:
  Noninterest bearing deposits...............................  $   92,988,957  $   92,988,957
  Interest bearing deposits..................................      90,442,543      90,449,761

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    None

                                    PART III

ITEM 10.  DIRECTORS & EXECUTIVE OFFICERS OF THE REGISTRANT

                                   DIRECTORS

    The following table provides certain information as of December 31, 1996, concerning the directors of the Company:

SERVED AS                                            PRESENT PRINCIPAL OCCUPATION DURING      DIRECTOR
NAME(1)                                  AGE                 THE PAST FIVE YEARS                SINCE
-----------------------------------      ---      -----------------------------------------  -----------
James H. Gray......................          59   Chairman of the Board and Chief Executive        1982
                                                   Officer of Harbor Bank, President and
                                                   Director of Harbor Bancorp

John W. Hancock....................          59   President, Bancap Investment Group               1992

Dallas E. Haun.....................          43   President and Chief Operating Officer of         1993
                                                   Harbor Bank and Director of Harbor
                                                   Bancorp

Kermit Q. Jones....................          77   Owner, Treasure Valley Land &                    1982
                                                   Cattle/Dairy Farmer

Robert E. Leslie...................          71   Retired Fire Chief                               1988

Dorothy K. Matteson................          70   Uniform Sales, Retired                           1982

H. E. Nance........................          64   Retired President Nance Travel Services          1988

Malcolm C. Todd, M.D...............          83   Physician/Surgeon, Retired                       1982

James Willingham...................          68   President, Boulevard Buick and Chairman          1982
                                                   of the Board of Harbor Bancorp

Margaret E. Wilson.................          68   Co-Trustee, Wilson Family Trust                  1993

------------------------

(1) All the current directors were appointed to the Board of Directors by the Company's incorporator on June 24, 1982, with the exception of Robert E. Leslie and H. E. Nance who were appointed March 22, 1988, John W. Hancock who was appointed on June 23, 1992, Margaret E. Wilson who was appointed on March 23, 1993, and Dallas E. Haun who was appointed on December 21, 1993.

                               EXECUTIVE OFFICERS

    As of December 31, 1996, the principal Executive Officers of the Company were:

NAME AND OFFICE                                                          AGE         DATE ELECTED
-------------------------------------------------------------------      ---      -------------------
James H. Gray .....................................................          59   March 22, 1983
  President & Chief Executive Officer

Dallas E. Haun ....................................................          43   October 24, 1995
  President & Chief Operating Officer

H. Melissa Lanfre .................................................          45   June 23, 1987
  Vice President & Chief Financial Officer

    All executive officers of the Company are elected by, and serve at the pleasure of, the Board of Directors. Set forth above are the names and offices held by the executive officers of the Company, their respective ages, and the date when each was elected to his/her present position with the Company. A brief account of the business experience of each is set forth below:

    Mr. Gray has been President of Harbor Bank, the major subsidiary of the Company, from July of 1976 to January 1983 and Chairman of Harbor Bank from July of 1976 to present. He currently holds the position of Chairman of the Board and Chief Executive Officer of Harbor Bank and President of Harbor Bancorp.

    Mr. Haun has been with the Company since June 1, 1977 where he served in a variety of capacities with his most recent assignment being Executive Vice President/Branch Administrator. He currently holds the position of President and Chief Operating Officer of Harbor Bank and continues to serve as a voting member of Harbor Bank's Board of Directors.

    Ms. Lanfre' joined the Company on July 13, 1987 and currently holds the position of Vice President and Chief Financial Officer. Prior to joining the Company, she served as Controller and Chief Financial Officer of Sterling Bank from January 1984 until July 1987. Prior to January 1984, Ms. Lanfre' served as Accounting Manager for Foothill Capital Corporation, a commercial finance company.

ITEM 11.  EXECUTIVE COMPENSATION

    The following table sets forth certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and other officer of the Company (determined as of the end of the last fiscal year) whose annual salary and bonus exceeded $100,000 in 1996 (the "Named Executives") for each of the fiscal years ended December 31, 1995, 1994, and 1993.

                    SUMMARY OF CASH AND CERTAIN COMPENSATION
                           SUMMARY COMPENSATION TABLE

           PAYOUTS
                                                                                  LONG TERM COMPENSATION
                                                                 --------------------------------------------------------
                                             ANNUAL COMPENSATION                                         AWARDS
                               -----------------------------------------------                 --------------------------
                                                                      (E)            (F)
-----------------------------                                    -------------  -------------                     (H)
                                             (C)         (D)         OTHER       RESTRICTED         (G)       -----------
             (A)                  (B)     ----------  ---------     ANNUAL          STOCK      -------------     LTIP
-----------------------------  ---------    SALARY      BONUS    COMPEN- SATION   AWARD(S)       OPTIONS/       PAYOUTS
NAME AND PRINCIPAL POSITION      YEAR       ($)(1)     ($)(2)         ($)            ($)          SARS(#)         ($)
-----------------------------  ---------  ----------  ---------  -------------  -------------  -------------  -----------
James H. Gray................       1996  $  150,900  $  60,000          -0-            -0-            -0-           -0-
  Chairman of the Board             1995     148,258     60,000          -0-            -0-            -0-           -0-
  and Chief Executive               1994     125,400     45,000          -0-            -0-            -0-           -0-
  Officer of Harbor
  Bank

Dallas E. Haun...............       1996  $  123,442  $  60,000          -0-            -0-            -0-           -0-
  President and Chief               1995     106,250     50,000          -0-            -0-            -0-           -0-
  Operating Officer                 1994      97,850     40,000          -0-            -0-            -0-           -0-
  of Harbor Bank(4)

Phillip J. Bond(5)...........       1996  $   89,667  $  25,000          -0-            -0-            -0-           -0-

           PAYOUTS

                                   (I)
-----------------------------  -----------
                                ALL OTHER
             (A)                 COMPEN-
-----------------------------    SATION
NAME AND PRINCIPAL POSITION      ($)(3)
-----------------------------  -----------
James H. Gray................   $   8,688
  Chairman of the Board
  and Chief Executive
  Officer of Harbor
  Bank
Dallas E. Haun...............   $   8,880
  President and Chief
  Operating Officer
  of Harbor Bank(4)
Phillip J. Bond(5)...........   $     619

------------------------

(1) Included in this column are salaries paid for services rendered to the Company's subsidiary, Harbor Bank, during 1995 before any salary reduction for contributions to the Company's plan under section

    401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), and salary reductions for contributions for welfare plan coverages under section 125 of the Code.

(2) The bonus amounts are payable pursuant to the Company's senior management compensation plan as approved annually by the Board of Directors. This column includes bonuses accrued in the current year to be paid in subsequent year.

(3) "All Other Compensation" is only required to be reported for 1996. The amount represents the Company's matching contribution for the 401(k) plan and directors fees.

(4) Dallas E. Haun was promoted to the position of Vice President of Harbor Bancorp on May 23, 1995, and was elected as the President and Chief Operating Officer of Harbor Bank on October 24, 1995. On August 22, 1995, the Board of Directors of Harbor Bank approved an Employment Agreement effective September 1, 1995, between Harbor Bank and Dallas Haun that would run to February 22, 1999. The agreement calls for base salary levels and bonus plan participation declared annually by the Board of Directors and is extended for an additional year each succeeding February 28 by mutual agreement.

(5) Phillip J. Bond joined Harbor Bank on September 11, 1995 as Executive Vice President and Chief Credit Officer and by a Letter Agreement with the Board of Directors will be entitled to extra compensation in the amount of $50,000.00 if there is a change in majority ownership of the Bank within 24 months of his employment.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND YEAR-END OPTION/SAR VALUE

                                                                                                 (C)                (D)
                                                                                            --------------  -------------------
                                                                                              NUMBER OF            VALUE
                                                                                             UNEXERCISED      UNEXERCISED IN-
                                                                                             OPTIONS/SARS        THE-MONEY
                                                      (A)                     (B)                 AT          OPTIONS/SARS AT
                                            -----------------------  ---------------------   YEAR-END (#)      YEAR-END ($)
                                              SHARES ACQUIRED ON       VALUE REALIZED(1)     EXERCISABLE/      EXERCISABLE/
NAME                                             EXERCISE (#)                 ($)           UNEXERCISABLE      UNEXERCISABLE
------------------------------------------  -----------------------  ---------------------  --------------  -------------------
James H. Gray.............................               -0-                     -0-           -0-/15,788              -0-
Dallas E. Haun............................               -0-                     -0-           -0-/27,365              -0-

------------------------

(1) There are no in-the-money options.

    Directors of the Company which are considered to be inside directors, or employees of the Company, receive a director's fee of $600 per meeting and all other directors, which are considered to be outside directors, receive a director's fee of $1,000 per meeting. Non-officer directors serving on the Company's weekly Loan Committee receive $150 per meeting.

                     HARBOR BANCORP 1990 STOCK OPTION PLAN

    On 2/22/90, the Company adopted an Employee Stock Option Plan for the purpose of providing an additional means of attracting and retaining competent managerial personnel. The plan provides 90,000 unissued shares of the Company, or approximately 10% of the issued and outstanding shares of the Company to be reserved for issuance to directors, officers and employees of the Company and its subsidiaries. Options granted pursuant to the plan may be non-qualified options or incentive options within the meaning of Section 422A of the Internal Revenue Code.

    The plan will be administered by the Board of Directors of the Company or by a committee appointed from time to time by the Board. The committee or the Board of Directors will determine with respect to the persons who shall participate in the plan and the extent of their participation. The purchase price of stock subject to each option shall be not less than one hundred percent of the fair market value of such stock at the time such option is granted. An employee owning more than ten percent of the total combined voting power of all classes of stock of the Bank may not be granted an option under the plan. The purchase price of any shares exercised shall be paid in full in cash. Options may be granted pursuant to the plan for a term of up to ten years. Each option shall be exercisable according to the determination of the Board or committee.

    Options granted under the plan shall not be transferable by the optionee during the optionee's lifetime. In the event of termination of employment as a result of the optionee's disability or in the event of an employee's death during the exercise period, to the extent the option is exercisable on the date employment terminates or the date the employee dies, the option shall remain exercisable for up to one year (but not beyond the end of the original option term) by the disabled optionee, or in the event of death of the optionee, a non-qualified option shall be exercisable by the person or persons to whom rights under the option shall have passed by will or the laws of descent and distribution.

    If an optionee's employment is terminated, unless termination was by reason of disability or death the optionee shall have the right, for a three-month period after termination, to exercise that portion of the option which was exercisable immediately prior to such termination. In no event may the option be exercised after the end of the original option term.

    In the event of certain changes in the outstanding Common Stock of the Company without receipt of consideration by the Company, such as stock dividends, stock splits, recapitalization, reclassification, reorganization, merger, stock consolidation, or otherwise, appropriate and proportionate adjustments shall be made in the number, kind and exercise price of shares covered by any unexercised or partially unexercised options which were already granted. Optionees will receive prior notice of any pending dissolution or liquidation of the Company, or reorganization, merger or dissolution or liquidation of the Company where the Company is not the surviving corporation or sale of substantially all the assets of the Company, or other form of corporate reorganization in which the Company is not a surviving entity, or the acquisition of stock representing more that 50% of the voting power of the stock of the Company then outstanding ("Terminating Event"). Optionees shall be notified of the Terminating Event, any option not exercised shall terminate, and upon the happening of the Terminating Event, the plan shall terminate, unless some other provision is made in connection with the Terminating Event.

    The Board reserves the right to suspend, amend, or terminate the plan, and, with the consent of the optionee, make such modifications, of the terms and conditions of his or her option as it deems advisable, except that the Board may not, without further approval of a majority of the shares, increase the maximum number of shares covered by the plan, change the minimum option price, increase the maximum term of options under the plan or permit options to be granted to any one other than an officer, employee or director of the Company or its subsidiaries.

                   HARBOR BANK EMPLOYEE STOCK OWNERSHIP PLAN

    On January 1, 1980, Harbor Bancorp established the Harbor Bancorp Employee Stock Ownership Plan for the purpose of enabling employees of Harbor Bancorp to invest in employer stock. The plan covers substantially all employees. The Bank contributes amounts as determined annually by the Company's Board of Directors, but not in excess of the amount allowable as a deduction for federal income tax purposes. The contribution may be in cash, common stock or other property which is acceptable to the Trustee, and shall be invested primarily in common stock, but may be invested in assets other than common stock. Contributions were $90,000 in 1996, 1995 and 1994. In absence of an active Employee Stock Ownership Plan Committee, the trustee of the Plan has full authority as to the investment of the Plan's assets.

    Each employee of the Bank over 21 years of age becomes a participant of the Plan when he completes one year of service. A new vesting schedule was adopted which was effective January 1, 1989. Participants vest at the rate of ten percent per year of service until the fifth year of service when vesting is at 60% in the fifth year, 80% in the sixth year and fully (100%) vested after 7 years of service. A year of service is a time period of no more than twelve months in which an employee has a least 1,000 hours of service commencing on the anniversary date of employment.

    A separate account is maintained for each participant which is adjusted annually for Bank contributions, income, gains and losses of the Plan and reallocation of forfeitures.

    Upon the earliest of retirement at age 65, death or disability, the balance of the separate account is paid to the participant or his beneficiary in company common stock or in cash or a combination of common stock and cash (by his election). If termination of employment occurs before retirement, death or disability, the vested balance in the separate account is distributed to the participant in the same manner if the vested balance exceeds $3,500.00. If the vested balance does not exceed $3,500.00, the participant's election as to the form of distribution is not required.

    For the purpose of allocating Bank contributions and forfeitures, each participant is credited on a pro rata basis determined by the proportion that each eligible participant's compensation for the year bears to the total compensation of all participants. Annual additions to a participant account are limited to twenty-five percent (25%) of the participant's compensation, or $30,000, whichever is less. Participants are included in the allocation of forfeitures after one year.

    The annual allocation of the income, gains and losses of the Plan is on a pro rata basis determined by the proportion that each participant's dollar value of interest in the Plan bears to the total dollar value interest of all participants at the beginning of the year.

    While the Company has not expressed any intent to terminate the Plan, it has the right to do so at any time. In the event of termination, each participant's interest automatically becomes fully vested to the extent of the balance in his separate account.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information about those stockholders who are known to the Company to be beneficial owners of more than 5% of the Common Stock as of December 31, 1996:

                                                                AMOUNT AND NATURE OF    PERCENT
NAME & ADDRESS OF BENEFICIAL OWNER                              BENEFICIAL OWNERSHIP   OF CLASS
--------------------------------------------------------------  --------------------  -----------
James H. Gray ................................................          120,441             8.51%
  11 Golden Shore, Suite 600
  Long Beach, CA 90802

Harbor Bank Employee Stock Ownership Plan ....................          120,649             8.53%
  11 Golden Shore, Suite 600
  Long Beach, CA 90802

James A. Willingham ..........................................           81,524             5.76%
  1881 Long Beach Boulevard
  Long Beach, CA 90806

    The following table sets forth, as of December 31, 1996, the number and percentage of shares of the Company's Common Stock, the only class outstanding equity securities of the Company, beneficially owned by each of the Company's directors, and the directors and current executive officers of the Company, as a group:

                                                                AMOUNT AND NATURE OF  PERCENT OF
NAME                                                            BENEFICIAL OWNERSHIP     CLASS
--------------------------------------------------------------  --------------------  -----------
James H. Gray.................................................          120,441             8.51%

John W. Hancock...............................................            4,377              .31%

Dallas E. Haun................................................           44,626             3.15%

Kermit Q. Jones...............................................           55,590             3.93%

Robert E. Leslie..............................................              837              .06%

Dorothy K. Matteson...........................................           38,741             2.74%

H. E. Nance...................................................           10,828              .77%

Malcolm C. Todd...............................................           48,145             3.40%

James A. Willingham...........................................           81,524             5.76%

Margaret E. Wilson............................................           51,804             3.66%

All executive officers as a group.............................          456,913            32.29%

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Some of the directors, officers and principal shareholders of the Company and their associates were customers of, and had banking transactions with, the Company's subsidiary, Harbor Bank, in the ordinary course of the Bank's business during 1993 and the Bank expects to have such transactions in the future. All loans and commitments to loan included in such transactions were made in compliance with the applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness, and in the opinion of the Bank, did not involve more than a normal risk of collectibility or present other unfavorable features.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a) Financial statements and financial statement schedules and exhibits:

    (1) and (2) Financial statements and financial statement schedules: See "Item 8. Financial Statements and Supplementary Data."

    (3) Exhibits:

        27--FINANCIAL DATA SCHEDULE

(b) Reports on Form 8-k:

        None

                                   SIGNATURES

    Pursuant to the requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                                    HARBOR BANCORP

                                                     By:
DATED:  March 26, 1997

                                                                                  /s/ JAMES H. GRAY

DATED:  March 26, 1997                                           ----------------------------------------------------

                                                                               James H. Gray, President


    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                                                       PRINCIPAL EXECUTIVE OFFICER AND DIRECTOR

                                                     By:
DATED:  March 26, 1997

                                                     By:
DATED:  March 26, 1997

                                                                                  /s/ JAMES H. GRAY

DATED:  March 26, 1997                                           ----------------------------------------------------

                                                                 James H. Gray, President and Chief Executive Officer

                                                                      PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER

                                                                                /s/ H. MELISSA LANFRE

                                                                 ----------------------------------------------------

DATED:  March 26, 1997                                                            H. Melissa Lanfre

                                                                      Vice President and Chief Financial Officer


                                                                      DIRECTORS:

                                      By:                          /s/ JAMES H. GRAY
DATED:  March 26, 1997                           ----------------------------------------------------
                                                                James H. Gray, Director

                                      By:                         /s/ JOHN W. HANCOCK
DATED:  March 26, 1997                           ----------------------------------------------------
                                                               John W. Hancock, Director

                                      By:                         /s/ DALLAS E. HAUN
DATED:  March 26, 1997                           ----------------------------------------------------
                                                               Dallas E. Haun, Director

                                      By:                         /s/ KERMIT Q. JONES
DATED:  March 26, 1997                           ----------------------------------------------------
                                                               Kermit Q. Jones, Director

                                      By:                        /s/ ROBERT E. LESLIE
DATED:  March 26, 1997                           ----------------------------------------------------
                                                              Robert E. Leslie, Director

                                      By:                       /s/ DOROTHY K. MATTESON
DATED:  March 26, 1997                           ----------------------------------------------------
                                                             Dorothy K. Matteson, Director

                                      By:                           /s/ H. E. NANCE
DATED:  March 26, 1997                           ----------------------------------------------------
                                                                 H. E. Nance, Director

                                      By:                         /s/ MALCOLM C. TODD
DATED:  March 26, 1997                           ----------------------------------------------------
                                                               Malcolm C. Todd, Director

                                      By:                       /s/ JAMES A. WILLINGHAM
DATED:  March 26, 1997                           ----------------------------------------------------
                                                             James A. Willingham, Director

                                      By:                       /s/ MARGARET E. WILSON
DATED:  March 26, 1997                           ----------------------------------------------------
                                                             Margaret E. Wilson, Director

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   APPENDIX F

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                  FORM 10-QSB

/X/        QUARTERLY REPORT PURSUANT SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                 FOR QUARTER ENDED JUNE 30, 1997

/ /        TRANSITION REPORT PURSUANT SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        FOR THE TRANSITIONS PERIOD FROM            TO

                         Commission file number 2-79912

                            ------------------------

                                 HARBOR BANCORP

       (Exact name of small business issuer as specified in its charter)

             CALIFORNIA                  95-3764395
                                      (I.R.S. Employer
  (State or other jurisdiction of      Identification
   incorporation or organization)           No.)

  11 GOLDEN SHORE, LONG BEACH, CA           90802
  (Address of principal executive
              offices)

                          (Issuer's telephone number)

                                 (562) 491-1111

                                 NOT APPLICABLE

              (Former name, former address and former fiscal year,
                         if changed since last report.)

    Check whether the issuer (1) has filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter periods that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

    Check whether the registrant has filed all documents and reports required to be filed by Sections 12, 13 or 15(d) of the Securities Exchange Act of 1934 after the distribution of securities under a plan confirmed by a court.
  Yes / /  No / /  Other N/A

    State the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practical date. Common stock, no par value--1,415,214 shares as of June 30, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        HARBOR BANCORP AND SUBSIDIARIES
                                     INDEX

PART I.     FINANCIAL INFORMATION

ITEM 1.     Financial Statements (Unaudited)

            Condensed consolidated balance sheets--June 30, 1997 and December
              31, 1996

            Condensed consolidated statements of income--three months ended June
              30, 1997 and 1996; and six months ended June 30, 1997 and 1996 Condensed consolidated statements of cash flows six months ended June 30, 1997 and 1996

            Notes to condensed consolidated financial statements--June 30, 1997

ITEM 2.     Management's Discussion and Analysis of Financial Condition and
              Results of Operations

PART II.    OTHER INFORMATION

ITEM 1.     Legal Proceedings

ITEM 2.     Changes in Securities

ITEM 3.     Defaults Upon Service Securities

ITEM 4.     Submission of Matter to a Vote of Security Holders

ITEM 5.     Other Information

ITEM 6.     Exhibits and Reports on Form 8-K

PART III.   SIGNATURES

ITEM I:  FINANCIAL INFORMATION

                        HARBOR BANCORP AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                                     DECEMBER 31,
                                                                                                         1996
                                                                                                     ------------
                                                                                         JUNE 30,
                                                                                           1997
                                                                                        -----------
                                                                                        (UNAUDITED)
                                                                                             (000'S OMITTED)
                                                     ASSETS
Cash and due from banks...............................................................   $  20,083    $   20,143
Federal funds sold and securities purchased under resale agreements...................      30,500         8,400
                                                                                        -----------  ------------
  Cash and cash equivalents...........................................................      50,583        28,543
Time certificates of deposit..........................................................         495           495
Investment securities:
Held to maturity(market value of $5,466,784 in 1997 and $6,094,994 in 1996)...........       5,428         6,065
Available for sale....................................................................       5,791        18,788
Loans.................................................................................     148,671       143,988
  Less allowance for loan losses......................................................       2,829         2,738
                                                                                        -----------  ------------
    Net loans.........................................................................     145,842       141,250

Bank premises and equipment:
  Land................................................................................         159           159
  Buildings and improvements..........................................................       4,271         4,249
  Furniture, fixtures and equipment...................................................       3,664         3,572
                                                                                        -----------  ------------
                                                                                             8,094         7,980
  Less accumulated depreciation and amortization......................................       6,311         6,132
                                                                                        -----------  ------------
                                                                                             1,783         1,848

Other real estate.....................................................................         549           329
Accrued interest receivable...........................................................         864           856
Other assets..........................................................................       1,518         1,929
                                                                                        -----------  ------------
    Total assets......................................................................   $ 212,853    $  200,103
                                                                                        -----------  ------------
                                                                                        -----------  ------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Interest bearing....................................................................   $ 104,818    $   90,442
  Noninterest bearing.................................................................      90,585        92,989
                                                                                        -----------  ------------
    Total deposits....................................................................     195,403       183,431

Accrued expenses and other liabilities................................................       1,151           972
                                                                                        -----------  ------------
    Total liabilities.................................................................     196,554       184,403

Stockholders' equity:
  Common stock, no par value; 5,000,000 shares authorized; issued and outstanding,
    1,415,214 shares in 1997 and 1996.................................................      13,963        13,963
  Retained earnings...................................................................       2,471         1,871
  Unrealized losses on securities available for sale, net of tax......................        (135)         (134)
                                                                                        -----------  ------------
    Total stockholders' equity........................................................      16,299        15,700
                                                                                        -----------  ------------
    Total liabilities and stockholders' equity........................................   $ 212,853    $  200,103
                                                                                        -----------  ------------
                                                                                        -----------  ------------

           See notes to unaudited consolidated financial statements.

                        HARBOR BANCORP AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED           THREE MONTHS ENDED
                                                                    JUNE 30,                    JUNE 30,
                                                           --------------------------  --------------------------
                                                               1997          1996          1997          1996
                                                           ------------  ------------  ------------  ------------
                                                                   (000'S OMITTED, EXCEPT PER SHARE DATA)
Interest income:
  Interest and fees on loans.............................  $      6,901  $      6,099  $      3,545  $      3,074
  Interest on U.S. government and agency obligations.....           315           758           154           354
  Interest on obligations of states and political
    subdivisions.........................................            11             7             5             4
  Interest on other investments..........................            40            41            20            20
  Interest on federal funds sold and securities purchased
    under agreements to resale...........................           502           387           296           242
                                                           ------------  ------------  ------------  ------------
    Total interest income................................         7,769         7,292         4,020         3,694

Interest expense:
  Interest on deposits...................................         1,588         1,409           833           753
  Interest on borrowed funds.............................       --                  4       --            --
                                                           ------------  ------------  ------------  ------------
    Total interest expense...............................         1,588         1,413           833           753

Net interest income......................................         6,181         5,879         3,187         2,941

Provision for loan losses................................           435           444           285           248

Net interest income after provision for loan losses......         5,746         5,435         2,902         2,693
Other operating income:
  Service charges on deposit accounts....................           466           486           245           226
  Loan servicing fees and other fees and charges.........            99           112            48            78
                                                           ------------  ------------  ------------  ------------
    Total other operating income.........................           565           598           293           304

Noninterest expense:
  Salaries, wages and employee benefits..................         1,912         1,852           925           961
  Occupancy expenses.....................................         1,069         1,100           531           559
  Equipment expenses.....................................           160           207            78           101
  Data processing expenses...............................           266           300           133           147
  Other operating expenses...............................         1,660         1,834           876           841
                                                           ------------  ------------  ------------  ------------
    Total noninterest expense............................         5,067         5,293         2,543         2,609
                                                           ------------  ------------  ------------  ------------
Income before taxes based on income......................         1,244           740           652           388
Provision for taxes based on income......................           467           279           251           154
                                                           ------------  ------------  ------------  ------------
Net income...............................................  $        777  $        461  $        401  $        234
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Weighted average number of common shares and common share
  equivalents............................................     1,448,725     1,448,725     1,448,725     1,448,725
Earnings per share.......................................  $       0.54  $       0.32  $       0.28  $       0.16
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

           See notes to unaudited consolidated financial statements.

                        HARBOR BANCORP AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                            SIX MONTHS ENDED
                                                                                                JUNE 30,
                                                                                       --------------------------
                                                                                           1997          1996
                                                                                       ------------  ------------
                                                                                            (000'S OMITTED)
Operating activities:
  Net income.........................................................................   $      777    $      461
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for depreciation and amortization......................................          219           244
    Provision for loan losses........................................................          435           444
    Increase in interest receivable..................................................           (8)         (157)
    Increase in interest payable.....................................................           23            32
    Other............................................................................          528           438
                                                                                       ------------  ------------
      Net cash provided by operating activities......................................   $    1,974    $    1,462

Investing activities:
  Proceeds from maturities, sales and calls of investment securities.................       18,624        16,504
  Purchases of investment securities.................................................       (4,991)       (5,000)
  Net increase in loans..............................................................       (5,027)       (3,023)
  Capital expenditures...............................................................         (114)         (226)
  Other real estate..................................................................         (221)       (1,097)
                                                                                       ------------  ------------
      Net cash provided by investing activities......................................   $    8,271    $    7,158

Financing activities:
  Net increase in commercial and other demand deposits, savings and money market
    deposits and certificates of deposit.............................................   $   11,972    $    3,400
  Cash dividends paid................................................................         (177)       --
                                                                                       ------------  ------------
      Net cash provided by financing activities......................................   $   11,795    $    3,400

    Increase in cash and cash equivalents............................................       22,040        12,020

Cash and cash equivalents at beginning of period.....................................       28,543        26,164
                                                                                       ------------  ------------
Cash and cash equivalents at end of period...........................................   $   50,583    $   38,184
                                                                                       ------------  ------------
                                                                                       ------------  ------------

           See notes to unaudited consolidated financial statements.

                        HARBOR BANCORP AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)
                                 JUNE 30, 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

    Certain reclassifications have been made in the 1996 financial statements to conform to the presentations used in 1997.

    The balance sheet on December 31, 1996 has been derived from the audited financial statements at that date. The accompanying notes are an integral part of these financial statements.

PRINCIPLES OF CONSOLIDATION

    Harbor Bancorp (the "Company") was formed on July 23, 1982. The unaudited condensed consolidated financial statements include all the accounts of the Company and its wholly-owned subsidiaries, Harbor Bank and Harbor Bank Properties. All intercompany accounts and transactions have been eliminated. Investment securities

    The Company adopted Statement of Financial Accounting Standard No. 115 "Accounting for Certain Investments in Debt and Equity Securities" as of January 1, 1994.

    Investment securities held to maturity are securities which the Company has the positive intent and ability to hold until maturity. Accordingly, these securities are carried at amortized cost. Unrealized holding gains and losses are not recognized in the financial statements until realized or until a decline in fair value below cost is deemed to be other than temporary. Investment securities available for sale include debt securities and mutual funds. These securities are stated at fair value with unrealized holding gains and losses reflected as a separate component of stockholders' equity, net of income taxes. Gains and losses are determined on the specific identification method. Any decline in the fair value of the investments which is deemed to be other than temporary is charged against current earnings.

IMPAIRED LOANS

    The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended, effective January 1, 1995. This statement requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rates or the fair value of the underlying collateral, and specifies alternative methods for which there are credit concerns. For purposes of applying this standard, impaired loans have been defined as all non-accrual loans. The Company's policy for income recognition was not affected by adoption of the standard. The adoption of SFAS No. 114 did not have any effect on the total reserve for credit losses or related provision.

                        HARBOR BANCORP AND SUBSIDIARIES

                                  (UNAUDITED)
                                 JUNE 30, 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses represents management's evaluation of the quality of the loan portfolio. The allowance is maintained at a level considered to be adequate for potential loan losses based on management's assessment of various factors affecting the loan portfolio, which includes a review of problem loans, business conditions and the overall quality of the loan portfolio. The allowance is increased by the provision for loan losses charged to operations and reduced by loans charged off to the allowance, net of recoveries. Other Real Estate

    Other real estate ("ORE") is stated at the lower of cost or fair market value, net of estimated selling costs.

INCOME TAXES

    Income tax expense is the current and deferred tax consequence, of events that have been recognized in the financial statements, as measured by the provisions of enacted tax law.

BANK PREMISES AND EQUIPMENT

    Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets which range from 10 to 30 years for buildings and improvement and 3 to 10 years for furniture, fixtures and equipment.

EARNINGS PER SHARE

    Earnings per share was computed by dividing net income by the weighted average number of common stock and common stock equivalents (stock options) outstanding during each period. The number of shares used in the per share calculations for the periods ended June 30, 1997 and 1996 was 1,448,725.

    In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share", which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact for the second quarter ended June 30, 1997 and June 30, 1996 is $0.01 and $0.01 per share, respectively.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Harbor Bancorp's ("Company") performance during the first six months of 1997 shows improvement which is supported by overall improvement in the local and national economic environment. The purpose of the following discussion is to focus on the above mentioned performance and other information about the Company's financial condition and results of operations which is not otherwise apparent from the consolidated financial statements included in this quarterly report. Reference should be made to those statements and the condensed financial data presented herein for an understanding of the following discussion and analysis.

                        HARBOR BANCORP AND SUBSIDIARIES

                                  (UNAUDITED)
                                 JUNE 30, 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
FINANCIAL CONDITION

    During the first six months of 1997, the Company experienced a net increase in liquid assets. Cash and cash equivalents increased $22,040,000, or 77.22%, from $28,543,000 at December 31, 1996 to $50,583,000 at June 30, 1997.
Investment securities declined $13,634,000, or 54.86%, from $24,853,000 at December 31, 1996 to $11,219,000 at June 30, 1997. This net increase in liquid assets is primarily a result of maintaining liquidity in the form of short term and overnight investments in anticipation of growth in loan volume in the remainder of 1997. During the second quarter of 1997, loan volume increased with loans at $148,671,000 at June 30, 1997 compared to loans at $143,988,000 at December 31, 1996. Loans increased $4,683,000, or 3.25%, as a result of the Company's decision to maintain a conservative posture with respect to lending in view of the current economic condition. Total assets of the Company increased from $200,103,000 at December 31, 1996 to $212,853,000 at June 30, 1997. This
increase of $12,750,000, or 6.37%, in total assets occurred primarily in cash and cash equivalents.

    Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". As of June 30, 1997, the bank had $5,428,000 in securities classified as held to maturity and $5,791,000 in securities classified as available for sale.

    Substantially all of the Company's deposits are local, core deposits. The Company does not have any out-of-area brokered deposits included in the deposit base. Total deposits increased $11,972,000, or 6.52%, for the first six months of 1997. This is a result of an increase in interest bearing deposits which increased $14,376,000, or 15.9%, from $90,442,000 at December 31, 1996 to
$104,818,000 at June 30, 1997. This increase in interest bearing deposits is primarily the result of an increase of approximately $8,900,000 in short-term certificate of deposit for a single customer relationship. In addition, there was a decrease of noninterest bearing deposits of $2,404,000, or 2.59%, from $92,989,000 at December 31, 1996 to $90,585,000 at June 30, 1997.

    As a result of the Federal Deposit Insurance Corporation ("the FDIC") examination at December 31, 1993, the Bank and the Federal Deposit Insurance Corporation executed a Memorandum of Understanding ("FDIC Memorandum") dated August 3, 1994.

    As a result of an examination conducted by the FDIC as of January 8, 1996, the FDIC determined the Bank was in compliance with the terms of the FDIC Memorandum, and the FDIC removed the FDIC Memorandum on May 22, 1996. On January 3, 1995, the Bank and the Superintendent executed a Memorandum of Understanding ("Superintendent's Memorandum) as a result of an examination at December 31, 1993.

    As a result of a request made by the Board of Directors of Harbor Bank on May 28, 1996, the Superintendent determined that the Bank was in compliance with the terms of the Superintendent's Memorandum, and the Superintendent removed the Superintendent's Memorandum on June 12, 1996.

    As a result of an examination conducted by the Federal Reserve Bank of San Francisco ("FRB") as of March 31, 1994, the Company and the FRB executed a memorandum of Understanding (the "FRB Memorandum") dated October 25, 1994. Based on the Company's overall improved financial condition

                        HARBOR BANCORP AND SUBSIDIARIES

                                  (UNAUDITED)
                                 JUNE 30, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) and the adoption of certain resolutions by the Company's Board of Directors, the FRB terminated the FRB Memorandum effective December 3, 1996.

LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT

    The primary functions of asset/liability management are to assure adequate liquidity and maintain an appropriate balance between interest sensitive earning assets and interest bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers who may need assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

    Historically, the overall liquidity of the Company has been enhanced by a significant aggregate amount of core deposits. As described in the analysis of financial condition, the Bank has not relied on large-denomination time deposits.

    To meet short-term liquidity needs, the Bank has maintained adequate balances in federal funds sold, certificates of deposits with other financial institutions and investment securities having maturities of five years or less. Liquid assets (cash, federal funds sold and securities purchased under agreements to resale, deposits in other financial institutions and investment securities) as a percent of total deposits, are 31.88% and 29.38% as of June 30, 1997 and December 31, 1996, respectively.

    The Bank's goal is to maintain federal funds sold at $7 to $10 million dollars on an average with minimum daily investments monitored closely. However, as part of management's liquidity plan for the second quarter of 1997, federal funds sold was maintained at higher than normal levels in anticipation of loan funding and to maximize yield on short-term investments due to the shape of the current yield curve. Deposits with other institutions and securities purchased under agreements to resale will be maintained as alternative short-term investment products.

    Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Harbor Bank intends to maintain interest-earning assets, comprised primarily of both loans and investments, and interest-bearing liabilities, comprised primarily of deposits, maturing or repricing evenly in order to eliminate any impact from interest rate changes. In this way, both assets and liabilities can be substantially repriced simultaneously with interest rate changes.

    The impact of inflation on a financial institution differs significantly from that exerted on an industrial concern, primarily because its assets and liabilities consist primarily of monetary items. The relatively low proportion of the Company's fixed assets to total assets reduces both the potential of inflated earnings resulting from understated depreciation charges and the potential of significant understatement of absolute asset values. However, inflation does have a considerable indirect impact on banks, including increased loan demand, as it becomes necessary for producers and consumers to acquire additional funds to maintain the same levels of production, consumption and new investments. Inflation also frequently results in high interest rates which can affect both yields on earning assets and rates paid on deposits and other interest-bearing liabilities. The Company monitors inflation rates to insure that ongoing programs are compatible with fluctuations in inflation and resultant changes in interest rates.

                        HARBOR BANCORP AND SUBSIDIARIES

                                  (UNAUDITED)
                                 JUNE 30, 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
RESULTS OF OPERATIONS

    The Company reported net income of $777,000, or $0.54 per share, for the six months ended June 30, 1997, compared to net income of $461,000, or $0.32 per share, for the same period in 1996.

    Net interest income is an effective measurement of how well Management has balanced the Company's interest rate sensitive assets and liabilities as well as optimizing the allocation of resources.

    Net interest income of $6,181,000 for the six months ended June 30, 1997, reflects an increase of $302,000 or 5.14%, from $5,879,000 for the same period of 1996. Rising interest rates and net earning assets, which increased from $177,736,000 at December 31, 1996 to $190,885,000 at June 30, 1997, are the
primary reason for the improvement in net interest income.

    The Company recorded $435,000 in provision for loan losses during the first six months of 1997 compared to $444,000 for the six months ended June 30, 1996. The decrease in the provision for possible loan losses, despite an increase in loan volume, is a result of the overall improvement of the quality of the loan portfolio and anticipated decline in other real estate.

    During the first six months of 1997, the Company maintained a strict focus on controlling noninterest expense. The focus on noninterest expense control began with a corporate commitment in 1989 and, today, continues to be emphasized and enforced. As a result of this continued effort, total noninterest expense categories of salaries, wages and employee benefits, occupancy expense, equipment expense, data processing expense and other operating expense, decreased $226,000 or 4.30%, during the six months ended June 30, 1997 over the same period in 1996.

RISK ELEMENTS

    The policy of Harbor Bank is that all loans that are past due for ninety
(90) days must be placed on non-accrual status. At June 30, 1997, loans on non-accrual status were $3,210,000, or 2.16% of total loans, compared to $3,783,000, or 2.63%, at December 31, 1996. Accruing loans which are contractually past due ninety (90) days or more were $29,000 at June 30, 1997 compared to $170,000 at December 31, 1996.

    At June 30, 1997, the Company was not aware of information regarding performing loans which would cause them to have serious doubts as to the ability of the borrowers to comply with loan repayment terms, nor are they aware of any trends which might have a material impact on future operating results.

CAPITAL RESOURCES

    Management seeks to maintain a level of capital adequate to support anticipated asset growth and credit risks and to ensure that the Company is within established regulatory guidelines and industry standards. In 1996, stockholders' equity increased $1,143,192 due to retention of the Company's 1996 net income. The Company's capital plan for 1997 contemplates continued growth in stockholders' equity through the retention of net income. Minimum capital ratios required under the final 1994 risk-based capital regulations are 6.0% for Tier 1 Capital and 8.0% for Total Capital. At December 31, 1996 the Company had Tier 1 Capital of 10.33% and Total Capital of 11.58% and at June 30, 1997 the company had Tier 1 Capital of 10.62% and Total Capital of 11.87%.

                        HARBOR BANCORP AND SUBSIDIARIES

PART II.  OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

    Except as noted below, due to the nature of their business, the Company, the Bank, and their subsidiaries are subject to legal actions threatened or filed which arise from the normal course of their business. Management believes that such litigation is incidental to the business of the Company and the Bank and the eventual outcome of all currently pending legal proceedings against the Bank will not be material to the Company's or the Bank's financial position or results of operations.

    The Bank has been named in a litigation matter between the State of California Department of Insurance and a certified public accounting firm concerning the public accounting firm's audit of a failed insurance company. At December 31, 1996, the Bank believed it had meritorious defenses, that it was covered by comprehensive general liability insurance and had accrued no liability for the matter. During the first quarter of 1997, the Bank was notified by its insurance carrier that it has presently declined insurance for this matter. No estimate can be made of the range of loss that is reasonably possible and no accrual has been made as of the date of this filing.

ITEM 2.  CHANGES IN SECURITIES
       None

ITEM 3.  DEFAULTS UPON SERVICE SECURITIES
       None

ITEM 4.  SUBMISSION OF MATTER TO A VOTE OF SECURITY HOLDERS
       None

ITEM 5.  OTHER INFORMATION
       None

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K
       Exhibit 27--Financial Data Schedule

PART III.                               SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                                HARBOR BANCORP

                                                              /s/ DALLAS E. HAUN
                                                ---------------------------------------------
Dated:  August 12, 1997                                         Dallas E. Haun
                                                                Vice President

                                                              /s/ MELISSA LANFRE
                                                ---------------------------------------------
Dated:  August 12, 1997                                         Melissa Lanfre
                                                             Vice President & CFO

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware Code authorizes City National to indemnify directors and officers in certain circumstances against liabilities, including expenses, incurred while acting in such capacities; provided, generally, that any such indemnified director or officer acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The City National By-laws provide for the indemnification of directors and officers to the maximum extent permitted by the Delaware Code.

    In addition, the City National Certificate provides that City National shall eliminate the personal liability of its directors to the fullest extent permitted by the Delaware Code, and City National has entered into indemnification agreements with certain of its directors providing for additional indemnification. City National has policies of directors' and officers' liability insurance which insure directors and officers against the cost of defense, settlement, or payment of a judgment under certain circumstances.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS. The following exhibits are filed as part of this Registration Statement or are incorporated herein by reference.

NUMBER EXHIBIT
------ --------------------------------------------------------------------------
  4.1  Certificate of Incorporation (incorporated by reference to City National's
         Registration Statement on Form S-4 (333-16197) filed on November 15,
         1996).

  4.2  Bylaws (incorporated by reference to City National's Annual Report on Form
         10-K for the year ended December 31, 1994).

 5*    Opinion of Richard H. Sheehan, Jr., Senior Vice President and General
         Counsel of Registrant

 8*    Tax Opinion of Munger, Tolles & Olson LLP

 23.1  Consent of KPMG Peat Marwick LLP

 23.2* Consent of Mr. Sheehan (included within Exhibit 5)

 23.3  Consent of Ernst & Young LLP

 23.4* Consent of Munger, Tolles & Olson LLP (included within Exhibit 8)

24*    Power of Attorney

 99.1  Form of Letter of Transmittal and Instructions

 99.2  Form of Proxy

------------------------

 *  Previously filed.

ITEM 22. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (A) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beverly Hills, state of California on October 14, 1997.



                                CITY NATIONAL CORPORATION

                                By:         /s/ RICHARD H. SHEEHAN, JR.
                                        ------------------------------------
                                              Richard H. Sheehan, Jr.
                                               SENIOR VICE PRESIDENT,
                                           SECRETARY AND GENERAL COUNSEL




    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *                 Vice Chairman of the
------------------------------    Board, Chief Executive     October 14, 1997
      Russell Goldsmith           Officer and Director

                                Executive Vice President
              *                   and Treasurer/Chief
------------------------------    Financial Officer          October 14, 1997
        Frank P. Pekny            (Principal Financial
                                  Officer)

              *
------------------------------  Controller (Principal        October 14, 1997
         Heng W. Chen             Accounting Officer)

              *
------------------------------  Chairman of the Board        October 14, 1997
        Bram Goldsmith

              *
------------------------------  President and Director       October 14, 1997
    George H. Benter, Jr.

              *
------------------------------  Director                     October 14, 1997
    Mirion P. Bowers, M.D.

              *
------------------------------  Director                     October 14, 1997
       Richard L. Bloch

              *
------------------------------  Director                     October 14, 1997
     Stuart D. Buchalter

              *
------------------------------  Director                     October 14, 1997
      Burton S. Horwitch

              *
------------------------------  Director                     October 14, 1997
        Barry M. Meyer

              *
------------------------------  Director                     October 14, 1997
Charles E. Rickershauser, Jr.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Director                     October 14, 1997
        Edward Sanders

              *
------------------------------  Director                     October 14, 1997
    Andrea L. Van De Kamp

              *
------------------------------  Director                     October 14, 1997
       Kenneth Ziffren



*By:   /s/ RICHARD H. SHEEHAN,
                 JR.
      -------------------------
       Richard H. Sheehan, Jr.
          ATTORNEY-IN-FACT